As filed with the Securities and Exchange Commission on January 12, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Internacional de Cerámica, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

Ceramics International, Inc.

(Translation of Registrant's name into English)

United Mexican States	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Carlos Pacheco No. 7200

Chihuahua, Chihuahua, Mexico

Telephone: 011.52.614.429.1111

(Address and telephone number of Registrant's principal executive offices)

Mark E. Mendel, Esq.

Mendel Blumenfeld, LLP

5809 Acacia Circle

El Paso, Texas 79912

Telephone number 915.587.7878

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  G

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  G

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  G

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  G

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee

Common Units (1)(3)	19,500,000	$1.34	$26,130,000	$2,116.53
Series B Shares, without par value	39,000,000	---	---	---
Limited Voting Units (2)(3)	13,300,000	$1.34	$17,822,000	$1,443.58
Series D Dividend Preference Stock	13,300,000	---	---	---
Series L Limited Voting Stock	13,300,000	---	---	---
Total	32,800,000	$1.34	$43,952,000	$3,560.11

(1)	Each Common Unit is comprised of two shares of Series B Common Stock, which trade as a single unit until December 7, 2004.
(2)	Each Limited Voting Unit is comprised of one share of Series D Dividend Preference Stock and one share of Series L Limited Voting Stock, which trade as a single unit until December 7, 2004.
(3)

American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of Common Units or of Limited Voting Units have been registered under a separate Registration Statement on Form F-6. Each American Depositary Share represents five Common Units or five Limited Voting Units, as applicable.

(4)	Based upon an anticipated offering price preliminarily determined by the Registrant's Board of Directors at a meeting held on December 8, 2003.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and will be amended or completed. This prospectus is included in a registration statement relating to these securities that we have filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2004

PRELIMINARY PROSPECTUS

Internacional de Cerámica, S.A. de C.V.

Offering of 30,594,094 Units at US $[1.2844] Per Unit

    Internacional de Cerámica, S.A. de C.V. (Ceramics International, Inc.) or "Interceramic," a limited liability company organized under the laws of Mexico, is offering to sell to holders of the Company's Common Units 0.6295076 New Common Units and to holders of the Company's Limited Voting Units 0.6295076 New Limited Voting Units, for every Common Unit and every Limited Voting Unit, respectively, held of record as of 4:00 p.m., New York, New York time on February 2, 2004 at an offering price of US $[1.2844] per New Unit. Each Common Unit is comprised of two shares of Series B Common Stock and each Limited Voting Unit is comprised of one share of Series D Dividend Preference Stock and one share of Series L Limited Voting Stock. Interceramic is extending the Rights Offering to holders of American Depositary Receipts evidencing Interceramic's American Depositary Shares, each representing either five Common Units or five Limited Voting Units, by offering to sell to holders of Common Unit ADSs 0.6295076 New Common Unit ADSs and to holders of Limited Voting Unit ADSs 0.6295076 New Limited Voting Units ADSs for every Common Unit ADSs and every Limited Voting Unit ADS, respectively, held of record on the Record Date at an offering price of US $[6.422] per New ADS.

    In the Rights Offering, Interceramic is offering a total of 18,226,333 New Common Units and 12,367,761 New Limited Voting Units to holders of Units and ADSs because of statutory preemptive rights granted under the laws of Mexico. The Rights Offering will commence on February 3, 2004 at 9:30 a.m., New York, New York time and will continue until 4:00 p.m., New York, New York time on February 18, 2004.

    Rights to acquire New Units or New ADSs are not represented by separate instrument and are not negotiable or transferable. ADRs evidencing the Limited Voting Unit ADSs are listed on the New York Stock Exchange, Inc. and trade under the symbol "ICM." ADRs evidencing the Common Unit ADSs are not currently listed or traded on any securities exchange in the United States. The Common Units and the Limited Voting Units are directly listed and trade in Mexico on the Bolsa Mexicana de Valores, S.A. de C.V. New Common Units purchased pursuant to the Rights Offering will be eligible for direct trading on the Mexican Stock Exchange but New Common Unit ADSs will not be listed or eligible for trading on any securities exchange in the United States. New Limited Voting Units purchased pursuant to the Rights Offering will be eligible for direct trading on the Mexican Stock Exchange and New Limited Voting Unit ADSs represented by ADRs will be listed and eligible for trading on the NYSE. On January 8, 2004 the closing price on the Mexican Stock Exchange for Common Units was 11.40 Mexican Pesos, or approximately US $1.05, per Unit, and for Limited Voting Units was 11.15 Mexican Pesos, or approximately US $1.02, per Unit. On January 8, 2004, the closing price on the NYSE for the Limited Voting Unit ADRs on the NYSE was US $7.34 per ADR.

    New Units which have not been subscribed for by the Expiration Date may be issued and sold by Interceramic directly to one or more holders of record by negotiation during a period that will commence immediately following the Expiration Date and conclude at 4:00 p.m., New York, New York time on February 19, 2004. Upon completion of the Rights Offering, Mr. Alfredo Harp Helú is prepared to purchase 18,685,714 and Mr. Ramiro Alcorta is prepared to purchase 1,351,818 of the unsubscribed New Units during this period (subject to certain conditions) at the subscription price of US $[1.2844] per New Unit. Up to 10,592,771 of the New Units will be subscribed to by the Almeida Family in the Rights Offering as a result of their current shareholdings in Interceramic. If all New Units are subscribed for in the Rights Offering and purchased in the Extended Offering, as described above, Interceramic will receive net proceeds of US $39,295,054 (based upon an expected subscription price of $1.2844 per Unit). Any New Units which Mr. Harp and Mr. Alcorta may purchase upon completion of the Rights Offering will not be registered under the securities laws of the United States or any state.

See "Risk Factors" beginning on Page 8 for a discussion of certain factors that should be considered in evaluating an investment in the New Units and New ADSs.

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Summary Information

The summary information set forth below highlights selected information contained in this prospectus and in the documents incorporated in this prospectus by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the documents that are incorporated in this prospectus by reference.

The Business of Interceramic

We are a manufacturer and distributor of glazed ceramic floor and wall tile and related products, primarily in Mexico and the United States. We own and operate three manufacturing facilities in the northern Mexican city of Chihuahua and one manufacturing facility in the Dallas area community of Garland, Texas. In Mexico, we sell our products and some complementary products of other companies using a national network of exclusive franchise stores as well as a number of company-owned stores in the important Mexico City, Guadalajara, Toluca and Morelia markets. In the United States, we operate through a sales subsidiary which sells our products to independent distributors across the country and we also distribute our products and complementary products of others through a network of wholesale/retail company-owned stores in Dallas, San Antonio, Houston, Spring, Fort Worth, Plano, Austin and El Paso, Texas; the Atlanta, Georgia, area; Albuquerque, New Mexico; Las Vegas, Nevada; Phoenix and Scottsdale, Arizona; Anaheim, California, and Oklahoma City and Tulsa, Oklahoma.

We also manufacture and develop grouts and adhesive materials used in the installation of ceramic tile and own several mining properties in Mexico from which substantially all the clay currently used by us in our Mexican production facilities is derived. Since starting operations in 1979 to the present, our annual production capacity has gone from 7.2 million to 264.0 million square feet. Historically, about half of our annual sales have been in Mexico and half in the United States. In Mexico, we compete primarily with other domestic producers and have pursued a basic strategy of establishing ourselves as the premier producer of medium- and high-end glazed ceramic floor and wall tile products. In the United States, we compete mainly against other imports in the same market segments, but our principal competitors are Italian and Spanish companies.

Our registered office in Mexico, and principal executive office, is located at Ave. Carlos Pacheco 7200, Chihuahua, Chihuahua, México, and our telephone number is 011.52.614.429.1111. The address for our corporate offices in the United States is 2333 South Jupiter Road, Garland, Texas 75041 and our telephone number is 214.503.5500.

Summary Consolidated Financial Information

We have derived the following selected consolidated financial information from our audited financial statements, which have been reported on by Mancera, S.C., A Member Practice of Ernst & Young Global, independent auditors. Because the summary consolidated financial data does not contain all of the financial information regarding Interceramic that may be important to you, you should carefully review the audited financial statements which are included within the Form 20-F attached to this prospectus as Annex A.

Our financial statements have been prepared in accordance with Mexican GAAP, which differ in certain significant respects from US GAAP. Note 12 to the audited financial statements included in this prospectus provides a description of the principal differences between Mexican GAAP and US GAAP as they relate to us, and a reconciliation to US GAAP of net income and total shareholders' equity.

Pursuant to Mexican GAAP, our financial statements and the summary consolidated financial information set forth below have been restated in constant Pesos as of the date of the most recent balance sheet presented and, accordingly, all data in the audited financial statements and in the selected consolidated financial data set forth below have been restated in Pesos with purchasing power of December 31, 2002. The effect of these inflation accounting principles has not been reversed in the reconciliation to US GAAP. See Note 12 to the audited consolidated financial statements.

	YEAR ENDED DECEMBER 31,
	1998	1999	2000	2001	2002	2002
	(IN THOUSANDS OF PESOS AS OF December 31, 2002(1)					Thnds. of Dollars(9)
INCOME STATEMENT DATA: MEXICAN GAAP:
Net sales	2,580,948	2,765,955	2,845,094	2,971,573	3,058,853	294,404
Cost of sales	(1,615,184)	(1,789,738)	(1,803,285)	(1,866,093)	(1,927,568)	(185,521)
Gross profit	965,763	976,217	1,041,809	1,105,479	1,131,285	108,882
Selling and administrative expenses	(649,369)	(730,174)	(746,299)	(766,972)	(841,221)	(80,964)
Operating income	316,394	246,043	295,510	338,508	290,064	27,918
Comprehensive financing (cost) income	(251,890)	25,017	(63,547)	(24,964)	(157,527)	(15,161)
Other income (expense) net	(12,167)	(24,808)	(28,614)	(48,760)	(12,432)	(1,197)
Equity in results of associated companies (2)	(1,184)	364	-	1,335	(420)	(40)
Income and asset tax	(24,838)	(16,179)	(15,681)	(17,080)	(19,251)	(1,879)
Deferred income tax	-	-	(36,935)	(29,742)	8,448	813
Employee profit sharing (3)	(2,893)	(3,253)	(2,483)	(3,465)	(3,556)	(342)
Consolidated net income	23,424	226,821	148,250	214,497	105,476	10,152
Minority net income (loss)	4,407	5,613	(764)	23,348	18,405	1,771
Majority net income	19,015	221,207	149,014	191,149	87,071	8,380
Net income per Unit (4)	0.35	4.09	2.73	3.30	1.52	0.15
Weighted average Units outstanding (000's)(4)	53,969	53,969	54,625	57,928	57,184	57,184

US GAAP AMOUNTS (5):
Majority net income (loss)	(55,613)	224,605	118,773	199,051	61,406	5,910
Net (loss) income per Unit (4)	(1.08)	4.37	2.31	3.87	1.19	0.11
Diluted net income (loss) per Unit (4)	(1.03)	4.16	2.17	3.44	1.07	0.10

BALANCE SHEET DATA: MEXICAN GAAP:
Current assets	1,235,737	1,215,558	1,244,908	1,239,611	1,263,361	121,594
Property, plant and equipment, net	2,060,656	1,892,265	1,793,691	1,636,396	1,730,033	166,509
Total assets	3,368,540	3,157,751	3,083,339	2,928,828	3,062,653	294,769
Current liabilities	602,189	593,206	560,561	1,336,221	697,113	67,095
Short term debt (6)	248,549	187,800	134,670	1,021,012	261,134	25,133
	YEAR ENDED DECEMBER 31,
	1998	1999	2000	2001	2002	2002
	(IN THOUSANDS OF PESOS AS OF December 31, 2002(1)					Thnds. of Dollars(9)
Long term debt	1,651,905	1,461,696	1,242,466	246,550	948,036	91,245
Total stockholders equity	1,111,378	1,099,203	925,914	1,025,790	1,089,026	104,815

US GAAP AMOUNTS (5):

Total stockholders_ equity	(77,300)	60,011	250,807	347,355	417,874	40,219
Weighted average units outstanding(10)	5,100	5,100	5,100	5,100	5,100	491

OTHER DATA: MEXICAN GAAP:
Depreciation and amortization	149,507	155,453	143,717	142,702	149,839	14,421
Capital expenditures	(143,971)	(132,890)	(93,937)	(108,808)	(170,191)	(16,380)
Working capital at period end	633,547	622,352	684,347	(96,568)	566,248	54,499
EBITDA (11)	465,901	401,496	439,227	481,210	439,903	42,339

OPERATING INFORMATION:
Gross profit margin (7)	37.42%	35.29%	36.62%	37.20%	36.98%	36.98%
Operating profit margin (7)	12.26%	8.90%	10.39%	11.39%	9.48%	9.48%
EBITDA (7)	18.05%	14.52%	15.44%	16.19%	14.38%	14.38%
Employees at period end	3,387	3,811	3,381	3,127	3,089	3,089

EXCHANGE RATE (8)	9.875	9.5	9.61	9.19	10.39

          Notes:

(1)   In thousands, except for earnings per share and Unit and operating information.

(2)   The equity in results of associated companies reflects the participation of the Company in the earnings of certain non-consolidated affiliates. See Note 1(g) to our audited financial statements.

(3)   See Note 9 to our audited financial statements.

(4)   Calculated by dividing majority net income by the weighted average Units outstanding at the end of the respective period.

(5)   See Note 12 to our audited financial statements.

(6)   Includes bank loans and the current portion of long term debt. See Note 5 to our audited financial statements.

(7)   Expressed as a percentage of total net sales.

(8)   Interbank Rate at the end of each period.

(9)   Solely for the convenience of the reader, figures as of December 31, 2002 have been translated into Dollars as the rate of Ps 10.39 to US $1.00, the Interbank Rate at December 31, 2002.

(10) The weighted average units outstanding is calculated under US GAAP under which only the fixed portion of stockholders equity is taken into account.

(11) Earnings before interest, taxes, depreciation, and amortization.

We have derived the summary consolidated financial data set forth below from our unaudited interim financial statements. In the opinion of our management, the financial data set forth in the unaudited interim financial statements and summarized below include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial condition and our results of operations as of the dates and for the periods indicated. Results for the first three quarters of a year are not, however, necessarily indicative of the results to be expected for the entire year.

We have stated the unaudited consolidated interim financial statements and the summary consolidated financial data set forth below in constant Pesos with purchasing power as of September 30, 2003. As a result of inflation in Mexico (as well as, for purposes of our unaudited consolidated interim financial statements, inflation in the United States attributable to our assets located there) during the first nine months of 2003, the purchasing power of one Peso as of December 31, 2002 is equal to the purchasing power of 1.023 Pesos as of September 30, 2003. Accordingly, the audited financial statements contained in the Form 20-F are not directly comparable to the unaudited interim financial statements included within this prospectus and summarized below because they are stated in constant Pesos as of different dates.

	AS OF AND FOR THE NINE MONTHS ENDED
	(Unaudited)
	2002	2003	2003
	In thousands of Pesos as of		Thousands
	September 30, 2003 (1)		of Dollars (6)
INCOME STATEMENT DATA :
MEXICAN GAAP :
Net Sales	2,382,205	2,518,250	228,309
Cost of Sales	(1,486,734)	(1,630,621)	(147,835)
Gross Profit	895,471	887,629	80,474
Selling and administrative expenses	(655,937)	(696,170)	(63,116)
Operating income (loss)	239,534	191,459	17,358
Comprehensive financing income (cost)	(144,416)	(88,124)	(7,990)
Other expense, net	(10,244)	(9,489)	(860)
Equity in results of associated companies (2)	513	0	0
Deferred Income tax	(39,469)	(40,777)	(3,697)
Income and Asset Tax	(26,972)	(37,938)	(3,440)
Employee profit sharing	(4,417)	(7,453)	(676)
Consolidated net income (loss)	14,529	7,678	696
Minority net income (loss)	11,658	23,057	2,090
Majority net income (loss)	2,871	(15,379)	(1,394)
Net income (loss) per unit (3)	0.05	-0.31	-0.03
Weighted average Units outstanding (000's) (3)	57,912	49,343	49,343

BALANCE SHEET DATA :
MEXICAN GAAP :
Current assets	1,370,738	1,534,172	139,091
Property, plant and equipment, net	1,784,079	1,787,605	162,068
Total assets	3,240,859	3,435,537	311,473
Current liabilities	678,927	846,551	76,750
Short term debt (4)	236,842	347,869	31,538
Long term debt	1,078,197	1,069,198	96,935
Total stockholders' equity	1,110,815	1,145,136	103,820

OTHER DATA :
MEXICAN GAAP :
Depreciation and amortization	116,193	126,587	11,477
Capital expenditures	(136,141)	(61,333)	(5,560)
Working capital at period end	691,811	687,621	62,341
EBITDA	355,727	318,046	28,835

OPERATING INFORMATION :
Gross profit margin (5)	37.59%	35.25%	35.25%
Operating profit margin (5)	10.06%	7.60%	7.60%
EBITDA (5)	14.93%	12.63%	12.63%
Employees at period end	3,162	3,092	3,092

(1) In thousands, except for earnings per share and unit, earnings per ADS and operating information.
(2) The equity in results of associated companies reflects the participation of the Company in the earnings of certain non-consolidated affiliates.
(3) Calculated by dividing majority net income (loss) by the weighted average Units Outstanding (Basic and
Diluted only for US GAAP purposes) at the end of the respective period.
(4) Includes bank loans and the current portion of long term debt.
(5) Expressed as a percentage of total net sales.
(6) Solely for the convenience of the reader, figures as of September 30, 2003 have been translated into
Dollars at the exchange rate of Ps. 11.03 to US$1.00, the Interbank Rate at September 30, 2003.

Summary of the Rights Offering

The Rights Offering; .............................................................................................. Pursuant to statutory preemptive rights granted holders of our stock under Mexican law, we are offering for purchase 30,594,094 New Units, including New Units represented by ADSs, to holders of record of currently outstanding Common Units and Limited Voting Units, including holders of Units represented by ADSs, as of 4:00 p.m., New York, New York time on February 2, 2004. The New Units we are offering will consist of 18,226,333 New Common Units and 12,367,761 New Limited Voting Units.

To Holders of Units  .............................................................................................. Holders of Common Units will be entitled to purchase 0.6295076 New Common Units and holders of Limited Voting Units will be entitled to purchase 0.6295076 New Limited Voting Units for each Unit owned as of the Record Date. As fractional New Units will not be issued, to purchase one New Unit a person will need to hold at least two Units as of the Record Date.

To Holders of ADSs ............................................................................................ Holders of Common Unit ADSs will be entitled to 0.6295076 Common Unit ADS Rights and holders of Limited Voting Unit ADSs will be entitled to 0.6295076 Limited Voting Unit ADS Rights for each ADS owned as of the Record Date. One ADS Right will entitle the holder to purchase one New ADS. As fractional New ADSs will not be issued, to purchase one New ADS a person will need to hold at least two ADSs as of the Record Date.

Rights Non-Transferable ....................................................................................... Rights to purchase New Units or New ADSs are not represented by separate instrument, and are not tradeable or negotiable separate from the Units or ADSs to which the rights relate.

Irrevocability ........................................................................................................The exercise of purchase rights by a holder is irrevocable once made and may not be cancelled or modified.

Exercise Period.....................................................................................................The right of a holder of record to purchase New Units or New ADSs may be exercised at any time during the period commencing at 9:30 a.m., New York, New York time on February 3, 2004 to 4:00 p.m., New York, New York time on February 18, 2004.

Method of Exercise  9; ...............................................................................................Holders of Units may exercise their right to purchase New Units by payment of the subscription price directly to us at our principal office in Mexico at any time during the exercise period. Holders of ADSs may exercise their right to purchase New ADSs by completing and sending subscription documents, together with payment of the subscription price, to our depositary at any time during the exercise period.

Subscription Price....... ......................................................................................... The Subscription Price is US $[1.2844] per New Unit and US $[6.422] per New ADSs. Payment for New Units will be accepted only in Pesos and payment for New ADSs will be accepted only in Dollars. Payments made in Pesos will be based upon the Peso to Dollar rate published in the Diario Oficial of Mexico on February 14, 2003.

Extended Offering Period......................................................................................New Units which have not been subscribed for by the expiration date may be issued and sold by us directly to one or more holders of record by negotiation during a period that will commence immediately following the expiration date and conclude at 4:00 p.m., New York, New York time on February 20, 2004. Mr. Alfredo Harp Helú is prepared to purchase 18,685,714 and Mr. Ramiro Alcorta is prepared to purchase 1,315,609 of the unsubscribed New Units during this period (subject to certain conditions) at the subscription price of US $[1.2844] per New Unit. Any New Units that we sell to Mr. Harp and Mr. Alcorta will not be registered under the securities laws of the United States or of any state.

Listings..................................................................................................................The Common Units and the Limited Voting Units are listed on the Mexican Stock Exchange, and the New Units will be tradable thereon upon issuance. The Limited Voting Unit ADRs are listed on the NYSE, and the New Limited Voting Unit ADRs will be tradable thereon upon issuance. The Common Unit ADRs are not currently listed on any securities exchange in the United States. Accordingly, upon issuance, the New Common Unit ADRs will not be tradable in any established market in the United States, although they will generally be free from restrictions on trading in the United States.

Use of Proceeds...................................................................................................The proceeds received from the rights offering after payment of expenses will be used to allow us to purchase two of our franchise distributors in Mexico and provide us with the funds to construct a new tile production facility in Mexico.

Voting Rights........................................................................................................Under our bylaws, the Series B Shares underlying the Common Units and the Common Unit ADSs are our general voting stock. The Series D Shares and the Series L Shares underlying the Limited Voting Units and the Limited Voting Unit ADSs are both limited voting securities and only have the right to vote on limited matters specified in our bylaws.

Risk Factors.........................................................................................................See "Risk Factors" for information you should consider before exercising your right to purchase New Units or New ADSs.

RISK FACTORS

In addition to the other information contained in this prospectus, you should consider, among other things, the special risk factors set forth below.

Mexican political, social, economic conditions and government policies might adversely impact our sales and profitability

Over 75 percent of our assets are located in Mexico, and on average about 50 percent of our sales each year are achieved in Mexico. As a result, demand for our products and our selling prices may decline as a result of adverse general economic and social conditions in Mexico, Mexican political developments, devaluation of the Peso and inflation and high interest rates in Mexico. For example, during the last Mexican economic crisis which started in late 1994 and continued for the next few years, we had to cut our selling prices in Mexico in order to maintain our market share. Payment of our Dollar-denominated debt and other obligations absorbed a larger part of our Peso-generated cash flow, making it difficult for us to fund operations and make normal improvements to our facilities and equipment. Our management during this period of economic difficulties in Mexico spent considerable time in obtaining waivers of financial covenant violations in certain of our loan agreements with lenders as well as negotiating extended payment terms with many of our material vendors.

Economic Considerations. Mexico has a history of economic instability, with periods of deep recession quickly interrupting periods of relative economic growth and prosperity. Recessions in the recent past have resulted in exchange rate instability and devaluation of the Peso against foreign currency, increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power, high unemployment and liquidity crises. While Mexico has experienced a number of consecutive years of relative political and economic stability since the late 1990's, there can be no assurance that this trend will continue or if it does, for how long.

If the Mexican economy falls into a recession, our business, financial condition and results of operations may suffer materially for a number of reasons, including lack of consumer demand for our products, declining selling prices, increased cost of the materials, supplies and services we need in Mexico to make our products and the devaluation of the Peso against the Dollar making payment of our Dollar-denominated debt more expensive and difficult.

Government Policies. The Mexican government has exercised and continues to exercise a significant influence over many aspects of the Mexican economy. With the improving economic stability in recent times, the government has materially loosened its control over the economy, however in deteriorating economic circumstances the government could be expected to reinsert itself into the economy which could result in governmental controls on prices, currency exchange rates and inflation. Accordingly, Mexican government actions concerning the economy could have a significant effect on us and other private sector entities and on market conditions and the prices and returns on Mexican equity securities, including our equity securities.

Political Considerations. Political events in Mexico may significantly affect our business conditions, financial condition and results of operations as well as the price of our securities. In recent years, political and social unrest and disturbances have adversely impacted the Mexican securities markets. In 2000, the citizens of Mexico elected Vincente Fox President of Mexico, the first opposition candidate to win the Presidency since 1929. Mr. Fox, a member of the National Action Party, ran for office on a program advocating reform of the political process in Mexico. However, the Institutional Revolutionary Party, which had held the Presidency since 1929, maintains a majority, together with the Partido de la Revolución Democrática in both houses of the Mexican Congress and conflict between the President and the Congress has made it very difficult for Mr. Fox to accomplish the reforms he had advocated during his campaign. Continued conflict between the two branches of government could lead to political paralysis in Mexico which could adversely effect the price of our securities.

Currency Fluctuations. All of our debt and a material amount of our revenues and expenses are denominated in Dollars. Accordingly, we are affected by fluctuations in the value of the Peso against the Dollar. During periods when the Peso devalues against the Dollar, we recognize foreign exchange losses on our financial statements, while exchange gains are recognized during periods that the Peso strengthens against the Dollar. For example, while in 2001 the Company recognized foreign exchange gains of Ps 49.4 million as the Peso appreciated against the Dollar, in 2002 the opposite was true and the Company recognized foreign exchange losses of Ps 108.4 million. Currency fluctuations are likely to continue to have an effect on our financial conditions, results of operations and cash flows in future periods.

Severe devaluation or depreciation of the Peso may also result in disruption of international foreign exchange markets and limit our ability to convert Pesos into Dollars for purposes of paying our debt as well as other obligations that we incur in Dollars. Although the Mexican government does not currently restrict the ability of persons to convert Pesos into Dollars or otherwise export currencies out of Mexico, it has done so in the past and it could institute restrictive policies which might adversely affect our ability to convert Pesos into Dollars in the future.

Inflation and Interest Rates. Even though we are currently experiencing the lowest interest and inflation rates in decades, Mexico has historically experienced high interest rates and high levels of inflation. Measured by changes in the National Consumer Price Index, inflation in Mexico for 2001 was 4.40 percent, 5.70 percent for 2002 and for the first nine months of 2003 was 2.30 percent. High rates of inflation can adversely affect the Company's results of operations for a variety of reasons, including that the Company cannot always match the pace of inflation in the prices of goods and services needed to make products with the price the Company can obtain in the markets for the sale of its products. During periods of high inflation in Mexico, domestic interest rates have increased significantly. During 2002, the interest rate of the 28-day Mexican government securities called "Cetes" averaged 7.09 percent. On September 30, 2003, the interest rate on the 28-day Cetes was 4.73 percent. While these recent interest rates represent a considerable change from interest rates in excess of 20 percent less than a decade ago, there can be no assurance that these low levels will be maintained. High interest rates not only might increase our cost of borrowing money in Mexico, but also might make it more difficult to borrow or acquire goods and services on credit, thereby impairing our ability to manufacture our products as and when needed to service consumer demand.

Forward-looking statements are subject to uncertainty and actual results may not be as favorable as had been predicted

This prospectus contains certain statements which reflect the views of our management with respect to future events and financial performance. Actual results could differ materially from results projected in forward-looking statements as a result of any of the risk factors discussed in this prospectus or other unanticipated factors. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Unless the law requires otherwise, we may not publicly update or revise any forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.

Economic developments in other countries may lower the value of our securities

The market value of the securities of Mexican companies is periodically subject to economic, social and political developments in other countries. Although economic conditions in other countries may differ materially from those in Mexico, and although many of these other countries may have immaterial connections to the Mexican economy, investors' reactions to developments in other countries, particularly in emerging market economies, may result in a decrease in the market value of our securities.

The construction business is cyclical and a decrease in demand for tile products may lower our sales

A recession or decline in the construction industry in Mexico or in the United States could result in decreased demand for our products and lower price levels. The tile industry is highly dependent on construction activity-including new construction and remodeling-which is cyclical in nature and is significantly affected by changes in general and local economic conditions. These changes include employment levels, financing availability, interest rates, consumer confidence and housing demand. Further, material unanticipated fluctuations in the demand for ceramic tile products could result in increases in inventories which may not be readily saleable by us at profitable prices.

We are highly leveraged and disruptions in cash flow may impair our ability to fund operations

Although we have been decreasing our debt in recent years, we are still relatively highly leveraged, with consolidated indebtedness of US $128.5 million and a total debt to equity ratio of 1.24 to 1 as of September 30, 2003. Substantially all of our physical assets have been pledged to secure repayment of our debts. Because a substantial portion of our cash available from operations is likely to be used to pay our debts, funds available for operations may be reduced and our ability to generate sufficient cash flow to adequately fund operations may be impaired. Additionally, our highly leveraged position makes us more vulnerable to adverse economic conditions than less leveraged competitors. Furthermore, the discretion of our management with respect to certain business matters is limited by covenants contained in some of our loan agreements.

We have substantial debt amortizations to pay in the coming years

In June of 2002, entered into a Credit Agreement with an international consortium of lenders, pursuant to which we borrowed US $100.0 million to refinance our then-maturing $90.0 million notes and for other general working capital purposes. Although the loan made to us under the Credit Agreement is on generally favorable terms, it provides for significant amortization of principal, with US $17.5 million due in 2004, US $20.0 million due in 2005, US $22.5 million due in 2006 and the remaining US $25.0 million due in 2007. These significant debt service obligations may materially impact our cash flow and impede our ability to fund operations.

We face significant competition in all markets and pricing pressures may decrease our profitability

Significant competition generally is reflected in lower prices for our products, and any further decreases in our selling prices could decrease our profitability and impair our cash flow. The markets for our products in both Mexico and the United States are highly competitive. In Mexico, we compete for market share primarily with domestic manufacturers and independent distributors of ceramic tile, many with greater resources than we possess. We dedicate significant resources to advertising, marketing and product presentation strategies in Mexico in order to generate and maintain consumer interest in our products. A failure of one or more of our strategies could result in decreased sales in Mexico. In the United States, we face significant competition, primarily from Italian and Spanish importers. Much of our competition in the United States is against products similar to ours and pricing pressures are significant. Although the recent weakness of the Dollar against the European common currency, or "Euro," has increased the cost of products of many European competitors, most of these competitors still retain a pricing advantage over us due to generally lower costs of production than we have.

Import tariffs in the United States provide some competitors with pricing advantages

United States tile manufacturers can charge less for their products than we do because they are not subject to import tariffs, making our products less competitive and adversely effecting our sales revenues. Mexico, the United States and Canada are parties to the North American Free Trade Agreement, or NAFTA, created to establish a "free trade" zone and to eliminate import duties, tariffs and barriers among the three countries. However, under NAFTA tariffs on ceramic tile imported from Mexico into the United States were not eliminated and are to be phased out over a period of 15 years (the current NAFTA tariff rate for substantially all of our products is 6.30 percent). United States producers are not subject to any tariffs in the United States markets and thus enjoy a competitive advantage against importers like us. The benefits of NAFTA to us may only be realized gradually in increased access to the United States market and increased sales in the United States as the tariffs are reduced. It is also possible that European or United States manufacturers may locate or expand production facilities in Mexico to take advantage of reduced tariff levels, resulting in increased competition not only in the United States market but in the Mexican market as well.

The United States is also a party to the General Agreement on Tariffs and Trade, or GATT. Under GATT, the United States currently imposes a tariff on products like ours from non-NAFTA countries at a rate of 9.60 percent. The applicable tariff rate under GATT is scheduled to reduce over time to 8.50 percent in 2005. The reduction of tariff rates under GATT may result in increased competition within the United States ceramic tile markets from European and other foreign producers of ceramic tile products.

The interests of our controlling shareholders may not be the same as the interests of other shareholders

Over half of our general voting securities are held or controlled by members or associates of the Oscar Almeida Chabre family of Chihuahua, Chihuahua, México. This controlling group may have objectives for our company that differ from those of minority shareholders on a variety of issues, including for example business strategies, product development and capital investment. Because of this, the value of your investment is subject in many respects to the decisions of management over which you are unable to exercise any control. By virtue of its ownership, this group has the effective power to designate a majority of the Board of Directors and to determine the outcome of other actions requiring a vote of the shareholders, except in very limited cases that require a vote of the holders of the Series D Shares and the Series L Shares. Further, under Mexican law, you may have less protection as a minority shareholder than you do under the laws of the United States. See the discussion under the heading "Description of Capital Stock" contained in this prospectus.

The Almeida Family will benefit from our acquisition of two companies in Mexico

Approximately US $15.8 million received by us from the Rights Offering will be used to purchase the stock of two of our franchise distributors in Mexico. One of these companies owns our franchise stores located in the State of Chihuahua and the cities of San Luis Potosi and Mexicali, Mexico, and is owned by the Almeida Family. The other company owns the franchise stores located in the cities of Monterrey, Saltillo and Reynosa, Mexico, and is currently owned 66.6 percent by the Almeida Family and 33.3 percent by Mr. Ramiro Alcorta. The Almeida Family has told us that they intend to purchase 10,592,771 of the New Units to which they are entitled to purchase by virtue of their current shareholdings, which will result in proceeds of US $13.6 million to us in the Rights Offering. Mr. Alcorta has told us that he intends to purchase 1,315,609 of the unsubscribed New Units in the Extended Offering, which will result in net proceeds to us of US $1.7 million, meaning that our acquisition of the companies will in substance be funded through the issuance of our capital stock to the Almeida Family and Mr. Alcorta. The US $500,000 difference between the US $15.8 purchase price of the two companies and the aggregate US $15.3 million that will be paid to us for New Units by the Almeida Family and Mr. Alcorta represents the Mexican taxes that will be payable by the Almeida Family and Mr. Alcorta as a result of the sale of the two companies to us.

A change in our control may result in management changes and defaults under loan agreements

As a result of shareholdings and certain agreements, the Almeida Family currently controls a majority of our general voting securities. The Almeida Family has controlled the senior management of our company since its inception, and a loss of control could result in a loss of experienced executive and other management personnel which might harm our ability to competitively operate our business. Also, most of our loan agreements contain provisions that would allow our lenders to accelerate our debts if the Almeida Family ceases to own a certain percentage of us. If all or even a portion of our debts were accelerated, we may be unable to pay or refinance them. The Almeida Family is not obligated to maintain their holdings in our securities, however, and if they chose to dispose of all or a portion of their Series B Shares the control of Interceramic could change.

Further, on December 7, 2004, the then outstanding Series L Shares will automatically convert to Series B Shares. As a result, the Almeida Family will, based upon their current ownership as well as ownership following the completion of the Rights Offering, cease to own or control over 50 percent of our general voting securities.

The price established for the New Units is higher than the price at which Units may be purchased in the market

The price we have established for the New Units in the Rights Offering is US $[1.2844] per Unit. However, on January 14, 2004, the price of a Unit on the Mexican Stock Exchange was Ps 11.40, or about US $1.05 per Unit. If you choose to exercise your preemptive right and purchase New Units in the Rights Offering, you will be paying more for a Unit than you could purchase a Unit for on the Mexican Stock Exchange. The opposite is true if you decide to purchase New ADSs, as the subscription price of US $[6.422] per New ADS is less than the current market price of an ADS. At the close of business on January 8, 2004, the price of a Limited Voting Unit ADS on the New York Stock Exchange was US $7.34.

The Common Unit ADSs are not readily tradable in the United States which may lower their market value

Although the Common Units and the Limited Voting Units are listed and trade on the Mexican Stock Exchange and the Limited Voting Unit ADSs are listed and trade on the NYSE, the Common Unit ADSs are not listed on any United States or foreign exchange, and we have no plans to pursue any listing for the Common Unit ADSs. In the absence of any listing or other established market for the trading of Common Unit ADSs, you may have more difficulty in effecting trades of Common Unit ADSs purchased in the Rights Offering than do holders of Units or Limited Voting Unit ADSs. The difficulty in effecting trades of Common Units ADSs may decrease the value of any Common Unit ADSs owned by you.

Your ability to recover damages from or enforce a judgment against us may be limited

We are organized under the laws of Mexico and all of our officers and all but two of the members of our board of directors reside in Mexico. Also, almost 75 percent of our assets are located in Mexico. As a result, if you were to have a claim against us, whether predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise, it may not be possible for you to effect service of process within the United States upon our management or to enforce the payment by us or our management of damages that might be awarded to you by courts in the United States.

INCORPORATION BY REFERENCE

The United States Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus information that we provide the SEC in other filings. This means that important information may be provided to you by referring you to those other documents. Information incorporated by reference is considered to be part of this prospectus, whether it is attached or not, and certain later information that we file with the SEC may automatically update and supercede the information in this prospectus. We incorporate by reference the following:

our annual report on Form 20-F for the fiscal year ended December 31, 2002, SEC File No. 82-2873 filed with the SEC on June 30, 2003 and included within this prospectus as Annex A;

our current reports on Form 6-K filed November 23, 2003, July 28, 2003 and May 30, 2003; and

any future filings made by us with the SEC on Form 20-F, Form 6-K or otherwise under the requirements of the SEC after the date of this prospectus but prior to the end of the offering made by this prospectus that are identified as being incorporated in this prospectus by reference.

You may request a copy of any of the information incorporated by reference in this prospectus but not supplied with this prospectus, free of charge, by contacting us in writing or by telephone at Avenue Carlos Pacheco 7200, Chihuahua, Chihuahua, México, attention Jesús Olivas Corral; telephone 011.52.614.429.1161; facsimile 011 52.614.429.1166.

FINANCIAL INFORMATION AND CURRENCY TRANSLATIONS

Our annual report on Form 20-F for the fiscal year ended December 31, 2002, which is included within this prospectus as Annex A, contains our consolidated audited financial statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002. Included within this prospectus commencing at page F-1 are our unaudited consolidated interim financial statements as of September 30, 2002 and 2003 and for the nine months ended September 30, 2002 and 2003.

We maintain our financial books and records in Mexican pesos, which we refer to in this prospectus as "Pesos", "P." or "Ps," and we present our financial statements in conformity with generally accepted accounting principles in Mexico, or Mexican GAAP, which differs in many respects from generally accepted accounting principles in the United States, or US GAAP. Mexican GAAP requires restatement of all financial statements to constant Pesos as of the date of the most recent balance sheet presented. Our audited financial statements and other annual financial information contained in the Form 20-F and in this prospectus are accordingly stated in constant Pesos with purchasing power as of December 31, 2002.

The unaudited interim financial statements included within this prospectus and other interim financial information presented in this prospectus have been stated in constant Pesos with purchasing power as of September 30, 2003. As a result of inflation in Mexico (as well as, for purposes of our unaudited interim financial statements, inflation in the United States attributable to our assets located there) during the first nine months of 2003, the purchasing power of one Peso as of December 31, 2002 is equal to the purchasing power of 1.023 Pesos as of September 30, 2003. Accordingly, the audited financial statements contained in the Form 20-F are not directly comparable to the unaudited interim financial statements included within this prospectus because they are stated in constant Pesos as of different dates.

This prospectus contains translations of certain Peso amounts into United States dollars, which we refer to in this prospectus as "Dollars," "US $" or "$," at specified exchange rates solely for your convenience. You should not construe these translations as representations that the Peso amounts actually represent Dollar amounts or could be converted into Dollars at the rate or rates indicated. Unless otherwise indicated, we have translated Dollar amounts from Pesos at the exchange rate of Ps 11.03 to US $1.00, the exchange rate quoted by Wells Fargo Bank, N.A.. as the rate representing the inter-bank exchange rate at the close of business on September 30, 2003. The Interbank Rate at the close of business on January 8, 2004 was Ps 10.87 to US $1.00.

There are several other commonly available rates of conversion of Pesos to Dollars and we are making no representation as to the accuracy of one rate as compared to any other, many of which may vary significantly from time to time from the Interbank Rate.

USE OF PROCEEDS

The maximum aggregate net proceeds from the sale of New Units and New ADSs in the Rights Offering, assuming 30,594,094 New Units (including New Units represented by New ADSs) are sold, are estimated to be approximately US $39.3 million, although there can be no assurance that this amount of the New Units will be subscribed for or otherwise purchased by the Almeida Family, Alfredo Harp Helú, Ramiro Alcorta or any other person. The aggregate net proceeds will be used by Interceramic to (i) acquire the two franchise distributors currently owned by the Almeida Family and Mr. Alcorta and (ii) fund the cost of the construction and equipment by Interceramic of a new tile production facility to be located in Mexico. Pending use for payment of the costs of this new facility, proceeds from the Rights Offering may be used to pay down one or more existing lines of credit on a temporary basis.

DIVIDEND POLICY

Since its organization in 1978, Interceramic has paid one cash dividend of 1.275 nominal Pesos per share in July 1988, and does not anticipate the payment of regular cash dividends in the foreseeable future. Payment of dividends will depend upon, among other factors, the results of operations of Interceramic and its consolidated subsidiaries (collectively, unless the context otherwise requires, the "Company"), cash flow, financial condition, cash requirements, future prospects, capital budgets and other factors deemed relevant by the Board of Directors of Interceramic (the "Board") and the holders of the Series B Shares.

Under the Estatutos Sociales of Interceramic (the "Bylaws") and the General Law of Commercial Corporations (the "Mexican Companies Law"), the gross profits of the Company, after provision for income taxes, employee benefit profit sharing payments and other amounts to be deducted by law ("net profits"), are applied as follows:

First, an amount equivalent to at least five percent of net profits of the Company is segregated to build a legal reserve until the reserve is equal to 20 percent of the historical capital stock of Interceramic (before effect of restatement).

Second, the holders of the Series B Shares may determine and allocate a certain percentage of net profits to any special reserve, including a reserve for open-market purchases of Interceramic's outstanding shares of capital stock.

Third, the remainder of net profits is available for distribution in the form of dividends to the shareholders. For a description of how dividends are to be paid and allocated among the holders of the Series B Shares, the Series L Shares and the Series D Shares, see "Description of Capital Stock" below.

Currently, there is no Mexican withholding tax or other tax levied in respect of dividends paid by the Company, provided that the dividends are paid from earnings which have already been subject to income taxes at the corporate level. As a general policy, Interceramic expects that dividends, if any, to be paid by Interceramic will only be paid out of earnings which have been taxed at the corporate level.

The payment of dividends by Interceramic may also be affected by provisions in certain loan documentation which would prevent Interceramic from paying a dividend under certain circumstances if the Company would be in violation of applicable financial covenants after the payment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2002, SEC File No. 82-2873, filed with the SEC on June 30, 2003, and included within this prospectus as Annex A (the "2002 20-F") and "Recent Developments and Results," below.

The declaration, amount and payment of dividends are determined by a majority vote of the holders of the Series B Shares at a general ordinary meeting, generally, but not necessarily, on the recommendation of the Board. The Almeida Family controls, and following completion of the Rights Offering, will continue to control until December 7, 2004, in excess of 51 percent of the Series B Shares and will have, as a result of this control, the ability to determine whether or not dividends are to be paid and the amount of any dividends.

RECENT DEVELOPMENTS AND RESULTS

The following discussion should be read in conjunction with the interim consolidated financial statements included within this Prospectus. The interim consolidated financial statements are unaudited and are comprised of financial information provided by Interceramic. The actual financial results of the Company for the first three quarters of 2003 and for the year ending December 31, 2002 could differ significantly from the results discussed below. The Dollar amounts contained in the discussion are translated from the Peso amounts at an exchange rate of Ps 11.03 to US $1.00, the Interbank Rate as of September 30, 2003.

Third Quarter and Nine Months Financial Results

In the third quarter of 2003 Interceramic posted sales growth, resulting in a record sales level for any quarter in the history of the Company. On the other hand, the sales did not rise to the heights predicted and combined with significantly higher costs of sales and greater overall operating expenses, adversely impacted operating income. The quarter was marked by continuing stiff competition in the industry. Consolidated sales of US $83.5 million for the third quarter of 2003 were 6.25 percent greater than third quarter sales of US $78.6 million in 2002. As was the case in the preceding quarter, higher costs of sales for the period resulted in gross income for the quarter virtually identical to the same quarter in 2002. For the nine months ended September 30, 2003, consolidated sales were US $229.8 million, an increase of 2.79 percent over sales of US $223.5 million for the same nine month period in 2002.

Sales in Mexico for the third quarter increased by 8.30 percent from the third quarter of 2002, at US $48.2 million, and grew by 27.23 percent over sales of US $37.9 million in the preceding quarter of this year. The Company sold significantly more product in Mexico during the third quarter of 2003 over the same period last year, increasing by 25.09 percent. Much of this sales growth is attributable to sales of private-label products imported since late last year to round out the Company's product lines in the middle- to lower-end of the market segment. As the Company has freed up capacity at its plants for higher margin products, the challenge remains to grow sales of these more expensive products and to keep improving pricing levels. For the first nine months of 2003, sales in Mexico were US $128.1 million, up 3.21 percent over Mexican sales of US $124.1 million in the first nine months of 2002. For the nine month period ended September 30, 2003, the volume of product sold in Mexico was 19.97 percent greater than the volume sold in the same period last year.

In the International markets, sales in the third quarter of 2003 increased by 3.58 percent over sales in the third quarter of 2002, at US $35.3 million compared to sales of US $34.1 million for the period last year. The amount of product sold in the International markets in the third quarter declined, however, compared to 2002, decreasing by 7.74 percent. For the first nine months of the year, International sales of US $101.7 million were 2.27 percent greater than the US $99.4 million recorded over the same nine months in 2002. Volume of product sold in the first nine months of 2003 in the International markets decreased by 9.56 percent over the same period in 2002.
At US $6.3 million, consolidated operating income for the third quarter of 2003 was 18.02 percent behind operating income of US $7.7 million posted in the same period of last year, although recovering by 34.43 percent over the low of US $4.7 million recorded in the second quarter of this year. As might be expected, EBITDA for the quarter lagged behind that of the third quarter of 2002, down 10.66 percent to US $10.2 million from last year's US $11.4 million. For the first nine months of 2003, consolidated operating income was US $17.4 million, down 22.46 percent over operating income of US $22.5 million in the first nine months of 2002. EBITDA for the period in 2003 was US $29.0 million, a decrease of 13.16 percent over the US $33.4 million recorded in the first nine months of 2002.

Over the course of the third quarter, Interceramic determined that the Company was not in compliance with a financial ratio contained in a covenant in the Credit Agreement applicable to our US $100.0 million syndicated loan facility. With uncertainty over how quickly and to what extent financial performance will improve in the short term, Interceramic commenced discussions with our lenders over a waiver of the non-compliance or an amendment to the Credit Agreement more in line with our expectations. By September 30, 2003, Interceramic had reached agreement with the lenders on a series of amendments to the Credit Agreement that management believes will provide the Company with sufficient flexibility going forward. The documents for these amendments were completed as of October 31, 2003.

Acquisition of Almeida Family Franchises

At a meeting of the Interceramic shareholders to be held on January 14, 2004, the shareholders will be asked to approve a plan adopted by the Board for the Company to acquire, directly or indirectly, all of the issued and outstanding capital stock of Grupo Comercial Interceramic, S.A. de C.V. ("GISA") and Materiales Arquitectónicos Decorativos, S.A. de C.V. ("MASA"). Currently, all of the stock of GISA is owned by the Almeida Family, while MASA is owned 66.6 percent by the Almeida Family and 33.3 percent by Ramiro Alcorta. The aggregate purchase price for the stock of both GISA and MASA is US $15.8 million, which was determined through the course of consultations among the Almeida Family, Mr. Alcorta, the management of the Company and Alfredo Harp Helú. The purchase of the GISA and MASA stock is to occur simultaneously with the completion of the Extended Offering, as the Almeida Family has informed the Company that it intends to subscribe for 10,592,771 of the 11,235,998 New Units that it is entitled to purchase in the Rights Offering by virtue of its existing shareholdings and Mr. Alcorta is prepared to purchase 1,315,609 New Units in the Extended Offering. These two simultaneous transactions will result in an almost equal amount being paid by the Company for GISA and MASA and by the Almeida Family and Mr. Alcorta for New Units in the Offering and in substance will have the effect of the Company acquiring GISA and MASA in exchange for the Interceramic stock received by the Almeida Family and Mr. Alcorta in the Offering. The difference of US $500,000 being paid by the Company to the Almeida Family and Mr. Alcorta in excess of their payments for New Units will be applied by them in payment of Mexican taxes due upon the sale of GISA and MASA.

The Banamex Trust and Alfredo Harp Helú

The Banamex Trust was formed as a trust under Mexican law administered by Banco Nacional de México, S.A. ("Banamex") in order to provide a controlling position in the Common Units (or Series B Shares) subsequent to the completion of a private placement of Common Units to Kohler Co. in November of 2000. The control arrangement was required under certain of Interceramic's loan documentation as a method for the Almeida Family to retain voting control over the Common Units, as pursuant to an agreement between the Almeida Family and the beneficial owners of the Banamex Trust, the Banamex Trust and the Almeida Family vote their respective Common Units coincident with each other.

The beneficiaries of the Banamex Trust are members of the family of Alfredo Harp Helú, who currently owns in an individual capacity 5,202,049 Limited Voting Units, or approximately 10.70 percent of Interceramic's outstanding capital stock. The Banamex Trust currently owns 3,507,836 Common Units and 1,627,893 Limited Voting Units, together approximately 10.57 percent of Interceramic's outstanding capital stock. Accordingly, through his own holdings and those of the Banamex Trust, Mr. Harp and his family control 21.27 percent of Interceramic's outstanding capital stock.

If Mr. Harp purchases New Units in the Extended Offering, the New Units he purchases will not be registered under the securities laws of the United States or any state, and any purchases by Mr. Harp will be made in reliance upon exemptions from registration under the securities laws, and Mr. Harp will not be making any purchases of New Units in the Rights Offering.

Control of Interceramic

The following table sets forth certain information concerning the ownership of the capital stock of Interceramic as of September 30, 2003:
Shareholder	Common Units	%	Limited Voting Units	%	Total	%
Almeida Family	15,958,657	55.1	1,890,210	9.6	17,848,867	36.7
Alfredo Harp Helú	0	0.0	5,202,049	26.5	5,202,049	10.7
Banamex Trust	3,507,836	12.1	1,627,893	8.3	5,135,729	10.6
Kohler Co.	3,636,363	12.6	0	0.0	3,636,363	7.5
Other Shareholders	5,850,460	20.2	10,926,568	55.6	16,777,028	34.5
Total	28,953,316	100.0	19,646,720	100.0	48,600,036	100.0

Upon completion of the Rights Offering and the Extended Offering as described in this Prospectus, the ownership of the capital stock of Interceramic is expected to be substantially as follows, assuming (i) only the Almeida Family purchases 10,592,771 New Units in the Rights Offering and (ii) Mr. Harp purchases 18,685,714 New Units and Mr. Alcorta purchases 1,315,609 New Units in the Extended Offering:

Shareholder	Common Units	%	Limited Voting Units	%	Total	%
Almeida Family	25,429,644	53.9	3,011,994	9.4	28,441,638	35.9
Alfredo Harp Helú	8,179,454	17.3	15,708,309	49.1	23,887,763	30.6
Banamex Trust	3,507,836	7.4	1,627,893	5.1	5,135,729	6.5
Kohler	3,636,363	7.7	0	0.0	3,636,363	4.6
Ramiro Alcorta	575,892	1.2	739,717	2.3	1,315,609	1.6
Other Shareholders	5,850,460	12.4	10,926,568	34.1	16,777,028	21.2
Total	47,179,649	100.0	32,014,481	100.0	79,194,130	100.0

THE RIGHTS OFFERING

On January 14, 2004, Interceramic is to hold a general meeting (the "General Meeting") of the holders of the Series B Shares in Chihuahua, Chihuahua, Mexico, at which the holders of the Series B Shares will be asked to authorize a capital increase (the "Capital Increase") pursuant to which the authorized capital of Interceramic will be increased from 37,227,715 Common Units (comprised of a total of 74,455,430 Series B Shares) and 25,057,860 Limited Voting Units (comprised of a total of 25,057,860 Series D Shares and 25,057,860 Series L Shares) to 48,453,316 Common Units and 32,946,720 Limited Voting Units. At the General Meeting, the holders of the Series B Shares will not be presented with and will not vote upon a waiver of preemptive rights associated with the Capital Increase. Accordingly, under Mexican law the New Units approved in connection with the Capital Increase must be offered to existing security holders on a pro rata basis. The New Units are being offered to holders of Limited Voting Units, including Limited Voting Units represented by Limited Voting Units ADSs ("LVU ADSs"), as well as holders of Common Units, including Common Units represented by Common Unit ADSs ("Common Unit ADSs" and, collectively with LVU ADSs, "ADSs") on an equal basis.

On January 29, 2004, a meeting of the Board is scheduled to be held (the "Board Meeting"), at which the Board is expected to determine to offer the right to purchase New Units (the "Rights") to holders of record of Common Units and Limited Voting Units (collectively, "Units"), in each cases including holders of ADSs (the "Record Holders"), on February 2, 2004 (the "Record Date") on the basis described in this Prospectus.

Record Holders of Units are entitled to purchase 0.6295076 New Common Units for every Common Unit they own as of the Record Date and 0.6295076 New Limited Voting Units for every Limited Voting Unit they own as of the Record Date. Record Holders of Common Unit ADSs are entitled to purchase 0.6295076 New Common Unit ADSs for every Common Unit ADS they own as of the Record Date and 0.6295076 New Limited Voting Unit ADSs for every Limited Voting Unit ADS they own as of the Record Date. Record Holders are not required to purchase any New Units in the Rights Offering and may purchase any combination of New Common Units and New Limited Voting Units up to the respective maximums of each that they are entitled to purchase, although a Record Holder must own Common Units to purchase New Common Units in the Rights Offering and must own Limited Voting Units to purchase New Limited Voting Units in the Rights Offering.

The subscription price for Units (the "Unit Subscription Price") is US $[1.2844] per New Unit and, as each ADS is comprised of five Units, the subscription price for ADSs (the "ADS Subscription Price") is US $[6.422] per New ADS. The Unit Subscription Price is the same for New Common Units as for New Limited Voting Units and the ADS Subscription Price is the same for New Common Unit ADSs as for New Limited Voting Unit ADSs.

Purchase by Holders of Units

Summary Timetable

The following summary timetable sets forth certain important dates relating to the Rights Offering to Record Holders of Units (all times are Mexico City time on the applicable dates):

Record Date for Rights Offering--3:00 p.m. ..............................  February 2, 2004

Commencement Date of Rights Offering .................................... February 3, 2004

Expiration Date for Rights Offering-3:00 p.m. ...........................  February 18, 2004

Delivery of New Units (on or about) ........................................   February 23, 2004

Record Date

The Record Date for determination of Record Holders of Units entitled to purchase New Units in the Rights Offering is February 2, 2004, 3:00 p.m., Mexico City time.

Right to Purchase

Beginning on the commencement date of the Rights Offering at 8:30 a.m., Mexico City time on February 3, 2004 (the "Commencement Date") and continuing through the expiration date of the Rights Offering at 3:00 p.m., Mexico City time on February 18, 2004 (the "Expiration Date"), every Common Unit and Limited Voting Unit held of record on the Record Date will entitle the Record Holder to purchase 0.6295076 New Common Units for each Common Unit owned by it and 0.6295076 New Limited Voting Units for each Limited Voting Unit owned by it at the Unit Subscription Price.

Rights Not Transferable

Under Mexican law, preemptive rights to acquire capital stock of a limited liability company with variable capital such as Interceramic are not represented by separate instrument, and are not transferable or otherwise negotiable apart from the securities to which they relate. Accordingly, the Rights are not transferable, and only Record Holders will be entitled to purchase New Units in the Rights Offering.

Expiration Date

The Rights Offering will terminate on the Expiration Date at 3:00 p.m., Mexico City time on February 18, 2004. Rights which are unexercised at the Expiration Date will lapse, and Interceramic will be free to sell the related New Units in the Extended Offering.

Fractional Units

Fractional New Units will not be issued, and entitlement of Record Holders of Units to New Units will be rounded down to the nearest whole number. Purchases will be accepted for full New Units only, but Record Holders may otherwise exercise their Rights in whole or in part. New Units resulting from the rounding of fractional New Units may be sold by Interceramic in the Extended Offering. As a result of the rounding, a Record Holder must own at least two Units to acquire one New Unit.

Purchase, Payment and Delivery

In general, the beneficial owners of Units hold their Units through accounts of eligible account holders at S.D. Indeval, S.A. de C.V. Instituto para el Depósito de Valores ("Indeval"), which is the depositary for securities traded on the Mexican Stock Exchange. These eligible account holders, principally Mexican banks and brokerage firms, are typically the holders of record of Units. At the close of business on the Expiration Date, Interceramic will deliver to Indeval a global certificate for each of the New Units purchased in the Rights Offering, including New Units represented by New ADSs, against payment of the aggregate purchase price for all subscribed New Units.

Record Holders, if any, other than Indeval, shall exercise their Rights by transmission of subscription materials and the applicable amount of the Unit Subscription Price per New Unit subscribed directly to Interceramic.

Record Holders of Units must inform Indeval or Interceramic, as the case may be, of their election to subscribe for New Units no later than 3:00 p.m., Mexico City time, on February 18, 2004. Because the Unit Subscription Price is stated in Dollars and the exchange rate for payments in Pesos will not be determined until February 14, 2004, Record Holders of Units paying for New Units will have from February 14, 2003 until 3:00 p.m., Mexico City time on February 18, 2004 to provide payment in Pesos in full for New Units subscribed for. By that time, purchasers of New Units shall cause to be paid to Indeval the full Unit Subscription Price for each New Unit subscribed. Record Holders of Units paying the Unit Subscription Price in Dollars may do so by making payment in full at any time from the Commencement Date until 3:00 p.m., Mexico City time on the Expiration Date.

The procedures of Indeval, its account holders and any other Intermediary through which Units are held will determine the manner in which beneficial owners of Units will (i) give instructions that New Units are to be purchased for their account in the Rights Offering; (ii) provide funds for the payment of the purchase price of the New Units subscribed by them; and (iii) receive confirmation of the delivery of New Units for their account.

Additional Information

The exercise of Rights by a Record Holder is irrevocable and may not be cancelled or modified by the Record Holder once made.

Beneficial owners of Units wishing to purchase New Units are advised to contact the Intermediaries through which they hold their Units to arrange for the purchase.

Purchase by Holders of American Depositary Receipts

Summary Timetable

The following summary timetable sets forth certain important dates relating to the Rights Offering to Record Holders of ADRs (all times are New York, New York time on the applicable dates):

Record Date for Rights Offering-4:00 p.m. ....................  February 2, 2004

Commencement Date of Rights Offering-9:30 a.m. .........  February 3, 2004

Deadline for Payments to Depositary-2:15 p.m. .............   February 16, 2004

Expiration Date for Rights Offering-4:00 p.m. .................  February 18, 2004

Delivery of New ADRs for New ADSs (on or about) .....  February 23, 2004

Record Date

The Record Date for determination of Record Holders of ADSs entitled to purchase New ADSs in the Rights Offering is February 2, 2004, 4:00 p.m., New York, New York time.

Right to Purchase

Interceramic has made arrangements with Citibank, N.A., as depositary in connection with the ADSs (the "Depositary"), to make available to holders of record of ADSs as of 5:00 p.m., New York, New York time on February 2, 2004 rights (the "ADS Rights") to subscribe for New ADSs. Holders of ADSs will receive 0.6295076 Common Unit ADS Rights and 0.6295076 Limited Voting Unit ADS Rights per Common Unit ADS and Limited Voting Unit ADS, respectively, they hold on the Record Date. One ADS Right plus the ADS Subscription Price of US $[6.422] will be required to subscribe for each New ADS.

Rights Not Transferable

Under Mexican law, preemptive rights to acquire capital stock of a limited liability company with variable capital such as Interceramic are not represented by separate instrument, and are not transferable or otherwise negotiable apart from the securities to which they relate. Accordingly, the Rights are not transferable, and only Record Holders of ADSs will be entitled to ADS Rights entitling the holder to purchase New ADSs in the Rights Offering.

Expiration Date

The Rights Offering will terminate on the Expiration Date at 4:00 p.m., New York, New York time, on February 18, 2004. ADS Rights which are unexercised at the Expiration Date will lapse and Interceramic will be free to sell the underlying New Units in the Extended Offering.

Fractional ADSs

Fractional New ADSs will not be issued, and entitlement of Record Holders of ADSs to New ADSs will be rounded down to the nearest whole number. Purchases will be accepted for full New ADSs only, but Record Holders may otherwise exercise their Rights in whole or in part. New ADSs resulting from the rounding of fractional New ADSs may be sold by Interceramic in the Extended Offering. As a result of the rounding, a Record Holder must own at least two ADSs to acquire one New ADS.

The Depositary

The Depositary, whose address is 111 Wall Street, 5th Floor, New York, New York 10043, is the depositary for the ADSs pursuant to the terms of the respective deposit agreements among Interceramic, the Depositary and the holders from time to time of the ADSs (the "CU Deposit Agreement" and the "LVU Deposit Agreement" respectively, and collectively, the "Deposit Agreement"). The Depositary is assisting Interceramic in the distribution of this Prospectus and related materials to holders of ADSs, and is accepting notices of subscription by ADS holders ("Subscription Notices") and payment for New ADSs.

Method of Purchase

New ADSs may be purchased (i) in the case of Record Holders holding ADSs through The Depository Trust Company ("DTC"), New York, New York, or its participants ("DTC Participants"), by the timely delivery to the Depositary of notification through DTC's "agent subscriptions over PTS" procedure (the "ASOP"), or (ii) in the case of Record Holders holding ADSs registered in their own names, by the timely delivery to the Depositary of a completed Subscription Notice in the form sent to the Record Holders of ADSs, in each instance accompanied by timely payment in full of the ADS Subscription Price for each New ADS to be purchased. Payments for New ADSs subscribed for through the ASOP shall be made to DTC. All other payments for New ADSs should be sent to the Depositary by (A) mail at Citibank, N.A., Corporate Actions, P.O. Box 43034, Providence, Rhode Island 02940-3034; (B) hand delivery, at Citibank, N.A., c/o Securities Transfer and Reporting Services, Inc., 100 William Street-Lower Galleria, New York, New York 10038, Attention: Corporate Actions; and (C) express mail or overnight courier at Citibank, N.A., Corporate Actions, 40 Campanelli Drive, Raintree, Massachusetts 02184. Only certified checks will be accepted for payments. The Depositary has discretion to refuse any improperly completed or delivered or unexecuted Subscription Notice. A Subscription Notice must be received with payment of the complete Dollar Subscription Price for the applicable number of New ADSs by the Depositary by 2:15 p.m., New York, New York time on February 16, 2004 in order to enable the Depositary to remit payments to Indeval on the Expiration Date. Only actual delivery and receipt will constitute delivery to the Depositary for these purposes, and neither deposit in the mail, postmarking or other transmittal made prior to the Expiration Date shall, in the absence of receipt on or prior to 2:15 p.m., New York, New York time on February 16, 2004, be effective for purposes hereof. Questions regarding these procedures may be directed to Interceramic, or to the Depositary to the attention of Miguel Perez, 111 Wall Street, 20th Floor, Zone 7, New York, New York 10005, telephone 212.657.4665.

Subscription by ASOP

Record Holders of ADSs holding ADSs through DTC or DTC Participants should instruct DTC or the applicable DTC Participant to enter subscription instructions for New ADSs through the ASOP. Subscribing DTC Participants must instruct DTC to charge the applicable DTC Participant's account the ADS Subscription Price for each New ADS subscribed for and to deliver the proper amount to the Depositary. Payment will be accepted in Dollars only. All Subscription Notices entered through the ASOP and payment of the ADS Subscription Price for the subscribed New ADSs must be received by DTC by the Expiration Date. During the pendency of the Rights Offering (the "Offering Period"), DTC will provide the Depositary daily with copies of Subscription Notices received through the ASOP, identifying subscribing DTC Participants and the quantities of New ADSs subscribed for by each. DTC will also send subscription payments received to the Depositary, by check, at the end of each business day.

Payment for New ADSs

The Depositary will not accept any foreign currency in payment of the ADS Subscription Price for any New ADSs, including Pesos, and will accept payment only in Dollars. Payments by Record Holders holding ADSs other than through DTC or DTC Participants shall be made by certified check made payable to "Citibank, N.A.--Interceramic." Payments made by Record Holders holding ADSs through DTC or DTC Participants shall be made to DTC, which will remit payments to the Depositary's account with DTC. Although holders have until the Expiration Date to subscribe and pay for New ADSs, payment must be received by the Depositary by 2:15 p.m., New York, New York time on February 16, 2004 to enable the Depositary to remit payment to Indeval by 4:00 p.m., New York, New York time on the Expiration Date. Accordingly, Record Holders and beneficial holders of ADSs should make arrangements to pay the ADS Subscription Price to the Depositary as far in advance of the Expiration Date as practicable. Subscriptions not received by the Depositary by 2:15 p.m., New York, New York time on February 16, 2004 will not be honored, and the associated ADS Rights will lapse.

To the extent that the Depositary is required to convert the ADS Subscription Price payments into Pesos for purposes of making payments to Indeval, Interceramic will bear the risk of any exchange rate fluctuations in the value of the Peso with respect to the Dollar for the time ADS Subscription Price payments are made to the time the payments are made to Indeval on the Expiration Date.

Delivery of New ADRs

New ADRs evidencing New ADSs purchased in the Rights Offering will be delivered via DTC to the DTC Participant's account, if any, designated in the Subscription Notice or, if no specific account has been designated, sent to the purchasing Record Holder by mail on or about February 23, 2004.

Equality of ADSs

New ADSs purchased in the Rights Offering, and the New ADRs evidencing them, will be identical in all respects, including without limitation rights, preferences and obligations, to the ADSs and ADRs, respectively, that are currently outstanding. Upon issuance, the New Common Unit ADRs will not be listed on the NYSE or any other securities exchange in the United States, but the New Limited Voting Unit ADRs will be listed and tradable on the NYSE upon delivery.

Additional Information

The method of delivery of New ADSs and payment of the ADS Subscription Price to the Depositary will be at the election and risk of the Record Holders of ADSs. If Subscription Notices and payment for New ADSs are sent by mail, holders of ADSs are urged to send their materials by registered mail, properly addressed, return receipt requested, and to allow a sufficient number of days to ensure delivery to the Depositary and clearance of payment prior to the Expiration Date. Holders of ADSs paying by check must make payment by means of certified check.

Failure of a Record Holder to comply, in whole or in part, with any of the requirements described in this Prospectus in connection with the exercise of ADS Rights in the Rights Offering by the Expiration Date will result in the holder's ADS Rights lapsing, and they may not be thereafter exercised. The exercise of Rights by a Record Holder is irrevocable and may not be cancelled or modified by the Record Holder once made.

Beneficial owners of ADSs wishing to purchase New ADSs are advised to contact the Intermediaries through which they hold their ADSs to arrange for the purchase.

All questions regarding the timeliness, validity, form, compliance and eligibility of any purchase in the Rights Offering will be determined by Interceramic, and its decisions in each instance will be conclusive and binding on Interceramic, the applicable holders and the Depositary. Interceramic may, in its sole discretion, waive any defect or irregularity or permit a defect or irregularity to be corrected within a period of time as it may determine, or reject the purported exercise of any Right. Subscription Notices will not be deemed to have been received or accepted until all irregularities have been waived or cured within a period of time as Interceramic, in its sole discretion, determines. Neither Interceramic nor the Depositary will be under any duty to notify any Record Holder or any other person of any defect or irregularity in connection with the submission of Subscription Notices or will incur any liability for failure to give any notification.

THE EXTENDED OFFERING

New Units, including New Units underlying the New ADSs offered to Record Holders of ADSs, remaining unsubscribed on the Expiration Date may be sold by Interceramic directly to one or more persons in the Extended Offering, although subscribers in the Extended Offering are required to be Record Holders. Alfredo Harp Helú is prepared to purchase 18,685,714 New Units and Ramiro Alcorta is prepared to purchase 1,315,609 New Units in the Extended Offering at the full Unit Subscription Price, subject to certain conditions, and Interceramic does not intend to sell unsubscribed New Units to any Record Holders other than Mr. Harp and Mr. Alcorta. The Extended Offering Period will commence on the business day immediately following the Expiration Date and will terminate at 4:00 p.m., New York, New York time on February 20, 2004[, or, if later, two days following the Expiration Date]. (the "Extended Offering Period"). Although Mr. Harp and Mr. Alcorta are prepared to purchase New Units during the Extended Offering Period, subject to certain conditions, there can be no assurance that they or any other person will in fact purchase any New Units or New ADSs in either the Rights Offering or the Extended Offering, or how many New Units or New ADSs will actually be subscribed for. Further, there can be no assurance that any New Units or New ADSs will be offered or sold in the Extended Offering.

All New Units and New ADSs remaining unsubscribed on the Expiration Date will be removed from registration under the 1933 Act by post-effective amendment to Interceramic's registration statement on Form F-3 applicable to the Rights Offering. All New Units or New ADSs sold to Mr. Harp and Mr. Alcorta in the Extended Offering (and, if any, in the Rights Offering) will be sold in reliance on an exemption from registration under the 1933 Act, will not constitute registered securities under the 1933 Act and Mr. Harp and Mr. Alcorta may sell, convey or otherwise transfer the New Units or New ADSs purchased by them only if the securities are subsequently registered under the 1933 Act or are sold, conveyed or transferred in reliance upon an exemption from the registration requirements of the 1933 Act.

TAXATION

United States Taxes

General

The following is a general summary of the principal United States federal income tax consequences of the ownership and sale of New Units and New ADSs, in each case, except as otherwise noted, by a US Holder (as defined below). This summary is the opinion of Mendel Blumenfeld, LLP, which opinion is based in part upon advice received from Mexican counsel with respect to certain matters under Mexican law. The tax treatment of a holder may vary depending upon the particular situation of the holder. The following summary of United States federal income tax consequences is limited to holders who hold New Units as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and whose "functional currency," within the meaning of Code Section 985, is the Dollar. Certain holders (including without limitation insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, holders that are not US Holders, broker-dealers and beneficial holders of five percent or more of the voting power or value of the shares of Interceramic) may be subject to special rules not discussed below. The discussion below also does not address the effect of any United States state or local tax law on a holder. Additionally, the discussion is based upon United States federal income tax law as currently in effect, which is subject to change. As used herein, the term "US Holder" means any beneficial or record holder who is either an individual who is a citizen or resident of the United States, a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

This summary is based upon the tax laws of the United States as in effect on the date of this Prospectus, which are subject to change. Holders are encouraged to consult their own tax advisors as to the United States, Mexican or other tax consequences of the ownership and sale of New Units and New ADSs as applied to their own particular circumstances.

Grant, Exercise and Lapse of Rights

In general, US Holders of Units and ADSs who receive rights to acquire New Units or New ADSs will not be subject to any United States income tax consequences as a result of the grant, exercise or lapse of the rights.

Ownership and Sale of Units and ADSs

In general, for United States federal income tax purposes, US Holders of New Units and New ADSs will be treated as the owners of the Common Units or Limited Voting Units and the Series B Shares or the Series D Shares and the Series L Shares comprising the Common Units and the Limited Voting Units, respectively.

Taxation of Dividends and Stock Distributions

For tax years beginning after December 31, 2002 and ending prior to January 1, 2009, dividends payable by certain corporations, including Interceramic, will be taxed at capital gains rates, generally 15 percent for most US Holders, while US Holders in the ten percent and 15 percent tax brackets are taxed on capital gains at a rate of five percent. For tax years ending after January 1, 2009, dividends paid out of current or accumulated earnings and profits with respect to the New Units will be includible in the gross income of a US Holder as ordinary income when the dividends are received by Banamex in its capacity as the custodian for the Units underlying the ADSs in the United States (the "Custodian") and will not be eligible for any dividends received deduction otherwise allowable to corporations under Code Section 243. Such dividends paid in Pesos will be includible in the income of a US Holder in a Dollar amount calculated by reference to the exchange rate in effect on the day the Pesos are received by the Custodian. US Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Pesos received which are not converted into Dollars on the day the Pesos are received by the Custodian. Dividends generally will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for United States foreign tax credit purposes.

Amounts withheld in respect of Mexican taxes on dividends will, subject to certain generally applicable limitations and exceptions, be eligible for the foreign tax credit available under the Code or, at the election of the US Holder, be deductible in computing taxable income. Under recent amendments to the Code, foreign tax credits may not be available for withholding taxes attributable to dividends paid in respect of securities held for short periods of time or for certain short-term or hedged positions taken in respect of securities.

Distributions of additional shares to US Holders with respect to the New Units (and accompanying distributions with respect to New ADSs) that are made as part of a pro rata distribution to all shareholders of the Company generally will not be subject to United States federal income tax.

A holder of New Units or New ADSs that is, with respect to the United States, not a US Holder (a "Non-US Holder") will not be subject to United States federal income or withholding tax on dividends paid with respect to the New Units (or with respect to New ADSs), unless such income is effectively connected with the conduct by the holder of a trade or business in the United States.

Taxation of Capital Gains

Gain or loss realized by a US Holder on the sale or other taxable disposition of New Units or New ADSs will be subject to US federal income taxation as capital gain or loss in an amount equal to the difference between such holder's basis in the New Units or New ADSs and the amount realized on the sale or other disposition. Capital gains and losses recognized on a sale or other disposition of New Units or New ADSs by a US Holder generally will be treated as United States source income. Deposits and withdrawals of New Units for New ADSs by US Holders will not be subject to United States federal income tax.

A Non-US holder of New Units or New ADSs will not be subject to United States federal income or withholding tax on gains realized on the sale of New Units or New ADSs unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Mexican Taxes

General

The following is a general summary of the principal anticipated Mexican tax consequences of the ownership and disposition of New Units and New ADSs, in each case, by a person that is not a resident of Mexico, as defined below, and represents the opinion of Abogados Mesta y Asociados, S.C.

This summary is based upon the tax laws of Mexico as in effect on the date of this Prospectus, which are subject to change. Holders should consult their own tax advisors as to United States, Mexican or other tax consequences of the ownership and disposition of New Units and New ADSs.

An income tax treaty between the United States and Mexico took effect beginning January 1, 1994. Except as described below under "-Taxation of Capital Gains," the treaty does not have any material effect on the Mexican tax consequences described herein. Holders should consult with their tax advisors as to their entitlement to benefits afforded by the tax treaty.

For purposes of Mexican taxation, a natural person is a resident of Mexico if it has established its home in Mexico, unless it has resided in another country for more than 183 calendar days during a year and can demonstrate that he had become a resident of that country for tax purposes, and a legal entity is a resident of Mexico if and to the extent that it has business activities in Mexico. A Mexican citizen or a legal entity with its corporate domicile in Mexico and established under Mexican law is presumed to be a resident of Mexico unless such person or entity can demonstrate otherwise. If a legal entity has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico in accordance with relevant tax provisions.

Taxation of Dividends

Effective January 1, 2000, dividends, either in cash or in any other form, paid with respect to the New Units or the New ADSs will be subject to the Mexican corporate tax, which the Company will be required to pay at a rate of 35 percent of 1.5385 times the amount of the dividend, if the dividend is not paid from earnings which have already been taxed.

Taxation of Capital Gains

The sale or other disposition of New ADSs will not be subject to Mexican tax. Deposits and withdrawals of New ADSs will not give rise to Mexican tax or transfer duties.

Gains realized on the sale or other disposition of New Units will not be subject to any Mexican tax if the sale is carried out through the Mexican Stock Exchange or any other recognized securities market, as determined by Mexican tax authorities, including the NYSE. Gains realized on sales or other dispositions of New Units made in other circumstances would be subject to Mexican income tax. Under the terms of the United States-Mexico income tax treaty, gains of a (less than 25 percent) US Holder eligible for benefits under the treaty on disposition of New Units will not generally be subject to Mexican tax, provided they are not attributable to a permanent establishment or fixed base of such US Holder in Mexico. Gains of a Non-US Holder eligible for benefits under a treaty to which Mexico is a party may be exempt, in whole or in part, from Mexican tax under the applicable treaty. Holders should consult with their tax advisors to determine their entitlement to benefits accorded under any applicable tax treaty.

Other Mexican Taxes

There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of New Units or New ADSs. There are no Mexican stamp, issuer, registration or similar taxes or duties payable by holders of New Units or New ADSs.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information concerning Interceramic's capital structure and a description of certain provisions of the Bylaws, as currently amended, and Mexican law. Copies of the Bylaws have been filed with, and can be examined at, the Registro Público de Comercio del Distrito Morelos en la Ciudad de Chihuahua (the "Public Registry of Property and Commerce of the Morelos District of the City of Chihuahua"). In addition, an English translation of the Bylaws has been filed as an exhibit to Interceramic's Registration Statement on Form F-1, SEC Registration No. 33-86418.

Outstanding Capital Stock

The authorized capital stock of Interceramic consists of 162,800,072, shares, divided into three classes of stock without par value, the Series B Shares in the amount of 96,906,632, the Series D Shares in the amount of 32,946,720 and the Series L Shares in the amount of 32,946,720, of which, prior to the Rights Offering, 97,200,072 were issued and outstanding, consisting of 57,906,632 Series B Shares and19,646,720 shares each of the Series D Shares and the Series L Shares. Pursuant to the Bylaws, until December 7, 2004 (the "Separation Date"), the Series B Shares are required to trade in pairs of two as Common Units, and the Series D Shares and the Series L Shares are required to trade in pairs of one share of each class as Limited Voting Units.

Units

The Bylaws require that Interceramic's capital stock trade as either Common Units or Limited Voting Units until the Separation Date. Upon later sales, if any, by Interceramic of its capital stock, until the Separation Date sales will be of the applicable Common Units or Limited Voting Units, and neither the Series B Shares, the Series D Shares nor the Series L Shares will be sold in any form other than Common Units and Limited Voting Units. In connection with each subsequent sale of Common Units or Limited Voting Units, if any, the applicable Units will separate with all other then outstanding Units on the Separation Date, regardless of when the Units were first offered and sold, unless, in connection with any sale, Interceramic requests and the Registro Nacional de Valores e Intermediarios (the "RNVI") maintained by the Comisión Nacional Bancaria y de Valores, the Mexican national securities commission (the "CNBV"), approves a longer period for the applicable Units to trade in Unit form.

On the Separation Date, the Series L Shares will convert to Series B Shares, and thereafter, the Series L Shares will cease to exist as a class of Interceramic's capital stock, and all voting and other rights previously applicable to holders of Series L Shares will no longer exist, other than to the extent rights may be available under the Bylaws to holders of Series B Shares.

Changes in Capital Stock, Preemptive Rights and Redemption

The capital stock of Interceramic may be increased or decreased by a resolution passed at a general extraordinary meeting of the holders of the Series B Shares-however, the Series B Shares must at all times exceed 50 percent of Interceramic's capital stock.

If the capital stock is increased, shareholders will have preemptive rights to subscribe for the new shares in proportion to their holdings relative to all capital stock then outstanding, except in the case of shares issued:

in connection with mergers;

upon the conversion of convertible debentures; or

for placement in public offerings, if the shareholders at a general extraordinary shareholders' meeting called for that purpose approve the issuance of shares and the waiver of preemptive rights.

Interceramic may resell shares retained in the treasury as a result of share repurchases conducted on the Mexican Stock Exchange without triggering the preemptive rights of shareholders. The subscription period for the exercise of preemptive rights is determined by the shareholders' meeting which approved the increase in the capital stock. However, the subscription period may not be less than 15 days after publication in the Periodico Oficial del Estado (the "Official Gazette") of a notice of the issuance of new shares. Holders of ADSs may not be entitled to receive any rights to purchase securities which have not been registered under the 1933 Act or other applicable law and which are not exempt from the registration requirements of the 1933 Act. Except for the waiver of preemptive rights made at a shareholders meeting for shares to be issued under a public offering program approved by the shareholders and CNBV, preemptive rights cannot be waived in advance and cannot be represented by an instrument that is negotiable separately from the corresponding share.

Purchase of Shares by Interceramic

At the direction of the Board, Interceramic may repurchase its shares on the Mexican Stock Exchange at any time at the prevailing market price. The purchase price of repurchased shares will reduce a special reserve created for the repurchase of shares with funds allocated from net earnings. If Interceramic does not resell the repurchased stock within a certain period of time, share capital will be reduced automatically by an amount equal to the theoretical value of each of the shares which are repurchased. Should the purchase price of the shares exceed their theoretical value, the difference will be paid for with proceeds from the reserve created for the repurchase of shares. Repurchased shares will be kept in treasury for future sales, if any, which may be conducted on the Mexican Stock Exchange. Share capital will be automatically increased upon the resale of the shares by an amount equal to their theoretical value and any excess amount will be reallocated to the repurchase reserve. The corporate and economic rights corresponding to repurchased shares may not be exercised during the period in which the shares are owned by Interceramic, and the shares will not be considered outstanding for purposes of calculating any quorum or vote at a shareholders' meeting during the period they are in treasury.

Unless a share repurchase is conducted through a tender offer, Interceramic's directors, officers, statutory auditors and the secretary of the Board, and holders of ten percent or more of Interceramic's outstanding shares, may not sell shares to, or purchase repurchased shares from Interceramic. Regulations under the Mexican Securities Market Law require that if Interceramic decides to repurchase shares representing three percent or more of its share capital, the repurchase must be conducted by means of a public tender offer.

Companies or other entities controlled by Interceramic may not purchase, directly or indirectly, shares of Interceramic or shares of companies or entities that are shareholders of Interceramic.

Registration and Transfer

All of the shares of Interceramic are evidenced by share certificates in registered form, with registered dividend coupons attached. Dividend coupons may only be presented for payment by the registered holders of the corresponding share. Shareholders of Interceramic may either hold their shares directly, in the form of physical certificates, or indirectly, in the form of book entries through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks, other financial entities or other entities approved by the CNBV ("Indeval Participants"). Interceramic maintains a stock registry and only those persons listed in the stock registry and those holding physical certificates or certificates indicating ownership issued by Indeval and any relevant Indeval Participants, will be recognized as shareholders by Interceramic.

Shareholders' Meetings and Voting Rights

The holders of Series B Shares, voting at a general ordinary shareholders' meeting, are entitled to elect all but four of the members of the Board and the corresponding alternate directors and to vote on any matter coming before shareholders at any general meeting of Interceramic's shareholders.

The holders of Series D Shares, voting as a class, are entitled to vote on:

the election of two members of the Board and the corresponding alternate directors;

any corporate action that would prejudice the rights of the Series D Shares as a class; and

the removal of the Series D Shares, the Limited Voting Units or the securities that represent them from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation from registration of those shares with RNVI.

The holders of Series L Shares, voting as a class, are entitled to vote on:

the election of two members of the Board and the corresponding alternate directors;

any corporate action that would prejudice the rights of the Series L Shares as a class; and

the removal of the Series L Shares, the Limited Voting Units or the securities that represent them from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation from registration of those shares with RNVI.

Additionally, voting together as a single class with the holders of the Series B Shares, the holders of the Series D Shares and the Series L Shares are entitled to vote at an extraordinary general meeting on:

transformation of Interceramic from one type of company to another;

any merger of Interceramic, even if Interceramic is the surviving entity;

extension of Interceramic's existence beyond its prescribed duration of February 28, 2053;

dissolution of Interceramic before February 28, 2053;

a change of Interceramic's corporate purposes; and

a change of Interceramic's nationality.

Under the Bylaws, holders of shares of any series are also entitled to vote as a class in a special meeting governed by the same rules that apply to extraordinary meetings on any action that would impair the rights of holders of shares of the effected series, and a holder of shares of the series would be entitled to judicial relief against any action taken without a vote under those circumstances.

General shareholders' meetings may be general ordinary meetings or general extraordinary meetings. General extraordinary meetings are those called to consider certain matters specified in Article 182 of the Mexican Companies Law and the Bylaws including, principally, amendments of the Bylaws, liquidation, merger and transformation from one form of company to another and increases and reductions of the fixed portion of the capital. In addition, the Bylaws require a general extraordinary meeting to consider the removal of Interceramic's shares from listing on the Mexican Stock Exchange or any foreign stock exchange and from registration of the shares with the RNVI. General ordinary meetings, which are held at least once a year, are called to consider all other matters including any acquisition representing an investment of more than 20 percent of Interceramic's shareholders' equity as set forth in its most recent balance sheet filed with the CNBV and any sale of a subsidiary controlled by Interceramic which represents more then 20 percent of Interceramic's shareholders' equity as set forth in its balance sheet. The Bylaws, however, provide for certain circumstances in which acquisitions may be approved by the Board alone.

Special meetings of holders of the Series D Shares and the Series L Shares are required to consider the removal of the Series D Shares or the Series L Shares, as applicable, or the Limited Voting Units from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation registration of the shares with the RNVI. All other matters on which holders of Series D Shares or Series L Shares are entitled to vote will be considered at an extraordinary general meeting. Holders of Series D Shares and Series L Shares are entitled to attend, but not to address, meetings of shareholders at which they are not entitled to vote.

A general ordinary meeting of the holders of Series B Shares must be held at least once each year within the first four months following the end of the preceding fiscal year to consider the approval of the financial statements of Interceramic and certain of its subsidiaries for the preceding fiscal year, to elect all of the directors entitled to be elected by the holders of the Series B Shares, to elect statutory auditors and members of the Executive Committee of the Board (the "Executive Committee"), to determine the compensation of all directors, statutory auditors or members of the Executive Committee, and to determine the allocation of the profits of the preceding year.

The quorum for a general ordinary meeting of the holders of the Series B Shares on first call is at least 50 percent of the Series B Shares, and action may be taken by a majority of the Series B Shares present. If a quorum is not available, a second meeting may be called at which action may be taken by a majority of the Series B Shares present, regardless of the number of shares represented at the meeting.

The quorum for a general extraordinary meeting at which holders of the Series B Shares, but not holders of Series D Shares or Series L Shares, are entitled to vote is at least 75 percent and at least 50 percent of all of the outstanding Series B Shares on first and successive calls, respectively, and action may be taken by a vote of at least 50 percent of the outstanding Series B Shares. With respect to general extraordinary meetings at which Series D Shares and/or the Series L Shares are entitled to vote, the quorum requirement is at least 75 percent and at least 50 percent of all shares entitled to vote on first and successive calls, respectively, and action may be taken by a vote of at least 50 percent of all of the stock entitled to vote.

At special meetings of the Series D Shares or the Series L Shares for the removal of Series D Shares, the Series L Shares, the Limited Voting Units or the securities that represent them, as the case may be, from listing on the Mexican Stock Exchange or a foreign stock exchange or cancellation of registration with the RNVI, the quorum requirement is at least 75 percent or at least 50 percent of the shares entitled to vote on first and successive calls, respectively, and action may be taken by the vote of at least 50 percent of the outstanding Series D Shares or Series L Shares. At special meetings of the Series D Shares and/or the Series L Shares on all other matters, the quorum requirement is at least 75 percent of all the applicable shares on the first call, and at least 50 percent on successive calls, and action may be taken by the vote of at least 50 percent of all outstanding Series D Shares or Series L Shares.

For a description of procedures for voting of the Series B Shares comprising the Common Units underlying the Common Unit ADSs, and for voting of the Series D Shares and the Series L Shares comprising the Limited Voting Units underlying the Limited Voting Unit ADSs, see "Description of American Depositary Shares-Voting of Shares" below.

Holders of 33 percent of Interceramic's outstanding capital stock may have any shareholder action set aside by filing a complaint with a court of law within 15 days of close of the meeting at which the action was taken and showing that the challenged action violates Mexican law or the Bylaws. In addition, any holder of Interceramic's capital stock may bring an action at any time within five years challenging any shareholder action. Relief under these provisions is only available to holders (i) who were entitled to vote on, or whose rights as shareholders were adversely affected by the challenged shareholder action and (ii) whose shares were not represented when the action was taken or, if represented, were voted against it.

Shareholders' meetings may be called by the Board, the statutory auditors of Interceramic or a Mexican court. The Board or the statutory auditors are required to call a meeting of the shareholders at the written request of the holders of 33 percent of the Series B Shares or, in the case of a meeting at which holders of Series D Shares and/or the Series L Shares would be entitled to vote with the Series B Shares, at the written request of the holders of 33 percent of the outstanding Series B Shares, Series D Shares and Series L Shares combined. In the event that a meeting is not called within 15 days following the date of request, a Mexican court may require the meeting to be called. Notices of meetings and proposed agendas must be published in the Official Gazette or a newspaper of general circulation in the City of Chihuahua at least 15 days prior to the meeting. Meetings at which holders of Series D Shares and/or Series L Shares are not entitled to vote may be held without any publication if 100 percent of the Series B Shares are represented. To be entitled to vote at a meeting, shareholders must deposit their shares with Interceramic's Secretary at its office in the City of Chihuahua or any appointed registrar, or certificates evidencing a deposit with a Mexican or foreign banking institution or with a Mexican exchange broker. If entitled to attend the meeting, a shareholder may be represented by proxy. All meetings of Interceramic's shareholders must be held in the City of Chihuahua. Holders of Interceramic's shares do not have cumulative voting rights.

Dividends

At each annual meeting of the holders of the Series B Shares, the Board submits the financial statements of Interceramic for the previous fiscal year, together with a financial report by the Board, to the holders of the Series B Shares for approval. The holders of the Series B Shares, once they have approved the financial statements, determine the allocation of Interceramic's net profits for the preceding year. Holders of the Series B Shares are required by law to allocate at least five percent of the net profits to a legal reserve, which is not thereafter available for distribution until the amount of the legal reserve equals 20 percent of Interceramic's historical capital stock (before effect of restatement). Thereafter, the shareholders may determine and allocate a certain percentage of net profits to any special reserve, including a reserve for open-market purchases of Interceramic's shares. The remainder of net profits is available for distribution in the form of dividends to the shareholders. The Bylaws currently provide that, except to the extent of the Fixed Preference (as defined in the following paragraph), all shares outstanding and fully paid at the time a dividend is declared are entitled to share equally in any dividend. Shares which are only partially paid participate in a dividend in the same proportion that the shares have been paid at the time of the dividend.

Holders of each Series D Share, including Series D Shares comprising the Limited Voting Units underlying the Limited Voting Unit ADSs, are entitled to receive the Fixed Preference-an annual, cumulative dividend of five percent of the theoretical per share value of the Series D Shares as set forth in the Bylaws, or nominal Ps 0.025 per share, before any dividends are payable in respect of the Series B Shares and the Series L Shares. Following payment in full of the Fixed Preference, holders of Series B Shares and the Series L Shares are entitled to receive, if available, an amount per share equal to the Fixed Preference paid per Series D Share that year. Following payment in full of an amount equal to the Fixed Preference per Series D Share, Series B Share and Series L Share, the holders of the Series D Shares, the Series B Shares and the Series L Shares share equally on a per share basis, in any amounts remaining for distribution.

Liquidation

Upon liquidation of Interceramic, one or more liquidators will be appointed to wind up its affairs. The Bylaws provide that, other than the Liquidation Preference payable with respect to the Series D Shares, all fully paid and outstanding shares of capital stock will be entitled to participate equally in any distribution upon liquidation. Shares which are only partially paid participate in a liquidating distribution in the proportion that they have been paid at the time of liquidation. Holders of Series D Shares are entitled to the Liquidation Preference equal to the sum of all accrued but unpaid Fixed Preference dividends and the theoretical per share value of the Series D Shares as set forth in the Bylaws, or nominal Ps 0.50 per share, before any distribution is made in respect of Interceramic's other capital stock. Following payment in full of any preferential amounts, holders of Series B Shares and Series L Shares will be entitled to receive, if available, an amount per share equal to the Liquidation Preference paid per Series D Share. Following payment in full at an amount equal to the Liquidation Preference per Series D Share, Series B Share and Series L Share, the holders of the Series D Shares, the Series B Shares and the Series L Shares will share equally, on a per share basis, in any remaining amounts payable in respect to Interceramic's capital stock, regardless of the date of liquidation.

Upon the liquidation of Interceramic, holders of fully paid shares are entitled to receive pro rata any proceeds remaining after the payment of Interceramic's debts and taxes and the expenses of the liquidation in the manner described in the preceding paragraph; holders of shares that have not been paid in full will only be entitled to liquidation proceeds in proportion to their paid-in amount.

Variable Capital and Withdrawal Rights

Interceramic's capital stock includes a variable capital portion, which can at a maximum equal ten times the fixed capital portion. Upon completion of the Offering, an aggregate of Ps 8 million will have been allocated on the records of Interceramic to fixed capital. The fixed portion of Interceramic's capital stock cannot be withdrawn.

The outstanding variable portion of Interceramic's capital stock may be fully or partially withdrawn by the shareholders. A shareholder who wishes to effect a total or partial withdrawal of the variable portion of its shares must notify Interceramic in writing pursuant to the Bylaws. If notice of withdrawal is received prior to the first day of the last quarter of the fiscal year, the withdrawal will be effective at the end of the fiscal year in which the notice is given. Otherwise, the withdrawal will become effective at the end of the following fiscal year. Upon a shareholder's election to withdraw its variable capital as described above, the share capital of Interceramic is reduced.

Reimbursement of withdrawn shares is at the lower of 95 percent of the average price per share quoted on the Mexican Stock Exchange during the 30 days on which the shares were quoted prior to the date on which the withdrawal becomes effective or the book value per share as calculated from Interceramic's financial statements (as approved at the annual ordinary shareholders' meeting) for the fiscal year at the end of which the withdrawal becomes effective. A shareholder that has exercised its withdrawal rights can request reimbursement by Interceramic on the day following the general ordinary shareholders' meeting at which the financial statements referred to above are approved.

Because the fixed portion of capital cannot be withdrawn, requests for withdrawals are satisfied only to the extent of the available variable capital and in the order in which they are received; requests which are received simultaneously are fulfilled pro rata to the extent of the available variable capital.

Any variable portion of Interceramic's capital stock may be increased or decreased by resolution of shareholders at a general ordinary shareholders' meeting. Increases and decreases in the capital stock must be recorded in Interceramic's book of capital variations.

Notification in the Event of Certain Securities Acquisitions

The Bylaws provide that in the event a shareholder of Interceramic, either acting singly or collectively with other persons, acquires in excess of 15 percent of the Series B Shares outstanding, whether as comprising Common Units prior to the Separation Date or trading separately thereafter, the person is required to make a filing with Interceramic, describing itself and the persons in the applicable group. Failure to make the filing will result in the inability of the applicable persons to exercise voting rights with respect to Series B Shares owned by them in excess of 15 percent of the then outstanding Series B Shares.

Stated Duration of Interceramic

The duration of Interceramic is through February 28, 2053.

Appraisal Rights

If and when the shareholders approve a change of corporate purpose, change of nationality of the corporation or transformation from one type of company to another, any shareholder who has voted against a change in the corporate purpose has the right to withdraw from Interceramic and receive the book value (as set forth in the latest balance sheet approved by the general ordinary shareholders' meeting) attributable to the shares, as long as the shareholder makes its request action during the 15-day period following the adjournment of the meeting at which the change was approved.

Actions Against Directors

Pursuant to Article 161 of the Mexican Companies Law, civil actions against directors may be initiated by resolution passed at a general ordinary shareholders' meeting. In the event the shareholders decide to bring an action, the directors against whom the action is to be brought immediately cease to be directors. Additionally, shareholders representing not less than 15 percent of the outstanding shares may directly bring an action against directors as long as the shareholders did not vote against bringing the action at the relevant shareholders' meeting and the claim covers all the damages alleged to have been caused to Interceramic and not only the portion corresponding to those shareholders. Any recovery of damages with respect to the action will be for the benefit of Interceramic and not for the shareholders bringing the action.

Shareholders' Conflicts of Interest

Pursuant to the Mexican Companies Law, any shareholder that has a direct or indirect conflict of interest with respect to a transaction must abstain from voting with respect to that transaction at the relevant shareholders' meeting. A shareholder that votes on a transaction in which its interest conflicts with that of Interceramic may be liable for damages in the event the relevant transaction would not have been approved without the shareholder's vote.

Restriction on Foreign Investment

Ownership by non-Mexicans of shares of Mexican enterprises is regulated by the Ley de Inversión Extranjera (as amended, the "Foreign Investment Law") and the Reglamento de la Ley para Promover la Inversión Mexicana y Regular la Inversión Extranjera (as amended, the "Foreign Investment Regulations"). The Comisión Nacional de Inversiones Extranjeras (the "Foreign Investment Commission") is responsible for the administration of the Foreign Investment Law and the Foreign Investment Regulations.

The Foreign Investment Law reserves certain economic activities exclusively for the Mexican government, certain other activities exclusively for Mexican individuals or Mexican corporations and limits the participation of non-Mexican investors to certain percentages in regard to enterprises engaged in certain activities specified in the Foreign Investment Law. Foreign investors may freely participate in up to 100 percent of the capital stock of Mexican companies or entities except for existing companies engaged in specified reserved activities as referred to above. Although Interceramic is not engaged in an industry in which foreign ownership is restricted, the Foreign Investment Law requires that Interceramic register any foreign owner of its shares, or the depositary with respect to ADSs representing its shares, with the National Registry of Foreign Investment maintained by the Ministry of Commerce and Industrial Development of Mexico. A foreign owner of shares that has not been registered is not entitled to vote or to receive dividends with respect to its unregistered shares. Interceramic has registered the Depositary for this purposes with respect to the ADSs.

Neither the Series B Shares, the Series D Shares nor the Series L Shares have restrictions on ownership by non-Mexican nationals.

In addition, as required by Mexican law, the Bylaws provide that non-Mexican shareholders of Interceramic formally agree with the Foreign Affairs Ministry to be considered as Mexicans with respect to the shares that they acquire or hold as well as to the property, rights, concessions, participation or interests owned by Interceramic or to the rights and obligations derived from any agreements Interceramic has with the Mexican Government and not to invoke the protection of their own governments. If a shareholder should invoke governmental protection in violation of its agreement, its shares would be forfeited to the Mexican government. In the opinion of Abogados Mesta y Asociados, S.C., Mexican counsel to Interceramic, under this provision a non-Mexican shareholder is not deemed to have waived any other rights it may have, including any rights under the United States securities laws, with respect to its investment in Interceramic.

DESCRIPTION OF AMERICAN DEPOSITORY SHARES

The following is a summary of the terms of the Deposit Agreement. In general, the terms of the CU Deposit Agreement and the LVU Deposit Agreement are substantially identical, and the following description is, except as otherwise provided, applicable to each Deposit Agreement. This description is not complete and prospective purchasers of New ADSs should review the Deposit Agreement for a complete description of its terms. Certain capitalized terms used in the following description of the ADSs are defined in the Deposit Agreement. Copies of the Deposit Agreement are available for inspection at the principal office of the Depositary (the "Principal Office"), currently located at 111 Wall Street, 5th Floor, New York, New York 10043.

The ADRs

ADRs are issuable by the Depositary pursuant to the Deposit Agreement, and each ADR evidences a specified number of ADSs. Each Common Unit ADS initially represents five Common Units, while each Limited Voting Unit ADS initially represents five Limited Voting Units. The registered owner of the Units represented by the ADSs is Banamex, in its capacity as custodian (the "Custodian") for the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by Interceramic and the Depositary as owners and holders of ADRs ("Holders").

Deposit and Withdrawal of Units

Units represented by ADSs are deposited with Indeval and credited to an account at Indeval maintained solely for that purpose by the Custodian. Upon the credit or transfer of Units to or for the account of the Custodian, the Depositary will execute and deliver ADRs evidencing ADSs.

Deposits of Units may be made:

through electronic transfer of Units through Indeval to the account of the Custodian;

by delivery of certificates for Units to the Custodian with appropriate instruments of transfer or endorsement; or

by delivery to the Custodian of evidence satisfactory to it that irrevocable instructions have been given to cause the applicable Units to be transferred to the Custodian's account, together with appropriate instruments or evidence of transfer.

Persons depositing Units and requesting the Depositary to issue ADRs must also provide appropriate written instructions as to issuance and all other documentation or certification as the Depositary or Interceramic may require. Depositors must also make arrangements for the payment of applicable fees, charges and taxes, including applicable fees and charges of the Depositary. Upon completion of the terms and conditions of a deposit of Units, the Depositary will execute and deliver a ADR or ADRs registered in the name of the person depositing the Units. The Depositary and the Custodian may refuse to accept for deposit any Units believed to be "restricted securities."

"Restricted securities" include Units or other securities which are acquired directly or indirectly from Interceramic or an affiliate (as defined in Rule 144 under the 1933 Act) of Interceramic in a transaction or chain of transactions not involving any public offering registered under the 1933 Act or which are subject to resale limitations under Regulation D or Rule 144 under the 1933 Act or both, or which are held by an officer, director or other affiliate of Interceramic, or which are subject to other restrictions on sale or deposit under the laws of the United States or Mexico. By depositing Units, persons will be representing that the deposit of the Units and the issuance of the related ADRs are not restricted under the securities laws of the United States and that the Units are not "restricted securities." The Depositary and the Custodian may also refuse to accept Units for deposit whenever notified by or on behalf of Interceramic that Interceramic has restricted transfer of the specified Units to comply with delivery or transfer requirements and/or ownership restrictions referred to in the Deposit Agreement or under applicable law.

A Holder may take physical delivery or electronic delivery through Indeval (or institutions that maintain accounts with Indeval) of Units or other deposited securities represented by ADSs by surrendering the related ADR at the Principal Office and by paying the fees and expenses provided for in the Deposit Agreement (including transfer or custody fees relating to Units) and any applicable taxes or governmental charges. A Holder requesting withdrawal of Units against delivery of ADRs must deliver to the Depositary a written order containing delivery instructions relating to the withdrawal. The forwarding of certificates indicating ownership of Units, other property and other documents of title for delivery to or as directed by a Holder will be at its own risk and expense.

The Depositary may issue ADRs against rights to receive Units from Indeval, or any registrar, transfer agent, clearing agency or other entity recording share ownership or transactions. Under agreement with Interceramic, the Depositary may also issue ADRs or release Units prior to the receipt by the Depositary or the Custodian of the corresponding Units or ADRs (each referred to as a "Pre-Release") pursuant to written Pre-Release agreements which may in general provide that the applicant:

agrees that, at that time of Pre-Release, it either owns or represents the owner of the number of Units or ADRs that are the subject of the Pre-Release;

agrees to name the Depositary as the owner of the Units or ADRs on its records and to hold its ADRs in trust for the Depositary until the Units or ADRs are delivered to the Depositary; and

unconditionally guarantees to deliver to the Depositary or the Custodian the Units or ADRs that are the subject of the Pre-Release, in which event the Units or ADRs are fully collateralized (marked to market daily) with cash, United States Government securities or comparable collateral.

The Depositary normally will limit the number of Pre-Released ADRs and Units to 30 percent of the ADRs outstanding or Units on deposit.

The Depositary may retain any compensation received by it in connection with any Pre-Release transactions, including earnings on collateral used in any Pre-Release transaction. The Depositary will issue ADRs only as described above and in accordance with the provisions of the Deposit Agreement.

Dividends, Other Distributions and Rights

If it can do so on a reasonable basis and can transfer the resulting Dollars to the United States, the Depositary will convert into Dollars all cash dividends and other cash contributions (and net proceeds of sales of other distributions) denominated in Pesos (or any other currency other than Dollars) that it receives in respect of the Units. After fixing a Record Date, the Depositary will distribute the amount received to the Holders in proportion to the number of ADSs representing Units held by each of them without regard to any distinctions among the Holders. The amounts distributed will be reduced by any amounts required to be withheld by Interceramic, the Depositary or the Custodian, including amounts of any applicable taxes and fees and the reasonable and customary expenses incurred by the Depositary in connection with any conversion.

If the Depositary decides that currency other than Dollars received by it cannot be converted on a reasonable basis and transferred, the Depositary may distribute foreign currency received by it to, or in its discretion hold the foreign currency, without liability for interest, for the accounts of, the Holders entitled to receive the distribution. Cash distributions shall be rounded down to the next whole cent, with the balance, if any, attributable to any Holder retained by the Depositary, without interest, until the next cash distribution made available to Holders, when the retained amount shall be added to and become part of that next distribution.

If Interceramic declares a dividend in or a free distribution of Units or other securities, the Depositary may, with the approval of Interceramic, and shall if Interceramic so requests, distribute to the Holders as of the applicable Record Date, in proportion to their holdings, additional ADRs representing the securities received as a dividend or free distribution. If adjustments in the records of the Depositary are not made or additional ADRs are not issued, each ADS shall thereafter also represent the additional Units distributed. If for any reason, including any requirement that Interceramic or the Depositary withhold an amount on account of taxes or other governmental charges or that Units must be registered under the 1933 Act in order to be distributed to Holders, the Depositary does not believe the distribution of additional ADRs to be feasible, the Depositary may adopt any other method it considers equitable or practicable, after consultation with Interceramic, to effect the distribution. This may include the public or private sale of all or any part of the Units received and the distribution to Holders of the net sale proceeds. In lieu of issuing ADRs for fractions of ADSs, the Depositary will sell the number of Units represented by all of the fractions and distribute the net proceeds in Dollars.

If Interceramic offers any rights to subscribe for additional shares or any rights of any other nature to the Holders, the Depositary, after consultation with Interceramic, may decide the procedure to be followed:

in making the rights available to Holders;

in disposing of the rights and distributing the net proceeds available in Dollars to the Holders as in the event of a cash distribution; or

in allowing the rights to lapse.

The Depositary, if Interceramic so requests, will either make rights available to Holders by means of warrants or otherwise, if lawful and feasible and upon provision of any documents or certifications requested by the Depositary. However, if making rights available is not lawful or feasible, or if the rights represented by warrants or other instruments are not exercised and appear to be about to lapse, the Depositary may sell the rights or warrants or other instruments, if a market is available, at public or private sale, at any place or places and upon any terms as the Depositary may consider proper, and allocate and distribute the net sale proceeds for the accounts of the Holders on an averaged or other practicable basis without regard to any distinctions among Holders. The Depositary will not incur any liability to any person as a result of an exercise of its discretion to allow any rights to lapse.

If the Depositary receives any distribution in property other than cash, Units or rights, the Depositary may, and will, if Interceramic so requests, cause the securities or property to be distributed to the Holders entitled to them, in proportion to their holdings in any manner that the Depositary considers equitable and practicable. If, however, the distribution of the securities or property cannot be made proportionately among the Holders, or if for any other reason, including any requirement that Interceramic, the Depositary or the Custodian withhold an amount on account of taxes or other governmental charges or that the securities must be registered under the 1933 Act in order to be distributed to Holders, the Depositary believes distribution of the securities not to be feasible, after consultation with Interceramic, the Depositary may adopt any method it may believe equitable or practicable to effect the distribution, including the sale (public or private) of all or any part of the securities or property and the distribution to Holders of the net sale proceeds.

If the Depositary determines that any distribution of property other than cash, including a distribution of Units or rights to subscribe for Units, is subject to any taxes or governmental charges that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of the property in any amounts and in any manner, including by public or private sale, as the Depositary believes necessary and practicable to pay the taxes or governmental charges. The Depositary will then distribute the net sale proceeds or the balance of any the property after deduction of the taxes or governmental charges to the effected Holders.

The Depositary will not be required to make any distribution of securities or property to the Holders, nor to make available to Holders any right to subscribe for or to purchase any securities unless it receives an opinion of counsel to the effect that a registration statement under the 1933 Act with respect to the securities is in effect or that the offer and sale of the securities to the Holders are exempt from registration under the provisions of the 1933 Act and any other applicable laws. Neither Interceramic nor the Depositary will have any obligation to file a registration statement under the 1933 Act or otherwise register any rights or securities under any other applicable laws to make available to Holders any rights to subscribe for or to purchase any securities. If Interceramic or the Depositary does not file a registration statement under the 1933 Act or otherwise register any rights or securities under any applicable law, and an exemption from registration is not available, Holders would not be permitted to purchase the securities or otherwise exercise the rights and the Depositary would, to the extent possible, dispose of the rights for the accounts of the Holders, as provided in the preceding paragraph. As a result, any disposal of rights may reduce the proportionate equity interest of the Holders in Interceramic.

Changes Affecting Units

If there is any change in par value, split-up, consolidation, or any other reclassification of Units, or if any recapitalization, reorganization, merger or consolidation or sale of assets affecting Interceramic occurs, any securities received by the Depositary or the Custodian in exchange for, in conversion of, in substitution for or otherwise in respect of Units shall be treated as Units under the Deposit Agreement, and the ADRs shall, subject to the terms of the Deposit Agreement and applicable laws, including without limitation any registration requirements under the 1933 Act, evidence ADSs representing the right to receive Units including the securities received in exchange, conversion, substitution or otherwise. The Depositary may make appropriate adjustments in its records as in the case of a distribution of Units, or the Depositary may, with Interceramic's approval, and shall, if Interceramic so requests, execute and deliver additional ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs. The Depositary shall give notice in writing to all Holders immediately upon the occurrence of any exchange, conversion, substitution or otherwise in respect of Units.

On the Separation Date, without the surrender or exchange of ADRs or any amendment to the Deposit Agreement and without the payment of any fees or charges by the Holders, the ADSs shall represent the right to receive the Series B Shares (in the case of Common Unit ADSs) or the Series B Shares resulting from the conversion of the Series L Shares into Series B Shares and the Series D Shares (in the case of Limited Voting Unit ADSs), received by the Depositary or the Custodian upon the separation of the Units.

If Units or other deposited securities are to be redeemed (see "Description of Capital Stock-Other Provisions-Redemption" above) and, as a result, securities registered in the name of or held on behalf of the Custodian are called for redemption by Interceramic, the Depositary will call for the redemption of the appropriate number of ADSs and may adopt any method it may consider equitable and practicable to select the ADSs to be redeemed.

Record Dates

Whenever a distribution is to be made, a meeting of shareholders is called or if the Depositary otherwise finds it appropriate, necessary or convenient in respect of any matter, the Depositary will fix a Record Date, after consultation with Interceramic, for the event or the meeting. In general, the Depositary and Interceramic will attempt to coordinate Record Dates among holders of securities with those of holders of other classes of Interceramic's securities that are effected by the event or are also called to a meeting. In the case of a notice of meeting at which holders of Interceramic shares may vote, the Depositary shall fix a Record Date that affords Holders adequate time to instruct the Depositary as to the manner in which the securities are to be voted.

Voting of Shares

As soon as practicable after the receipt by the Depositary of notice of any meeting of holders of the Series B Shares, the Series D Shares or the Series L Shares, the Depositary will mail or cause to be mailed the information contained in the notice of meeting to all record Holders. Holders at the close of business a date specified by the Depositary, which shall be no fewer than eight business days prior to the relevant shareholders' meeting, may (unless otherwise restricted by law or the terms of the Deposit Agreement or the applicable securities) instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the applicable shares comprising the Units represented by their respective ADSs. The Depositary will, if practicable, vote the applicable shares in accordance with the written instructions of Holders.

Although Holders of ADRs are not entitled to attend general meetings of the holders of the Series B Shares, the Series D Shares or the Series L Shares, all Holders, regardless of nationality, are entitled to exercise all voting rights applicable to the shares comprising the Units represented by their ADSs. Interceramic and the Depositary will use their reasonable efforts to implement arrangements to enable Holders to be able to vote the shares comprising the Units attributable to the ADSs.

If the Depositary does not receive timely instructions from a Holder of ADRs regarding the voting of the shares comprising their Units on or before the date established by the Depositary for that purpose, the Depositary shall take action to cause the shares to be counted for the purposes of satisfying applicable quorum requirements, but shares for which timely instructions to vote are not received will not be voted by the Depositary.

Ownership Restrictions

Interceramic may restrict transfers or, to the extent permitted under applicable law, cause the mandatory sale or disposition of Units and ADRs where any transfer or ownership, as the case may be, might result in ownership of Units or ADRs exceeding the limits under applicable law or the Bylaws. Non-Mexican states and governments are prohibited under the Bylaws from owning shares of Interceramic and are, therefore, prohibited from being beneficial or record owners of ADRs.

Inspection of Transfer Books

The Depositary will keep books at its Principal Office for the registration and transfer of ADRs which at all reasonable times will be open for inspection by the Holders and Interceramic. However, any inspection must relate to the business of Interceramic or a matter related to the Deposit Agreement or the ADRs.

Reports and Notices

Interceramic furnishes the Depositary with annual reports in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with Mexican GAAP together with a reconciliation of net income and shareholders' equity to US GAAP. Interceramic also furnishes the Depositary with an English translation of its unaudited quarterly financial statements prepared in accordance with Mexican GAAP. Upon receipt of these reports, the Depositary will promptly mail the reports to all Holders. Interceramic must also provide the Depositary and the Custodian with notice in English of shareholders' meetings or the taking of any action in respect of any cash distributions or the offering of any rights in respect of the Units, and any other reports and communications that are made generally available to holders of Units. The Depositary is required to mail all notices, reports and communications to the Holders at its own expense.

Amendment and Termination of the Deposit Agreement

The form of ADRs and the Deposit Agreement may be amended at any time by agreement between Interceramic and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges), or that otherwise prejudices any substantial existing right of Holders, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of an amendment has been given to each Holder. Every Holder at the time the amendment becomes effective will be deemed to have accepted to the amendment by continuing to hold its ADR. In no event may any amendment impair the right of a Holder to surrender its ADRs and receive in exchange the underlying Units or other deposited securities and other property represented by the ADRs, except in order to comply with applicable law.

At the direction of Interceramic the Depositary is required to terminate the Deposit Agreement by mailing notice of termination to the Holders of all ADRs then outstanding at least 30 days prior to the date of termination fixed in the notice. The Depositary may also terminate the Deposit Agreement upon delivery to Interceramic of written notice of its election to resign at least 60 days prior to the resignation date provided in the notice, unless a successor depositary accepts its appointment before the end of the 60 day period. If any ADRs subject to the terminated Deposit Agreement remain outstanding after the date of termination, the Depositary will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the Holders, will no longer accept deposits of Units (and shall instruct the Custodian to act accordingly) and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to:

collect dividends and other distributions pertaining to the Units and any other Units represented by the outstanding ADSs;

sell property and rights and convert Units into cash when required or permitted; and

deliver Units as the Depositary may effect, together with any dividends or other distributions received and the net proceeds of the sale of any rights or other property, in all cases without liability for interest, in exchange for surrendered ADRs in compliance with the Deposit Agreement.

At any time after the expiration of six months from the termination of the Deposit Agreement, the Depositary may sell the remaining Units and hold the net proceeds, together with any other cash then held, without liability for interest, in an unsegregated escrow account, for the pro rata benefit of Holders whose ADRs have not then been surrendered. After sale of the Units, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for its obligation to account for any net sales proceeds and other cash and certain indemnification obligations. Upon the termination of the Deposit Agreement, Interceramic will also be discharged from all obligations thereunder, except for certain obligations to the Depositary.

Charges of Depositary

The Depositary will charge any party who makes a deposit or to whom ADRs are issued or who surrenders an ADR for the purpose of delivery or withdrawal of deposited Units a fee of up to US $0.50 for each ADS (or fraction thereof) issued or surrendered. In addition, the Depositary will charge Holders a fee not to exceed $1.50 per certificate for transfers of ADRs made under the terms of the Deposit Agreement. Interceramic will pay certain expenses, fees or charges of the Depositary and those of the registrar, if any, in accordance with the terms of the Deposit Agreement and any other written agreements between Interceramic and the Depositary, except for mailing expenses, which shall be borne by the Depositary, and except for taxes and other government charges, any applicable share transfer, custody and registration fees on deposit, withdrawal or transfer of Units, certain cable, telex, facsimile transmission and delivery charges and other expenses incurred by the Depositary in the conversion of foreign currency into Dollars, and in connection with compliance with foreign exchange control regulations, which shall be payable by Holders.

Liability of Holders for Taxes or Other Charges

Any tax or other governmental charge or expense payable by the Custodian as the registered holder of any Units represented by ADSs shall be payable by the applicable Holder to the Depositary. The Depositary may refuse, and Interceramic shall be under no obligation, to effect any registration of transfer, or split-up or combination of any ADR or any deposit or withdrawal of the Units underlying an ADR until payment of the tax or charge is made, and may withhold or deduct any dividends or other distributions or may sell any or all of the Units represented by ADSs evidenced by an ADR and may apply the applicable dividends or distributions or the proceeds of any sale in payment of the taxes or other governmental charges or expenses and the Holder of the ADR shall remain liable for any deficiency.

General

Neither the Depositary, Interceramic or their respective agents or controlling persons will be liable to any Holder or other person with an interest in an ADR if they are prevented or delayed in performing an obligation under the Deposit Agreement due to any present or future law, any governmental authority or any circumstances beyond their control, by any provisions of the Bylaws or of any deposited securities or by attributable to the exercise of any discretion permitted under the Deposit Agreement. The obligations of Interceramic and the Depositary under the Deposit Agreement are expressly limited to performing their specified duties in good faith and using their reasonable judgment. Interceramic and the Depositary have each agreed to indemnify the other in certain circumstances arising out of acts performed or omitted by various parties in connection with the Deposit Agreement.

ADSs are transferable on the books of the Depositary, although the Depositary may close the transfer books at any time when it considers closing the books to be expedient in connection with the performance of its duties or upon the reasonable request of Interceramic. The Depositary may refuse to deliver ADRs or Units, register the transfer, split-up or combination of any ADS or make any distribution of, or related to, the Units until it or the Custodian has received proof of legal or beneficial ownership, citizenship, residence or exchange control approval or other information as it may consider necessary or proper.

The execution, delivery, transfer or surrender of ADRs and ADSs generally may be suspended during any period when the transfer books of the Depositary, Interceramic or Indeval are closed, or if a suspension is considered necessary or advisable by the Depositary or Interceramic at any time. The surrender of outstanding ADRs and withdrawal of the underlying Units may not be suspended, however, except as required in connection with temporary delays caused by closing the transfer books of the Depositary, Interceramic or Indeval or the deposit of the Units in connection with voting at a meeting of security holders or with the payment of dividends. The Depositary may also refuse to permit a withdrawal pending the payment of fees, taxes and charges or if necessary to comply with any United States or foreign laws or regulations relating to the ADRs or to the withdrawal of Units. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADSs, any ADR, or the transfer and withdrawal of Units, Interceramic, the Depositary or the Custodian may require payment from the Holder, person surrendering the ADR, ADSs or the depositor of any Units of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, custody or registration fee with respect thereto and payment of any applicable fees payable by Holders.

If any ADRs or ADSs are listed on the NYSE or quoted or listed on one or more stock exchanges or quotation systems, the Depositary will act as registrar, or with the approval of Interceramic will appoint a registrar or one or more co-registrars, for registration of the ADRs in accordance with the requirements of the NYSE or any stock exchange of which the ADSs evidenced by ADRs are quoted or listed. Registrars or co-registrars are removable at the request of Interceramic request, and may be removed by the Depositary with the approval of Interceramic, with a substitute or substitutes to be appointed by the Depositary. Currently only the Limited Voting Unit ADRs are listed on the NYSE, and the Common Unit ADRs are neither listed on the NYSE nor listed or quoted on any other stock exchange or quotation system. Although it may choose to do so at some later date, Interceramic currently has no plans to seek a listing or quotation of the Common Unit ADRs on the NYSE or any other stock exchange or quotation system.

VALIDITY OF SECURITIES

The validity of the New ADSs will be passed upon for Interceramic by Mendel Blumenfeld, LLP, El Paso, Texas. The validity of the New Units (including the New Units underlying the New ADSs) will be passed upon by Abogados Mesta y Asociados, S.C., Chihuahua, Chihuahua, Mexico, Mexican counsel for Interceramic. Mendel Blumenfeld, LLP may rely upon Abogados Mesta y Asociados, S.C., with respect to certain matters governed by Mexican law.

EXPERTS

Mancera, S.C., A Member Practice of Ernst & Young Global, independent auditors, have audited the Company's consolidated financial statements and schedules included in the 2002 20-F, as set forth in their report which is included in this Prospectus and elsewhere in the Registration Statement. The financial statements and schedules are included in reliance on Mancera, S.C.'s report, given on their authority as experts in auditing and accounting.

ENFORCEABILITY OF JUDGMENTS

Interceramic is a limited liability company with variable capital (sociedad anonima de capital variable) organized under the laws of Mexico. All of Interceramic's officers and all but three of the members of the Board and certain of the experts named in this Prospectus reside in Mexico, and all or a substantial portion of the assets of the directors, officers and experts and a substantial portion of the assets of the Company are located in Mexico. As a result, it may not be possible for persons to effect service of process within the United States upon those persons or to enforce against them or against Interceramic in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Interceramic has been advised by Abogados Mesta y Asociados, S.C., Mexican counsel to Interceramic, that there is uncertainty as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

PUBLICLY AVAILABLE INFORMATION ABOUT INTERCERAMIC

Interceramic files reports and other information with the SEC under rules that apply to foreign private issuers. Prospective investors may read and copy these reports and other information filed by the company with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room is available by calling 1-800-SEC-0330. Interceramic's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We are required to file annual reports on Form 20-F and submit reports on Form 6-K and other information with the SEC through the EDGAR system. Information concerning Interceramic is also available for reading at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Interceramic provides the Depositary with annual reports in English, which include a review of operations and annual audited consolidated financial statements prepared in conformity with Mexican GAAP, and a reconciliation of net income and shareholders' equity to US GAAP. Interceramic also provides the Depositary with an English translation of its unaudited quarterly financial statements prepared in accordance with Mexican GAAP. Upon its receipt of this financial information, the Depositary promptly mails the information to all ADR holders of record. Interceramic also provides the Depositary with notices in English of shareholders' meetings and other reports and communications that are made generally available to holders of its stock under Mexican law, and the Depositary is required to mail this information to the record holders of ADRs.

FORWARD LOOKING STATEMENTS

Some of the statements made in this Prospectus and in the 2002 20-F are forward-looking statements, which reflect management's views about future events and financial performance. In addition, forward-looking statements may be made in future filings with the SEC and in written material, press releases and oral statements issued or made by Interceramic or on its behalf. Statements that are not historical facts, including for example statements about hopes, beliefs, strategies, anticipations and expectations, are forward-looking statements and involve inherent risks and uncertainties. Interceramic's forward-looking statements are based on current plans, estimates and projections and undue reliance should not be placed upon them. Actual results could differ materially from those projected in forward looking statements for a variety of reasons that may be beyond the control of Interceramic, including effects on the Company and its operations from competition, economic, political and social events that might occur in Mexico, changes in circumstances that might adversely impact access sources of financing on competitive terms, events that might impact the construction industry in Mexico and the United States generally, changes in Mexican GAAP, changes in law and other factors. In any event, the forward-looking statements contained or incorporated in this Prospectus speak only as of their dates and Interceramic does not undertake any obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

CONVERSION OF CERTAIN PRODUCTION INFORMATION

The Company generally measures its ceramic floor tile production and sales in terms of square meters. For purposes of converting production and sales information from square meters into square feet, the Company uses a convention of 11 square feet to each square meter rather than the actual numerical conversion of 10.762 square feet to each square meter. In Mexico, the measurement of product generally is based upon the actual surface area of the tile produced or sold. In the United States, the Company observes the convention of measuring product based upon the surface area covered by the applied ceramic tile, which includes standard one-quarter inch grout joints.

PUBLIC DOCUMENTS

The information presented in this Prospectus and identified as having been extracted from government publications has been presented on the authority of the applicable public official documents.

ADDITIONAL INFORMATION

This Prospectus constitutes part of a Registration Statement on Form F-3 (together with all amendments and exhibits, the "Registration Statement") filed by Interceramic with the SEC under the 1933 Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement for further information regarding the Company and the New Units and New ADSs offered hereby. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where applicable reference is made to the copy of a contract or other document filed as an exhibit to the Registration Statement, each of those statements are qualified by the reference to the complete document.

Annex A

ANNUAL REPORT ON FORM 20-F

FOR THE YEAR ENDED DECEMBER 31,2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

G REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

: ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002.

OR

G TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from        to

Commission file number:  82-2873

Internacional de Cerámica, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

Ceramics International, Inc.                                                                                                                                                                             United Mexican States

(Translation of Registrant's name into English)                                                                                                                                                      (Jurisdiction of incorporation or organization)

Ave. Carlos Pacheco 7200

Chihuahua, Chih., Mexico

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each Class	Name of each exchange on which registered
American Depositary Shares, each representing five Limited Voting Units	New York Stock Exchange
Limited Voting Units, which consists of one Series D and one Series L Share	New York Stock Exchange*
Series D Shares, without par value	New York Stock Exchange*
Series L Shares, without par value	New York Stock Exchange*

*Not for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act:   None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:    None

Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report:

                                                                             Series B Shares, without par value                                               65,740,430

                                                                                                       Series D Shares, without par value                                              25,057,860

                                                                                                       Series L Shares, without par value                                               25, 057,860

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes    X                        No

Indicate by check mark which financial statement item the Registrant has elected to follow:

                  Item 17                     Item 18    X

Table of Contents

Page

PART I

ITEM 1.           Identity of Directors, Senior Management and Advisers

            ITEM 2.           Offer Statistics and Expected Timetable

            ITEM 3.           Key Information

            ITEM 4.           Information on the Company

            ITEM 5.           Operating and Financial Review and Prospects

ITEM 6.           Directors, Senior Management and Employees

ITEM 7.           Major Shareholders and Related Party Transactions

            ITEM 8            Financial Information

ITEM 9.           The Offer and Listing

            ITEM 10.         Additional Information

ITEM 11.         Quantitative and Qualitative Disclosures about Market Risk

ITEM 12.         Description of Securities Other Than Equity Securities

PART II

              ITEM 13.       Defaults, Dividend Arrearages and Delinquencies

              ITEM 14.       Modifications to the Rights of Security Holders and Use of Proceeds

              ITEM 15.       Controls and Procedures

              ITEM 16.       [Reserved]

PART III

              ITEM 17.       Financial Statements

              ITEM 18.       Financial Statements

              ITEM 19.       Exhibits

              Unless otherwise specified or the context otherwise requires, references to "Interceramic" in this Annual Report on Form F-20 for the fiscal year ended December 31, 2002 (this "Annual Report") shall mean Internacional de Cerámica, S.A. de C.V., a limited liability company with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States ("Mexico"), and references to the "Company" shall mean Interceramic collectively with its subsidiaries.

               The Company maintains its financial books and records in Mexican Pesos ("Pesos," "P." or "Ps") and presents its financial statements in conformity with generally accepted accounting principles in Mexico ("Mexican GAAP"). Pursuant to Mexican GAAP, financial data for all periods covered by the consolidated financial statements of the Company and other financial information presented in this Annual Report, unless otherwise indicated, have been restated in constant Pesos with purchasing power as of December 31, 2002.

               This Annual Report contains translations of certain Peso amounts into dollars ("Dollars," "US $" or "$"), the currency of the United States of America (the "United States"), at specified exchange rates solely for the convenience of the reader. These translations should not be construed as representations that the Peso amounts actually represent Dollar amounts or could be converted into Dollars at the rate or rates indicated. Unless otherwise indicated, Dollar amounts have been translated from Pesos at the exchange rate of Ps 10.39 to US $1.00, the exchange rate as quoted to the Company by Casa de Cambio Euromex, S.A. de C.V. as the rate representing the interbank exchange rate (the "Interbank Rate") at the close of business on December 31, 2002. There are several other commonly available rates of conversion of Pesos to Dollars and no representation can be made as to the accuracy of one rate as compared to any other, many of which may vary significantly from time to time from the Interbank Rate.

               The manufacturing operations and the principal offices of the Company are based primarily in Mexico and the Company's consolidated financial statements are expressed in Pesos; however, all of the Company's indebtedness and a significant portion of the other liabilities of the Company are designated in Dollars, and the Company generates a material amount of Dollar denominated revenues and/or expenses payable in Dollars. Such Dollar amounts are translated into Pesos for financial statement purposes in accordance with Mexican GAAP.

               The Company generally measures its ceramic floor tile production and sales in terms of square meters. For purposes of converting the Company's production and sales information from square meters into square feet, the Company has used a convention of 11 square feet to each square meter rather than the actual numerical conversion of 10.762 square feet to each square meter. In Mexico, the Company's measurement of product generally is based upon the actual surface area of the tile produced or sold. In the United States, the Company observes the convention of measuring product based upon the surface area covered by the applied ceramic tile, which includes standard one-quarter inch grout joints.

               This Annual Report contains forward-looking statements, within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the "1933 Act"), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), which reflect the Company's views about future events and financial performance. Statements that are not historical facts, including without limitation statements about the Company's hopes, beliefs, strategies and expectations, are forward-looking statements and involve inherent risks and uncertainties. The Company's forward-looking statements are based on current plans, estimates and projections and, accordingly, undue reliance should not be placed upon them. Actual results could differ materially from those projected in forward looking statements for a variety of reasons that may be beyond the control of the Company, including without limitation effects on the Company from competition, economic, political and social events that might occur in Mexico, changes in circumstances that might adversely impact the Company's ability to access sources of financing on competitive terms, events that might impact the construction industry in Mexico generally, changes in Mexican GAAP, changes in law and other factors. In any event, the forward-looking statements contained in this Annual Report speak only as of their dates and the Company undertakes no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. In preparing its financial statements, the Company makes estimates concerning a variety of matters. Some of these matters are highly uncertain, and the estimates involve judgments based on the information available to the Company. Certain discussions in this Annual Report concern matters for which the financial presentation would be materially affected if either (i) the Company relied on different estimates that it could reasonably use or (ii) in the future the Company changes its estimates in response to changes that are reasonably likely to occur.

               Interceramic's registered office in Mexico, and principal executive office, is located at Ave. Carlos Pacheco 7200, Chihuahua, Mexico, and its telephone number is 011.52.614.429.1111. The address for the corporate offices of the Company's United States subsidiaries is 2333 South Jupiter Road, Garland, Texas 75041, telephone number 214.503.5500.

PART I

 ITEM 1.             Identity of Directors, Senior Management and Advisers

              Not applicable.

ITEM 2.             Offer Statistics and Expected Timetable

              Not applicable.

ITEM 3.             Key Information

              A.    Selected Financial Data

               The table on the following page presents selected consolidated financial data of the Company. The data presented should be read in conjunction with, and are qualified in their entirety by reference to, the Consolidated Financial Statements included under Item 18 in this Annual Report (the "Financial Statements"). The Financial Statements have been audited by Mancera, S.C., a member practice of Ernst & Young Global, independent auditors.

               The Financial Statements have been prepared in accordance with Mexican GAAP, which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). See Note 12 to the Financial Statements for a description of the principal differences between Mexican GAAP and US GAAP as they relate to the Company and reconciliation to US GAAP of net earnings and shareholders' equity.

               Pursuant to Mexican GAAP, the Financial Statements and the selected consolidated financial data set forth below have been prepared giving effect to Bulletin B-10, Bulletin B-12 and Bulletin B-15 of the Instituto Mexicano de Contadores Públicos, the Mexican Institute of Public Accountants (the "IMCP"). Bulletin B-10, as amended, provides for the recognition of the effects of inflation on financial information. For years ending prior to January 1, 1997, Bulletin B-10 allowed the Company to restate non-monetary assets at current replacement cost, as determined by independent appraisers, to restate the components of shareholders' equity using the Consumer Price Index for Mexico (the "NCPI"), and to record gains or losses in purchasing power from holding monetary liabilities or assets. Bulletin B-10 also requires restatement of all financial statements to constant Pesos as of the date of the most recent balance sheet presented and, accordingly, all data in the Financial Statements and in the selected consolidated financial data set forth below have been restated in Pesos with purchasing power of December 31, 2002, unless otherwise indicated. See Note 1 to the Financial Statements. The effect of these inflation accounting principles has not been reversed in the reconciliation to US GAAP. See Note 12 to the Financial Statements.

               The IMCP has published the Fifth Amendment to Bulletin B-10, applicable to financial statements for periods beginning on or after January 1, 1997, which abandons the use of appraisals for the valuation of fixed assets and instead imposes a specific cost method. Under this method, certain fixed assets, such as machinery and equipment, are to be valued based on their historical cost. If an asset was acquired from outside of Mexico, the historical cost is restated using the consumer price index of the country of origin, converted into Pesos at the exchange rate prevailing at the time of valuation. For items acquired in Mexico, or for which the country or origin is uncertain, the historical cost is restated using the NCPI. The Company implemented this change in the Financial Statements commencing with the fiscal year ended December 31, 1997. See Note 1(h) to the Financial Statements.

               Bulletin B-12 specifies the appropriate presentation of the statement of changes in financial position when financial statements have been restated in constant Pesos in accordance with Bulletin B-10 and prior years' presentations have been restated accordingly. Bulletin B-12 further requires (i) identification of the generation and application of resources representing differences between beginning and ending financial statement balances in constant Pesos and (ii) that monetary and foreign exchange gains and losses not be treated as nonmonetary items in the determination of resources provided by operations. Under Bulletin B-15, which became effective on January 1, 1998, prior period financial statements may be restated using an actualization factor determined by weighing the Company's respective operations in the United States and Mexico, each as effected by inflation in the applicable country and currency exchange rates in the applicable currencies. In this respect, Bulletin B-15 is inconsistent with the requirements of Rule 3-20(e) of Regulation S-X promulgated by the United States Securities and Exchange Commission (the "SEC") with respect to filings under the 1933 Act and the 1934 Act, and is treated as a reconciling item in the Financial Statements. See Note 1(a) and Note 12 to the Financial Statements.

               Effective January 1, 2000, the Company adopted the requirements of the Accounting Principles Bulletin D-4, "Accounting for Income Tax, Asset Tax and Employee Profit Sharing," issued by the IMCP. Bulletin D-4 requires the recognition of deferred taxes on basically all temporary differences in balance sheet accounts for financial and tax reporting purposes, using the enacted income tax rate at the date the financial statements are issued. Through December 31, 1999, deferred taxes were recognized only on temporary differences that were considered to be non-recurring and that had a known turnaround period.

               The accumulated effect of this new requirement at the beginning of 2000 was applied to stockholders' equity, without restatement of prior years. As expected, in the Company's first year applying these new rules, the most significant changes were an increase in the provision for deferred taxes and a decrease in stockholders' equity in the amount of Ps 299,564.

	YEAR ENDED DECEMBER 31,
	1998	1999	2000	2001	2002	2002
	(IN THOUSANDS OF PESOS AS OF December 31, 2002(1)					Thnds. of Dollars(9)
INCOME STATEMENT DATA: MEXICAN GAAP:
Net sales	2,580,948	2,765,955	2,845,094	2,971,573	3,058,853	294,404
Cost of sales	(1,615,184)	(1,789,738	(1,803,285)	(1,866,093)	(1,927,568)	(185,521)
Gross profit	965,763	976,217	1,041,809	1,105,479	1,131,285	108,882
Selling and administrative expenses	(649,369)	(730,174)	(746,299)	(766,972)	(841,221)	(80,964)
Operating income	316,394	246,043	295,510	338,508	290,064	27,918
Comprehensive financing (cost) income	(251,890)	25,017	(63,547)	(24,964)	(157,527)	(15,161)
Other income (expense) net	(12,167)	(24,808)	(28,614)	(48,760)	(12,432)	(1,197)
Equity in results of associated companies (2)	(1,184)	364	-	1,335	(420)	(40)
Income and asset tax	(24,838)	(16,179)	(15,681)	(17,080)	(19,251)	(1,879)
Deferred income tax	-	-	(36,935)	(29,742)	8,448	813
Employee profit sharing (3)	(2,893)	(3,253)	(2,483)	(3,465)	(3,556)	(342)
Consolidated net income	23,424	226,821	148,250	214,497	105,476	10,152
Minority net income (loss)	4,407	5,613	(764)	23,348	18,405	1,771
Majority net income	19,015	221,207	149,014	191,149	87,071	8,380
Net income per Unit (4)	0.35	4.09	2.73	3.30	1.52	0
Weighted average Units outstanding (000's)(4)	53,969	53,969	54,625	57,928	57,184	57,184
US GAAP AMOUNTS (5):
Majority net income (loss)	(55,613)	224,605	118,773	199,051	61,406	5,910
Net (loss) income per Unit (4)	(1.08)	4.37	2.31	3.87	1.19	0
Diluted net income (loss) per Unit (4)	(1.03)	4.16	2.17	3.44	1.07	0
BALANCE SHEET DATA: MEXICAN GAAP:
Current assets	1,235,737	1,215,558	1,244,908	1,239,611	1,263,361	121,594
Property, plant and equipment, net	2,060,656	1,892,265	1,793,691	1,636,396	1,730,033	166,509
Total assets	3,368,540	3,157,751	3,083,339	2,928,828	3,062,653	294,769
Current liabilities	602,189	593,206	560,561	1,336,221	697,113	67.095
Short term debt (6)	248,549	187,800	134,670	1,021,012	261,134	25,133
Long term debt	1,651,905	1,461,696	1,242,466	246,550	948,036	91,245
Total stockholders' equity	1,111,378	1,099,203	925,914	1,025,790	1,089,026	104,815
US GAAP AMOUNTS (5):

Total stockholders' equity	(77,300)	60,011	250,807	347,355	417,874	40,219
Weighted average units outstanding(10)	5,100	5,100	5,100	5,100	5,100	491
OTHER DATA: MEXICAN GAAP:
Depreciation and amortization	149,507	155,453	143,717	142,702	149,839	14,421
Capital expenditures	(143,971)	(132,890)	(93,937)	(108,808)	(170,191)	(16,380)
Working capital	633,547	622,352	684,347	(96,568)	566,248	54,499
EBITDA (11)	465,901	401,496	439,227	481,210	439,903	42,339
OPERATING INFORMATION:
Gross profit margin (7)	37.42%	35.29%	36.62%	37.20%	36.98%	36.98%
Operating profit margin (7)	12.26%	8.90%	10.39%	11.39%	9.48%	9.48%
EBITDA (7)	18.05%	14.52%	15.44%	16.19%	14.38%	14.38%
Personnel at period end	3,387	3,387	3,387	3,387	3,089	3,089

EXCHANGE RATE (8)	9.875	9.5	9.61	9.19	10.39

Notes:

(1)        In thousands , except for earnings per share and Unit and operating information.

(2)        The equity in results of associated companies reflects the participation of the Company in the earnings of certain non-consolidated affiliates. See Note 1(g) to the             Financial Statements.

(3)        See Note 9 to the Financial Statements.

(4)        Calculated by dividing majority net income by the weighted average Units outstanding at the end of the respective period.

(5)        See Note 12 to the Financial Statements.

(6)        Includes bank loans and the current portion of long term debt. See Note 5 to the Financial Statements.

(7)        Expressed as a percentage of total net sales.

(8)       Interbank Rate at the end of each period. At June 11, 2003, the Interbank Rate was Ps 10.576 to US $1.00. For the six months from December 2002 through May 2003, the high and low exchange rates were as follows:

Month	High	Low
December 2002	10.464	10.106
January 2003	10.975	10.32
February 2032	11.06	10.775
March 2003	11.227	10.72
April 2003	10.77	10.29
May 2003	10.12	10.44

(9)          Solely for the convenience of the reader, figures as of December 31, 2002 have been translated into Dollars as the rate of Ps 10.576 to US $1.00, the Interbank Rate at December 31, 2002.

(10)        The weighted average units outstanding is calculated under US GAAP under which only the fixed portion of stockholders' equity is taken into account.

(11)        Earnings before interest, taxes, depreciation, and amortization.

               B. Capitalization and Indebtedness

               Not applicable.

               C. Reasons for Offer and Use of Proceeds

               Not applicable.

               D. Risk Factors

               There are certain risk factors that are specific to Interceramic, its industry and its business. These may include the following:

 Mexican Political, Social, Economic Conditions and Government Policies Might Adversely Impact Sales and Profitability

               Almost 75 percent of the Company's assets are located in Mexico, and on average, 50 percent of consolidated sales each year are achieved in Mexico. As a result, demand for the Company's products and selling prices may decline as a result of adverse general economic and social conditions in Mexico, Mexican political developments, devaluation of the Peso and inflation and high interest rates in Mexico. For example, during the last Mexican economic crisis which started in late 1994 and continued for the next few years, the Company had to cut its selling prices in Mexico in order to maintain market share. Payment of Dollar-denominated debt and other obligations absorbed a larger part of the Company's Peso-generated cash flow, making it difficult for the Company to fund operations and make normal improvements to facilities and equipment. Management during this period of economic difficulties in Mexico spent considerable time in obtaining waivers of financial covenant violations in certain loan agreements with lenders as well as negotiating extended payment terms with many material vendors.

               •     Economic Considerations. Mexico has a history of economic instability, with periods of deep recession quickly interrupting periods of relative economic growth and prosperity. Political and social instability in the past periods have resulted in exchange rate instability and devaluation of the Peso against foreign currency, leading to increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power, high unemployment and liquidity crises. While Mexico has experienced a number of consecutive years of relative political and economic stability since the late 1990's, there can be no assurance that this trend will continue or if it does, for how long.

If the Mexican economy falls into a recession, the business, financial position and results of operations of the Company may suffer materially for a number of reasons, including lack of consumer demand for the Company's products, declining selling prices, increased cost of the materials, supplies and services needed in Mexico to make products and the devaluation of the Peso against the Dollar making payment of Dollar-denominated debt more expensive and difficult.

               •        Government Policies. The Mexican government has exercised and continues to exercise a significant influence over many aspects of the Mexican economy. With the improving economic stability in recent times, the government has loosened its control over the economy, however in deteriorating economic circumstances the government could be expected to reinsert itself into the economy which could result in governmental controls on prices, currency exchange rates and inflation. Accordingly, Mexican government actions concerning the economy could have a significant effect on the Company and other private sector entities and on market conditions and the prices and returns on Mexican equity securities, including Interceramic's equity securities.

               •        Political Considerations. Political events in Mexico may significantly affect the Company's business conditions, financial condition and results of operations as well as the price of Interceramic's securities. In recent years, political and social unrest and disturbances have adversely impacted the Mexican securities markets.

               •        Currency Fluctuations. All of the Company's debt and a material amount of its revenues and expenses are denominated in Dollars. Accordingly, the Company is affected by fluctuations in the value of the Peso against the Dollar. During periods when the Peso devalues against the Dollar, the Company recognizes foreign exchange losses on its financial statements, while exchange gains are recognized during periods that the Peso strengthens against the Dollar. For example, while in 2001 the Company recognized foreign exchange gains of Ps 49.4 million as the Peso appreciated against the Dollar, in 2002 the opposite was true and the Company recognized foreign exchange losses of Ps 108.4 million. Currency fluctuations are likely to continue to have an effect on the Company's financial condition, results of operations and cash flow in future periods.

 Severe devaluation or depreciation of the Peso may also result in disruption of international foreign exchange markets and limit the Company's ability to convert Pesos into Dollars for purposes of paying debt as well as other obligations that the Company incurs in Dollars. Although the Mexican government does not currently restrict the ability of persons to convert Pesos into Dollars or otherwise export currencies out of Mexico, it has done so in the past and it could institute restrictive policies which might adversely affect the Company's ability to convert Pesos into Dollars in the future.

               •       Inflation and Interest Rates. Although inflation in recent years has been relatively low, Mexico has historically experienced high levels of inflation. Measured by changes in the NCPI, inflation in Mexico was 4.40 percent for 2001, 5.70 percent for 2002 and for the first five months of 2003 was 1.20 percent. High rates of inflation can adversely affect the Company's results of operations for a variety of reasons, including that the Company cannot always match the pace of inflation in the prices of goods and services needed to make products with the price the Company can obtain in the markets for the sale of its products. During periods of high inflation in Mexico, domestic interest rates have increased significantly. During 2002, the interest rate of the 28-day Mexican government securities called "Cetes" averaged 7.09 percent and in 2001 averaged 11.31 percent. On June 11, 2003, the interest rate on the 28-day Cetes was 5.14 percent. High interest rates not only might increase the cost of borrowing money in Mexico, but also might make it more difficult to borrow or acquire goods and services on credit, thereby impairing the Company's ability to manufacture its products as and when needed to service consumer demand.

 Forward-looking Statements Are Subject to Uncertainty and Actual Results May Not Be as Favorable as Had Been Predicted

               This Annual Report contains certain statements which reflect the views of management with respect to future events and financial performance. Actual results could differ materially from results projected in forward-looking statements as a result of any of the risk factors discussed in this Annual Statement or other unanticipated factors. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Persons should not place undue reliance on forward-looking statements, which speak only as of the date of this Annual Report. Unless the law requires otherwise, Interceramic may not publicly update or revise any forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.

 Economic and Political Developments in Other Countries May Lower the Value of Interceramic's Securities

               The market value of the securities of Mexican companies is periodically subject to economic, social and political developments in other countries. Although economic conditions in other countries may differ materially from those in Mexico, and although many of these other countries may have immaterial connections to the Mexican economy, investors' reactions to developments in other countries, particularly in emerging market economies, may result in a decrease in the market value of Interceramic's securities. Recent examples include the 1997 financial crisis in the Asian economies and in those of Russia and Brazil in 1998, each of which resulted in significant reductions in the market values of securities of Mexican companies. The events of September 11, 2001 and the unsettled conditions in the middle-east following the United States' invasion of Iraq have also had an adverse effect on equities world-wide, with the full impact of the events most likely yet to be felt. Continuing instability in many parts of the and concern about further terrorist against the United States and other allied countries has led to a market uncertainty that has and will continue to have investors seeking more conservative investments generally and, accordingly, the value of the Company's securities may be adversely effected.

 The Construction Business Is Cyclical and a Decrease in Demand for Tile Products May Lower the Company's Sales

               A recession or decline in the construction industry in Mexico or in the United States could result in decreased demand for ceramic tile products and lower price levels. The tile industry is highly dependent on construction activity-including new construction and remodeling-which is cyclical in nature and is significantly affected by changes in general and local economic conditions. These changes include employment levels, financing availability, interest rates, consumer confidence and housing demand. Further, material unanticipated fluctuations in the demand for ceramic tile products could result in increases in inventories which may not be readily saleable by the Company at profitable prices.

 The Company is Highly Leveraged and Disruptions in Cash Flow May Impair its Ability to Fund Operations

               Although the Company has been decreasing its debt over recent years, it is currently highly leveraged, with consolidated indebtedness of US $116.4 million and a total debt to equity ratio of 1.10 to 1 as of December 31, 2002. Substantially all of the Company's physical assets have been pledged to secure repayment of its debts. Because a substantial portion of cash available from operations is likely to be used to pay the Company's debts, funds available for operations may be reduced and the ability to generate sufficient cash flow to adequately fund operations may be impaired. Additionally, the Company's highly leveraged position makes it more vulnerable to adverse economic conditions than less leveraged competitors. Furthermore, the discretion of management with respect to certain business matters is limited by covenants contained in some of the Company's loan agreements.

 The Company Faces Substantial Debt Amortizations in Coming Years

               In June of 2002, the Company executed a Credit Agreement (the "Credit Agreement") with an international consortium of lenders, pursuant to which the Company borrowed US $100.0 million to refinance the Company's then-maturing $90.0 million notes (the "Eurobonds") and for other general working capital purposes. Although the loan made to the Company under the Credit Agreement is on generally favorable terms, it provides for significant amortization of principal, with US $15.0 million due in the remainder of 2003, US $17.5 million due in 2004, US $20.0 million due in 2005, US $22.5 million due in 2006 and the remaining US $25.0 million due in 2007. These significant debt service obligations may materially impact the Company's cash flow and impede its ability to fund operations. In such event the Company may be required to borrow additional funds or refinance all or a part of the debt represented by the Credit Agreement, although there can be no assurance that it would be able to do so. In the event the Company were to be unsuccessful at refinancing the debt represented by the Credit Agreement under such circumstances, it could result in cash flow difficulties for the Company and have a material, adverse impact on the business, finances and prospects of the Company.

The Company Faces Significant Competition in All Markets and Pricing Pressures May Decrease Profitability

              Significant competition generally is reflected in lower prices for the Company's products, and any further decreases in selling prices could decrease profitability and impair the Company's cash flow. The markets for the Company's products in both Mexico and the United States are highly competitive. In Mexico, Interceramic competes for market share primarily with domestic manufacturers and independent distributors of ceramic tile, many with greater resources than Interceramic possesses. Interceramic dedicates significant resources to new and innovative product development, as well as advertising, marketing and product presentation strategies in Mexico in order to generate and maintain consumer interest in its products. A failure of one or more of these strategies could result in decreased sales in Mexico. In the United States, the Company faces significant competition, primarily from Italian and Spanish importers. Much of the competition in the United States is from products similar to the Company's and pricing pressures are significant. In recent years, many European competitors have enjoyed favorable exchange rates against the Dollar and lower costs of production than has the Company.

Import Tariffs in the United States Provide Some Competitors with Pricing Advantages

              United States tile manufacturers can charge less for their products than the Company can because they are not subject to import tariffs, making the Company's products imported from Mexico less competitive and adversely effecting the Company's United States sales revenues. Mexico, the United States and Canada are parties to the North American Free Trade Agreement, or NAFTA, created to establish a "free trade" zone and to eliminate import duties, tariffs and barriers among the three countries. However, under NAFTA tariffs on ceramic tile imported from Mexico into the United States were not eliminated and are to be phased out over a period of 15 years (the current NAFTA tariff rate for substantially all of the Company's products is 6.30 percent). United States producers are not subject to any tariffs in the United States markets and thus enjoy a competitive advantage against importers like the Company. The benefits of NAFTA to the Company may only be realized gradually in increased access to the United States market and increased sales in the United States as the tariffs are reduced. It is also possible that European or United States manufacturers may locate or expand production facilities in Mexico to take advantage of reduced tariff levels, resulting in increased competition not only in the United States market but in the Mexican market as well.

               The United States is also a party to the General Agreement on Tariffs and Trade, or GATT. Under GATT, the United States currently imposes a tariff on products like the Company's from non-NAFTA countries at a rate of 9.6 percent. The applicable tariff rate under GATT is scheduled to reduce over time to 8.5 percent in 2005. The reduction of tariff rates under GATT may result in increased competition within the United States ceramic tile markets from European and other foreign producers of ceramic tile products.

 The Interests of Interceramic's Controlling Shareholders May Not Be the Same as the Interests of Other Shareholders

              Over half of Interceramic's Series B Common Shares, it general voting securities (the "Series B Shares"), are held or controlled by members or associates of the Oscar Almeida Chabre family of Chihuahua, Chihuahua, México (the "Almeida Family" and, collectively with certain associates, the "Controlling Group"). The Controlling Group may have objectives for the Company that differ from those of minority shareholders on a variety of issues, including for example business strategies, product development and capital investment. Because of this, the value of an investment in Interceramic's securities is subject in many respects to the decisions of management over which an investor is unable to exercise any control. By virtue of its ownership, the Controlling Group has the effective power to designate a majority of the Board of Directors of Interceramic (the "Board") and to determine the outcome of other actions requiring a vote of the shareholders, except in very limited cases that require a vote of the holders of Interceramic's two classes of limited voting equity securities, the Series D Dividend Preference Shares (the "Series D Shares") and the Series L Limited Voting Shares (the "Series L Shares"). Further, under Mexican law, holders of Interceramic's equity securities may have less protection as a minority shareholder than is the case under the laws of the United States.

A Change in Control May Result in Management Changes and Defaults under Loan Agreements

              As a result of shareholdings and certain agreements, the Controlling Group currently controls a majority of Interceramic's general voting securities. The Almeida Family has controlled the senior management of the Company since its inception, and a loss of control could result in a loss of experienced executive and other management personnel which might harm the Company's ability to competitively operate its business. Also, most of the Company's loan agreements contain provisions that would allow lenders to accelerate their loans if the control of the Company were to change. If all or even a portion of the Company's debts were accelerated, it may be unable to pay or refinance them. The Controlling Group is not obligated to maintain their holdings in Interceramic's securities, however, and if they chose to dispose of all or a portion of their Series B Shares the control of Interceramic could change. Further, on December 7, 2004, all then-outstanding Series L Shares will convert into Series B Shares. Unless the Controlling Group increases its holdings between now and that date, upon the conversion of the Series L Shares the Controlling Group may no longer be able to control Interceramic.

The Ability to Recover Damages from or Enforce a Judgment Against Interceramic May Be Limited

              Interceramic is organized under the laws of Mexico and all of its officers and all but two of the members of the Board reside in Mexico. Also, almost 75 percent of the Company's assets are located in Mexico. As a result, if an investor were to have a claim against Interceramic, whether predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise, it may not be possible to effect service of process within the United States upon Interceramic's management or to enforce the payment by Interceramic or its management of damages that might be awarded by courts in the United States.

ITEM 4.             Information on the Company

              A. History and Development of the Company

               Interceramic was founded on February 17, 1978 as a closely held a limited liability company with variable capital (sociedad anónima de capital variable) by certain members and associates of the Almeida Family. Although Interceramic conducts business in Mexico under the "Interceramic" trade name, its charter name is "Internacional de Cerámica, S.A. de C.V.," which translates roughly as "Ceramics International." The current prescribed duration of Interceramic is February 28, 2053. Interceramic became a publicly traded company in Mexico in 1987 and in 1994 completed an initial public offering of securities in the United States. American Depositary Receipts ("ADRs") evidencing five of Interceramic's "Limited Voting Units," which are securities comprised of one Series D Share and one Series L Share, are listed on the New York Stock Exchange, Inc. (the "NYSE"). Both Limited Voting Units and "Common Units," which are securities comprised of two Series B Shares, are listed on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange").

              Interceramic's registered office in Mexico, and principal executive office, is located at Ave. Carlos Pacheco 7200, Chihuahua, Mexico, and its telephone number is 011.52.614.429.1111. The address for the corporate offices of the Company's United States subsidiaries is 2333 South Jupiter Road, Garland, Texas 75041, telephone number 214.503.5500. The Company's registered agent in the United States for most purposes is Mark E. Mendel, Esq., Mendel • Blumenfeld, LLP, 5809 Acacia Circle, El Paso, Texas 79912, telephone number 915.587.7878.

              In its early history, Interceramic manufactured glazed ceramic floor tile from one production facility located in Chihuahua, Mexico, primarily for sale in the Mexican markets through independent distribution. In 1989, it added another production facility in Mexico, which has almost since inception been owned as a "joint venture," initially of Interceramic and Armstrong World Industries, Inc. ("Armstrong"), but currently with Dal-Tile International, Inc. ("Dal-Tile"), as successor to Armstrong's interest in the venture. Also in the late 1980's, Interceramic commenced distribution of selected products in the United States. While its initial sales into the United States were through independent distribution, the Company has been steadily increasing a network of Company-owned distribution in the United States. The same holds true in Mexico, where independent distribution gave way in the 1994-1995 period to a mixed network of Company-owned distribution and an extensive, exclusive "Interceramic" franchise web throughout the country. The Company added a new production facility in Chihuahua in 1995, while also opening a manufacturing facility in the United States, in both cases for the production of glazed ceramic wall tile. The Company also manufactures for sale in Mexico grouts and certain adhesives for the installation of ceramic tile products. For the last several years, the Company has focused its efforts in Mexico and the United States on maximizing its profitability and market share through innovation, promotion and marketing. See the discussions under B, C and D below.

              In late 2000, Interceramic concluded a private placement of certain of 3,636,363 Common Units to Kohler Co. ("Kohler"), a leading international producer of bathroom and kitchen fixtures and related products. As a result, Kohler acquired a 6.28 percent stake in the aggregate outstanding capital stock of the Company and an 11.06 percent ownership of the Series B Shares. In the transaction, Kohler paid a price of $3.30 for each new Common Unit, which was in excess of twice the then market price for a Common Unit on the Mexican Stock Exchange.

              In connection with its investment in Interceramic, Kohler and Interceramic entered into a letter agreement (as amended, the "Kohler Agreement") setting forth the terms of the distribution relationship pursuant to which Interceramic would distribute Kohler products, primarily including sinks, bathtubs, sanitary fixtures, faucets and related accessories, in Mexico. Kohler also entered into certain agreements with the Controlling Group. See "-B. Business Overview-The Kohler Agreement" below.

              As was the case in both 2000 and 2001, during the course of 2002 the Company did not undertake any material capital projects, and most of its capital expenditures during the year were attributable to development and implementation of a new Oracle supply chain management system, the opening of new stores and remodeling of existing stores in the United States and Mexico, and routine upgrades of and improvements to existing equipment and facilities. Aggregate capital expenditures during 2002 were Ps 170.2 million, while in 2001, the Company's capital expenditures were Ps 108.8 million and in 2000 capital expenditures were Ps 93.9 million. During the course of 2003, the Company expects to incur capital expenditures of approximately Ps 140.0 million, again primarily on routine upgrades and replacements of and improvements to existing equipment and facilities.

              B. Business Overview

  General

               The Company is engaged in the manufacture and distribution of glazed ceramic floor and wall tile and related products, primarily in Mexico and the United States. The Company produces a broad selection of high quality glazed ceramic floor and wall tile for residential and commercial uses. The products it manufactures in its Mexican facilities are marketed by the Company throughout Mexico under the "Interceramic" brand name, using a national network of exclusive franchise stores as well as a number of Company-owned stores in the important Mexico City and Guadalajara markets. In the United States, the Company effects sales under its own brand names, using its sales subsidiary, Interceramic, Inc. ("Interceramic USA"), which sells through independent distributors and a network of wholesale/retail stores owned and operated by Interceramic USA under the name Ceramic Tile International ("CTI"). Current CTI locations are in Anaheim, California; Dallas, San Antonio, Houston, Fort Worth, Plano, Austin and El Paso, Texas; the Atlanta, Georgia, area; Albuquerque, New Mexico; Las Vegas, Nevada; Phoenix and Scottsdale, Arizona; and Tulsa and Oklahoma City, Oklahoma. The Company also sells certain of its Mexican production to Dal-Tile for resale in the United States under Dal-Tile brand names. Through Interceramic USA, the Company also manufactures glazed ceramic wall tile in the United States and distributes the production in the United States using the independent distributors and the CTI network. In addition, the Company imports ceramic floor and wall tile, primarily from Italian and Spanish manufacturers, for distribution and sale in the United States and manufactures and distributes grouts and adhesive materials in Mexico to complement the Company's ceramic tile product lines.

               Interceramic commenced production in 1978 using the Italian, single-fired ("monocottura") tile production process. The Company was the first tile producer in North America to adopt this technique, which results in lower firing times and energy usage, allowing the production of high quality products at relatively low costs. Since starting operations to the present, the Company's annual production capacity has gone from 7.2 million to 264.0 million square feet.

               Ceramic tile is currently produced by the Company in four facilities, three of which are located in the city of Chihuahua, Mexico, and the other of which is located in the Dallas-Fort Worth area suburb of Garland, Texas.

               ●      The Company's first production facility (the"ICSA Plant") is owned and operated by Interceramic and with a production capacity of 124.3 million square feet of glazed ceramic floor tile, currently accounts for 47.08 percent of the Company's installed capacity. The Company manufactures only glazed ceramic floor tile at the ICSA Plant.

               ●      The Company's second production facility (the "RISA Plant") is owned and operated by Recubrimientos Interceramic, S.A. de C.V. ("RISA"), a company owned 50.01 percent by the Company and 49.99 percent by Dal-Tile, and accounts for 25.00 percent of the Company's current installed capacity. The RISA Plant was constructed in 1989, and has a production capacity of 66.0 million square feet. All production of the RISA Plant is currently glazed ceramic floor tile. As successor to Armstrong under contracts entered into between the Company and Armstrong, Dal-Tile has the right to purchase up to 50 percent of the first quality production of the RISA Plant for sale in the United States.

               ●      The Company's third production facility (the "Azulejos Plant"), located adjacent to the RISA Plant, is owned and operated by Interceramic, and accounts for 15.00 percent of the Company's installed capacity. The Azulejos Plant is dedicated to the manufacture of large format wall tile, a popular product in Mexico, and has an annual capacity of 39.6 million square feet. Trim pieces, an important component of the ceramic wall tile markets, particularly in the United States, are also manufactured at the facility, primarily for export.

              ●      The Company's fourth production facility (the "Garland Plant"), located in Garland, Texas, is owned and operated by Interceramic USA, and accounts for 12.92 percent of the Company's installed capacity. At the Garland Plant, Interceramic USA is engaged in the manufacture and production of small and larger format glazed ceramic wall tile and related trim pieces, all of which is currently produced for the United States market. Production at the Garland Plant began in the fourth quarter of 1994, and its capacity was doubled in an expansion project that was completed in the fourth quarter of 1995. The annual capacity of the Garland Plant is 34.1 million square feet of 4¼" and 6" x 6" wall tile, together with related trim pieces. In 1997, the Company installed a new production line in the Garland Plant dedicated solely to the production of trim pieces.

               In addition, at a facility (the "First ABISA Plant"), located adjacent to the ICSA Plant and owned and operated by a subsidiary of the Company, Adhesivos y Boquillas Interceramic, S. de R.L. de C.V. ("ABISA"), the Company manufactures and develops grouts and adhesive materials used in the installation of ceramic tile. In the first quarter of 2001, ABISA opened a second grout and adhesive facility (the "Second ABISA Plant"), located in the central Mexican town of Huichapan. The opening of the Second ABISA Plant more than doubled ABISA's capacity and allows the Company to reduce the shipping costs associated with these high-weight but low-cost products to franchisees in the southern part of Mexico. Custom Building Products of California, Inc. ("Custom"), a United States producer of similar products, owns 49.00 percent of ABISA's equity. Another subsidiary of the Company, Procesadora de Materiales Cerro Grande, S.A. de C.V. ("Cerro Grande"), owned several mining properties in Mexico from which substantially all the clay currently used by the Company in its Mexican production facilities is derived. In the first half of 2002, Cerro Grande was merged into Interceramic, resulting in these mines becoming owned directly by Interceramic. In 1999, another Company subsidiary, Cerámica Industrial Maquinada, S.A. de C.V. ("CIMSA"), which owned and operated a specialized machine shop for the manufacture and reconditioning of molds used in the pressing of ceramic tile, was merged into the Company in order to save on duplicitive administrative expenses and operating costs.

               In 1998, the Company organized a wholly-owned subsidiary, Distribución Interceramic, S.A. de C.V. ("DISA"), to own and operate wholesale/retail locations throughout the Mexico City area. Additionally, in 1999, the Company organized Interacabados de Occidente, S.A. de C.V. ("Occidente"), another wholly-owned subsidiary, to acquire the operations of the Company's franchisee in the Guadalajara area.

 Production Capacity

               At the end of 2002, the Company had a total annual installed capacity of 264.0 million square feet, of which 190.3 million square feet is allocated to the production of glazed ceramic floor tile and 73.7 million square feet is dedicated to the production of glazed ceramic wall tile. For the past four years, all of the Company's plants have been operating at full capacity. The production capacities of the respective facilities, expressed in millions of square feet per annum, are:

                            ●             ICSA Plant                                                 124.3

                            ●             RISA Plant                                                   66.0

                           ●             Azulejos Plant                                               39.6

                           ●             Garland Plant                                                 34.1

               In addition to its core business of providing tile for the higher end of the market, the Company also manufactures limited amounts of strategic products for the lower end of the ceramic tile market in Mexico, primarily as a means of introducing potential customers to the higher-end offerings available in the franchise stores. The Company has adopted a strategy in Mexico to de-emphasize the distinctions between commodity and other tile products, instead focusing on a broad "Interceramic" product mix at its franchise stores in order to meet virtually every consumer demand for glazed ceramic tile products.

               The Company also manufactures a variety of glazed ceramic wall tile products to complement its floor tile. In Mexico, the Company's wall tile is directed at the medium- and high-end markets. The ceramic wall tile being produced at the Garland Plant is aimed primarily at the United States and Canadian markets, which favor smaller, 4¼" product. However, although it fluctuates during the course of the year, up to a third of the production of the Garland Plant may be at any one time dedicated to a larger format, 6" x 6" wall tile. A material part of the production of wall tile is the manufacture of the related trim pieces for borders, accents and decorative purposes, and both the Azulejos Plant and the Garland Plant are engaged in the production of trim pieces.

 Ceramic Tile Markets in Mexico and the United States Generally

               Ceramic tile has been used for thousands of years as both functional and decorative veneers on floors and walls. Ceramic tile is just one of many available floor and wall coverings, competing with others such as concrete, carpet, wood, stone, laminates and vinyl. Relative demand for a particular material depends on various factors, and ceramic tiles generally hold a competitive advantage over other available wall and floor coverings in terms of aesthetic appeal, durability, ease of maintenance and fire resistance. Traditionally, their greatest advantage has been their beauty, and their greatest disadvantage has been cost. However, with recent advances in manufacturing and installation technology, the cost gap between ceramic tile and other coverings has narrowed, although installation cost for ceramic tile is typically significantly higher than in the case of alternative floor coverings such as concrete, carpet, laminates and vinyl.

               Glazed ceramic tile consumption by product volume increased by a compounded average of 11.85 percent per year in Mexico between 1997 and 2002 and 12.10 percent per year in the United States between 1997 and 2001. In Mexico, double-digit growth has been fueled by increased construction spending associated with economic recovery since the Peso devaluation in 1994 and by rising personal income levels. Growth in the United States reflects increased consumer preference of ceramic tile vis-à-vis other floor covering alternatives and economic expansion of the 1990's. Furthermore, ceramic tile products have benefitted from declining prices associated with improvements in manufacturing technology resulting in a more competitively priced package and narrowing the price gap against other floor covering alternatives.

                Mexico consumes considerably less ceramic tile per capita than other countries with similar climatic, cultural, architectural and income characteristics, such as Brazil. This disparity represents substantial potential for market growth in Mexico as the country continues to benefit from increased political and economic stability, proximity to the United States and NAFTA integration. Consumption per capita in the United States is even lower than in Mexico, indicating a large potential for market growth, as ceramic tile gains consumer preference over other floor covering alternatives. This is already evidenced by ceramic tile growth in the United States having outpaced growth of other floor covering formats in recent years due to decreasing prices and shifting architectural trends, which have increasingly emphasized ceramic tile products in construction and remodeling.

 Markets

               General

                The Company markets its products throughout Mexico, as well as in the United States and Canada and in the past, to a very limited extent, Central America. The vast majority of its sales are in Mexico and the United States, which over the past five years have combined for 99.85 percent of the Company's consolidated sales. Sales in Mexico are made through an extensive franchise network, which includes Company-owned points of sale in the major markets of Mexico City and Guadalajara, while in the United States, Interceramic USA effects sales through independent dealers and CTI stores. In Canada, most sales are made through one distributor located in Toronto who then makes further distribution throughout the country. The chart on the following page summarizes the Company's consolidated sales by markets.

[Chart on Following Page]

Historical Mix of Company Sales by Market
	1999	2000	2001	2002
Mexico
Revenues*	1,376.5	1,619.1	1,760.1	1,724.4
Percent of Consolidated Sales	49.77	56.91	59.23	56.37

United States
Revenues*	1,383.0	1,224.1	1,210.3	1,333.5
Percent of Consolidated Sales	49.99	43.02	40.73	43.60

Other ( Primarily Canada and Latin America )
Revenues*	6.4	1.9	1.2	1.0
Percent of Consolidated Sales	0.24	0.07	0.04	0.03
Totals
Revenues*	2,765.9	2,845.1	2,971.6	3,058.9
Percent of Consolidated Sales	100.00	100.00	100.00	100.00

              *Millions of Pesos

               Although the respective percentages of (i) sales in Mexico and (ii) sales comprised of the aggregate of (A) sales of Company production exported from Mexico, (B) production from the Garland Plant and (C) products manufactured by non-affiliates sold outside Mexico (collectively, "International Sales") have varied from year to year, in order to maintain the presence required in both markets for long term penetration, the Company does not intend to materially change the mix between Mexican and International Sales from roughly 50 percent in each of the markets.

               Mexico

               The Company believes, based on industry sources, that Mexico's market for glazed ceramic tile in 2002 was at least 1,325 million square feet, divided into two main sectors: floor and wall tile. In 2002, floor tile represented approximately 984 million square feet and wall tile represented approximately 340 million square feet of the Mexican market. Total consumption of glazed ceramic tile products by volume in Mexico has increased at an estimated compound annual growth rate of 12.23 percent over the last eight years. The estimated 1,325 million square feet of sales for 2002 represents a healthy increase of 8.71 percent over an estimated market of about 1,219 million square feet during 2001, a year which showed a much more modest consumption increase of 1.44 percent over the preceding year. However, in 2000 growth over 1999 was 10.95 percent. The increase in 2002 indicates that the lower growth in 2001 was temporary and that trends continue to demonstrate strong growth in the Mexican markets.

               The chart on the following page indicates growth in ceramic tile consumption, the construction industry in general and the Mexican gross domestic product, indexed to 1993 as the base year:

[Chart on Following Page]

	Index of Ceramic Tile Consumption, Construction and GDP in Mexico(1)
Year	Ceramic Tile Growth Index(2)	Construction Growth Index(3)	GDP Growth Index(3)

1993	100.00%	100.00%	100.00%
1994	104.64	108.43	104.46
1995	79.58	82.99	97.96
1996	91.18	91.10	103.00
1997	108.32	99.55	109.98
1998	128.65	103.76	115.37
1999	138.10	108.94	119.69
2000	151.48	114.45	127.63
2001	143.49	109.29	127.28
2002	145.41	110.71	127.42
CAGR(4)	4.25	1.14	2.73

(1)             Constant Pesos.

(2)             Source: Mexican Association of Ceramic Tile Producers.

(3)             Source: Instituto Nacional de Estadistica, Geografía e Informática.

(4)             Compounded Annual Growth Rate.

               Steady improvement in the Mexican economy since the economic crisis of the mid 1990's has resulted in increased spending on construction of residential and infrastructure projects and corresponding increased demand for construction materials. Further, recovering personal income levels have enabled certain consumers to upgrade or remodel their homes, replacing cement or earthen floors with ceramic tile. Industry studies have indicated that a material percentage of residences in Mexico lack floor coverings of any kind, and the Company believes that remodeling and improvement of existing structures is an important growth area for ceramic tile products. With further improvement in personal income levels and continued political and economic stability in Mexico generally, the Company believes there is significant potential for further growth in ceramic tile consumption.

               Prices for glazed ceramic tile in Mexico have generally been decreasing over the past several years for a number of reasons, including increased competition, initially from imports but increasingly from large capacity additions by domestic producers and the savings generated by technological advances in the production process. Despite the industry trend of declining prices, the Company has over the same period been able to increase its selling prices modestly in the extremely competitive market.

               Prior to the last major economic crisis in Mexico, a significant share of the ceramic tile market in Mexico, estimated by the Company to be approximately 10.37 percent during 1994, was held by imports, primarily from Spain and Italy. The Peso devaluation had a significant adverse effect on ceramic tile imports in Mexico, decreasing import participation in the domestic markets by almost 90 percent. Since the Mexican economy stabilized late in the 1990's imports have slowly regained market share and at an estimated nine percent of the market in 2002 have almost recovered their pre-devaluation market share. Prior to the devaluation the Company had imported a substantial amount of product for resale in Mexico, but for a number of years the Company imported no foreign tile products for sale in Mexico. Starting late in 2002, the Company resumed imports of foreign product, substantially all of which is aimed at the lower-end of the markets to enable the Company to focus its limited production capacity on higher-end products.

               In Mexico, sales are made to contractors, builders and architects for residential and commercial new construction and renovation. In addition, a substantial amount of the sales in Mexico are made directly to the end consumer, with homeowners purchasing tile directly and contracting with an installer to lay the tile. Particularly in the home building and renovation markets, in Mexico consumers are much more likely to be involved in the selection of ceramic tile for their homes than are consumers in the United States. As a result of the Company's strategy to direct most of its product mix among the high and middle ends of the market, the Company considers its customer base to be increasingly influenced by the middle class consumer, particularly those involved in the remodeling or improvement of existing properties.

               United States

               Based on statistics compiled by the United States Department of Commerce (the "Commerce Department") and estimates and projections reported in a 2002 study of the United States ceramic tile industry by Economic Industry Reports, Inc. (the "2002 Study"), the ceramic tile industry in the United States was relatively flat for a number of year until the last decade. Consumption in the United States increased dramatically over the period, increasing by 179.46 percent over 1992 to an estimated market in 2002 of 2,329.0 million square feet compared to 833.4 million square feet in 1992. Similar to Mexico, 2000 saw substantial growth of 10.06 percent over the preceding year while 2001 reflected a virtually flat market, growing by only 0.59 percent over 2000-in the latter case most likely greatly attributable to the uncertainty sparked by the events of September 11, 2001. The market rebounded considerably in 2002, increasing by 13.38 percent over 2001, an increase of more than 270 million square feet. The Company believes that the key to growth in ceramic tile consumption in the United States has been and will continue to be ceramic tile gaining market share over other types of floor and wall coverings. According to the publication "Specialists in Business Information," in the period 1993 through 1998 the market for ceramic tile grew at a compound annual rate of 10.7 percent while carpet grew at 2.4 percent, hardwood at 6.2 percent, resilient sheet and tile at 4.1 percent and rubber flooring at 5.8 percent. While the study did not include the figures for "laminate" flooring, a fairly recent and fast growing entrant into the flooring markets, the figures confirm the Company's belief that ceramic tile demand is increasing faster than demand for most other types of floor products.

               Although the overall market for glazed ceramic floor and wall tile in the United States, according to the 2002 Study, increased during the time period from 1990 to 2002 at an average annual rate of 8.96 percent, during the same period, however, the price obtained per unit has been generally decreasing. The average price per unit for glazed ceramic tile products of domestic producers dipped $0.07 per square foot in 2001 over 2000, but firmed slightly by $0.01 to an estimated $1.13 per square foot in 2002. Imports continue to lag behind domestic production in pricing however-having reached a peak of $0.96 per square foot in 1989, the average price for imported glazed ceramic tile products stood at $0.77 per square foot at the end of 2002. Imported products in the United States thus trade at an average 31.9 percent discount over domestic products. While glazed ceramic tile prices have slipped, other types of ceramic floor and wall tile have achieved modest price gains over the same periods. For both domestic and foreign producers, the reduction in price per unit is primarily due to competition and reduced production costs. As manufacturers have realized cost savings through technological advances and as a result of competitive pressures in the marketplace, the savings have tended to be passed on to the consumers. Because over half of the United States market is composed of imports, the Company believes that the United States ceramic tile market is representative of global ceramic tile markets. As most of the competitive and technological pressures and advances have already occurred at global pricing levels, the Company expects that prices of glazed ceramic tile in the United States will be substantially the same for the foreseeable future.

               In the United States, the Company competes with several domestic producers, as well as imports from Italy, Spain, Mexico and other countries. However, the Company's sales in the glazed ceramic floor and wall tile market in the United States have grown significantly, from approximately US $14.8 million in 1989 to US $130.9 million in 2002. Based upon information contained in the 2002 Study, the Company estimates that its share of the glazed ceramic floor tile market in the United States was 6.78 percent at the end of 2002, slightly greater than an estimated market share of almost six percent in 1993. This reflects not only the burgeoning growth of the ceramic tile markets in the United States over the years but also a slight erosion in the Company's market share from around eight percent in the late 1990's.

               Although the Company sells its products in other Central and Latin American countries, as well as in Canada, 99.90 percent of International Sales are to the United States. Of the total International Sales by volume during 2002, 82.24 percent consisted of sales of glazed ceramic floor and wall tile manufactured by the Company and the remaining 17.76 percent consisted of tile imported by the Company or purchased by Interceramic USA from United States or foreign producers. Of the total International Sales for 2002, 32.50 percent consisted of sales through independent distributors and 49.86 percent consisted of sales through CTI stores, with the remainder being sold through Dal-Tile and customers in Central and Latin America.

               In the United States, the Company sells to CTI, as well as to independent distributors, usually one for each major metropolitan area in the United States other than those in which a CTI store is located. The distributors then sell to floor covering dealers, builders, general contractors, floor covering contractors and the installer trade located in their respective sales areas. The usual customers for the Company's products in the United States are contractors for new residential and commercial construction and, to a lesser degree, industrial construction. In addition, a significant percentage of sales is made in connection with home and office remodeling and renovation, both to the professional contractor, architect and interior decorator, as well as, to a much more limited extent than in Mexico, to the retail consumer.

Strategy

               General

               For a variety of reasons, including vastly differing economic conditions and income levels, differences in consumer and cultural preferences and disparate climatic conditions, the ceramic tile markets in Mexico and the United States differ from each other in many material respects. Accordingly, the Company has developed focused business strategies for each market. However, with all of the Company's production facilities currently running at full capacity, the Company is pursuing a basic strategy in both markets to increase its gross margins by focusing its product mix on the higher end segments of the market and gaining market share in these segments. In order to do so, the Company is concentrating on the development of new, innovative and first-class products for sale in both Mexico and the United States. The Company also continues to pursue strict control over operating expenses and further efficiencies in the production process in order to increase margins as much as possible within the limits imposed by current production capacity.

               To avoid further erosion of its market share by producing insufficient quantities of products, the Company believes that it will ultimately need to expand its production capacity. However, the Company has yet to complete any definitive plans for expansion, concentrating its efforts in the short-term in the strategies outlined in the preceding paragraph and in accomplishing a number of operational improvements which management believes needed to provide for more corporate accountability and more consistent planning and execution. During the course of 2002, the Company established a number of "private label" programs with third party manufacturers in order to be able to meet product demand as well as to focus its own manufacturing capacity on higher end products. The products developed under the private label programs are aimed at the lower, less expensive segments of the market in order to provide a full-line of ceramic tile product offerings to its customers as well as to enable the Company to dedicate all of its own production capacity to the more innovative, more expensive products.

               Mexico

               Since the substantial recovery of the Mexican economy in the later years of the 1990's, the Company's central strategy has been increasing market share, primarily through the improvement of the selling prices for its products. This strategy has continued with the Company concentrating on improving its product mix to obtain higher margins on virtually the same volume of product by square meter. The Company has focused on improving its margins by obtaining a better product mix in its franchise stores and is directing its efforts towards obtaining real price increases. This has been achieved to a great extent over the past few years, and will continue to be the Company's prime strategy. The existence of the exclusive franchise stores makes it easier for the Company to introduce new products into the market, without having to develop entirely new distribution systems and networks. Further, with Company-owned distribution in the two dominant domestic markets of Mexico City and Guadalajara, the Company is able to obtain additional margin on sales-a strategy that has proven valuable through the CTI distribution network in the United States.

               In 1994, the Company terminated its relationships with poorer distributors and converted the remaining core of its existing distributors into exclusive, franchise distributors. This conversion resulted in several benefits for the Company, including increased time and sales efforts of distributor personnel with respect to the Company's products, increasing the level of promotions and advertising for the Company's products and improving the exhibition of the Company's products in ceramic tile showrooms. The Company believes that presentation of its wide mix of products at exclusive stores prominently bearing the "Interceramic" name has been a major factor in its ability to increase market share since the devaluation. By the end of 1994, all distributors had been either terminated or converted into franchises and at the end of 1995, the Company had 126 franchise stores operating in 73 different Mexican cities. Additional franchises have been opened since then and the entire network consolidated, reviewed and strengthened, and at December 31, 2002, the Company had 185 franchise stores operating in more than 114 Mexican cities.

               Since 1997, the Company has owned its own distribution in the Mexico City area and has devoted considerable energies towards establishing its presence in Mexico City through advertising campaigns and opening of new, "Interceramic" stores. At the end of 2002, the Company owned 18 stores in Mexico City. In keeping with the Company's desire to own distribution directly in important markets, in 1999 the Company acquired the operations of its franchisee in the city of Guadalajara, one of the largest markets in Mexico, and was operating ten stores in the area at the end of 2002. During the first quarter of 2002, the Company increased its presence in both the Mexico City and Guadalajara area markets by purchasing the operations of two existing franchisees, resulting in the acquisition of four stores in Toluca, near Mexico City, and three more stores in Morelia, a center on the main route between Mexico City and Guadalajara.

               The Company continually supports each of its exclusive franchises with consulting services covering a variety of operational matters, including inventory maintenance, implementation of inventory systems, marketing and training of sales and management personnel. The Company is strongly committed to the franchise concept in Mexico, and believes that it has reinforced brand recognition with trade customers, architects and other consumers of ceramic tile products.

               To improve its position in the Mexican markets as a supplier of a complete line of ceramic tile products, the Company entered into the wall tile market as a manufacturer in the early 1990's. The Company's entrance into the large format wall tile market was a logical extension of its core business, not only because wall tile is a natural complement to floor tile, but also because the Company's existing brand name recognition and position in the Mexican floor tile market gave the Company the ability to establish an immediate presence in the wall tile market. Additionally, as the Company had been importing wall tile for sale into Mexico, it was able to quickly replace the imported products with its own production. The Company is focusing on the high end wall tile market, which had been dominated by European imports; and with the strengthening of the Mexican economy over the past few years, the Company has been able to stay largely out of the commodity wall tile segment. With its existing distribution network and its ability to outperform imports in price, product offering and service, the Company believes it has made a material impact on the Mexican ceramic wall tile market, estimating that its share of the Mexican glazed ceramic wall tile market has gone from about three percent in 1992 to approximately 18 percent at the end of 2002.

               The Company also markets products complementary to ceramic tile, such as plumbing fixtures and grouts and adhesives. Promoting package formats consisting of ceramic floor and wall tile, sanitary fixtures and grouts and adhesives increases customer convenience and is in keeping with the usual Mexican practice of providing a complete line of ceramic tile products, sanitary and other bathroom and kitchen fixtures and related products in the same store. This strategy is particularly important to the Company in light of its conversion from independent distributors in Mexico to exclusive franchises. By entering into the production of wall tile, expanding its grout and adhesive production, marketing sanitary fixtures, faucets and kitchen and bathroom accessories and related products the Company provides a full scope of products in the franchise stores. Sanitary fixtures and related products directed toward the high-end market are purchased by the Company from Kohler and resold to the Company's franchisees throughout Mexico. Middle and lower end products are purchased by the franchisees directly from Ideal Standard, S.A. de C.V., a Mexican affiliate of American Standard, Inc. (collectively, "American Standard") under the terms of an agreement between the Company and American Standard (the "American Standard Agreement"). See "-The Kohler Agreement" and "-The American Standard Agreement" below.

               The Company considers it an important strategic step to develop and market grouts and adhesives for the installation of ceramic tile products. The Company's relationship with Custom was entered into in order to avail the Company of the technical expertise necessary to produce high quality grouts and adhesives. See "-The Custom Agreement" below. Although its capacity has been expanded over the years, the production capacity of the First ABISA Plant is well behind the ceramic tile production of the Company. In 2001, ABISA placed the Second ABISA Plant into production, not only more than doubling the production capacity of ABISA, but also allowing the Company to reduce the costs associated with shipping these products to its franchise locations in the southern part of Mexico. As grouts and adhesives are relatively low priced products but heavy and bulky, minimizing transportation costs is important in keeping them competitively priced.

               United States

               The fundamental strategy of the Company in the United States has been to increase its market share, initially by taking market share from other producers in a relatively flat ceramic floor tile market, but with the recent growth in ceramic tile consumption in the United States, also by taking advantage of this growth. The Company believes that ceramic floor tile continues to gain market share in the United States against carpeting and vinyl covering in residential and commercial applications, and that the Company can best exploit this trend by producing innovative, high-design floor and wall tile. Carpeting is currently the overwhelming floor covering of choice in the United States, and in recent years easy to install "laminates"-or synthetic wood or other patterned flooring-has made material gains in the overall flooring industry. Although ceramic tile is generally much more expensive, both in cost and installation, than carpet, laminates and many other alternative floor coverings, the Company believes that as consumer awareness grows and new and innovative product lines are marketed, ceramic tile should gain further market share against other floor coverings.

               Management believes that there is substantial demand for quality, competitively priced wall tile in the United States. The Garland Plant was developed to respond to this perceived demand. The Garland Plant was designed as a state-of-the-art wall tile facility, with aggregate annual production capacity of 34.1 million square feet of primarily 4¼" wall tile and related trim pieces such as borders, corners and accents, although the Garland Plant also produces material amounts of 6" x 6", larger format wall tile. The Company's focus continues to be on marketing and developing a strong, distinctive line of products and related trim to take advantage of the sales opportunities it believes to be available in the expanding ceramic tile markets in the United States. Further, the Company is focusing on improving prices obtained on products manufactured in the Garland Plant to enable the Company to achieve better margins.

               The Company's penetration of the United States glazed ceramic floor tile market is attributed by management to several factors. Primary among these has been the role of Interceramic USA in coordinating distribution and sales in the United States and providing an ability to furnish distributors and consumers with rapid, consistent and excellent service from the Company's United States employees. Further, the Company believes that its aggressive introductions of new and innovative products into the United States market, together with related marketing campaigns, have also been beneficial.

               A pillar of the Company's United States strategy has been to develop and expand its distribution network, not only through independent distributors, but in particular through the expansion of the CTI store network. At the beginning of 1993, CTI operated a total of three stores, and by the end of 2002, it operated 19. Focusing on the southern United States, where ceramic tile is more in demand, at December 31, 2002, CTI stores were located in Dallas, Fort Worth, Plano, Houston, San Antonio, Austin, Spring and El Paso, Texas; the Atlanta, Georgia area; Las Vegas, Nevada; Phoenix and Scottsdale, Arizona; Albuquerque, New Mexico; Anaheim, California and Tulsa and Oklahoma City, Oklahoma. The Company consistently records higher sales volumes and better profit margins in the United States through CTI sales as opposed to independent distributors, and will continue to add new CTI stores in the United States when opportunities present themselves, including the possible acquisition of existing ceramic tile stores owned by other parties.

               Under the joint venture arrangement with Dal-Tile, RISA sells glazed ceramic floor tile to Dal-Tile for resale under the Dal-Tile and American Olean names in its company-owned outlets and through the American Olean network of independent distributors. The ability to sell RISA production to the large Dal-Tile/American Olean network in the United States provides the Company with the ability to achieve further material, if less direct, sales in the United States.

 Competition

               General

               In addition to the competition that the Company faces from other ceramic tile producers, the Company's products compete with numerous other floor coverings for residential, commercial and industrial uses. Among such coverings are carpet, the increasingly popular laminates, vinyl, stone products (such as marble, granite, slate and limestone tile) and unglazed tile (such as terra cotta and porcelain). Ceramic tile products are typically more expensive than carpeting, laminate and vinyl coverings, and are generally cheaper than stone products. The cost of installation of tile products, including ceramic tile, is significantly higher than the cost of laying carpet, laminates or vinyl. In general, however, glazed ceramic tile products offer longer wear-time periods and superior resistance to corrosives then do other coverings.

               In both Mexico and the United States, it is difficult for the Company to accurately determine its position in the market compared to other competitors due to the lack of reliable production and sales data from companies not under reporting requirements such as those imposed on Interceramic under the 1934 Act. Accordingly, although sufficient information exists both in Mexico and the United States for the Company to judge its position in the overall market, it is unable to accurately fix the market share of most of its major competitors.

               Mexico

               The Company's production capacity expanded significantly over its first 15 years of operation. However, the Company has not increased production capacity since 1996, other than a trim line added at the Garland Plant and periodic increases in production capacity achieved through improved efficiencies in its existing production processes. For example, during 2000 the Company's ability to increase its percentage of first class production added almost two million square feet of salable production capacity. The Company estimates its current market share of glazed ceramic floor and wall tile to be approximately 18 percent by Dollar sales volume. The Company believes that it is the premier cost-efficient producer of first quality ceramic floor and wall tile in Mexico and that ceramic tile sold under the "Interceramic" name may be sold at premium prices because of its reputation for quality and high brand-name loyalty. The Company believes that its tightly-knit, national network of exclusive Interceramic franchises is a major competitive advantage. In addition, the Company believes that its ownership of the stores in the Mexico City and Guadalajara markets is materially beneficial to the Company's penetration of and presence in those important markets.

               In Mexico, the Company competes with a limited number domestic manufacturers of ceramic tile, including Porcelanite, Vitromex, Lamosa and, to a lesser extent, a Mexican affiliate of Dal-Tile. Although there are other domestic producers as well as foreign manufacturers which import tile in the Mexican market, the market is dominated by the four largest producers (including the Company), who collectively account for almost 80 percent of the market. The Company believes that the Mexican market for ceramic tile can be broken down into two broad segments, high quality tile (which comprises approximately one-third of the market) and commodity tile (which comprises approximately two-thirds of the market). High quality tile is distinguished from commodity tile on the basis of strength, durability, innovation and aesthetic design. Selection is also greater at the higher end, with a wider variety of colors, styles and sizes. In the high end segments, quality, selection, innovation and customer service are important aspects of a product's position in the market. Historically, the Company has focused on the medium to high end of the tile market, where initially it faced competition mainly from European imports, and in more recent years, Vitromex and Porcelanite. While following the Peso devaluation competition from imports decreased materially, imports are regaining market share and may prove to be more of a factor in coming years if the Mexican economy continues to grow and stabilize.

               As a result of the Company's perception that it needed to supply lower-end, strategic products to effectively compete against other domestic producers and attract all types of potential consumers to its stores, in 1993 the Company began production of lower-end products, initially marketed under the "Vision" label. At the lower-end market segment, however, profit margins are smaller and competition is almost totally based on price. Particularly in light of its current capacity constraints, the Company redirected its strategy to out-source the production of strategic products as well as to present them as part of a comprehensive Interceramic line available at its exclusive franchise stores, rather than directing sales at specific low-end markets. This has assisted the Company in concentrating its production on higher margin products as the Company has pursued a strategy of developing more innovative, high design products in order to take advantage of the higher selling prices and margins available to the higher quality products. This strategy has proven valuable for several reasons, including helping the Company differentiate its products from the competition as well as keeping the Company largely out of the price wars that have been waged in the low end market segments. The success of the strategy has been demonstrated by the Company's ability to increase its average sale prices in Mexico while those of its competitors have been generally declining.

               Although the Company believes it is the only glazed ceramic tile producer in Mexico with 100 percent of its installed capacity being state of the art, certain of its competitors have invested significantly in modernization and renovation in recent years as well as completing significant capacity expansions. While the Company is fourth among the domestic producers in production capacity, it possesses the highest market share in the high end markets. There are material barriers to entry in the high end markets, and management believes that its current position in the market and, in particular, its strong domestic franchise distribution, are significant competitive advantages.

               United States

               The United States floor covering market in general, and the ceramic tile industry in particular, is highly competitive in terms of price, service and quality of products. The Company, through Interceramic USA, competes with several domestic manufacturers, such as the domestic market leader Dal-Tile, as well as numerous foreign producers of ceramic tile whose products are sold in the United States at very competitive prices. According to the 2002 Study, there were 33 companies manufacturing glazed ceramic floor and wall tile in the United States at the end of 2002-a dozen more than at the end of 1998-yet 79.0 percent by product volume and 71.5 percent by sales volume of the glazed ceramic floor and wall tile market in 2002 was held by imports. Management believes that Interceramic USA has been successful in penetrating the more mature, highly competitive United States glazed ceramic floor tile market. Innovative products, strong distribution, aggressive marketing and competitive pricing have all contributed significantly to the Company's market penetration in the United States. See "-Markets" above.

               In the glazed ceramic wall tile industry, the Company faces greater competitive obstacles, due primarily to the relative simplicity of the small format wall tile and the long-term dominance of a handful of domestic producers. The Company continues to work to improve its competitive position in this market by concentrating on the production and marketing of interesting and innovative trim pieces that will better distinguish its products from those of competitors.

 The Production of Glazed Ceramic Tile

               The ceramic tile production process begins with the excavation of clays to be used in the manufacturing process and the transportation of the clays to the production facilities from mine sites. Upon arrival at the facilities, clay is kept in open storage bins while awaiting processing. Depending on the type of tile being produced, any number from two to more than six different types and colors of clays may be blended together.

               The selected clays and water are mixed and pumped into large, rotating cylindrical mills, where the grinding action of thousands of baseball-sized crushing balls made of high density alumina pulverizes pebbles, granules and clumps of clay into a uniform substrate. The resultant mixture, or "body slip," is then pumped out of the ball mills and pumped into holding tanks, called slip tanks, before being pumped into a silo-like structure, called a spray-dryer, where the body slip is subjected to blown hot air to evaporate the water. The result, after each evaporating cycle of the spray-dryer, is a very fine, uniform, powder-like substance similar to exceedingly fine sand. This material is carried by conveyor belt to a separate holding bin. The production method to this point is batched, so that loading unit batches and hoses carry computer programmed amounts of clay and water from slip tanks to the spray drier, to powder storage bins and, finally, to tile presses in a continuous, automated process adjusted to production targets and timing. Spray-drying, for example, can be calibrated to adjust for red-bodied tile or white-bodied tile.

               The powder is then fed into molds within a hydraulic press, one press for each production line, where the powder is molded into the selected geometric shape and size for the tile being produced and is subjected to extreme pressures, producing a molded ceramic tile. These presses can produce in excess of 10,000 square feet of tile per production line per eight-hour shift during an ordinary production shift. The efficiency of the pressing phase is critical to the production process to reduce the presence of gaseous materials which could weaken the tile body.

               At this point the tile, which is hard but brittle, is subject to an initial drying stage, and is fed automatically along a conveyor belt where glazes and designs are administered through automated washing, brushing and silk-screening equipment. The glazed tile is then fed into a long, high temperature kiln, accommodating four or more lines of tile, depending on the size of the tile being fired and the type of kiln being used, with ceramic rollers inside the kiln moving the tile along the approximately 260 foot-length of the kiln, depending on the type of kiln used. The single-firing lasts from 45 to 50 minutes from the time the tile is delivered to the kiln door, via continuous feeding conveyor belts, until the tile emerges, fired, at the opposite end. The internal temperature rises steadily from the loading aperture through the length of the enclosed kiln to temperatures as high as 2200° Fahrenheit. The tile that emerges is extremely hard, durable and impact resistant.

               Finally, the fired tile, automatically stacked in multiple layer loading trays, is moved by robotic machinery through the quality control inspection points where the tile is magnetically scanned for defects and visually examined for sorting according to variations in the color of the glaze, chipping or other surface defects. Once identified as first, or second quality, the tile is sorted mechanically and then stacked, boxed, sealed and labeled for shipping, all by specialized equipment. The major difference between first quality and second quality tile is in the uniformity of the shading of the products, with some minor surface defects being permitted for second quality tile.

               The Company believes that its manufacturing facilities and state of the art technology have resulted in increased efficiencies and high quality products at relatively lower costs as compared to older technology. The adoption of the Italian developed monocottura technology using single-firing of ceramic tile through rapid-cycle kilns revolutionized the production of ceramic tile, resulting in dramatic reductions in the firing times associated with older processes. In addition, the single-fired process permits a better integration with other production cycles required for the manufacture of glazed ceramic tile, such as pressing and glazing, allowing for increased automation and partial robotization. High quality, extremely durable ceramic tile, measured by low porosity, low absorption and impact resistance, is economically achieved by the single-fired process.

 The Research and Development Center

               Adjacent to the ICSA Plant in Chihuahua, the Company has a specialized Research and Development Center which serves several purposes. The Company is continuously engaged in research and development of harder and more wear-resistant tile, improved combinations of clays, scratch and chip resistant glazes and enamels, and different combinations of colors, designs and surface textures for glazes. In addition, the Research and Development Center has instruments to measure specifications of tile and glaze and to quality control-test production line tile. The facility includes all the machinery and equipment necessary to replicate the entire full scale production process, to several different scales, in order to test and improve production techniques and to subject newly developed products to normal production conditions. It is particularly well-suited for turning out runs of glazed ceramic floor or wall tile to order. The Research and Development Center also enables the Company to develop new products quickly and to be timely in its response to changes in the market for ceramic tile.

 Raw Materials and Supplies

               The Company is not dependent on any one outside supplier for any of the raw materials used in its business, although it may from time to time purchase supplies (for example, alumina grinding balls) from only one supplier because of price and/or quality considerations.

               Generally, making ceramic floor tile requires three types of high quality clay-including green body, red body and grey body clays. Substantially all supplies of clay for floor tile production used in the Mexico operations are obtained from the Company's Cerro Grande mines, which are estimated to have sufficient reserves to supply the Company's projected needs for manufacture of ceramic floor tile for at least the next 60 years. These mines are located approximately 20 miles from the Company's production facilities in Chihuahua.

               Depending on the specific type of wall tile being manufactured, that process may involve the mixing of four to six different types of white body clay. The Company currently owns sources of two types of the white body clays which are used in the production of the large format wall tile at the Azulejos Plant as well as in the production of small format wall tile at the Garland Plant. Although the Company is investigating the possibility of purchasing sources of other white body clays in both the United States and Mexico, it currently is purchasing supplies of these other white body clays from unrelated parties in Mexico and the United States, and has not had nor does it anticipate any difficulties in obtaining and maintaining supplies of these clays.

               Although the Company believes that most of its material competitors have access to sufficient sources of raw materials, the Company believes that its Cerro Grande clays are of generally higher quality than that of most competitors, resulting in the production of a clay body with lower porosity and water absorption than bodies formed from many other clays. Further, with the exception of the white clays needed for wall tile production, the Company owns the full range of clays needed for all types and grades of ceramic tile produced by it.

               Clay in Mexico is delivered to the production facilities by truck, although some white clays are imported from the United States and delivered by train. In the United States, clay for production at the Garland Plant is transported by train to a location in the Dallas area, where it is loaded in trucks and delivered to the Garland Plant.

               Other raw materials, such as enamels, coloring agents, corundum, oxides, various chemicals and reagents and packaging material are commercially available from Mexican, European or United States suppliers. Management believes that adequate quantities of raw materials and supplies required for the manufacture of ceramic tile are and will continue to be readily available from suppliers in the United States, Europe and Mexico.

 Product Lines

               The Company manufactures and sells glazed ceramic and porcelain floor and wall tile, as well as grouts and adhesives for applying these products. Additionally, under the Kohler Agreement and the American Standard Agreement, in Mexico the Company markets various sanitary fixtures, faucets, bathroom accessories and related products and hardware in its franchise stores. Kohler products are directed at the high-end market while the American Standard products are geared more towards the mid- and low-end. The Company believes that providing a broad product mix is important, particularly in Mexico where customers traditionally expect it and where some of the Company's significant competitors maintain full product lines. See "-Strategy" above.

              The Company's products are manufactured according to various use specifications and are marketed accordingly. Residential Light grade tile covers ceramic tile intended to be used in applications where the likely incidence of wear and corrosion is low, such as in bathrooms and kitchens, while Commercial Moderate and Commercial Heavy grade tile is used for different applications in restaurants, shopping malls and public buildings and is sold for commercial (including exterior) application where wear and corrosive conditions are likely to be higher. In between the Residential Light and Commercial Moderate grades, different types of tile range from Residential Moderate and Heavy to Commercial Light.

              The Company currently features over 100 different product lines. In Mexico, the Company markets all of its ceramic tile under the "Interceramic" name, with different styles, types, colors and grades being given distinct style names. The Company also markets sanitary and bathroom fixtures, faucets and accessories manufactured by American Standard exclusively in Mexico under the Interceramic brand name and similar products manufactured by Kohler under the Kohler name. In the United States, the Company markets its manufactured products under the Interceramic name only, but American Olean and Dal-Tile products produced by RISA are sold in the United States by Dal-Tile. Particularly in Mexico, the Company's product mix covers most market segments, encompassing all segments under the "Interceramic" brand with different product names, depending on the type of product and the market segment to which it is directed. This provides distributors with a complete line of ceramic tile and related products, strengthening the exclusive distributorship concept. Regardless of the segment, however, the Company's products are all generally priced higher than competitors' products and are distinguished by higher quality and design. All of the Company's products meet or exceed American National Standards Institute minimum specifications for the various tolerances of ceramic tile, such as water absorption, abrasive hardness, breaking strength, thermal shock, scratch hardness of glaze, frost resistance, warpage and bonding strength.

              Each product line is offered in a variety of colors and sizes, and many products are offered in square as well as smaller rectangular shapes for contrast. Each product line features a characteristic surface glaze, depending on the intended use as well as on the style and appearance sought to be achieved. Glazes range from shiny, smooth and vitreous, with uniformity of color, to smooth, matted finishes with the color variations characteristic of marble or porcelain, to surfaces with a grainy texture and mottled appearance. Some of the Company's more popular products have rugged, multi-colored, -shaded or -tinted surfaces with the appearance of hewn stone.

              In 1999, the Company launched new products using a "rectified" technique which produces ceramic tile with marble- and granite-like patterns and textures. These relatively expensive products were very well received in the markets, particularly in Mexico. During 2000 the Company launched a coordinated series of floor and wall tile, manufactured in Mexico and in Garland, which provides wall and floor tile in larger formats and with similar features giving the appearance of natural stone. This series is complemented by trim wall and floor pieces produced to match with the exact same design, making perfect match coordinates. Also in 2000, the Company introduced a new line of marbled tile with fine design and high definition, resulting in a look practically like natural marble.

              In 2002, the Company began sales of porcelain tile products manufactured in its Mexican facilities, initially in the United States but by the end of the year the Company was selling these products in Mexico as well. A very strong, innovative and attractive product, porcelain tile currently represents the pinnacle of the glazed ceramic tile offerings in the market. By moving into production of these upscale products the Company has effectively responded to a competitive threat led by primarily European manufacturers.

              Interceramic USA also imports, primarily from Spain, Italy and Brazil, and purchases from other United States manufacturers, other ceramic tile products such as glazed ceramic wall tile in a variety of styles, shapes, colors and glazes, as well as glazed and unglazed ceramic floor tile, stone and marble products. Interceramic USA also distributes marble and granite floor tile produced by third-party manufacturers, and sells through the CTI network a significant amount of products produced by third parties. For example, CTI's sales for 2002 of US $84.5 million were comprised of 53.76 percent ceramic tile manufactured by the Company with the balance consisting of products manufactured by other foreign and domestic companies. Beginning in 2002, the Company commenced imports of strategic products, primarily from Italy and Spain, in its "private label" program in order to ensure sufficient quantities of these lower-end products in its customer offerings as well as to allow the Company to dedicate its own production capacity to the higher-end products.

Distribution and Marketing

               Distribution

              The Company believes that its continued strength is highly dependent upon its strong and modern distribution channel throughout North America that emphasizes its commitment to the final consumer. In Mexico, the Company effects sales solely through its system of independent franchise distributors and its Company owned stores in the Mexico City and Guadalajara areas. As of December 31, 2002, this network consisted of 30 distributors with 185 outlets located throughout Mexico, each prominently displaying the Interceramic name. Due in part to the prominence of the franchise stores and a series of eye-catching advertising campaigns, market presence is strong throughout all areas of Mexico. The Company is continually monitoring its franchise network, dropping poor performing distributors or store locations and replacing or substituting as necessary. In late 1997, the Company terminated its relationship with its then franchisee in Mexico City, resulting in the loss of 31 points of sale. However, the Company aggressively pursued a strategy to establish a stronger presence in the Mexican capitol city through the opening of flagship, Company owned stores. The first store opened early in 1998, and by the end of 2002, the Company had 18 stores operating in Mexico City. With the acquisition of the Toluca franchise in early 2002, the Company added four more stores to its Mexico City area presence.

              Early in 1999, the Company acquired the business of its franchisee in the Guadalajara, Mexico area through a negotiated transaction under which the Company's Occidente subsidiary took possession of the eight locations in Guadalajara and substantially all of the assets and inventory used at those locations. At the end of 2002, the Company had ten stores in the area. Three more Guadalajara-area stores were added to this total in early 2002 with the purchase of the Morelia franchise.

              The Company believes that its relationship with its franchise distributors is one of the most important factors in its success in the Mexican markets. Franchisees are selected very carefully, and are required to carry and market solely products manufactured or otherwise authorized for sale by the Company, offering consumers a complete package that includes ceramic floor and wall tile, grouts and adhesives, sanitary fixtures, faucets, kitchen and bathroom accessories and related products. Additionally, franchisees must follow guidelines regarding store layout and exhibition techniques, provision of qualified customer services, pricing and business standards, designed to insure the perception of the Company and its products in the marketplace as first class in both quality and service. As part of its commitment to the franchise system, the Company has implemented a strong training and operational support program in order to help accelerate and solidify the development of the franchises. In recent years, the Company has also assisted franchisees with store remodeling and construction in order to facilitate the prominent presence of the "Interceramic" stores in their respective communities. The Company believes that the franchise system has proven successful, resulting in greater aggregate levels of sales and allowing the Company to maintain market share despite the poor economic conditions in Mexico in the middle years of the prior decade, and providing the Company with a strong base throughout Mexico during the recent years of modest recovery.

              Sales to the United States and Canada are effected through Interceramic USA, which sells to a network of 79 independent distributors with a combined 180 locations, as well as to the 19 CTI locations. The Company has found that sales through CTI stores of Company products are typically much greater than through independent distributors, and the Company intends to continue the development of the CTI network in the United States, particularly in areas where existing distributors are not meeting the market potential. Additionally, Dal-Tile markets floor tile produced at the RISA Plant through its distribution network in the United States. Interceramic USA distributes substantially all Company products sold throughout the United States from its facilities in the Dallas, Texas area. Interceramic USA's facilities in Dallas are headquartered in the Garland Plant, and also include separately leased distribution warehouses.

              Marketing

              Advertising and marketing are important to the Company's business strategies, and the Company expends significant amounts annually in respect of advertising and marketing. Because the Mexican and International markets vary in several material respects, the Company takes a different approach in its marketing efforts in the two markets.

               In Mexico, the Company promotes brand-name recognition and sales by advertising to the general public in the print and radio media, and has periodically conducted aggressive, nation-wide print and television media advertising campaigns, designed to heighten name recognition and product visibility. Advertising strategy has shifted more to the point of sale, with distinctive, high-profile stores and vignette displays and other materials promoting the Company and its products in the exclusive franchise stores. This involves working closely with its franchise network in creating product display strategies, by arranging product seminars to educate distributors as to product lines and new product introductions as well as by obtaining marketing feedback from distributors as to the success of particular product introductions and market strategies. This careful branding strategy has been demonstrably successful. Interceramic has for several years conducted an annual survey among female heads of household in Mexico, which has demonstrated a marked recognition of Company products. In the 2002 survey, approximately 52 percent of respondents mentioned Interceramic when asked to recite unaided brands of ceramic tile-almost four times the mentions of any other tile producer, and 46 percent of all respondents mentioned the "Interceramic" brand first.

               In the United States, marketing and advertising are effected through trade shows and magazines, showroom displays, catalogues and point of sale displays. Inasmuch as the United States market is dominated by company-controlled outlets of the major domestic manufacturers and large distributors of floor coverings generally, Interceramic USA has adopted an allied products marketing strategy, in which it promotes sales of a variety of Italian, Spanish and Mexican tile in distinctive styles and colors in order to increase demand for products similar to those produced by the Company. By holding itself out as a specialty distributor these types of products, Interceramic USA aims to create additional demand for tile of Company manufacture. Interceramic USA also services its distributors' needs by ordering directly from Italian and Spanish producers and arranging for payment, customs clearance and freight forwarding. Interceramic USA also engages in efforts to educate its distributors and their employees, conducting seminars in sales skills, the ceramic tile industry in general and the Interceramic product lines in particular, as well as holding ceramic tile installation and other clinics designed to make the salesmen more effective advocates of the Company's products.

  Proprietary Tradenames and Trademarks

               The Company's products are marketed in Mexico and the United States solely under the "Interceramic" trade name, other than the RISA production sold to Dal-Tile for sale under various Dal-Tile product names. Trademarked names are used in the sale of a wide range of the Company's products, including ceramic floor tile, ceramic wall tile, construction materials, glues, epoxy, adhesives, grouts, additives, sealants and cleansers. In Mexico, the Company's use of the slogan "Simply, the Best" in connection with its glazed ceramic tile was important in gaining distributor and customer acceptance and continues today to be the byword of the organization. In the United States, the Company makes extensive use of its slogans "The Best the World has to Offer" and "Imagine the Possibilities." With respect to the American Standard and Kohler products marketed through the franchises in Mexico, the Company has obtained the right to use the related tradenames and trademarks. The Company has the license to use or owns all the trademarks and tradenames necessary for its business.

 The Dal-Tile Agreement

               In October 1990, the Company and RISA, at that time the Company's wholly-owned subsidiary, entered into a Master Investment and Cooperation Agreement (the "Dal-Tile Agreement") with Armstrong and one of its affiliates, pursuant to which Armstrong acquired 49.99 percent of RISA's capital stock in consideration for certain payments by Armstrong. In connection with the acquisition, the Company transferred certain real property and equipment, which together constitute the RISA Plant, to RISA. In a transaction which was consummated in December of 1995, Dal-Tile acquired Armstrong's American Olean ceramic tile business and assumed all of Armstrong's rights and obligations under this relationship.

               Pursuant to a supply arrangement, RISA is obligated to make available up to 50 percent of the ceramic tile production of the RISA Plant to Dal-Tile, all in first-class product, in accordance with an annual production program to be established by the parties and reviewed periodically. Dal-Tile has the option to cause production pursuant to this arrangement to be under private label and to request new product offerings. Product pricing is generally based on RISA's standard export market quotes and terms of sale. The following table summarizes historical RISA sales to Dal-Tile:

                                                                 RISA Sales to Dal-Tile

Year	Million Square Feet	Percentage of Production

1996	25.4	39.2
1997	21.5	33.2
1998	24.2	37.2
1999	14.7	23.3
2000	13.8	20.9
2001	14.0	20.1
2002	21.2	32.3

               The increasing share of RISA Plant production purchased by Dal-Tile during the 1996 to 1998 time frame adversely impacted the Company's ability to supply RISA product to its franchise stores in Mexico and for resale in the United States by Interceramic USA. Further, Dal-Tile has emphasized lower end products in its RISA orders, which has not only resulted in generally lower margins from RISA production but has also run counter to the Company's efforts to concentrate production on high-end products. The course of 1999, 2000 and 2001 saw Dal-Tile's purchases decrease substantially, although in 2002 Dal-Tile's purchase of RISA product has increased significantly. If Dal-Tile were to increase its purchases of RISA production to levels approaching its contractual entitlement, the Company's efforts to increase market share in both Mexico and the United States could be impaired.

               In connection with the Dal-Tile Agreement, certain additional agreements were entered into relating to, among other things (i) supplies of clay at favored prices by Cerro Grande to RISA to satisfy its production needs; (ii) furnishing the Company's production know-how and technical, production and planning support to RISA and licensing the Company's trademarks and tradenames to RISA; and (iii) certain events pursuant to which Dal-Tile or the Company, as the case may be, would have certain rights of first refusal, preemptive rights and call rights in certain circumstances including upon certain changes in or dispositions of Dal-Tile's or the Company's ownership of the capital stock of RISA. Cerro Grande terminated the clay supply agreement during 1998, although it continues to supply clay to RISA at market rates.

 The Custom Agreement

               In December of 1993, the Company entered into a series of agreements with Custom (collectively, the "Custom Agreement"), pursuant to which (i) Custom has acquired 49 percent of ABISA's capital stock; (ii) the Company agreed to provide certain administrative services to ABISA and to share the cost, by proportional reimbursement from ABISA, of these and other common expenses; (iii) Custom gave ABISA the exclusive right to distribute Custom products in Mexico; (iv) Custom agreed not to compete with ABISA in Mexico; and (v) Custom agreed to furnish certain materials to ABISA at cost and to provide certain technical assistance.

               The Company entered into the Custom Agreement primarily to acquire the technical assistance necessary to enable it to produce quality grouts and adhesives in greater quantities, and the relationship with Custom has proven very beneficial to the Company.

 The Kohler Agreement

               In addition to addressing the terms of its investment in Interceramic, the Kohler Agreement sets forth the basic terms of the distribution relationship pursuant to which Interceramic distributes Kohler products, primarily including sinks, bathtubs, sanitary fixtures, faucets and related accessories, in Mexico. These products are directed almost exclusively at the high-end of the market. Prior to entering into the Kohler Agreement, Interceramic had terminated its existing agreement with American Standard-however, a new agreement was entered into with American Standard in October of 2000 under which Interceramic is selling mid- and low-end products in Mexico. See "-The American Standard Agreement" below. Under the terms of the Kohler Agreement, Interceramic and Kohler annually set sales objectives for Kohler products in Mexico which are subject to monthly review and adjustment. The distribution relationship is subject to termination by either Kohler or Interceramic for any reason upon certain prior notice.

               Kohler has also entered into agreements with the Controlling Group providing, among other things (i) an agreement by the Controlling Group that they would use their best efforts to cause a Kohler representative to be appointed to the Board; (ii) Kohler with a right of first refusal to purchase Interceramic stock owned by the Controlling Group in the event of an unsolicited offer to acquire from the Controlling Group members five percent or more of the equity securities of Interceramic; (iii) Kohler with a "tag-along" right if the members of the Controlling Group were to enter into any transaction which would result in the transfer of 50 percent or more of the Common Units to a third party; and (iv) an agreement by the Almeida Family to buy back from Kohler the Common Units purchased by it in the offering in the event that Interceramic terminates the distribution agreement contained in the Kohler Agreement.

               The Company entered into the Kohler Agreement for a number of reasons in addition to facilitating the investment of Kohler in Interceramic's equity securities. The Company believes that Kohler products represent the best that the industry has to offer, and the Company's affiliation with Kohler fits the Company's image as an industry leader in its own right. Further, the ability to distribute these first-class products in the Company's franchise stores nationwide enhances the options available to the consumer in Mexico, who now has a wide range of sanitary fixtures and plumbing products to choose from at all points on the market in the Interceramic franchise store.

 The American Standard Agreement

               The Company has distributed American Standard products throughout Mexico for a number of years under an exclusive distribution agreement. Prior to entering into the Kohler Agreement in late 2000, the Company terminated this relationship, and entered into a new agreement with American Standard. Under the American Standard Agreement, American Standard granted the Company the right to distribute through its network of franchise distributors certain American Standard products throughout Mexico. These products, aimed at the middle and lower end markets, are made by American Standard in Mexico and carry the "Interceramic" brand name. The Company granted American Standard the right to use the Interceramic name for the limited purpose of sales of these products to the Company and its franchisees in Mexico. Under the American Standard Agreement, certain biannual sales targets are established for the various products. The American Standard Agreement has a stated five year term, but it subject to certain early termination provisions, including 90 days prior notice at the option of either party.

               The Company entered into the American Standard Agreement for several reasons, including (i) the American Standard products covered by the agreement, manufactured in Mexico, are priced competitively; (ii) the products fit the mid- and low-end niche of the market which the Kohler products generally do not; (iii) American Standard agreed to manufacture the products using the Interceramic trade name; and (iv) the Company's belief that American Standard would be a reliable source of uniform products that can be effectively marketed in conjunction with the Company's own products.

               C. Organizational Structure

                Interceramic, the reporting company, is not only an operating company, but a holding company as well. The following chart describes Interceramic's subsidiaries:

Name of Company	Jurisdiction of Organization	Interest

Interceramic, Inc.	Texas	100.00%
Adhesivos y Boquillas Interceramic, S. de R.L. de C.V.	Mexico	51.00%
Interceramic Trading Company	Texas	100.00%
Recubrimientos Interceramic, S.A. de C.V.	Mexico	50.01%
Materiales en Proceso, S.A. de C.V.	Mexico	100.00%
Distribución Interceramic, S.A. de C.V.	Mexico	100.00%
Intercabados del Occidente, S.A. de C.V.	Mexico	100.00%
Interceramic de Occidente, S.A. de C.V.	Mexico	100.00%
Operadora Interceramic de México, S.A. de C.V.	Mexico	100.00%

              D. Property, Plants and Equipment

Properties

              The Company operates four glazed ceramic floor and wall tile plants and two grout and adhesive production facilities. All of the Company's production facilities are operating at 100 percent capacity, and have been for some time. See "-B. Business Overview-Production Capacity" above. The Company also leases a number of sales locations in Mexico and the United States, as well as several warehouse locations. All of the Company's properties in the United States are leased, while in Mexico the Company owns many of its facilities and leases a number of others.

              The following table describes the material properties currently owned or leased by the Company:

Schedule of Properties
Property	Size (1)	Location	Usage
ICSA Plant	960,196	Chihuahua, Mexico	Ceramic Floor Tile Manufacture; R&D Center; Warehouses
RISA Plant	2,567,895	Chihuahua, Mexico	Ceramic Floor Tile Manufacture
First ABISA Plant and Central Warehouse	1,389,826	Chihuahua, Mexico	Manufacture of Grouts and Adhesives
Second ABISA Plant	292,027	Huichapan, Mexico	Manufacture of Grouts and Adhesives
Garland Plant	250,000	Garland, Texas	Ceramic Wall Tile Manufacture
Garland Warehouse	270,000	Garland, Texas	Product Warehouse
Cerro Grande Mines	71,718,863	Chihuahua, Mexico	Clay Mines
Azulejos Plant	2,533,290	Chihuahua, Mexico	Ceramic Wall Tile Manufacture

(1)           Underlying real estate, expressed in square feet.

               The ICSA Plant, located on several combined tracts of land located in the Mexican city of Chihuahua and owned by Interceramic, was subject at December 31, 2002 to a first mortgage lien in favor of Scotiabank Inverlat, S.A., as Administrative Agent ("Scotia"), securing at December 31, 2002 a principal loan balance of US $100.0 million under the secured term loan facility (the "Term Loan") that the Company consummated in July 2002. See "Item 5-Operating and Financial Review and Prospects-D. Trend Information" below.

               The RISA Plant is located on a tract of land, also in Chihuahua, of 2,567,895 square feet, or 59 acres, and is owned by RISA. The real estate is divided into two parcels, "Lot A" of 743,477 square feet is subject to a first mortgage lien in favor of Banco Nacional de México, S.A. ("Banamex") securing a principal loan balance of US $6.0 million at December 31, 2002. The current annual production capacity of the RISA Plant is 66.6 million square feet of glazed ceramic floor tile.

               The Azulejos Plant, located adjacent to the RISA Plant, contains 2,533,290 square feet, or approximately 58 acres, and is owned by Interceramic, subject to a first mortgage lien in favor of Scotia securing the Term Loan that is also secured by the ICSA Plant, as discussed above. Production capacity of the Azulejos Plant is 39.6 million square feet of glazed ceramic wall tile annually.

               The First ABISA Plant and the Company's central warehouse facility are located adjacent to the ICSA Plant on a parcel of land containing 1,389,826 square feet, which is owned by the Company.  As of December 31, 2002, this parcel was subject to a first mortgage lien in favor of Scotia securing the Term Loan that is also secured by the ICSA Plant and the Azulejos Plant. The ABISA Plant is used for the manufacture of grouts, mortars and adhesives for ceramic tile installation.

               The Second ABISA Plant is located in the central Mexican town of Huichapan, Hidalgo. The Second ABISA Plant is also used for the manufacture of grouts, mortars and adhesives for ceramic tile installation.

               Most of the clay mines owned and operated by the Company are located near the community of Aldama, Chihuahua. Other Cerro Grande mines are located near the Chihuahua communities of Guerrero and Jimenez. At December 31, 2002 the Cerro Grande properties were subject a mortgage lien in favor of Scotia to secure the Term Loan. These properties cover an aggregate of 75,593,903 square feet, or 1,735 acres.

               Interceramic USA has pursued a strategy of leasing all of its manufacturing, warehousing and sales locations. Accordingly, Interceramic USA leases its properties pursuant more than 20 different real estate leases. Most of the properties occupied by Interceramic USA are commercial warehouse and retail facilities leased for terms generally not in excess of ten years. Although Interceramic USA owns substantially all of its production machinery and operating assets, the land and building constituting the Garland Plant is being leased by Interceramic USA from Catellus Development Corporation ("Catellus") under a build to suit industrial lease (the "Garland Lease") entered into in 1993. The Garland Lease has an initial term of 15 years, with extensions at the option of Interceramic USA for up to 20 additional years. Annual base rent under the Garland Lease currently is approximately US $900,000, and increases in increments of approximately US $50,000 in the seventh, 11th and 14th years of the initial term. Adjacent to the Garland Plant is a 270,000 square foot facility that Interceramic uses for warehousing and some corporate functions. This property is also leased by Interceramic USA from Catellus under a build to suit lease (the "Garland Warehouse Lease"). In connection with the execution of the Garland Warehouse Lease, the term of the Garland Lease was extended by agreement to coincide with the 15 year initial term of the Garland Warehouse Lease. The Garland Warehouse Lease is substantially similar to the Garland Lease, providing for rental payments based upon a yield factor applied against the cost of the facility. Annual base rent under the Garland Warehouse Lease for its initial term averages approximately US $894,041.

               The annual aggregate lease payments made by Interceramic USA during 2002 for its properties in the United States was US $5.0 million.

 Environmental Issues

               The Company's operations in Mexico are subject to various federal, state and local laws and regulations regarding a number of environmental concerns, including control of non-toxic materials and residues, emission of toxic gases and particles, usage and discharge of water, emissions of dust and land usage. The Company has obtained and maintained all permits required by law and has conducted its operations in conformity with applicable laws and regulations.

               The Garland Plant operates under a permit from the Texas Natural Resources Conservation Commission which regulates the content and quantity of emissions from the facility under Texas law as well as by designation from the United States Environmental Protection Agency. The permit was obtained in the ordinary course in connection with the development of the facility. Emissions are subject to periodic monitoring and spot checking, and there have been no compliance problems since commencement of operations. To the Company's knowledge, there are no environmental issues effecting the use or enjoyment of any of its other leased properties and assets in the United States.

 Expansion Plans

               Although the Company is and has for some time been utilizing 100 percent of its production capacity, there are at present no definitive plans for increasing capacity or otherwise undertaking any material capital investments.

ITEM 5.             Operating and Financial Review and Prospects

               A. Operating Results

               The following discussion should be read in conjunction with the Financial Statements. The Financial Statements have been prepared in accordance with Mexican GAAP, which differs in certain significant respects from US GAAP. Note 12 to the Financial Statements provides a description of the principal differences between Mexican GAAP and US GAAP as they relate to the Company, and a reconciliation to US GAAP of net income and total shareholders' equity. In certain parts of the following discussion, reference is made to Peso amounts translated into "nominal" Dollars. Unlike the convenience translations contained in the Financial Statements, which convert Peso amounts into Dollars based upon the Interbank Rate at December 31, 2002, translations into nominal Dollars are made at the end of each month during the period, using the Interbank Rate at the end of each applicable month, and adding the aggregate of such translated amounts for the entire period. Translations of results for prior periods in nominal Dollars are not adjusted for subsequent changes in the exchange rate.

            US GAAP Reconciliation

           During the years ended December 31, 2002 and 2001, the Company had net income under US GAAP of Ps 61.4 million and Ps 199.1 million, respectively. Compared to Mexican GAAP, net income under US GAAP was 41.80 percent lower in 2002 but 3.97 percent higher in 2001.

            There are several differences between Mexican GAAP and US GAAP that significantly affect the Company's net income and stockholders' equity, including in particular how the carrying value of plant, property and equipment is restated to reflect effects of inflation. Under Mexican GAAP, the Company restates its fixed assets of non-Mexican origin based on the rate of inflation in the country of origin and the prevailing exchange rate at the balance sheet date, while under US GAAP the Company uses the Mexican inflation rate. In 2002, this resulted in lower net income under US GAAP, because the Mexican inflation exceeded the rate used to restate fixed assets of non-Mexican origin, while in 2001 the opposite was true. Other differences between Mexican GAAP and US GAAP that affected net income in 2001 and 2002 relate to interest on assets under construction and deferred income tax and employee profit sharing. The differences in stockholders' equity under Mexican GAAP and US GAAP reflect these differences as well. For a discussion of the principal differences between Mexican GAAP and US GAAP, see Note 12 to the Financial Statements.

Use of Estimates in Certain Accounting Policies

                In preparing the Financial Statements, the Company makes estimates concerning a variety of matters. Some of these matters are highly uncertain, and the formation of estimates involves judgments made based on the information available to the Company. In the discussion below, the Company has identified its estimation of the useful lives of property, plant and equipment as the primary matter for which the financial presentation would be materially affected if either (i) different estimates could reasonably have been used or (ii) in the future, changes might be made to the estimates in response to circumstances that are reasonably likely to occur. There are many other areas in which the Company uses estimates about uncertain matters, but the reasonably likely effect of a change or the use of different estimates is not material to the financial presentation.

            The Company estimates the useful lives of particular classes of property, plant and equipment in order to determine the amount of depreciation expense to be recorded in each period. Depreciation expense is a very significant element of costs and expenses in the Financial Statements. See Note 4 and Note 12 to the Financial Statements.

            The estimates are based on historical experience with similar assets, anticipated technological changes and other factors. The Company reviews estimated useful lives each year to determine whether they should be changed, and at times the estimated useful lives have been changed for particular classes of assets. The estimated useful life of an asset class may be changed in response to technological changes, changes in market or other developments. The shortening of the useful life of an asset results in increased depreciation expense, and in some cases it can result in recognition of an impairment change to reflect a write-down in asset value.

 Inflation

               Although the annual rate of inflation in Mexico has trended strongly downwards since 1996, Mexico experienced relatively high inflation in the periods covered by the Financial Statements. The annual rates of inflation in Mexico, as measured by changes in the NCPI were 18.61 percent, 12.32 percent, 8.96 percent, 4.40 percent and 5.70 percent for the years 1998, 1999, 2000, 2001 and 2002, respectively. High rates of inflation may have and in the past have had, a material adverse impact on the Company and its business. See "Item 3-Key Information-D. Risk Factors-Mexican Political, Social, Economic Conditions and Government Policies Might Adversely Impact Sales and Profitability" above.

               The IMCP has issued Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position," which outline the inflation accounting methodology that is mandatory for all Mexican companies reporting under Mexican GAAP. Bulletin B-10 requires that all financial information be presented in constant Pesos (having the same purchasing power for each period indicated taking into account inflation) as of the date of the most recent balance sheet. The presentation of financial information in constant Pesos is intended to recognize certain effects of inflation on the financial statements and to permit comparisons between comparable periods in comparable monetary units. The result of this adjustment is that growth rates between periods are stated in "real" terms, eliminating the general effects of inflation. Except where otherwise indicated, financial data for all periods in the Financial Statements and throughout this Annual Report have been restated in constant Pesos with purchasing power as of December 31, 2002. References in this Annual Report to "real" amounts are to inflation-adjusted numbers and to "nominal" amounts are to unadjusted numbers. Unless otherwise specified, all growth rates in the following discussion are stated in real terms.

               In accordance with Bulletin B-10, the Company is required to report, as a gain or loss on its net monetary position, the effects of inflation on its monetary assets and liabilities. This net amount, which is reflected in the statement of income within the "Comprehensive Financing Cost" under the caption "Gain on Net Monetary Position," reflects the gain or loss arising from holding a net liability or asset monetary position in an inflationary period because over time a monetary liability can be settled for units of less purchasing power whereas a monetary asset decreases in value in real terms. The Company's operations continually generate monetary assets (primarily in the form of cash, cash equivalents and accounts receivable) while the Company's trade and accounts payable and borrowings result in monetary liabilities.

               Bulletin B-10 also requires that the Company restate nonmonetary liabilities using the NCPI and restate the components of shareholders' equity using the NCPI. The fifth amendment to Bulletin B-10 no longer permits restatement of machinery and equipment based on appraisals. Accordingly, the Company's imported machinery and equipment are restated on the basis of the devaluation of the Peso against the currency of origin and applying a factor for inflation in the applicable foreign country. Domestic machinery and equipment are restated based on the NCPI.

               Because the Company has significant operations in the United States, for the fiscal year which commenced January 1, 1998 it was required to comply with IMCP Bulletin B-15, "Transactions in Foreign Currency and Translation of Financial Statements of Foreign Operations." Bulletin B-15 requires the application of a factor to the Financial Statements which reflects a weighing of the Company's operations in the United States and Mexico, and applying to each the rate of inflation in the country to which the operations are attributable as well as the currency exchange rate of the currency applicable to the operations. For years prior to 1998, Bulletin B-15 requires the restatement of those years with the application of the principles of Bulletin B-15. In this respect, Bulletin B-15 is inconsistent with the requirements of Rule 3-20(e) of Regulation S-X promulgated by the SEC with respect to filings under the 1933 Act and the 1934 Act, and is treated as a reconciling item in the Financial Statements. See Note 1(a) and Note 12 to the Financial Statements. As applied to the Company, the effect of Bulletin B-15 on the Financial Statements causes certain results for prior years to be different in certain respects than reported previously.

 Results of Operations

               The table on the following page sets forth selected statement of operations data for the Company for each of the fiscal years ended December 31, 2000, 2001 and 2002, as a percentage of net sales.

[Chart on Following Page]

	Year Ended December 31,
	2000	2001	2002
Net sales	100.00%	100.00%	100.00%
Cost of sales	(63.38)	(62.80)	(63.02)
Gross profit	36.62	37.20	36.98
Selling and administrative expenses:
Selling expenses	(16.82)	(16.47)	(18.36)
General and administrative expenses	(8.43)	(8.47)	(8.45)
Research and development	(0.98)	(0.87)	(0.70)
	(26.23)	(25.81)	(27.51)
Operating income	10.39	11.39	9.48
Integral cost of financing:
Interest income	0.28	0.21	0.24
Interest expense	(5.72)	(4.67)	(3.51)
Exchange (loss) gain	(1.41)	1.66	(3.54)
Net monetary effect	4.60	1.96	1.66
	(2.25)	(0.84)	(5.15)
Other expenses, net	(1.01)	(1.64)	(0.41)
Equity in results of associated companies	0.00	0.04	(0.01)
Income before income tax and employee profit sharing	7.13	8.91	3.91
Income and asset tax	(0.55)	(0.57)	(0.64)
Deferred income taxes	(1.30)	(1.00)	0.28
Employee profit sharing	(0.09)	(0.12)	(0.12)
Consolidated net income	5.19	7.22	3.43
Minority net (loss) income	(0.03)	0.79	0.60
Majority net (loss) income	5.22	6.43	2.83

Net Sales

               2002 v. 2001

               Net sales increased 2.94 percent during 2002 to Ps 3,058.9 million from Ps 2,971.6 million in 2001. Ceramic tile sales represented 81.37 percent of net sales in 2002 compared to 84.35 percent in 2001. Measured in nominal Dollars, net sales increased by 4.15 percent to US $300.0 million from US $288.0 million in 2001. Ceramic tile sales by volume of product sold increased in 2002, to 285.8 million square feet from 282.9 square feet in 2001, an increase of 1.03 percent.

               The Company's volume sold in Mexico during 2002 decreased by 4.58 percent over 2001, to 168.6 million square feet from 176.7 million square feet. Continuing a trend linked to the events of September 11, 2001, the net average selling price for the Company's ceramic tile products in Mexico for 2002 decreased by 1.69 percent to Ps 8.07 per square foot from the Ps 8.21 per square foot achieved in 2001.

               While the Company experienced a decrease in its average selling prices in the International markets by 14.59 percent in 2002 over 2001, International Sales of Ps 1,334.5 million for 2002 registered an important increase of 10.15 percent over International Sales of Ps 1,211.5 million in 2001. Volume sold in this markets increased by 10.38 percent to 117.2 million square feet in 2002 from 106.1 million square feet in 2001.

               2001 v. 2000

               Net sales increased 4.45 percent during 2001 to Ps 2,971.6 million from Ps 2,845.1 million in 2000. Ceramic tile sales represented 84.35 percent of net sales in 2001 compared to 88.31 percent in 2000. Measured in nominal Dollars, net sales increased by 10.88 percent to US $288.0 million from US $259.8 million in 2000. Ceramic tile sales by volume of product sold increased in 2001, to 282.9 million square feet from 260.7 square feet in 2000, an increase of 8.50 percent.

               The Company's volume sold in Mexico during 2001 increased by 7.59 percent over 2000, to 176.7 million square feet from 164.3 million square feet. However, the net average selling price for the Company's ceramic tile products in Mexico in 2001 decreased by 6.26 percent to Ps 8.22 per square foot from the Ps 8.76 per square foot achieved in 2000, with much of the decrease coming in the final quarter of the year.

               In the International markets, the Company was able to increase the volume of product sold during 2001 compared to 2000, to 106.1 million square feet from 96.5 million square feet, an increase of 10.03 percent. Intense price competition, however, led to a decrease in average selling prices over 2000 by 14.04 percent, and International Sales for 2001 of Ps 1,211.5 million lagged sales of Ps 1,226.0 million by a slight 1.19 percent. Measured in nominal Dollars, however, International Sales of US $117.8 million in 2001 increased by 5.01 percent over sales of US $111.8 million in 2000. Contrary to expectations, International Sales in the second half of 2001 actually posted gains, increasing by 4.56 percent over sales in the second half of 2000.

 Cost of Sales

               The Company's cost of sales consists of production costs of products manufactured by the Company and, to a much lesser extent, costs of products, principally imported ceramic and other types of floor tile, which the Company buys for resale. Production costs consist mainly of costs of raw materials, labor, depreciation, energy and other overhead expenses, the proportionate amounts of which have been fairly consistent in both Mexico and the United States. During 2002, 27.41 percent of the production costs in Mexico was for raw materials, 25.44 percent for labor, 7.12 percent for depreciation, 14.61 percent for energy and the remaining 25.42 percent attributable to other overhead expenses such as maintenance, spare parts and water usage fees. In the United States, the Company's production costs have been proportionately somewhat different from those in Mexico. In 2002, the production costs of the Garland Plant consisted of 23.54 percent for raw materials, 32.72 percent for labor, 14.86 percent for depreciation, 9.54 percent for energy and the remaining 19.34 percent for other overhead expenses.

               2002 v. 2001

               Cost of sales increased by 3.29 percent during 2002 to Ps 1,927.6 million from Ps 1,866.1 million in 2001 in large part due to increased sales.  Expressed as a percent of sales, cost of sales represented 63.02 percent of sales in 2002 as compared to 62.80 percent in 2001, the increases caused mainly by a slightly poorer mix of products sold.

               2001 v. 2000

               Cost of sales increased by 3.48 percent during 2001 to Ps 1,866.1 million from Ps 1,803.3 million in 2000. As a percentage of sales, however, the cost of sales in 2001 improved over 2000, representing 62.80 percent of sales in 2001 as compared to 63.38 percent of sales in 2000. This improvement is further evidence of the Company's success at reducing employee and other production costs.

 Gross Profit

               2002 v. 2001

               Gross profit for 2002 was Ps 1,131.3 million as compared to Ps 1,105.5 million in 2001, an increase of 2.33 percent. The Company's gross margin for the year decreased however, to 36.98 percent from a gross margin of 37.20 percent in 2001, a 0.22 point reduction.

               2001 v. 2000

               Gross profit for 2001 was Ps 1,105.5 million as compared to Ps 1,041.8 million in 2000, an increase of 6.11 percent. The Company's gross margin in 2001 was 37.20 percent, 0.58 points greater than gross margin of 36.62 percent in 2000. This healthy increase reflects the Company's ability to improve its sales while at the same time reducing the proportion the cost of sales bears to sales.

 Operating Expenses

               2002 v. 2001

               Operating expenses during 2002 increased by 9.68 percent over operating expenses in 2001, to Ps 841.2 million from Ps 767.0 million. As a percentage of sales, operating expenses represented 27.50 percent in 2002 compared to 25.81 percent in 2001, an increase of 1.69 percentage points. Most of the increase is attributable to heavy investment in the expansion of its Company-owned stores in Mexico and the United States and preparations for the movement of greater amounts of product through its distribution as the "private label" program was initiated late in 2002. Management expects that as the greater volume of product moves through its stores over the course of 2003, operating expenses will return to previous levels.

               2001 v. 2000

               Operating expenses during 2001 increased by 2.77 percent over operating expenses in 2000 to Ps 767.0 million from Ps 746.3 million. Yet as a percentage of sales, operating expenses represented 25.81 percent in 2001 compared to 26.23 percent in 2000, a 0.42 percentage point decrease. The improvement represents the Company's continued efforts during the course of the year to reduce its operating expenses as a percentage of sales, a focus that the Company is maintaining during 2002.

 Comprehensive Financing Cost

               Comprehensive financing cost can significantly impact the financial statements of a company in periods of high inflation. Income statements for companies reporting under Mexican GAAP are required to present all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, all effects relating to financing are listed under comprehensive financing cost and include (i) interest earned on cash and temporary investments and interest paid on borrowed funds; (ii) foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and (iii) losses or gains resulting from holding monetary assets exposed to inflation net of gains or losses resulting from having monetary liabilities adjusted for inflation. To the extent a company has monetary liabilities that exceed its monetary assets in a period of inflation, the company will generate a monetary position gain, and to the extent a company has monetary assets that exceed its monetary liabilities in a period of inflation, the company will generate a monetary position loss. The Company's foreign exchange position is affected by its assets or liabilities denominated in foreign currencies. The Company records a foreign exchange gain or loss if the exchange rate of the Peso to the currency in which the monetary assets or liabilities are denominated fluctuates.

               2002 v. 2001

               Comprehensive financing cost for 2002 was a loss of Ps 157.5 million compared to a loss of Ps 25.0 million in 2001. This increased loss was mainly due to a foreign exchange loss of Ps 108.4 million resulting from currency exchange rate changes during the year, as during 2001 the Company recognized foreign exchange gain of Ps 49.4 million. Monetary effect for 2002 was Ps 50.9 million compared to monetary effect of Ps 58.3 million in 2001. The replacement of the Company's outstanding, relatively high-rate Eurobonds during 2002 with the significantly lower cost Term Loan resulted in a decrease in interest expense by 22.55 percent over 2001. Interest income for 2002 also increased over 2001, by 22.26 percent.

               2001 v. 2000

               Comprehensive financing cost for 2001 was a loss of Ps 25.0 million compared to a loss of Ps 63.5 million in 2000. The loss posted in 2001 was the product of a foreign exchange gain of Ps 49.4 million, monetary effect of Ps 58.3 million, interest income of Ps 6.1 million and interest expense of Ps 138.8 million. In 2000, the components of comprehensive financing cost were a foreign exchange loss of Ps 40.2 million, monetary effect of Ps 131.3 million, interest income of Ps 8.0 million and interest expense of Ps 162.6 million. Interest expense for 2001 was 14.67 percent lower than interest expense in 2000, and interest income was 23.37 percent lower in 2001 than in 2000.

 Other Income or Expenses

               2002 v. 2001

               Other expenses in 2002 were down significantly to Ps 12.0 million compared to Ps 50.1 million recorded in 2001.  The difference is mainly due to a high level of equipment write-offs in 2001.

               2001 v. 2000

               Other expenses in 2001 were Ps 50.1 million as compared to Ps 28.6 million in 2000. The increase is in large part the result of the write-off of certain obsolete machinery and equipment.

 Provision for Income and Asset Tax and Deferred Taxes

               Effective January 1, 1999, the corporate income tax rate in Mexico was increased from 34 percent to 35 percent. However, corporate taxpayers have the option of deferring a portion of the tax so that the tax payable will represent 30 percent of taxable income (32 percent for 1999). Starting with the 2003 tax year, there will be a one percentage point reduction in the income tax rate per year until the rate reaches 32 percent. The earnings on which there is a deferral of taxes must be identified and maintained on the Company's books in a "net reinvested tax profit" account ("CUFINRE"). This is to ensure that the earnings on which the taxpayer has chosen to defer taxes remains clearly identified for later periods. The asset tax of 1.8 percent for each of 2000, 2001 and 2002 is payable individually by Interceramic and each of its Mexican subsidiaries. The tax is levied on the average value of most assets, net of certain liabilities.

               2002 v. 2001

               In 2002 the Company's provision for income and asset tax and deferred taxes was Ps 14.6 million, a decrease of 70.91 percent over the provision of Ps 50.3 million recorded in 2001. Provision for income and asset tax and deferred taxes represented 9.22 percent of income before the provisions and employee profit sharing in 2002 compared to 17.68 percent in 2001.  Most of the decrease resulted from differences in foreign exchange loss deductions for the years.

               2001 v. 2000

               In 2001 the Company's provision for income and asset tax and deferred taxes was Ps 46.8 million, a decrease of 11.01 percent over the provision of Ps 52.6 million recorded in 2000. Provision for income and asset tax and deferred taxes represented 17.68 percent of income before the provisions and employee profit sharing, while in 2000 it was 25.87 percent.

 Employee Profit Sharing

               The Company is required under Mexican law to pay to employees, in addition to their agreed compensation and benefits, profit sharing in an aggregate amount equal to ten percent of pretax income, determined for statutory employee profit sharing purposes, on an unconsolidated basis. These amounts are payable on a per-company basis, so that subsidiaries calculate and pay the accrued liability separately. In conformity with Bulletin D-4, deferred employee profit sharing should be recognized only on temporary differences determined in the reconciliation of current year net income for financial and tax reporting purposes, provided there is no indication that the related liability or asset will not be realized in the future.

               The Company's statutory employee profit-sharing obligation, on a consolidated basis, has historically been lower than ten percent of pretax income as reported on the Company's financial statements in accordance with Mexican GAAP. In 2002, 2001 and 2000, this provision was Ps 3.6 million, Ps. 3.5 million and Ps 2.5 million, respectively.

 Minority Net Income

              This account in the Financial Statements relates to the interest of Dal-Tile in RISA and Custom's interest in ABISA.

              2002 v. 2001

              Minority net income posted in 2002 was Ps 18.4 million, compared to Ps 23.3 million in 2001. For 2002 minority net income represented 0.06 percent of sales while in 2001 it was 0.43 percent of sales.

              2001 v. 2000

              Minority net income recorded in 2001 was Ps 23.3 million, compared to a loss of Ps 0.8 million in 2000. For 2001, minority net income represented 0.43 percent of sales, while the minority net loss in 2000 equaled a negative 0.03 percent of sales.

  Majority Net Income

               This account in the Financial Statements consists of consolidated net income, less the portion attributable to Dal-Tile's ownership interest in RISA and that of Custom in ABISA.

               2002 v. 2001

               Majority net income for 2002 decreased significantly by 54.45 percent to Ps 87.1 million for a majority net income of Ps 191.1 million in 2001. For 2002 majority net income represented 0.03 percent of sales compared to 6.78 percent in 2001.

                2001 v. 2000

               Majority net income for the year of 2001 increased significantly over 2000-by 28.28 percent-to Ps 191.1 million from a majority net income of Ps 149.0 million in 2000. For 2001, majority net income represented 6.43 percent of sales compared to 5.24 percent in 2000.

               B. Liquidity and Capital Resources

 General

              With improved financial results and reducing debt levels over the most recent three years the Company has generated more consistent positive cash flows than in past years. However, the Company has relied to a great extent upon short term borrowings for liquidity in the years covered by the Financial Statements and while management considers cash generated from operations sufficient for the Company's working capital needs in the short term, any material unexpected increase in operating expenses could result in the need for further borrowing by the Company. The US $100.0 million in debt incurred by the Company in connection with the Term Loan is to amortize completely over the five year term of the Term Loan-unlike the Eurobonds, which paid interest only until their maturity date of August 1, 2002. The retirement of US $100.0 million in debt over a five-year period will require substantial free cash generation by the Company, and any adverse development with respect to the Company's cash flow could make it difficult for the Company to meet its payment obligations with respect to the Term Loan. See "-D. Trend Information" below.

               The Company has financed most of its capital improvements and expansions through long-term borrowing as well as equity and other securities offerings. Proceeds from securities offerings have also been used to reduce and to consolidate debt.

 Securities Offerings

               In December of 1994, Interceramic consummated a capital restructuring and initial public offering of equity securities in the United States (the "1994 Offering"), pursuant to which its capital structure was reorganized into the Common Units, each comprised of two Series B Shares, and the Limited Voting Units, each comprised of one Series D Share and one Series L Share. In the 1994 Offering, 3,480,000 Limited Voting Units and 1,044,000 ADRs were sold in Mexico and the United States, respectively, resulting in net proceeds to the Company of Ps 360.2 million. The proceeds from the 1994 Offering were used in part to pay bank debt and trade obligations of the Company, as well as for maintenance of a general working capital reserve that greatly assisted the Company in the liquidity crisis that followed in the wake of the Peso devaluation.

              In May of 1996, Interceramic had a rights offering in Mexico (the "1996 Offering") of 331,000 Limited Voting Units for the sole purpose of making Limited Voting Units available upon the exercise of options which may be granted to certain Mexican and United States employees of the Company pursuant to an incentive stock option plan which was approved by the Board and the shareholders of Interceramic on April 30, 1996 (the "Plan"). Under Mexican law, Interceramic was required to offer the securities intended for reservation under the Plan to existing securities holders first, before making them available to a trust organized by Interceramic for the purpose of holding the Limited Voting Units until options were exercised. Although Interceramic was not seeking, nor anticipating that existing holders would exercise any rights in the 1996 Offering, a total of 4,780 Limited Voting Units were subscribed for by existing holders, leaving 326,220 available for the Plan. In the 1996 Offering, the Company received Ps 86,937 from securities holders who exercised their preemptive rights. A similar offering was made in Mexico in May of 1997, when Interceramic's capital was increased by 1,100,000 Limited Voting Units in order to allocate more securities to the Plan. As was the case in the 1996 Offering, a number of shareholders exercised their preemptive right, purchasing an aggregate of 126,063 Limited Voting Units. See "Item 6-Directors, Senior Management and Employees-E. Share Ownership-Stock Option or Other Incentive Plans," below.

              In April of 1997, Interceramic completed a rights offering (the "1997 Offering") which was registered with the SEC under the 1933 Act pursuant to which each holder of record of the Common Units and Limited Voting Units, including holders of ADRs, each evidencing five Common Units ("CU ADRs"), and ADRs, each evidencing Limited Voting Units ("LVU ADRs"), was given the right to subscribe for a certain number of additional Common Units and/or Limited Voting Units or, with respect to holders of ADRs, additional CU ADRs and/or LVU ADRs. An aggregate of 3,301,000 Common Units and 6,699,000 Limited Voting Units were available for subscription in the Rights Offering, and all Units were subscribed. The 1997 Offering resulted in net proceeds to the Company of Ps 138.6 million, substantially all of which were used to pay certain short-term debt and current maturities of long-term debt.

              In November of 2000, Interceramic made a public rights offering registered with the SEC under the 1933 Act (the "2000 Offering") of Common Units to holders of record in the United States and in Mexico, primarily to enable Interceramic to make a private placement of certain of the unsubscribed Common Units to Kohler. Despite the price per Unit in the 2000 Offering being in excess of twice the then market price for a Common Unit on the Mexican Stock Exchange, 6,137 Units were subscribed for resulting in proceeds to Interceramic of Ps 217,503. Upon the close of the 2000 Offering and the deregistration of the unsubscribed Units under the 1933 Act, Interceramic was able to complete a private placement of 3,636,363 Common Units to Kohler (the "Kohler Placement"), resulting in proceeds to the Company of US $12.0 million. The proceeds received by the Company were used to pay down certain short-term indebtedness of Interceramic USA and to pay certain trade and account creditors of the Company.

Outstanding Indebtedness

              At December 31, 2002, the Company had Ps 87.5 million of cash equivalents and Ps 1,209.2 million of indebtedness. Of the Company's total indebtedness at December 31, 200, Ps 948.0 million was long term and Ps 261.1 million was short term.

               At December 31, 2002, all of the Company's indebtedness was denominated in Dollars, comprised of Ps 1,046.1 million of accrued interest on and principal amount of the Term Loan, an additional Ps 94.9 million in unsecured indebtedness, Ps 63.4 million of indebtedness secured by machinery, equipment, buildings and land, accounts receivable and inventory and Ps 4.8 million of financial instruments due to suppliers and others.

               At December 31, 2001, the Company had Ps 222.3 million of cash equivalents and Ps 1,267.6 million of indebtedness. Of the Company's total indebtedness at December 31, 2001, Ps 246.6 million was long term and Ps 1,021.0 million was short term.

               At December 31, 2001, all of the Company's indebtedness was denominated in Dollars, comprised of Ps 947.1 million of principal and accrued interest on the Eurobonds, an additional Ps 46.5 million of unsecured indebtedness, Ps 266.2 million of indebtedness secured by machinery, equipment, buildings and land, accounts receivable and inventory and Ps 7.8 million of financial instruments due to suppliers and others.

               At December 31, 2000, the Company had Ps 139.7 million of cash equivalents and Ps 1,377.1 million of indebtedness. Of the Company's total indebtedness at December 31, 2001, Ps 1,242.5 million was long term and Ps 134.6 million was short term.

               At December 31, 2000, all of the Company's indebtedness was denominated in Dollars, comprised of Ps 1,007.9 million of principal and accrued interest on the Eurobonds, an additional Ps 191.6 million of unsecured indebtedness, Ps 174.6 million of indebtedness secured by machinery, equipment, buildings and land, accounts receivable and inventory and Ps 3.0 million of financial instruments due to suppliers and others.

              In 2002 resources provided by operations was a gain of Ps 152.5 million compared to a gain of Ps 323.2 million in 2001. Inventories increased by 19.39 percent during the year over 2001 to Ps 774.2 million in 2002 from Ps 648.5 million at the end of 2001.

              In 2001 resources provided by operations was a gain of Ps 323.2 million compared to a gain of Ps 312.7 million in 2000. Inventories decreased by 17.31 percent during the year over 2000 to Ps 648.5 million in 2001 from Ps 784.3 million at the end of 2000.

              In 2000, resources provided by operations was a gain of Ps 312.7 million compared to a gain of Ps 353.1 million in 1999. Inventories increased by 0.16 percent during the year over 1999 to Ps 784.3 million from Ps 783.0 million at the end of 1999.

              In 2002, Ps 1,370.3 million principal amount of debt was paid by (i) Ps 95.8 million from cash flow form operations and (ii) Ps 1,274.5 million in new borrowings. The Company also paid Ps 125.8 million in interest charges during the year from operating cash flow.

              In 2001, Ps 104.5 million principal amount of debt was paid by (i) Ps 29.4 million from cash flow from operations and (ii) Ps 75.1 million in new borrowings. The Company also paid Ps 138.8 million in interest charges from operating cash flow.

              In 2000, Ps 206.0 million principal amount of debt was paid by (i) Ps 67.6 million from cash flow from operations; (ii) Ps 105.9 million from the Kohler Placement; and (iii) Ps 32.5 million in new borrowings. The Company also paid Ps 162.6 million in interest charges from operating cash flow.

              Debt was reduced during 2002 by 4.61 percent over 2001, primarily due to the cash flow generated from operations, which allowed the Company to pay scheduled amortizations without increasing its debt level. Because all of the Company's debt is denominated in Dollars, the foreign exchange rate between the Peso and the Dollar can have a material effect on the Company's financial reporting. The effect is recognized on the Company's income statements where it was reported for 2002 as a net loss of Ps 108.4 million and for 2001 as a net gain of Ps 49.4 million. The operating effect of any exchange rate losses is ameliorated to some extent by the fact that the Company generates significant Dollar-denominated revenues. As all of the Company's debt is Dollar denominated, it does not effect inflation accounting on the Company's financial statements.

              The Company's primary objective is to reduce its debt levels through application of available cash generated from operations. The rapid amortization scheduled for the Term Loan will, in the absence of further borrowings in the interim, reduce the Company's indebtedness to virtually nothing in the coming five-year period. In order to generate the excess cash needed to reduce its debt, the Company has focused on the reduction of expenses and improvement in selling prices. Further, to assist in reducing debt, the Company has no definite capital expansion plans in the short term.

Financing Arrangements

               Prior to the Eurobonds, the Company had financing relationships with more than 13 lenders. As a result of the completion of the Eurobond and the prepayment of most of these relationships, the Company's debt structure became much more manageable with fewer lending relationships, freeing management from much of the time that had been spent in monitoring and managing these relationships. At December 31, 2001, the Company's outstanding indebtedness consisted of US $90.0 million of the Eurobonds and an additional US $35.6 million in other indebtedness, while at December 31, 2002, the Company's outstanding indebtedness consisted of US $100.0 million of the Term Loan and an additional US $16.4 million in other indebtedness.

               The Eurobonds were replaced in July of 2002 with the Term Loan in an aggregate principal amount of US $100.0 million. The Term Loan has two tranches, the "Term A Loan" in the amount of US $40.0 million, which generally bears interest at a LIBOR rate plus 1.70 percent and amortizes in quarterly payments commencing July 31, 2003 until July 31, 2005, when the Term A Loan is to be paid in full. The first two principal installments on the Term A Loan are US $6.25 million each, the next four installments are US $3.125 million each and the final installments are US $5.0 million each.

               The Term Loan is secured by certain of the Company's assets, including most real property and equipment as well as accounts receivable and inventory of the Company located in Mexico, the production machinery and equipment of Interceramic USA located in the United States and Interceramic's stock in RISA. Under the Credit Agreement, the value of collateral pledged to secure the Term Loan must at all times equal or exceed 1.4 times the principal balance of the Term Loan outstanding from time to time. Further, the payment of the Term Loan and the performance of the Company's obligations under the provisions of the Credit Agreement is guaranteed by Interceramic USA and the Occidente and DISA subsidiaries in Mexico.

               The "Term B Loan" tranche of the Term Loan is in the amount of US $60.0 million, and generally bears interest at a LIBOR rate plus 2.30 percent. The Term B Loan amortizes in quarterly payments commencing July 31, 2003 until July 31, 2007, when the Term B Loan is to be paid in full. The first ten principal installments on the Term B Loan are US $1.25 million each, the next four installments are US $5.625 million each and the final installments are US $8.333 million each.

               In 1994, the Company borrowed a total of US $38.5 million from the International Finance Corporation of the World Bank (the "IFC"). At December 31, 2002, the IFC loan had only one remaining tranche of US $2.0 million principal amount remaining on "Loan C," bearing interest at LIBOR plus 2.75 percent, with interest payable semiannually and principal payable in annual installments of US $2.0 million each, with the final payment due April 15, 2003. This loan was paid in full at its maturity in April 2003.

               The Company also had four lines of credit available to it as of December 31, 2002 for short-term cash flow borrowings. The first was a US $25.0 million line of credit, provided to Interceramic USA by Comerica Bank, Detroit, Michigan ("Comerica"), which has terms applicable to it which restrict, limit or otherwise condition the availability of borrowings thereunder. At December 31, 2002, there was no amount drawn down on this facility. The Comerica facility was replaced in the second quarter of 2003 with a US $25.0 million facility provided by Wells Fargo Bank Texas, National Association ("Wells Fargo"). The second line available to the Company at year end 2002 was a US $6.0 million line of credit from Banamex to RISA, of which at December 31, 2002 the full available amount was drawn down. The third and fourth lines of credit at December 31, 2002 were provided to Interceramic by Banamex and BBVA Bancomer, S.A. ("Bancomer") in the respective amounts of US $2.0 million and US $5.0 million. Both of these lines were drawn down to the full available amount at the end of 2002.

               In most of its loan documentation, the Company is required to observe standard covenants with respect to major transactions, mergers and combinations, disposition of assets, information reporting requirements and other matters, including (i) agreements with respect to the maintenance of the Controlling Group's ownership of the Company and its continuing control of the management of the Company and (ii) limitations on incurring additional indebtedness, creating liens on the Company's assets, paying dividends and intercompany indebtedness, making capital expenditures and incurring or permitting certain loans, investments or guaranties. Substantially all of the Company's long term debt loan documentation contains provisions cross defaulting the applicable debt with other Company debt. Additionally, under the terms of the IFC financing the Company was required to maintain certain financial covenants, and at December 31, 2002, the Company was in compliance with each of these covenants.

               Under the Credit Agreement applicable to the Term Loan, the Company is required to observe several financial ratios, requiring a (i) consolidated leverage ratio for the fiscal year 2002 of less than 3.25; (ii) a fixed charge coverage ratio of at least 1.25; (iii) an interest coverage ratio of at least 3.00 for the fiscal year 2002; and (iv) a current ratio of at least 1.50. At December 31, 2002 the Company was in compliance with each of these covenants. The leverage ratio changes to 3.00 for fiscal year 2003 and to 2.50 thereafter, while the interest coverage ratio required changes to 4.00 in 2005.

               The Comerica loan documentation contained certain covenants applicable to Interceramic as a guarantor of the loan, including maintenance of a consolidated current ratio of at least 1.25. In addition, the Comerica documentation requires, among other covenants, that Interceramic USA maintains a net worth of at least US $20.0 million. As of December 31, 2002, the consolidated net worth of Interceramic USA was US $ 25.4 million.

               The Wells Fargo loan documentation entered into in the second quarter of 2003 also has a number of financial covenants applicable to Interceramic USA, including (i) a fixed charge coverage ratio of at least 1.5; (ii) a tangible net worth of at least US $29.5 million (increasing by a factor of net income for years after 2003); (iii) a leverage ratio of no more than 1.75; and (iv) maximum capital expenditures of US $4.0 million on an annual basis.

               Under the terms of the US $ 6.0 million long term credit agreement with Banamex, RISA is required to maintain (i) a debt service coverage ratio of greater than 3.00; (ii) a current ratio of at least 1.30; and (iii) and a leverage ratio of less than 3.00 and, at December 31, 2002, RISA was in compliance with its financial covenants under this agreement.

               C. Research and Development

               The Company is continually working on new product development in order to provide more innovative and appealing products for the marketplace. Particularly in a very competitive industry and with technological changes and advances commonplace, the Company believes innovation to be critical to its strategies of increasing its selling prices and focusing on the higher end markets. The Company's research and development efforts are generally directed in designing new textures and finishes as well as "trim" and other decorative pieces to complement and enhance "field" tile. These research and development efforts involve many persons throughout the Company, and are directed by a Vice President of Innovation. New design ideas are then developed and tested at the Company's Research and Development Center in Chihuahua, Mexico, which contains a complete, small-scale production line. See "Item 4-Information on the Company-B. Business Overview-The Research and Development Center" above.

               In 2002, the Company had research and development expenditures of Ps 21.3 million, while in 2001 and 2000 the expenditures for research and development were Ps 25.7 million and Ps 27.9 million, respectively.

               D. Trend Information

               The following discussion is based primarily upon unaudited financial information for the first quarter of 2003 provided by the Company. The actual financial results of the Company for the first quarter of 2003 could differ significantly from the results discussed below. Peso amounts provided below may be converted into Dollars at an exchange rate of Ps 10.78 to US $1.00, the Interbank Rate as of March 31, 2003.

              Under the influence of the general global economic downturn, lower pricing pressures and a major slip in the value of the Peso-resulting in a 20 percent devaluation from March 2002 to March 2003-the first quarter of 2003 saw the Company focusing efforts on maintaining product sales levels and improving operating results. The results were mixed, with the quarter generally comparing unfavorably with the same quarter last year but showing improvement over the final quarter of 2002. Consolidated sales of US $74.2 million for the first quarter of the year were 3.16 percent behind first quarter sales in 2002. Sales in Mexico for the first quarter were down 5.06 percent from the first quarter of 2002, at US $42.0 million, although this result was impacted by the drop in the value of the Peso as Mexican sales for the first quarter of 2003, measured in real Pesos, were higher than in the first quarter of 2002. Additionally, product sales in Mexico remained fairly healthy. During the first quarter of the year Interceramic sold 4.2 million square meters of tile in Mexico, an increase of 12.16 percent over the amount of product sold in the first quarter last year.

              In the International markets results were mixed as well. At US $32.1 million, International Sales were only 0.55 percent behind first quarter sales of US $32.3 million in the first quarter of 2002. However, the amount of product sold in the International markets dipped considerably, down 11.80 percent to 2.4 million square meters from the 2.8 million square meters sold in the first quarter of last year. While this generally reflects improved margins in International Sales, it also demonstrates a need for renewed emphasis on increasing market share in the United States.

              The lower sales for the quarter in combination with basically the same cost of sales over the first quarter of the preceding year is reflected in a decrease in operating income from US $8.4 million in 2002 to US $6.4 million in the first quarter this year. While disappointing, the operating income for the quarter did show a healthy growth of 6.98 percent over operating income of US $6.0 million in the last quarter of 2002, an encouraging trend. In the face of tough markets, the Company has been relatively successful at keeping operating expenses in check, with operating expenses for the first quarter of 2003 representing 27.15 percent of sales compared to figures of 27.14 percent and 27.41 percent for the first and last quarters, respectively, of last year.

              Decreased borrowing costs attributable to the Term Loan have continued to improve the Company's debt service coverage ratio which stood at 5.0 at the end of the first quarter of 2003 compared to 3.8 at the same time last year. As might be expected the ratio of debt to EBITDA soured slightly, going from 2.4 at the end of the first quarter 2002 to 2.9 at the end of the first quarter this year.

              As discussed in "-B. Liquidity and Capital Resources" above, late in the second quarter of 2003 Interceramic USA replaced the Comerica facility with the Wells Fargo facility on terms that management considers favorable to those contained in the Comerica documentation. Interceramic has guaranteed the obligations of Interceramic USA under the Wells Fargo documentation.

               E. Off-Balance Sheet Arrangements.

               During the year ended December 31, 2002 and at the date of this Annual Report, the Company had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that could be considered to be material.

               F. Tabular Disclosure of Contractual Obligations.

               The following table presents a summary as of December 31, 2002 of the Company's known contractual obligations:

Contractual Obligations	Payments Due by Period (1)
	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years

Long-term Debt Obligations	1,136,440	188,404	688,184	259,852	0
Capital Lease Obligations	638,531	80,754	190,414	168,885	198,478
Purchase Obligations	0	0	0	0	0
Other Long-term Liabilities (2)	0	0	0	0	0

Total	1,774,971	269,158	878,598	428,737	198,478

(1)           Thousands of Pesos.

(2)           As reflected on the balance sheet included with the Financial Statements under Mexican GAAP.

(3)           Debt due 2004, 2005 and 2006

(4)           Debt due 2007, 2008, and 2009

ITEM 6.             Directors, Senior Management and Employees

               A. Directors and Senior Management

               The Board is composed of a minimum of 13 members and a maximum of 20 members, as determined by the shareholders at Interceramic's annual general ordinary shareholder's meeting. Under the Estatutos Sociales of Interceramic (the "Bylaws"), the holders of the Series D Shares are entitled to vote, as a class, on the election of two directors and their corresponding alternates and the holders of the Series L Shares are entitled to vote, as a class, on the election of two directors and their corresponding alternates. The holders of Series B Shares are entitled to elect all remaining directors. Additionally, the Bylaws provide that at least 25 percent of the members of the Board must be independent from the Company, as must be their respective designated alternates. The 16 current members of the Board were elected at shareholders' meetings held on September 9, 2002, and will serve for the remainder of the year or until their successors are duly elected or qualified. The Board is responsible for the management of the business of Interceramic. Officers of Interceramic serve at the discretion of the Board. In addition to the Board and the officers of Interceramic, Interceramic has statutory auditors, who are elected annually at the general ordinary shareholders' meeting. Under Mexican law, the duties of statutory auditors include, among other things, the examination of the operations, books, records and any other documents of Interceramic and the presentation at a general ordinary shareholders' meeting of a report of such examination.

 Board of Directors

               The following table sets forth the current directors of the Company, their ages, years of service as a director and their principal occupation (with the Company, unless otherwise specified):

                                                                                                                                                       Years as a

Name (Age)                                                               Occupation                                                    Director

Elected by Holders of the Series B Shares:

Oscar Almeida Chabre (76)                                        Chairman of the Board                                           25

 Víctor D. Almeida García (44)                                   Vice Chairman of the Board

                                                                                   and Chief Executive Officer                                   24

Alfredo Harp Calderoni (33)                                        Vice President, Fundation Alfredo

                                                                                    Harp Helu, A.C.                                                    5

David Kohler (36)                                                       Group President, Kitchen and Bath

                                                                                   Group, Kohler Co                ..                                  2

Federico Terrazas Torres (70)                                     Chairman, Grupo Cementos

                                                                                   de Chihuahua, S.A. de C.V.                                   14

Norma A. de Champion (46)                                        President, Automobile Dealerships                        19

Diana E. Almeida (40)                                                 Director                                                                  9

Patricia A. de Dall' Amico (38)                                     Director                                                                  9

Jesús Olivas Corral (40)                                               Executive Vice President

                                                                                    and Chief Financial Officer                                      3

Luis Ferreiro Maíz (45)                                                Executive Vice President of Manufacturing               4

Humberto Maese Cordero (47)                                     Vice President of Innovation                                   8

Carlos Elias Terrazas (45)                                            President, Comercial Corporativa

                                                                                    del Norte, S.A. de C.V.                                          *

Humberto Valles Hernandez (67)                                  Retired Partner, Mancera S.C.                                *

Elected by Holders of the Series D Shares:

Sergio Mares Delgado (46)                                          President, Grupo Futurama, S.A. de C.V.                *

Augusto Champion Chapa (47)                                    Chairman, Arquitectura Habitacional

                                                                                   e Industrial, S.A. de C.V.                                         10

Elected by Holders of the Series L Shares:

Mark M. Blaugrund (61)                                             President, RECON Real Estate

                                                                                   Consultants, Inc.                                                       14

Sylvia Almeida (42)                                                       President, Corporacion Administrativa

                                                                                     y Técnica, S.A. de C.V.                                           8

 * First elected in September 2002.

               Oscar Almeida Chabre, Chairman of the Board. Mr. Almeida was the founder of the Company and has been Chairman of the Board since its inception. He is a graduate of the School of Banking and Accounting in Mexico City and has been a member of the board of directors of several Mexican banks. In addition, Mr. Almeida has been a member of the board of directors of banks in the United States and other industrial and commercial conglomerates in Mexico. He is also Chairman of Grupo Cencor, S.A. de C.V. ("Grupo Cencor"). Mr. Almeida is the father of Víctor D. Almeida García, Diana E. Almeida, Patricia A. de Dall'Amico, Sylvia Almeida and Norma A. de Champion. Additionally, one other director, Augusto Champion Chapa, is a son-in-law of Mr. Almeida.

               Víctor D. Almeida García, Vice Chairman of the Board, President and Chief Executive Officer. Mr. Almeida has been with the Company since its inception. He graduated from the University of Texas at Austin with a Bachelors Degree of Business Administration in Accounting. He serves on the Regional Board of Directors of Banamex and has been a member of the board of directors of two commercial banks located in El Paso, Texas. He has been President of Grupo Cencor since 1984.

               Alfredo Harp Calderoni. Mr. Harp is a private investor, he has served as Chairman of SINCAS, Banamex-Accival and as a member of the Board of Directors of Banamex. He is currently Vice President of Fundation Alfredo Harp halu, A.C.  He is an honors graduate of Universidad Anahuac in Mexico City.

               David Kohler. Mr. Kohler is Group President of the Kohler Co. Kitchen and Bath Group and a member of Kohler's Board of Directors. He has served in a wide variety of capacities for Kohler since 1988, assuming his present duties in 1999. Mr. Kohler holds a Masters Degree in Management from the J.L. Kellog Graduate School of Management at Northwestern University and a Bachelors Degree in Political Science from Duke University. He is also a member of the Board of Directors of Menasha Corporation. Mr. Kohler was first elected to the Board in 2000 pursuant to an agreement between Kohler and the Controlling Group, under which the members of the Controlling Group agreed to use their best efforts to cause a Kohler representative to be elected to the Board.

               Federico Terrazas Torres. Mr. Terrazas is Chairman of the Board of Cementos de Chihuahua, S.A. de C.V., a cement manufacturer with operations in the State of Chihuahua and in New Mexico and South Dakota in the United States.

               Norma A. de Champion. Ms. Champion is President of Autocamiones de Chihuahua, S.A. de C.V., Autos Internacionales de Chihuahua, S.A. de C.V. and Autos Europeos de Chihuahua, S.A. de C.V., affiliates of the Almeida Family which sell Chrysler, Honda and Mercedes Benz automobiles, respectively, throughout the State of Chihuahua. She has a Bachelors Degree in Computer Science from the University of Texas at Austin.

               Diana E. Almeida. Ms. Almeida graduated from the University of Colorado at Boulder with a Bachelors Degree in Business Administration. She is Director of Consulting for Corporación Administrativa y Técnica, S.A. de C.V. ("Coratec"), an affiliate of the Almeida Family.

               Patricia A. de Dall'Amico. Mrs. Dall'Amico is a private investor.

               Jesús Olivas Corral, Executive Vice President of Finance and Chief Financial Officer. Mr. Olivas has served as Vice President of Finance and Chief Financial Officer since 1996. He has been with the Company since 1985, starting as an Information System Analyst. From 1987 to 1991 he was Finance Manager and from 1991 to 1995 he served as the Director of Finance. He graduated with a Degree in Finance from Instituto Tecnológico y de Estudios Superiores de Monterrey in 1985.

               Luis Ferreiro Maiz, Executive Vice President of Manufacturing. Mr. Ferreiro has served as Vice President of Manufacturing since January 1996. From 1983 to 1985 he was the Materials Manager of Cerro Grande. From 1985 to 1986 he was the Production Manager of the Company and from 1986 through April 1990 he was the Plant Director. From May 1990 through December 1995 he was the Vice President of Operations. He graduated with a Degree in Engineering from the University of Chihuahua in 1980.

               Humberto Maese Cordero, Vice President of Innovation. Mr. Maese served as Vice President of Marketing and Sales from 1987 to 1996, when his position changed to emphasize the Company's efforts in product innovation. From 1986 through 1987 he was Vice President of Sales and Marketing for the Grupo Cencor and its subsidiaries and from 1982 through 1986 he was President of Ladrillera Industrial, S.A. de C.V., a subsidiary of Grupo Cencor. He received a Bachelors Degree and a Masters Degree in Business Administration from the University of Texas at Austin and is qualified as a Certified Public Accountant in the State of Texas.

               Carlos Elias Terrazas. Mr. Elias is newly elected to the Board. He is president of Comercial Corporativa del Norte, S.A. de C.V. an investment and services company located in Chihuahua, Chihuahua. He graduated from Instituto Teconlogico y de Estudios Superiores de Monterrey in 1981 with a degree in Business Administration.

                Humberto Valles Hernandez. Mr. Hernandez is newly elected to the Board. He is a retired member of Mancera S.C., Member of Ernst & Young Global. He graduated with a degree in Public Accountancy from Instituto Teconlogico y de Estudios Superiores de Monterrey..

               Sergio Mares Delgado. Mr. Mares is the President of Grupo Futurama, S.A. de C.V., a discount and department store chain in northern Mexico. He graduated from Instituto Teconologico y de Estudios Superiores de Monterrey in 1980 with a degree in Mechanical Administration Engineering.

               Augusto Champion Chapa. Mr. Champion is a graduate of the University of Texas at Austin, and an architect and commercial builder with operations throughout Mexico. He serves on the Regional Board of Directors of Banamex.

               Mark M. Blaugrund. Mr. Blaugrund, a private investor, is the founder and President of RECON Real Estate Consultants Inc. in El Paso, Texas, a commercial real estate company.

               Sylvia Almeida. Ms. Almeida graduated from the University of Texas at Austin with a Bachelors Degree in Business Administration, majoring in Accounting and minoring in Data Processing. She has been employed at Coratec since 1983, where she is currently President.

Senior Management of Interceramic

              The following table sets forth the current executive officers of Interceramic, their ages, current position with the Company and years of service with the Company:

                                                                                                                                                        Years With

Name (Age)                                                               Occupation                                                    Company

Víctor D. Almeida García (44)                     President and Chief Executive Officer                                     24

Luis Ferreiro Maiz (45)                                Executive Vice President of Manufacturing                             20

Humberto Maese Cordero (47)                    Vice President of Innovation                                                   24

Jesús Barney (41)                                         Director of Franchise Subsidiaries                                            4

Alfredo Hernández García (55)                     Director of Sales and Marketing, Mexico                               16

Felipe Matán Merino (45)                             Technical Director                                                                  20

Jesús Olivas Corral (40)                               Executive Vice President and Chief Financial Officer               18

Norma A. de Champion (46)                        Secretary                                                                               19

               Jesús Barney, Director of Franchise Subsidiaries. Mr. Barney was named Director of Franchise Subsidiaries in March of 1999, when he rejoined the service of Interceramic. He first started with Interceramic in 1984 as an analyst, moving later to RISA as Administrative Director of the construction and start up process of the plant. He graduated with a Degree in Public Accountancy from the Instituto Tecnológico y de Estudios Superiores de Monterrey in 1984.

               Alfredo Hernández García, Director of Customer Service. Mr. Hernández was named Director of Sales and Marketing, Mexico in 1997. He has been with the Company since 1986, starting as an accountant. From 1990 to 1994, he was Administrative Director of RISA and from 1995 to 1997, he served as Interceramic's Director of Customer Service. Prior to becoming Director of Customer Service, Mr. Hernández was responsible for the Company's DISA subsidiary in Mexico City. He graduated with a degree in Public Accountancy from the University of Chihuahua in 1978.

               Felipe Matán Merino, Technical Director. Mr. Matán has been Technical Director of the Company since 1998, coming from the position of Director of Research and Development for the Company, a position he had held since 1987. He had served the Company in a variety of positions prior to that time, having started with the Company in 1982 as supervisor of raw materials control. Mr. Matán graduated with a Degree in Engineering from the Technological Institute of Chihuahua in 1982.

 Senior Management of Interceramic USA

               Interceramic USA is governed by a Board of Directors (the "USA Board"), appointed annually by Interceramic as the sole shareholder of Interceramic USA. The USA Board is currently comprised of three members, Oscar Almeida Chabre, Víctor D. Almeida García and Jesús Olivas Corral. Mr. Olivas was elected to the USA Board in 1999, while the other members have served on the USA Board for in excess of ten years each.

               The following table sets forth the current officers of Interceramic USA, their ages, current position and years of service with the Company:

                                                                                                                                                        Years With

Name (Age)                                                               Occupation                                                    Company

Víctor D. Almeida García (44)                    President and Chief Executive Officer                                    24

Jesús Olivas Corral (40)                             Executive Vice President and Chief Financial Officer               18

Steve Belken (47)                                      Executive Vice President of United States Operations               4

Jim Banks (52)                                           Vice President of Sales, United States                                     11

Mark E. Mendel (46)                                 Secretary                                                                                15

               Steve Belken, Executive Vice President of United States Operations. Mr. Belken began his service with Interceramic USA in February of 1999, starting as manager of the accounting department at Interceramic USA. Mr. Belken was named to his present position in March of 2001. Prior to coming to Interceramic USA, Mr. Belken served 18 years in various positions in finance and operations management in both the building products and consumer product industries. He graduated with a Degree in Public Accountancy from the University of Texas at Arlington.

               Jim Banks, Vice President of Sales, United States. Mr. Banks has been working for the Company since 1992, when he was named branch manager of a CTI store in Dallas, Texas. Advancing to the position of a regional manager for CTI, Mr. Banks oversaw CTI expansions in Fort Worth, Plano and Austin, Texas as well as supervised CTI locations in San Antonio, Texas. He became director of sales for all of CTI and was promoted to his current position in 1999, which gives him responsibility for the independent distribution throughout the United States and in Canada.

               Mark E. Mendel, Secretary. Mr. Mendel is an attorney and a partner in the El Paso, Texas firm of Mendel • Blumenfeld, LLP. Mr. Mendel is general United States counsel to the Company, and commenced his representation of the Company in 1985. He is a 1978 graduate of Washington & Lee University and a 1981 graduate of Texas Tech University School of Law.

               B. Compensation

               For the year ended December 31, 2002, the aggregate compensation paid by the Company to its directors, alternate directors and executive officers for services in all capacities was approximately Ps 34.2 million (approximately US $3.3 million using the Interbank Rate as of December 31, 2002). Options to acquire up to 177,000 Limited Voting Units were granted to certain of these individuals during 2002. See "-E. Share Ownership" below.

                C. Board Practices

               The Company has no employment agreements with any director, officer or employee, all such persons serving at the will of their respective superiors. On July 16, 2001, the Company entered into agreements with certain officers of Interceramic and Interceramic USA for the provision of benefits in the event of a change in control of Interceramic. These agreements, which expire on December 31, 2005, provide for (i) payment of bonuses to five current officers in an amount aggregating US $1.7 million upon a change in control of the Company and (ii) payment to the same five officers of certain amounts which, currently, range from US $230,00 to US $500,000, in the event of a change in control of the Company followed by the applicable officer either being terminated from the employment of the Company or leaving the Company with cause. Interceramic has organized and maintains an audit committee of this Board.  For information on the directors and executive officers of the Company, see "-A. Directors and Senior Management" above.

               D. Employees

               As part of the Company's efforts to reduce its cost of production and build a leaner, more efficient along the model of the premier European tile manufacturers, it has been working on reducing its workforce across the board. At the end of 2002, 2001 and 2000, the Company had 3,089, 3,127 and 3,381 employees, respectively. The following chart provides a breakdown of location and function of the Company's workforce:

	2000	2001	2002

United States
Manufacturing	303	268	253
Sales and Administration	303	324	362
Total	606	592	615
Mexico
Manufacturing	2,069	1,779	1,602
Sales and Administration	669	726	844
Other	37	30	28
Total	2,775	2,535	2,474
Totals	3,381	3,127	3,098

               E. Share Ownership

 Shareholdings of Directors and Senior Management

               The chart on the following page describes the shareholdings of members of the Board and senior management of the Company who own in excess of one percent of the applicable class:

Shareholder	Number of Common Units	Percent of Class	Number of Limited Voting Units	Percent of Class	Options Granted

Oscar E. Almeida	14,439,080	43.93	1,880,211	7.50	30,000
Victor D. Almeida	585,737	1.78	0	0.00	30,000

               The following members of the Board and senior management of the Company own less than one percent of the equity securities of Interceramic: Mark M. Blaugrund, Humberto Maese Cordero, Jesús Olivas Corral, Luis Ferreiro Maiz, Felipe Matán and Alfredo Hernández García.

 Stock Option or Other Incentive Plans

               On April 30, 1996, the Plan was approved, pursuant to which certain employees and executives of the Company may be granted options from time to time during its term to purchase an amount of Limited Voting Units per eligible employee as set by a committee of the Board. During 1996, an aggregate of 326,220 Limited Voting Units were available for purchase by employees under the Plan. Due to certain peculiarities of Mexican law, all of the shares allocable under the Plan were issued to and purchased by a trust established expressly for that purpose (the "ISOP Trust"). The purchases by the ISOP Trust were funded by contributions made by the Company, and, upon the exercise of a stock option by an employee, the employee in effect purchases the applicable shares directly from the ISOP Trust. In addition to termination by expiration, under the Plan options may terminate for certain other reasons, including death, disability or cessation of employment with the Company.

               At December 31, 1996, options to purchase all 311,000 Limited Voting Units had been granted and were outstanding (the "1996 Options"). The purchase price for Limited Voting Units subject to the 1996 Options is Ps 11.48 per Unit. The 1996 Options were generally not exercisable until July 3, 1998, and expired if not exercised by July 3, 2001. Of the total 1996 Options (i) 53,000 were exercised in June 2001; (ii) 138,000 lapsed due to the option holders leaving the employment of the Company prior to exercise; and (iii) 120,000 expired unexercised on July 3, 2001.

               At a meeting of the shareholders of Interceramic held on May 20, 1997, an increase in the capital of Interceramic by 1,100,000 Limited Voting Units was approved. Interceramic's intention in connection with this capital increase was to dedicate the shares authorized by the increase for issuance during 1997, 1998 and 1999 pursuant to the Plan. However, although Interceramic was neither seeking nor expecting shareholders to exercise their statutory preemptive right to acquire the shares being made available in connection with the capital increase, an aggregate of 126,063 new Units were subscribed for and purchased by shareholders exercising their preemptive rights, resulting in Interceramic receiving proceeds of Ps 1.8 million on June 23, 1997. The remaining 973,937 Units remain available for purchase under the Plan. On June 11, 1997, the Company granted options to acquire a total of 333,000 Limited Voting Units to participants in the Plan (the "1997 Options"). The purchase price for Limited Voting Units subject to the 1997 Options is Ps 13.96 per Unit. Of the total 1997 Options (i) 33,000 were exercised on June 11. 2002; (ii) 159,000 lapsed due to the option holders leaving the employment of the Company; and (iii) 141,000 expired unexercised on June 11, 2002. are generally not exercisable until June 11, 1999, and expire if not exercised by June 11, 2002. On May 20, 1998, the Company granted options to acquire a total of 350,000 Limited Voting Units to participants in the Plan (the "1998 Options"). The purchase price for Limited Voting Units subject to the 1998 Options is Ps 12.30 per Unit. The 1998 Options may not, generally, be exercised until May 20, 2000, and expire if not exercised by May 20, 2003. Of the total 1998 Options (i) 10,000 were exercised in May 2003; (ii) 178,000 lapsed due to option holders leaving the employment of the Company prior to exercise; and (iii) 162,000 expired unexercised on May 20, 2003.

               On April 23, 1999, the Company granted options to acquire an aggregate of 360,000 Limited Voting Units to certain participants in the Plan (the "1999 Options"). The purchase price for Limited Voting Units subject to the 1999 Options is Ps 9.40 per Unit. The 1999 Units may not be exercised until April 23, 2001 and expire if not exercised by April 23, 2004.

               In the first half of 2000, the Board decided to cease granting options under the Plan, and terminated it for all purposes other than to govern options previously granted. However, in 2001 the Board decided to reassign certain expired options under the Plan, and on July 16, 2001 options to acquire an additional 570,000 Limited Voting Units (the "July 2001 Options") were granted to certain officers of Interceramic and Interceramic USA at an exercise price of Ps 17.0 per Unit. Further, on November 12, 2001, additional options to acquire 77,000 Limited Voting Units (the "November 2001 Options") were granted to certain officers of Interceramic at an exercise price of Ps 17.0 per Unit. The July 2001 Options and the November 2001 Options represented reassignment of options to acquire Limited Voting Units that had either previously expired or lapsed. During 2002, the option price of the July 2001 options and the November 2001 Options was adjusted to Ps 12.15 per Unit. In August of 2002, the Company granted options to acquire 177,000 Limited Voting Units (the "2002 Options") to certain officers of Interceramic at an exercise price of Ps 12.15 per Unit. These options also represented reassignment of options to acquire Units that had either lapsed or expired.

               As of June 1, 2003, officers and directors of the Company, as a group, held options to acquire an aggregate 1,201,000 Limited Voting Units.

ITEM 7.             Major Shareholders and Related Party Transactions

               A. Major Shareholders

               The following table sets forth certain information concerning the ownership of the capital stock of the Company as of February 17, 2003 with respect to each shareholder of the Company known to the Company to be the beneficial owner of more than ten percent of either the Common Units or the Limited Voting Units, as well as the holdings of all directors and officers of the Company as a group.

	Shares Owned
	Common Units		Limited Voting Units		Aggregate Percentage
Identity of Owner	Number	% of Class	Number	% of Class	Outstanding Shares

Oscar Almeida Chabre (1)	15,958,657	52.95	1,880,211	8.73	34.52
Banamex Trust (2)	3,507,836	11.64	1,627,893	7.56	9.94
Accival (3)	4,462,680	14.81	6,446,267	29.94	21.11
Kohler	3,636,363	12.07	0	0.00	7.04
Other Officers and Directors	404,664	1.34	56,079	0.26	0.89
Other Shareholders	2,169,315	7.19	11,521,310	53.51	26.50
Total	30,139,515	100.00	21,531,760	100.00	100.00

(1)          Owned directly by Oscar Almeida Chabre or members of his immediate family.

(2)          Shares owned beneficially by Mexican individuals other than members of the Almeida Family and held in a trust (the "Banamex Trust") administered by Banamex. See "-The Banamex Trust" below.

(3)          Based upon information provided by Indeval. Accival is Acciones y Valores de México, S.A. de C.V. a prominent Mexican brokerage house and an affiliate of Banamex.

 The Banamex Trust

               The Banamex Trust was formed in order to provide a controlling position in the Common Units (or Series B Shares) subsequent to the completion of the Kohler Placement in November of 2000. The control arrangement was required under certain of Interceramic's loan documentation, particularly the arrangement with the IFC, which requires that the Almeida Family retain effective voting control over Interceramic. However, upon the completion of the Kohler Placement, the Almeida Family owned only 48.6 percent of the Common Units. IFC agreed to the use of the Banamex Trust as a method for the Almeida Family to retain voting control over the Common Units, as pursuant to an agreement between the Almeida Family and the beneficial owners of the Banamex Trust, the Banamex Trust and the Almeida Family will vote their respective Common Units coincident with each other. As the result of some stock repurchases effected by the Company primarily during 2002, the ownership of Common Units by the Almeida Family currently exceeds 50 percent, and this arrangement is no longer necessary to ensure the required degree of control.

 Holdings in the United States

               Given the wide-spread nature of holdings of securities in book-entry form both in the United States and in Mexico, it is difficult for Interceramic to determine with any accuracy the extent of its holdings in the United States. However, at February 17, 2003 (i) 34.4 thousand, or 0.11 percent, of the outstanding Common Units were trading in the United States as ADRs and (ii) 4.6 million, or 20.67 percent, of the issued and outstanding Limited Voting Units were trading in the United States as ADRs. Interceramic does not believe that a material amount of the Common Units and Limited Voting Units trading on the Mexican Stock Exchange are beneficially owned by United States residents or citizens.

               B. Related Party Transactions

              Two Mexican distributors of ceramic tile and related products that are owned and controlled by the Almeida Family accounted for approximately 16.48 percent of the consolidated unit sales of the Company in Mexico during 2002. The largest of these, Grupo Comercial Interceramic, S.A. de C.V. ("GISA"), accounted for sales of approximately 19.9 million square feet of ceramic tile (Ps 173.4 million) in that period, making it the second largest customer of the Company by unit volume, while Materiales Arquitectónicos Decorativos, S.A. de C.V. ("MASA"), purchased approximately 7.9 million square feet of ceramic tile (Ps 72.8 million) from the Company in that period, making it the fourth largest customer by unit volume. In 2001 and 2000, GISA and MASA accounted for Company sales in the respective amounts of (i) with respect to GISA, Ps 153.4 million and Ps 162.1 million, and (ii) with respect to MASA, Ps 79.9 million and Ps 78.1 million.

              The Company believes that sales to these affiliated customers have been and will continue to be on commercially reasonable terms, no less favorable to the Company than those conducted in comparable arms-length transactions with customers not affiliated with the Company.

               The Company contracts with Coratec for certain internal auditing services and computer programming for general accounts, accounts payable and receivables and other accounting services (charged according to program running time). In 2002, 2001, and 2000 the Company paid Coratec Ps 22.4 million, Ps 24.5 million, and Ps 31.9 million respectively, for their services.

              Grupo Cencor owns all of the stock of Corporación Aerea Cencor, S.A. de C.V. ("Coracen"), which provides air taxi services to the Company in order to accommodate some of the regional business travel requirements of the Company's officers and directors as well as current and prospective customers and clients of the Company. The total value of the services provided by Coracen to the Company in 2002 of Ps 9.4 million was equal to 1.13 percent of the total operating expenses and equivalent to 0.31 percent of sales for such period. In 2001 and 2000, the total values of Coracen services were Ps 7.4 million and 8.0 million, respectively.

               A director of the Company, Augusto Champion Chapa, owns a controlling interest in Arquitectura Habitacional e Industrial, S.A. de C.V. ("Arquitectura"), an architectural design and construction company based in the City of Chihuahua. Arquitectura has provided design and construction services on several of the Company's projects. Another director, Mark M. Blaugrund, owns a controlling interest in RECON Real Estate Consultants, Inc. ("Recon"), an El Paso, Texas based commercial real estate company. Recon has received real estate commissions from the Company in connection with numerous property leases for Interceramic USA and CTI, including with respect to the Garland Lease and the Garland Warehouse Lease.

               The Company or its subsidiaries have entered into other contracts with members or affiliates of the Controlling Group but which are, in the aggregate, not believed to be material to the Company on a consolidated basis.

               Certain of the officers and directors of the Company are also equity owners, officers or directors of various other Controlling Group affiliates.

               The Company believes that the various transactions and contracts entered into with these persons are, in general, upon terms and conditions no more or less favorable to the Company than would be the case if it were dealing with independent third parties.

               At December 31, 2002 and as of the date of this Annual Report, there are no loans outstanding from the Company to any officer or director of the Company or any member of the Controlling Group.

               C. Interests of Experts and Counsel

               Not applicable.

 ITEM 8.             Financial Information

                A. Consolidated Statements and Other Financial Information

 Financial Statements

               See "Item 19-Exhibits" for a list of the Financial Statements filed under Item 18.

 Legal Proceedings

               In the normal course of its business operations Interceramic and its subsidiaries have either been plaintiffs or been named as defendants in a variety of legal actions. The Company believes that all pending actions or proceedings are covered by insurance or are not material to the financial condition, business and affairs of the Company, taken as a whole.

 Dividend Policies

               The Board has no set policy on dividends, Interceramic having paid only one dividend in its history. In recent years, all available cash generated from operations has been applied to working capital and the reduction of indebtedness, and management expects this to continue for the foreseeable future.

               B. Significant Changes

               In the opinion of management, there have been no significant changes to the Company on a consolidated basis since the date of the Financial Statements. See "Item 5-Operating and Financial Review and Prospects-D. Trend Information" above.

ITEM 9.             The Offer and Listing

              A. Offer and Listing Details

 Price History

               In December of 1994, Interceramic completed the 1994 Offering, at which time the LVU ADRs commenced trading on the NYSE. The LVU ADRs are issued under the terms of a Deposit Agreement dated December 15, 1994, as amended (the "LVU Deposit Agreement"), among Citibank, N.A., as depositary (the "Depositary"), Interceramic and the registered holders from time to time of the LVU ADRs. At December 31, 2002, 870,145 LVU ADRs were outstanding and trading on the NYSE. The CU ADRs are issued under the terms of an Amended and Restated Deposit Agreement dated December 15, 1994, as amended (the "CU Deposit Agreement" and, collectively with the LVU Deposit Agreement, the "Deposit Agreement"), among the Depositary, Interceramic and the registered holders from time to time of the CU ADRs, and trade in the United States in an unrestricted program, but not on any established market. Historically, there has been extremely limited trading in the CU ADRs in the United States and the volume of Common Units in the program has decreased over the years. At December 31, 2002, approximately 6,876 CU ADRs were outstanding.

               High and Low Prices for Past Five Fiscal Years on the NYSE

               The table below shows the high and low sales prices in Dollars of the LVU ADRs on the NYSE for the preceding five fiscal years:

Year	High	Low

2002	13.00	4.75
2001	10.13	6.90
2000	9.63	4.25
1999	6.68	2.69
1998	8.75	2.56

              High and Low Prices by Quarter for Past Two Fiscal Years on the NYSE

               The table below shows the high and low sales prices in Dollars and the average daily trading volume in the LVU ADRs on the NYSE for the preceding two fiscal year periods:

	Dollars per ADR(1)		Average Daily Trading Volume in ADRs(1)
Period	High	Low

2001:
First Quarter	10.13	8.05	2,435
Second Quarter	8.35	7.40	492
Third Quarter	8.75	8.05	208
Fourth Quarter	7.90	6.90	247
2002:
First Quarter	7.90	7.10	1,050
Second Quarter	11.95	7.80	2,334
Third Quarter	8.60	4.90	8,163
Fourth Quarter	7.00	4.75	3,550
2003:
First Quarter	6.51	5.75	1,037
Second Quarter(2)	5.82	5.35	576

(1)          Source: NYSE; the Company.

(2)          To June 13, 2003

              High and Low Prices by Quarter for Past Two Fiscal Years on the Mexican Stock Exchange

              The table below shows the high and low sales prices in nominal Pesos and the average daily trading volume in the Common Units and the Limited Voting Units on the Mexican Stock Exchange for the preceding two fiscal periods:

	Nominal Pesos per Common Unit(1)		Average Daily Trading Volume in Common Units(1)
Period	High	Low

2001:
First Quarter	18.0	18.0	809
Second Quarter	18.0	17.0	23
Third Quarter	18.0	18.0	2
Fourth Quarter	18.0	16.2	81
2002:
First Quarter	16.20	16.20	0
Second Quarter	16.20	16.20	0
Third Quarter	13.77	11.00	26
Fourth Quarter	11.51	11.30	24,277
2003:
First Quarter	12.00	11.30	42,550
Second Quarter(2)	12.00	12.00	0

(1)          Source: NYSE; the Company.

(2)          To June 13, 2003

	Nominal Pesos per Limited Voting Unit(1)		Average Daily Trading Volume in Limited Voting Units(1)
Period	High	Low

2001:
First Quarter	18.0	18.0	5
Second Quarter	18.0	17.0	21
Third Quarter	17.0	17.0	65
Fourth Quarter	17.0	15.3	6
2002:
First Quarter	15.3	12.60	1,132
Second Quarter	19.4	14.50	714
Third Quarter	16.5	11.00	13,847
Fourth Quarter	12.01	12.00	56,155
2003:
First Quarter	12.51	12.00	8,663
Second Quarter(2)	12.50	11.18	25,169

(1)          Source: Mexican Stock Exchange.

(2)          To June 13, 2003.

               High and Low Prices for the Most Recent Six Months on the NYSE

               The table below shows the high and low sales prices in Dollars of the LVU ADRs on the NYSE for the seven preceding months:

	Dollars per ADR(1)
Period	High	Low

December, 2002	6.75	5.60
January, 2003	7.10	6.35
February, 2003	6.35	5.90
March, 2003	6.15	5.80
April, 2003	5.82	5.40
May, 2003	5.50	5.35
June, 2003(2)	5.50	5.45

(1)          Source: NYSE; the Company.

(2)          At June 11, 2003.

              B. Plan of Distribution

               Not applicable.

               C. Markets

New York Stock Exchange

              The LVU ADRs have been listed and trading on the NYSE since December of 1994 under the symbol "ICM." The NYSE traces its origins back to 1792 and is arguably the best known securities exchange in the world. The NYSE registered as a national securities exchange with the SEC on October 1, 1934. The Governing Committee was the primary governing body of the NYSE until 1938, at which time the NYSE hired its first paid president and created a 33 member Board of Governors. The Board of Governors included NYSE members, non-member partners from both New York and out-of-town firms, as well as public representatives. In 1971 the NYSE was incorporated as a not-for-profit corporation. In 1972 the members voted to replace the Board of Governors with a twenty-five member Board of Directors, comprised of a Chairman and Chief Executive Officer, 12 representatives of the public and 12 representatives from the securities industry.

               The largest equities marketplace in the world, at the end of 2002, the NYSE was home to 2,783 companies worth US $13.4 trillion in global market capitalization. As of year-end 2002, the NYSE had 349.9 billion shares listed and available for trading and during the course of 2002, the NYSE handled US $10.3 trillion in trades. Over two-thirds of the roster of NYSE companies have listed within the last 12 years. These companies include a cross-section of leading United States companies, mid-size and small capitalization companies. Non-United States issuers play an increasingly important role on the NYSE. Currently, more than 470 non-United States companies were listed on the NYSE-more than triple the number five years ago.

               Trading on the NYSE commences on the NYSE at 9:30 a.m. New York, New York time and ends at 4:00 p.m. Trading occurs Monday through Friday of each week during the year, other than nine recognized holidays. Further information regarding the NYSE may be found on its web page at www.nyse.com from which substantially all of the foregoing information has been obtained.

 The Mexican Stock Exchange

               Interceramic securities have traded on the Mexican Stock Exchange since 1987, and since the restructuring of its capital stock in 1994, the Common Units have traded as "ceramic ub" and the Limited Voting Units as "ceramic uld." The Mexican Stock Exchange, which was founded in 1894 and has operated continuously since 1907, is located in Mexico City and is Mexico's only stock exchange. The Mexican Stock Exchange is organized as a corporation with its shares being held by approximately 30 brokerage firms.

              Equity trading takes place on the Mexican Stock Exchange each weekday other than holidays, between the hours of 8:30 a.m. and 3:00 p.m., local time, although offers to buy and to sell may be made starting at 8:00 a.m. Each trading day is divided into six trading sessions with ten minute periods separating each session. Trades in securities listed on the Mexican Stock Exchange can, subject to certain requirements, also be effected off of the Mexican Stock Exchange. However, due primarily to Mexican tax considerations relating to capital gains, most transactions in listed Mexican securities are carried out on the Mexican Stock Exchange. The Mexican Stock Exchange and the Comisión Nacional Bancaria y de Valores, the Mexican national securities commission (the "CNBV"), have implemented an automatic trading system which has substantially replaced trading on the floor of the Mexican Stock Exchange.

              As of December 31, 2002, the shares of 169 Mexican companies, excluding mutual funds, were listed on the Mexican Stock Exchange. In 2001, the ten most actively traded equity issues represented approximately 69.08 percent of the total volume of equity issues traded thereon. There is no formal over-the-counter market for securities in Mexico. Although there is substantial participation by the public in the trading of securities on the Mexican Stock Exchange, a major part of such activity reflects transactions by institutional investors. Further information regarding the Mexican Stock Exchange may be found on its web page at www.bmv.com.mx.

              D. Selling Shareholders

              Not applicable.

               E. Dilution

               Not applicable.

               F. Expenses of the Issue

               Not applicable.

ITEM 10.           Additional Information

               A. Share Capital

               Not applicable.

               B. Memorandum and Articles of Association

               Interceramic was organized on February 17, 1978 by the establishment of Public Deed Number 4,347 given at the Office of the Public Notary Number 4 in the City of Chihuahua. This was followed by the filing of its Acta Constitutiva, or articles of incorporation (the "Articles"), with the Registro Público de Comercio del Distrito Morelos en la Ciudad de Chihuahua (the "Public Registry of Property and Commerce of the Morelos District of the City of Chihuahua" or the "Public Registry") on March 16, 1978. The Bylaws contain most of the material provisions regarding the governance of Interceramic, and copies of the Bylaws have also been filed with, and can be examined at, the Public Registry. In addition, an English translation of the Bylaws, as amended to date, are filed as an Exhibit to this Annual Report. See "Item 19-Exhibits" below. An English translation of the Articles, as amended to date, was filed as an Exhibit to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

 Corporate Purposes

               Pursuant to Article 2 of the Articles, Interceramic's corporate objectives and purposes include:

              •             the manufacture, purchase and sale of all types of tile and related products;

              •             the manufacture and purchase of parts and machinery for production purposes;

              •             acquisition of all fixed assets necessary to set up or install plants, factories and warehouses;

              •             purchase of lots and easements as is necessary to obtain raw materials;

              •             purchase or rent all necessary buildings, machinery, equipment and vehicles necessary for the purchase and transportation of the above mentioned products;

              •             acquisition of lots and homes, as well as construction of homes;

              •             obtain mortgages and loans of all types and obtain financing to reach any of the corporate objectives;

              •             enter into distribution, commission and retail contracts;

              •             organize, finance and otherwise promote all types of companies and retail establishments;

              •             acquisition of stock and shares of other companies;

              •             service as economic and technical consultants to professionals, construction workers, construction companies and companies in general;

              •             enter into any acts and contracts as generally allowed by law;

              •             service as technical, economic and administrative consultants to subsidiary companies, as well as providing any other services to subsidiaries; and

              •             provide qualified personnel to subsidiaries that so request.

 Certain Matters Regarding Directors

               The Bylaws contain no restriction on the ability of a director to vote on any matter in which the director has a material interest; however the Board has a formally adopted policy pursuant to which if a director has a material interest in a matter pending before the Board, the director must announce the nature of the interest and excuse the director from debate, consideration and voting on the issue. The Bylaws do not contain any restriction on the ability of the directors to establish their compensation, either in the aggregate or for any particular director. Additionally, neither the Bylaws nor Board policy impose an age limitation on directors nor impose any shareholding requirement.

              With respect to borrowing powers, the Board generally delegates the power to exercise a variety of corporate powers to one or more officers of Interceramic by a power-of-attorney. Typically, this power is sufficient to enable the grantee to borrow money and undertake virtually all ordinary corporate powers on behalf of Interceramic over the course of the year. In practice, material transactions are brought for discussion before the Board at regularly called monthly meetings although formal Board votes are rarely conducted.

              Interceramic USA operates somewhat differently, and the borrowing power is in all material respects exercised only upon express resolution by the Interceramic USA board of directors.

Outstanding Capital Stock

              The authorized capital stock of Interceramic consists of 124,571,150, shares, divided into three classes of stock without par value, the Series B Shares in the amount of 75,445,430, the Series D Shares in the amount of 25,057,860 and the Series L Shares in the amount of 25,057,860, of which on December 31, 2002, 103,342,550 were issued and outstanding, consisting of 60,279,030 Series B Shares and 21,531,760 shares each of the Series D Shares and the Series L Shares. Pursuant to the Bylaws, until December 7, 2004 (the "Separation Date"), the Series B Shares are required to trade in pairs of two as Common Units, and the Series D Shares and the Series L Shares are required to trade in pairs of one share of each class as Limited Voting Units.

 Units

               The Bylaws require that Interceramic's capital stock trade as either Common Units or Limited Voting Units until the Separation Date. Upon later sales, if any, by Interceramic of its capital stock, until the Separation Date sales will be of the applicable Common Units or Limited Voting Units, and neither the Series B Shares, the Series D Shares nor the Series L Shares will be sold in any form other than Common Units and Limited Voting Units. In connection with each subsequent sale of Common Units or Limited Voting Units, if any, the applicable Units will separate with all other then outstanding Units on the Separation Date, regardless of when the Units were first offered and sold, unless, in connection with any sale, Interceramic requests and the Registro Nacional de Valores e Intermediarios (the "RNVI") maintained by the CNBV, approves a longer period for the applicable Units to trade in Unit form.

               On the Separation Date, the Series L Shares will convert to Series B Shares, and thereafter, the Series L Shares will cease to exist as a class of Interceramic's capital stock, and all voting and other rights previously applicable to holders of Series L Shares will no longer exist, other than to the extent rights may be available under the Bylaws to holders of Series B Shares.

 Changes in Capital Stock, Preemptive Rights and Redemption

               The capital stock of Interceramic may be increased or decreased by a resolution passed at a general extraordinary meeting of the holders of the Series B Shares-however, the Series B Shares must at all times exceed 50 percent of Interceramic's capital stock.

               If the capital stock is increased, shareholders will have preemptive rights to subscribe for the new shares in proportion to their holdings relative to all capital stock then outstanding, except in the case of shares issued:

               •        in connection with mergers;

              •         upon the conversion of convertible debentures; or

              •        for placement in public offerings, if the shareholders at a general extraordinary shareholders' meeting called for that purpose approve the issuance of shares  and the waiver of preemptive rights.

               Interceramic may resell shares retained in the treasury as a result of share repurchases conducted on the Mexican Stock Exchange without triggering the preemptive rights of shareholders. The subscription period for the exercise of preemptive rights is determined by the shareholders' meeting which approved the increase in the capital stock. However, the subscription period may not be less than 15 days after publication in the Periodico Oficial del Estado (the "Official Gazette") of a notice of the issuance of new shares. Holders of ADRs may not be entitled to receive any rights to purchase securities which have not been registered under the 1933 Act or other applicable law and which are not exempt from the registration requirements of the 1933 Act. Except for the waiver of preemptive rights made at a shareholders meeting for shares to be issued under a public offering program approved by the shareholders and CNBV, preemptive rights cannot be waived in advance and cannot be represented by an instrument that is negotiable separately from the corresponding share.

               The variable portion of Interceramic's capital is subject to redemption by resolution passed at a general extraordinary shareholders' meeting if:

               •             a reduction of share capital is necessary to absorb losses;

              •             a reduction of share capital is proportional among all shareholders;

              •             a reduction of share capital is made to relieve shareholders of their obligation to make additional payments with respect to partially paid in shares; or

              •             a reduction of share capital is made as a result of repurchases of shares in open market transactions conducted on the Mexican Stock Exchange.

 Purchase of Shares by Interceramic

               At the direction of the Board, Interceramic may repurchase its shares on the Mexican Stock Exchange at any time at the prevailing market price. In accordance with Article 14 Bis 3, I, of the Ley del Mercado de Valores (the "Mexican Securities Law"), Interceramic may acquire its own stock in transactions on the Mexican Stock Exchange at the then current market price without violating the prohibition contained in first paragraph of Article 134 of the Ley General de Sociedades Mercantiles (the "Mexican Companies Law"), if the repurchased shares are then applied in reduction of the shareholders equity or, as the case may be, in reduction of paid-in capital, in the event it is resolved to hold them as treasury shares, in which case shareholder approval of the repurchase shall not be required.

               When the acquisition of Interceramic's own shares is applied against paid-in capital, converting the shares into treasury shares shall be done by reducing paid-in capital by an amount equivalent to the "face value" of the shares. For this purpose, "face value" is equal to the quotient of the paid-in capital divided by the number of shares of Interceramic stock then issued and outstanding. The remaining balance of the repurchase cost of the shares shall be charged to a "Reserve for Repurchase of Own Stock" account. If the purchase price of the shares is less than their face value, paid-in capital must be reduced in an amount equivalent to the face value of the shares acquired.

                When an acquisition of shares is not to be applied against paid-in capital, a special account called "Company's Own Stock" shall be credited in an amount equivalent to the purchase price of the shares. The "Company's Own Stock" account shall be maintained as a debit account within shareholders equity.

               At the annual general ordinary shareholders meeting each year, the shareholders shall determine for the applicable fiscal year by resolution the maximum amount of money that shall be available for use by Interceramic for the repurchase of its own stock for the year, with the only limitation being that the amount to be determined for this purpose shall in no event exceed the total balance of the net income of Interceramic, including retained earnings. The Board is required to designate the responsible person or persons within Interceramic with the authority to make repurchases of Interceramic's own stock in accordance with this policy.

               While its own shares are owned by Interceramic, such shares can not be voted or otherwise represented at any shareholders meetings of any type for any purpose.

               Shares held in the "Company's Own Stock" account or as treasury shares may, notwithstanding the provisions established in the Mexican Companies Law, be resold by Interceramic and placed within the public market, in which event the corresponding increase in paid-in capital will not require the approval of either the Board or the shareholders. The amount received by Interceramic from resales of such shares shall be applied to (i) in the event the repurchase of the shares was applied against paid-in capital and conversion into treasury shares, increase the paid-in capital in an amount equivalent to the face value of the shares, restoring the "Reserve for Repurchase of Own Stock" with the remaining balance, if any, or, (ii) in the event the repurchase of such shares was not applied against paid-in capital, the "Company's Own Stock" account shall be reduced in an amount equal to the amount received in respect of such shares, reducing the "Reserve for Repurchase of Own Stock" in the event the amount received by Interceramic was less than the amount paid by it for such shares at the time they were initially purchased. The amount of profit, if any, realized upon the resale of any such shares shall be maintained on the books of the Company in an account called "Stock Premium."

               In no event shall Interceramic be entitled to purchase its own stock if the acquisition of such stock would result in a reduction of the fixed portion of Interceramic's paid-in capital.

               The repurchase and subsequent resales of Interceramic's own stock, the reports of repurchases and resales that must be presented before to the annual general ordinary shareholders meeting, the standards for the disclosure of financial information, and also the forms and terms on which these actions must be disclosed to the CNBV, to the Mexican Stock Exchange and to the public markets shall be governed by the terms of the circulares ("Regulations") of the CNBV.

              Unless a share repurchase is conducted through a tender offer, Interceramic's directors, officers, statutory auditors and the secretary of the Board, and holders of ten percent or more of Interceramic's outstanding shares, may not sell shares to, or purchase repurchased shares from Interceramic. Regulations under the Mexican Securities Law require that if Interceramic decides to repurchase shares representing three percent or more of its share capital, the repurchase must be conducted by means of a public tender offer.

               Companies or other entities controlled by Interceramic may not purchase, directly or indirectly, shares of Interceramic or shares of companies or entities that are shareholders of Interceramic.

 Registration and Transfer

               All of the shares of Interceramic are evidenced by share certificates in registered form, with registered dividend coupons attached. Dividend coupons may only be presented for payment by the registered holders of the corresponding share. Shareholders of Interceramic may either hold their shares directly, in the form of physical certificates, or indirectly, in the form of book entries through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks, other financial entities or other entities approved by the CNBV ("Indeval Participants"). Interceramic maintains a stock registry and only those persons listed in the stock registry and those holding physical certificates or certificates indicating ownership issued by Indeval and any relevant Indeval Participants, will be recognized as shareholders by Interceramic.

 Shareholders' Meetings and Voting Rights

               The holders of Series B Shares, voting at a general ordinary shareholders' meeting, are entitled to elect all but four of the members of the Board and the corresponding alternate directors and to vote on any matter coming before shareholders at any general meeting of Interceramic's shareholders.

               The holders of Series D Shares, voting as a class, are entitled to vote on:

               •       the election of two members of the Board and the corresponding alternate directors;

              •        any corporate action that would prejudice the rights of the Series D Shares as a class; and

              •       the removal of the Series D Shares, the Limited Voting Units or the securities that represent them from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation from registration of those shares with RNVI.

              The holders of Series L Shares, voting as a class, are entitled to vote on:

              •        the election of two members of the Board and the corresponding alternate directors;

              •        any corporate action that would prejudice the rights of the Series L Shares as a class; and

              •       the removal of the Series L Shares, the Limited Voting Units or the securities that represent them from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation from registration of those shares with RNVI.

              Additionally, voting together as a single class with the holders of the Series B Shares, the holders of the Series D Shares and the Series L Shares are entitled to vote at an extraordinary general meeting on:

              •             transformation of Interceramic from one type of company to another;

              •             any merger of Interceramic, even if Interceramic is the surviving entity;

              •             extension of Interceramic's existence beyond its prescribed duration of December 31, 2053;

              •             dissolution of Interceramic before December 31, 2053;

              •             a change of Interceramic's corporate purposes; and

              •             a change of Interceramic's nationality.

              Under the Bylaws, holders of shares of any series are also entitled to vote as a class in a special meeting governed by the same rules that apply to extraordinary meetings on any action that would impair the rights of holders of shares of the effected series, and a holder of shares of the series would be entitled to judicial relief against any action taken without a vote under those circumstances.

              General shareholders' meetings may be general ordinary meetings or general extraordinary meetings. General extraordinary meetings are those called to consider certain matters specified in Article 182 of the Mexican Companies Law and the Bylaws including, principally, amendments of the Bylaws, liquidation, merger and transformation from one form of company to another and increases and reductions of the fixed portion of the capital. In addition, the Bylaws require a general extraordinary meeting to consider the removal of Interceramic's shares from listing on the Mexican Stock Exchange or any foreign stock exchange and from registration of the shares with the RNVI. General ordinary meetings, which are held at least once a year, are called to consider all other matters including any acquisition representing an investment of more than 20 percent of Interceramic's shareholders' equity as set forth in its most recent balance sheet filed with the CNBV and any sale of a subsidiary controlled by Interceramic which represents more then 20 percent of Interceramic's shareholders' equity as set forth in its balance sheet. The Bylaws, however, provide for certain circumstances in which acquisitions may be approved by the Board alone.

              Special meetings of holders of the Series D Shares and the Series L Shares are required to consider the removal of the Series D Shares or the Series L Shares, as applicable, or the Limited Voting Units from listing on the Mexican Stock Exchange or any foreign stock exchange and cancellation registration of the shares with the RNVI. All other matters on which holders of Series D Shares or Series L Shares are entitled to vote will be considered at an extraordinary general meeting. Holders of Series D Shares and Series L Shares are entitled to attend, but not to address, meetings of shareholders at which they are not entitled to vote.

             A general ordinary meeting of the holders of Series B Shares must be held at least once each year within the first four months following the end of the preceding fiscal year to consider the approval of the financial statements of Interceramic and certain of its subsidiaries for the preceding fiscal year, to elect all of the directors entitled to be elected by the holders of the Series B Shares, to elect statutory auditors and members of any executive committee of the Board, to determine the compensation of all directors, statutory auditors or members of an executive committee, and to determine the allocation of the profits of the preceding year.

              The quorum for a general ordinary meeting of the holders of the Series B Shares on first call is at least 50 percent of the Series B Shares, and action may be taken by a majority of the Series B Shares present. If a quorum is not available, a second meeting may be called at which action may be taken by a majority of the Series B Shares present, regardless of the number of shares represented at the meeting.

              The quorum for a general extraordinary meeting at which holders of the Series B Shares, but not holders of Series D Shares or Series L Shares, are entitled to vote is at least 75 percent and at least 50 percent of all of the outstanding Series B Shares on first and successive calls, respectively, and action may be taken by a vote of at least 50 percent of the outstanding Series B Shares. With respect to general extraordinary meetings at which Series D Shares and/or the Series L Shares are entitled to vote, the quorum requirement is at least 75 percent and at least 50 percent of all shares entitled to vote on first and successive calls, respectively, and action may be taken by a vote of at least 50 percent of all of the stock entitled to vote.

              At special meetings of the Series D Shares or the Series L Shares for the removal of Series D Shares, the Series L Shares, the Limited Voting Units or the securities that represent them, as the case may be, from listing on the Mexican Stock Exchange or a foreign stock exchange or cancellation of registration with the RNVI, the quorum requirement is at least 75 percent or at least 50 percent of the shares entitled to vote on first and successive calls, respectively, and action may be taken by the vote of at least 50 percent of the outstanding Series D Shares or Series L Shares. At special meetings of the Series D Shares and/or the Series L Shares on all other matters, the quorum requirement is at least 75 percent of all the applicable shares on the first call, and at least 50 percent on successive calls, and action may be taken by the vote of at least 50 percent of all outstanding Series D Shares or Series L Shares.

              For a description of procedures for voting of the Series B Shares comprising the Common Units underlying the Common Unit ADRs, and for voting of the Series D Shares and the Series L Shares comprising the Limited Voting Units underlying the Limited Voting Unit ADRs, see "-Voting of American Depositary Shares" below.

              Holders of 15 percent of Interceramic's outstanding capital stock may have any shareholder action set aside by filing a complaint with a court of law within 15 days of close of the meeting at which the action was taken and showing that the challenged action violates Mexican law or the Bylaws. In addition, any holder of Interceramic's capital stock may bring an action at any time within five years challenging any shareholder action. Relief under these provisions is only available to holders (i) who were entitled to vote on, or whose rights as shareholders were adversely affected by the challenged shareholder action and (ii) whose shares were not represented when the action was taken or, if represented, were voted against it.

              Shareholders' meetings may be called by the Board, the statutory auditors of Interceramic or a Mexican court. The Board or the statutory auditors are required to call a meeting of the shareholders at the written request of the holders of ten percent of the Series B Shares or, in the case of a meeting at which holders of Series D Shares and/or the Series L Shares would be entitled to vote with the Series B Shares, at the written request of the holders of ten percent of the outstanding Series B Shares, Series D Shares and Series L Shares combined. In the event that a meeting is not called within 15 days following the date of request, a Mexican court may require the meeting to be called. Notices of meetings and proposed agendas must be published in the Official Gazette or a newspaper of general circulation in the City of Chihuahua at least 15 days prior to the meeting. Meetings at which holders of Series D Shares and/or Series L Shares are not entitled to vote may be held without any publication if 100 percent of the Series B Shares are represented. To be entitled to vote at a meeting, shareholders must deposit their shares with Interceramic's Secretary at its office in the City of Chihuahua or any appointed registrar, or certificates evidencing a deposit with a Mexican or foreign banking institution or with a Mexican exchange broker. If entitled to attend the meeting, a shareholder may be represented by proxy. All meetings of Interceramic's shareholders must be held in the City of Chihuahua. Holders of Interceramic's shares do not have cumulative voting rights.

Dividends

              At each annual meeting of the holders of the Series B Shares, the Board submits the financial statements of Interceramic for the previous fiscal year, together with a financial report by the Board, to the holders of the Series B Shares for approval. The holders of the Series B Shares, once they have approved the financial statements, determine the allocation of Interceramic's net profits for the preceding year. Holders of the Series B Shares are required by law to allocate at least five percent of the net profits to a legal reserve, which is not thereafter available for distribution except as a stock dividend, until the amount of the legal reserve equals 20 percent of Interceramic's historical capital stock (before effect of restatement). Thereafter, the shareholders may determine and allocate a certain percentage of net profits to any special reserve, including a reserve for open-market purchases of Interceramic's shares. The remainder of net profits is available for distribution in the form of dividends to the shareholders. The Bylaws currently provide that, except to the extent of the Fixed Preference (as defined in the following paragraph), all shares outstanding and fully paid at the time a dividend is declared are entitled to share equally in any dividend. Shares which are only partially paid participate in a dividend in the same proportion that the shares have been paid at the time of the dividend.

              Holders of each Series D Share, including Series D Shares comprising the Limited Voting Units underlying the Limited Voting Unit ADRs, are entitled to receive the Fixed Preference-an annual, cumulative dividend of five percent of the theoretical per share value of the Series D Shares as set forth in the Bylaws, or nominal Ps 0.025 per share, before any dividends are payable in respect of the Series B Shares and the Series L Shares. Following payment in full of the Fixed Preference, holders of Series B Shares and the Series L Shares are entitled to receive, if available, an amount per share equal to the Fixed Preference paid per Series D Share that year. Following payment in full of an amount equal to the Fixed Preference per Series D Share, Series B Share and Series L Share, the holders of the Series D Shares, the Series B Shares and the Series L Shares share equally on a per share basis, in any amounts remaining for distribution.

Liquidation

               Upon liquidation of Interceramic, one or more liquidators will be appointed to wind up its affairs. The Bylaws provide that, other than the Liquidation Preference payable with respect to the Series D Shares, all fully paid and outstanding shares of capital stock will be entitled to participate equally in any distribution upon liquidation. Shares which are only partially paid participate in a liquidating distribution in the proportion that they have been paid at the time of liquidation. Holders of Series D Shares are entitled to the Liquidation Preference equal to the sum of all accrued but unpaid Fixed Preference dividends and the theoretical per share value of the Series D Shares as set forth in the Bylaws, or nominal Ps 0.50 per share, before any distribution is made in respect of Interceramic's other capital stock. Following payment in full of any preferential amounts, holders of Series B Shares and Series L Shares will be entitled to receive, if available, an amount per share equal to the Liquidation Preference paid per Series D Share. Following payment in full at an amount equal to the Liquidation Preference per Series D Share, Series B Share and Series L Share, the holders of the Series D Shares, the Series B Shares and the Series L Shares will share equally, on a per share basis, in any remaining amounts payable in respect to Interceramic's capital stock, regardless of the date of liquidation.

               Upon the liquidation of Interceramic, holders of fully paid shares are entitled to receive pro rata any proceeds remaining after the payment of Interceramic's debts and taxes and the expenses of the liquidation in the manner described in the preceding paragraph; holders of shares that have not been paid in full will only be entitled to liquidation proceeds in proportion to their paid-in amount.

 Variable Capital and Withdrawal Rights

               Interceramic's capital stock includes a variable capital portion, which can at a maximum equal ten times the fixed capital portion. An aggregate of Ps 7.0 million has been allocated on the records of Interceramic to fixed capital. The fixed portion of Interceramic's capital stock cannot be withdrawn.

               The outstanding variable portion of Interceramic's capital stock may be fully or partially withdrawn by the shareholders. A shareholder who wishes to effect a total or partial withdrawal of the variable portion of its shares must notify Interceramic in writing pursuant to the Bylaws. If notice of withdrawal is received prior to the first day of the last quarter of the fiscal year, the withdrawal will be effective at the end of the fiscal year in which the notice is given. Otherwise, the withdrawal will become effective at the end of the following fiscal year. Upon a shareholder's election to withdraw its variable capital as described above, the share capital of Interceramic is reduced.

               Reimbursement of withdrawn shares is at the lower of 95 percent of the average price per share quoted on the Mexican Stock Exchange during the 30 days on which the shares were quoted prior to the date on which the withdrawal becomes effective or the book value per share as calculated from Interceramic's financial statements (as approved at the annual ordinary shareholders' meeting) for the fiscal year at the end of which the withdrawal becomes effective. A shareholder that has exercised its withdrawal rights can request reimbursement by Interceramic on the day following the general ordinary shareholders' meeting at which the financial statements referred to above are approved.

               Because the fixed portion of capital cannot be withdrawn, requests for withdrawals are satisfied only to the extent of the available variable capital and in the order in which they are received; requests which are received simultaneously are fulfilled pro rata to the extent of the available variable capital.

               Any variable portion of Interceramic's capital stock may be increased or decreased by resolution of shareholders at a general ordinary shareholders' meeting. Increases and decreases in the capital stock must be recorded in Interceramic's book of capital variations.

 Notification in the Event of Certain Securities Acquisitions

               The Bylaws provide that in the event a shareholder of Interceramic, either acting singly or collectively with other persons, acquires in excess of 15 percent of the Series B Shares outstanding, whether as comprising Common Units prior to the Separation Date or trading separately thereafter, the person is required to make a filing with Interceramic, describing itself and the persons in the applicable group. Failure to make the filing will result in the inability of the applicable persons to exercise voting rights with respect to Series B Shares owned by them in excess of 15 percent of the then outstanding Series B Shares.

 Stated Duration of Interceramic

              The duration of Interceramic is through February 28, 2053.

 Appraisal Rights

               If and when the shareholders approve a change of corporate purpose, change of nationality of the corporation or transformation from one type of company to another, any shareholder who has voted against a change in the corporate purpose has the right to withdraw from Interceramic and receive the book value (as set forth in the latest balance sheet approved by the general ordinary shareholders' meeting) attributable to the shares, as long as the shareholder makes its request during the 15-day period following the adjournment of the meeting at which the change was approved.

 Actions Against Directors

               Pursuant to Article 161 of the Mexican Companies Law, civil actions against directors may be initiated by resolution passed at a general ordinary shareholders' meeting. In the event the shareholders decide to bring an action, the directors against whom the action is to be brought immediately cease to be directors. Additionally, shareholders representing not less than 15 percent of the outstanding shares may directly bring an action against directors as long as the shareholders did not vote against bringing the action at the relevant shareholders' meeting and the claim covers all the damages alleged to have been caused to Interceramic and not only the portion corresponding to those shareholders. Any recovery of damages with respect to the action will be for the benefit of Interceramic and not for the shareholders bringing the action.

 Shareholders' Conflicts of Interest

               Pursuant to the Mexican Companies Law, any shareholder that has a direct or indirect conflict of interest with respect to a transaction must abstain from voting with respect to that transaction at the relevant shareholders' meeting. A shareholder that votes on a transaction in which its interest conflicts with that of Interceramic may be liable for damages in the event the relevant transaction would not have been approved without the shareholder's vote.

 Restriction on Foreign Investment

               Ownership by non-Mexicans of shares of Mexican enterprises is regulated by the Ley de Inversión Extranjera (as amended, the "Foreign Investment Law") and the Reglamento de la Ley para Promover la Inversión Mexicana y Regular la Inversión Extranjera (as amended, the "Foreign Investment Regulations"). The Comisión Nacional de Inversiones Extranjeras (the "Foreign Investment Commission") is responsible for the administration of the Foreign Investment Law and the Foreign Investment Regulations.

               The Foreign Investment Law reserves certain economic activities exclusively for the Mexican government, certain other activities exclusively for Mexican individuals or Mexican corporations and limits the participation of non-Mexican investors to certain percentages in regard to enterprises engaged in certain activities specified in the Foreign Investment Law. Foreign investors may freely participate in up to 100 percent of the capital stock of Mexican companies or entities except for existing companies engaged in specified reserved activities as referred to above. Although Interceramic is not engaged in an industry in which foreign ownership is restricted, the Foreign Investment Law requires that Interceramic register any foreign owner of its shares, or the depositary with respect to ADRs representing its shares, with the National Registry of Foreign Investment maintained by the Ministry of Commerce and Industrial Development of Mexico. A foreign owner of shares that has not been registered is not entitled to vote or to receive dividends with respect to its unregistered shares. Interceramic has registered the Depositary for this purposes with respect to the ADRs.

               Neither the Series B Shares, the Series D Shares nor the Series L Shares have restrictions on ownership by non-Mexican nationals.

               In addition, as required by Mexican law, the Bylaws provide that non-Mexican shareholders of Interceramic formally agree with the Foreign Affairs Ministry to be considered as Mexicans with respect to the shares that they acquire or hold as well as to the property, rights, concessions, participation or interests owned by Interceramic or to the rights and obligations derived from any agreements Interceramic has with the Mexican Government and not to invoke the protection of their own governments. If a shareholder should invoke governmental protection in violation of its agreement, its shares would be forfeited to the Mexican government. In the opinion of Abogados Mesta y Asociados, S.C., Mexican counsel to Interceramic, under this provision a non-Mexican shareholder is not deemed to have waived any other rights it may have, including any rights under the United States securities laws, with respect to its investment in Interceramic.

 Voting of American Depositary Shares

               As the holder of the Units underlying the ADRs, the Depositary will receive notice of meetings of Interceramic's shareholders. As soon as practicable after the receipt by the Depositary of notice of any meeting of holders of the Series B Shares, the Series D Shares or the Series L Shares, the Depositary will mail or cause to be mailed the information contained in the notice of meeting to all holders of record of the applicable ADRs on the applicable record date (the "Holders"). Holders at the close of business a date specified by the Depositary, which shall be no fewer than eight business days prior to the relevant shareholders' meeting, may (unless otherwise restricted by law or the terms of the Deposit Agreement or the applicable securities) instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the applicable shares comprising the Units represented by their respective ADRs. The Depositary will, if practicable, vote the applicable shares in accordance with the written instructions of Holders.

               Although Holders of ADRs are not entitled to attend general meetings of the holders of the Series B Shares, the Series D Shares or the Series L Shares, all Holders, regardless of nationality, are entitled to exercise all voting rights applicable to the shares comprising the Units represented by their ADRs. Interceramic and the Depositary will use their reasonable efforts to implement arrangements to enable Holders to be able to vote the shares comprising the Units attributable to the ADRs.

               If the Depositary does not receive timely instructions from a Holder of ADRs regarding the voting of the shares comprising their Units on or before the date established by the Depositary for that purpose, the Depositary shall take action to cause the shares to be counted for the purposes of satisfying applicable quorum requirements, but shares for which timely instructions to vote are not received will not be voted by the Depositary.

               Further information regarding the Deposit Agreement and the rights and obligations of Interceramic, the Depositary and the holders of ADRs thereunder may be found in Interceramic's Amendment No. 1 to Registration Statement on Form F-3, filed with the SEC on November 2, 2000, Registration No. 333-12776.

               C. Material Contracts

               Other than the American Standard Agreement and the Kohler Agreement, and the recently executed Credit Agreement, the Company has not entered into any contracts that could be considered material to the Company in the past two fiscal years. See "Item 4-Information on the Company-B. Business Overview-The American Standard Agreement" and "-The Kohler Agreement" and "Item 5-Operating and Financial Review and Prospects-D. Trend Information" above.

               D. Exchange Controls

               Mexico abolished its exchange control system on November 11, 1991. Banco de México, the Mexican central bank ("Banco de México"), has in recent years consistently has made foreign currency available to Mexican private sector entities (such as the Company) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that Banco de México would continue to make foreign currency available to private sector companies or that foreign currency needed by the Company to service foreign currency obligations could be purchased in the open market without substantial additional cost.

               Neither the Mexican government directly nor Banco de México impose any restrictions on the ability of Interceramic to make dividend, interest or other payments to holders of Interceramic's securities.

               E. Taxation

 United States Taxes

               General

               The following is a general summary of certain United States federal income tax consequences of the ownership and sale of Units and ADRs, in each case, except as otherwise noted, by a US Holder (as defined below). The tax treatment of a holder may vary depending upon the particular situation of the holder. The following summary of United States federal income tax consequences is limited to holders who hold Units as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and whose "functional currency," within the meaning of Code Section 985, is the Dollar. Certain holders (including without limitation insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, holders that are not US Holders, broker-dealers and beneficial holders of five percent or more of the voting power or value of the shares of Interceramic) may be subject to special rules not discussed below. The discussion below also does not address the effect of any United States state or local tax law on a holder. Additionally, the discussion is based upon United States federal income tax law as currently in effect, which is subject to change. As used herein, the term "US Holder" means any beneficial or record holder who is either an individual who is a citizen or resident of the United States, a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

               Ownership and Sale of Units and ADRs

               In general, for United States federal income tax purposes, US Holders of Units and ADRs will be treated as the owners of the Common Units or Limited Voting Units and the Series B Shares or the Series D Shares and the Series L Shares comprising the Common Units and the Limited Voting Units, respectively.

               Taxation of Dividends and Stock Distributions

               For tax years ending before January 1, 2003, dividends paid out of current or accumulated earnings and profits with respect to Units will be includible in the gross income of a US Holder as ordinary income when the dividends are received by the custodian for the Units underlying the ADRs and the CU ADRs in the United States (the "Custodian") and will not be eligible for any dividends received deduction otherwise allowable to corporations under Code Section 243. Such dividends paid in Pesos will be includible in the income of a US Holder in a Dollar amount calculated by reference to the exchange rate in effect on the day the Pesos are received by the Custodian. US Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Pesos received which are not converted into Dollars on the day the Pesos are received by the Custodian. Dividends generally will constitute foreign source "passive income" (or in the case of certain holders, "financial services income") for United States foreign tax credit purposes. For tax years beginning after December 31, 2002 and ending prior to January 1, 2009, dividends payable by certain corporations, including the Company, will be taxed at capital gains rates, generally 15 percent for most US Holders, while US Holders in the ten percent and 15 percent tax brackets are taxed on capital gains at a rate of five percent.

               Amounts withheld in respect of Mexican taxes on dividends will, subject to certain generally applicable limitations and exceptions, be eligible for the foreign tax credit available under the Code or, at the election of the US Holder, be deductible in computing taxable income. Under recent amendments to the Code, foreign tax credits may not be available for withholding taxes attributable to dividends paid in respect of securities held for short periods of time or for certain short-term or hedged positions taken in respect of securities.

               Distributions of additional shares to US Holders with respect to the Units (and accompanying distributions with respect to ADRs) that are made as part of a pro rata distribution to all shareholders of the Company generally will not be subject to United States federal income tax.

               A holder of Units or ADRs that is, with respect to the United States, not a US Holder (a "Non-US Holder") will not be subject to United States federal income or withholding tax on dividends paid with respect to the Units (or with respect to ADRs), unless such income is effectively connected with the conduct by the holder of a trade or business in the United States.

               Taxation of Capital Gains

               Gain or loss realized by a US Holder on the sale or other taxable disposition of Units or ADRs will be subject to US federal income taxation as capital gain or loss in an amount equal to the difference between such holder's basis in the Units or ADRs and the amount realized on the sale or other disposition. Capital gains and losses recognized on a sale or other disposition of Units or ADRs by a US Holder generally will be treated as United States source income. Deposits and withdrawals of Units for ADRs by US Holders will not be subject to United States federal income tax.

               A Non-US holder of Units or ADRs will not be subject to United States federal income or withholding tax on gains realized on the sale of Units or ADRs unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

 Mexican Taxes

               General

               The following is a general summary of certain anticipated Mexican tax consequences of the ownership and disposition of Units and ADRs, in each case, by a person that is not a resident of Mexico, as defined below.

               This summary does not constitute, and should not be considered as, legal or tax advice to holders. The summary is for general information purposes only and is based upon the tax laws of Mexico as in effect on the date hereof, which are subject to change. Holders should consult their own tax advisors as to United States, Mexican or other tax consequences of the ownership and disposition of Units and ADRs.

               An income tax treaty between the United States and Mexico took effect beginning January 1, 1994. Except as described below under "-Taxation of Capital Gains," the treaty does not have any material effect on the Mexican tax consequences described herein. Holders should consult with their tax advisors as to their entitlement to benefits afforded by the tax treaty.

               For purposes of Mexican taxation, a natural person is a resident of Mexico if it has established its home in Mexico, unless it has resided in another country for more than 183 calendar days during a year and can demonstrate that he had become a resident of that country for tax purposes, and a legal entity is a resident of Mexico if and to the extent that it has business activities in Mexico. A Mexican citizen or a legal entity with its corporate domicile in Mexico and established under Mexican law is presumed to be a resident of Mexico unless such person or entity can demonstrate otherwise. If a legal entity has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico in accordance with relevant tax provisions.

               Taxation of Dividends

               Effective January 1, 2000, dividends, either in cash or in any other form, paid with respect to the Units will be subject to the Mexican corporate tax, which the Company will be required to pay at a rate of 35 percent of 1.5385 times the amount of the dividend, if the dividend is not paid from earnings which have already been taxed.

               Taxation of Capital Gains

               The sale or other disposition of ADRs will not be subject to Mexican tax. Deposits and withdrawals of ADRs will not give rise to Mexican tax or transfer duties.

               Gains realized on the sale or other disposition of Units will not be subject to any Mexican tax if the sale is carried out through the Mexican Stock Exchange or any other recognized securities market, as determined by Mexican tax authorities, including the NYSE. Gains realized on sales or other dispositions of Units made in other circumstances would be subject to Mexican income tax. Under the terms of the United States-Mexico income tax treaty, gains of a (less than 25 percent) US Holder eligible for benefits under the treaty on disposition of Units will not generally be subject to Mexican tax, provided they are not attributable to a permanent establishment or fixed base of such US Holder in Mexico. Gains of a Non-US Holder eligible for benefits under a treaty to which Mexico is a party may be exempt, in whole or in part, from Mexican tax under the applicable treaty. Holders should consult with their tax advisors to determine their entitlement to benefits accorded under any applicable tax treaty.

               Other Mexican Taxes

               There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of Units or ADRs. There are no Mexican stamp, issuer, registration or similar taxes or duties payable by holders of Units or ADRs.

               F. Dividends and Paying Agents

               Not applicable.

               G. Statement by Experts

               Not applicable.

               H. Documents on Display

               Copies of documents referenced in this Annual Report may be obtained from Jesús Olivas Corral at the Company's office in Mexico at Ave. Carlos Pacheco 7200, Chihuahua, Chihuahua, México, telephone number 011.52.614.429.1161, or from Mark E. Mendel, Esq., Mendel • Blumenfeld, LLP, 5809 Acacia Circle, El Paso, Texas 79912, telephone number 915.587.7878.

ITEM 11.           Quantitative and Qualitative Disclosures about Market Risk

                The Company is exposed to market risk from changes in currency exchange rates and interest rates, in addition to the market risk inherent to material operations in economies of developing countries such as Mexico. The Company has identified its major sources of market risk, and in part chose to cause all of its indebtedness to be denominated in Dollars as a result. The Company is also exposed to market risk from changes in the price of natural gas, a material cost of production for the Company that historically has been subject to significant and rapid swings in price. In 2001, the Company entered into hedge agreements for the price of natural gas in order to reduce some of the market risk with respect to natural gas prices.

 Interest Rate Risk

               Interest rate risk exists principally with respect to the Company's indebtedness that bears interest at floating rates. At December 31, 2002, the Company had outstanding approximately US $116.4 million of indebtedness, approximately 0.49 percent of which bore interest at fixed interest rates and approximately 99.51 percent of which bore interest at floating rates of interest. The interest rate on all of the Company's variable rate debt is determined by reference to LIBOR. Fundamental to variable rate obligations is the risk that interest rates will increase, particularly if rates increase without corresponding economic and price growth in the Company's operations.

 Foreign Currency Risk

               The Company's principal exchange rate risk involves changes in the value of the Peso relative to the Dollar. Decreases in the value of the Peso relative to the Dollar will result in foreign exchange losses as the aggregate amount in Pesos of the Company's Dollar denominated indebtedness increases. Further, decreases in the Peso with respect to the Dollar increase the cost in Pesos of Dollar denominated expenses, including debt service obligations and amounts due third party vendors and suppliers.

               During the course of 2002, the Peso weakened considerably in value against the Dollar, going from Ps 9.19 to US $1.00 at December 31, 2001 to Ps 10.39 to US $1.00 at December 31, 2002. During the course of 2002, the Peso has continued to lose value against the Dollar, standing at Ps 10.5075 to US $1.00 at June 9, 2003.

                At December 31, 2002 (i) approximately 43.6 percent of the Company's consolidated revenues were denominated in Dollars ; (ii) approximately 47.4 percent of the Company's total assets were denominated in Dollars; (iii) all of the Company's indebtedness was denominated in Dollars; (iv) approximately 73.8 percent of the Company's total liabilities were denominated in Dollars; and (v) roughly half of the Company's consolidated costs and operating expenses were denominated in Dollars. From an operating perspective, the Company believes that foreign exchange risk is substantially mitigated by the significant portion of its revenues that are denominated in Dollars, although weakening of the Peso against the Dollar can result and has in the past resulted in significant foreign exchange losses for financial statement purposes.

 Commodity Price Risk

               In the Company's Mexican operations, the cost of natural gas constituted approximately 9.97 percent of the cost of production in 2002, while in the United States natural gas purchases accounted for approximately 6.62 of the cost of production. The price of natural gas is subject to significant variations during the course of a year. For example, at January 1, 2000 the average price for natural gas to the Company was US $9.81 per MMBtu, on June 1, 2001 the same quantity of natural gas cost US $2.35 and at year end, the price stood at US $2.35 per MMBtu. As increases in natural gas prices can rarely be offset by correspondingly higher prices for the Company's products, unusually large increases or decreases in the price of natural gas can have a significant impact on the Company's operating profitability.

               To protect the Company against some of the market risk related to natural gas prices, in 2001 the Company entered into a fixed price contract for natural gas with Petróleos Mexicanos ("Pemex"), the Mexican state oil and gas company, locking in the price of US $4.00 per MMBtu, plus an amount equal to the difference between certain market prices of United States gas companies. Under this formula, the price per MMBtu to the Company as of May 30, 2003 was US $ 4.00, while the market price on the same day was US $ 4.79. This arrangement is in effect until December 2003.

 Sensitivity Analysis Disclosure-2002

               Interest Rates

               A hypothetical, instantaneous and unfavorable change of 250 basis points in the interest rate applicable to the Company's variable rate indebtedness at December 31, 2002 would have resulted in additional interest expense of approximately US $0.7 million.

               Exchange Rates

               A hypothetical, instantaneous and unfavorable ten percent change in currency exchange rate of the Peso relative to the Dollar at the beginning of 2002 would have resulted in additional interest expense for the year of approximately Ps 10.0 million, reflecting the increased cost in Pesos of servicing the Company's Dollar denominated indebtedness. Such a change would have also resulted in an estimated additional foreign exchange loss of approximately Ps 10.0 million, reflecting the increased value in Pesos of the Company's Dollar denominated indebtedness.

               Natural Gas Prices

               A hypothetical, instantaneous and unfavorable ten percent change in the price of natural gas at the beginning of 2002 would not have resulted in any additional natural gas expense to the Company for the year given the Company's fixed price contract with Pemex. In the event, during the course of 2002, the price of natural gas actually decreased substantially, with the result that for a large part of 2002 the Company was paying substantially more than the market price under its contract with Pemex.

 Sensitivity Analysis Disclosure-2001

               Interest Rates

               A hypothetical, instantaneous and unfavorable change of 250 basis points in the interest rate applicable to the Company's variable rate indebtedness at December 31, 2001 would have resulted in additional interest expense of approximately US $0.6 million.

               Exchange Rates

               A hypothetical, instantaneous and unfavorable ten percent change in currency exchange rate of the Peso relative to the Dollar at the beginning of 2001 would have resulted in additional interest expense for the year of approximately Ps 10.9 million, reflecting the increased cost in Pesos of servicing the Company's Dollar denominated indebtedness. Such a change would have also resulted in an estimated additional foreign exchange loss of Ps 2.2 million, reflecting the increased value in Pesos of the Company's Dollar denominated indebtedness.

               Natural Gas Prices

              A hypothetical, instantaneous and unfavorable ten percent change in the price of natural gas at the beginning of 2001 would not have resulted in additional natural gas expense to the Company for the year given the Company's fixed price contract with Pemex. In the event, during the course of 2001 the price of natural gas actually decreased substantially, with the result that for a large part of 2002 the Company was paying substantially more than the market price under its contract with Pemex.

 ITEM 12.           Description of Securities Other Than Equity Securities

               Not applicable.

PART II

ITEM 13.           Defaults, Dividend Arrearages and Delinquencies

               There have been no defaults by the Company under any of its financing arrangements, nor has there been any dividend arrearages or any other material delinquency.

ITEM 14.           Modifications to the Rights of Security Holders and Use of Proceeds

               There have been no modifications to the rights of any security holders since the date of the Company's last Annual Report on Form 20-F. There are no reports with respect to use of proceeds applicable to the Company.

 ITEM 15.           Controls and Procedures

               The Company has established and maintains disclosure controls and procedures that are designed to ensure that material information relating to Interceramic and its subsidiaries required to be disclosed in the reports that it files or submits under the 1934 Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is accumulated and communicated to the Company`s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

               Within the 90 days prior to the filing date of this Annual Report, the Company carried out an evaluation, under the supervision and with the participation of management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of disclosure controls and procedures. Based on that evaluation of these disclosure controls and procedures, the Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective as of the date of such evaluation.

                The Chief Executive Officer and the Chief Financial Officer have also concluded that there were no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls subsequent to the date that Interceramic completed its evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

ITEM 16.           [Reserved]

              Not applicable.

 PART III

ITEM 17.           Financial Statements

              The Company has responded to Item 18 in lieu of responding to this Item.

ITEM 18.           Financial Statements

               See Item 19(a) for a list of the Financial Statements filed under this Item.

 ITEM 19.           Exhibits

                                                                                                                                                                             Page

(a)           List of Financial Statements:

   Consolidated Statements of Income of the Company and subsidiaries for each of

                           the three years in the periods ended December 31, 2000, 2001 and 2002 .. . . . . . . . . . . .                 F-5

   Consolidated Statements of Changes in Stockholders' Equity of the Company

                           and subsidiaries for each of the three years in the periods ended

                           December 31, 2000, 2001 and 2002 .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-6

   Consolidated Statements of Changes in Financial Position of the Company

                           and subsidiaries for each of the three years in the periods ended

                           December 31, 2000, 2001 and 2002 .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            F-8

   Notes to Consolidated Financial Statements of the Company and subsidiaries for

                           each of the two years in the periods ended December 31, 2001 and 2002 .. . . . . . . . . .                   F-10

(b)          Financial Statement Schedules:

SIGNATURES

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this amended Annual Report on Form 20-F to be signed on its behalf by the undersigned, thereunto duly authorized.

June 30, 2003.

                                                                                                                                           INTERNACIONAL DE CERAMICA, S.A. de C.V.

                                                                                                                                           By:    Jesús Olivas Corral

                                                                                                                                                    Jesús Olivas Corral

                                                                                                                                                    Chief Financial Officer

CERTIFICATIONS

                I, Víctor D. Almeida García, certify that:

               1.            I have reviewed this Annual Report on Form 20-F of Internacional de Cerámica, S.A. de C.V.;

               2.            Based on my knowledge, this Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

               3.            Based on my knowledge, the financial statements, and other financial information included in this Annual Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this Annual Report;

               4.            The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Registrant and have:

    a.            designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Annual Report is being prepared;

     b.            evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Annual Report (the "Evaluation Date"); and

     c.            presented in this Annual Report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

                5.            The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant' auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent function):

    a.            all significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

     b.            any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

               6.            The Registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

 DATED: June 30, 2003.

                                                                                                                                                        Víctor D. Almeida García

                                                                    Víctor D. Almeida García, President, Chief

                                                                             Executive Officer and Director

              I, Jesús Olivas Corral, certify that:

               1.            I have reviewed this Annual Report on Form 20-F of Internacional de Cerámica, S.A. de C.V.;

               2.            Based on my knowledge, this Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

               3.            Based on my knowledge, the financial statements, and other financial information included in this Annual Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this Annual Report;

               4.            The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Registrant and have:

    a.            designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Annual Report is being prepared;

     b.            evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Annual Report (the "Evaluation Date"); and

     c.            presented in this Annual Report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

                5.            The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant' auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent function):

     a.            all significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

     b.            any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

               6.            The Registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

 DATED: June 30, 2003.

                                                                                                                                                                    Jesús Olivas Corral

                                                                                Jesús Olivas Corral, Executive Vice President,

                                                                                         Chief Financial Officer and Director

Certification Pursuant to 18.U.S.C. Section 1350

 As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

               In connection with the Annual Report of Internacional de Cerámica, S.A. de C.V. (the "Company") on Form 20-F for the periods ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Annual Report"), I the undersigned, being the President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

               1.            The Annual Report fully complies with the requirements of sections 13(a) or 15(d) of the 1934 Act; and

               2.            The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

 DATED: June 30, 2003.

                                                                                                                                                                                    Víctor D. Almeida García

                                                                                                Víctor D. Almeida García, President, Chief

                                                                                                         Executive Officer and Director

Certification Pursuant to 18.U.S.C. Section 1350

 As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

               In connection with the Annual Report of Internacional de Cerámica, S.A. de C.V. (the "Company") on Form 20-F for the periods ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Annual Report"), I the undersigned, being the Executive Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

               1.            The Annual Report fully complies with the requirements of sections 13(a) or 15(d) of the 1934 Act; and

               2.            The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

 DATED: June 30, 2003.

                                                                                                                                                                                    Jesús Olivas Corral

                                                                                                Jesús Olivas Corral, Executive Vice President,

                                                                                                     Chief Financial Officer and Director

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Financial Statements

CONTENTS

                                                                                                                                                                                    Page

Report of Independent Auditors                                                                                                                                    F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2001 and 2002                                                                                 F-3

Consolidated Statements of Income for the years ended

        December 31, 2000, 2001 and 2002                                                                                                                     F-5

Consolidated Statements of Changes in Stockholders' Equity for the years

ended December 31, 2000, 2001 and 2002                                                                                                                   F-6

Consolidated Statements of Changes in Financial Position for the years

ended December 31, 2000, 2001 and 2002                                                                                                                   F-7

Notes to Consolidated Financial Statements                                                                                                                    F-9

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of

Internacional de Cerámica, S.A. de C.V.

We have audited the accompanying consolidated balance sheets of Internacional de Cerámica, S.A. de C.V. and Subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico and in the United States of America. Such standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Internacional de Cerámica, S.A. de C.V. and subsidiaries at December 31, 2001 and 2002, and the consolidated results of operations, and changes in financial position for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in Mexico, which differ in certain respects from those followed in the United States of America (see Note 12 to the accompanying consolidated financial statements).

As mentioned in Note 1k to the accompanying consolidated financial statements, effective January 1, 2000, the Company adopted the requirements of Bulletin D-4, Accounting for Income Tax, Asset Tax and Employee Profit Sharing, issued by the Mexican Institute of Public Accountants.

C.P.C. Jose Antonio Reyes Cedeno

Mancera, S.C.

A Member Practice of Ernst & Young Global

Chihuahua, Chih., Mexico

February 3, 2003

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

(Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                                                              _____________________________________________

                                                                                                                                                                                                                       December 31,

                                                                                                                                                                                        2001                            2002                          2002

                                                                                                                                                                                                                                                             Thousands of

                                                                                                                                                                                               US Dollars

ASSETS

Current assets:

    Cash and cash equivalents                                                                                          Ps222,301              Ps87,472               $8,419

   Accounts receivable:

        Trade                                                                                                                        297,793                  300,316               28,904

        Related parties                                                                                                             46,757                    59,196                 5,697

        Other accounts receivable                                                                                            26,198                     44,053                 4,240

        Less allowance for doubtful

        accounts                                                                                                                   (26,017)                  (25,882)               (2,491)

                                                                                                                                         344,731                   377,683               36,350

Inventories, net                                                                                                                  648,516                   775,048                74,596

Prepaid expenses                                                                                                                 24,063                     23,158                 2,229

Total current assets                                                                                                     1,239,611                 1,263,361             121,594

Investment in affiliated companies                                                                                           9,065                         7,351                   708

Property, plant and equipment                                                                                         2,767,487                 3,076,518             296,104

Accumulated depreciation                                                                                             (1,131,091)               (1,346,485)          (129,594)

                                                                                                                                      1,636,396                 1,730,033             166,510

Other assets                                                                                                                         43,756                     61,908                 5,958

TOTAL ASSETS                                                                                                     Ps2,928,828             Ps3,062,653         $294,770

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets (Continued)

(Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                                                                      _____________________________________________

                                                                                                                                                                    December 31,

                                                                                                                                                                                           2001                      2002                        2002

                                                                                                                                                                                                    Thousands of

                                                                                                                                                                                                        US Dollars

LIABILITIES

Current liabilities:

    Notes payable to banks                                                                                                 Ps             -         Ps           72,730            $7,000

    Current portion of long-term debt                                                                                      1,021,012                     188,404             18,133

    Accounts payable to suppliers                                                                                              144,446                     283,768             27,312

    Related parties                                                                                                                       11,837                       18,334               1,765

    Accrued expenses                                                                                                                155,271                     127,080             12,231

    Income tax and employee

    profit sharing                                                                                                                             3,613                         6,797                 654

Total current liabilities                                                                                                         1,336,179                     697,113           67,095

    Long-term debt                                                                                                                     246,550                     948,036           91,245

    Other liabilities                                                                                                                           3,011                                -                    -

    Labor obligations                                                                                                                       3,344                         4,398                423

    Deferred income taxes                                                                                                            313,954                     324,080          31,192

TOTAL LIABILITIES                                                                                                         1,903,038                  1,973,627         189,955

STOCKHOLDERS' EQUITY

Capital stock                                                                                                                                683,507                     678,551             65,308

Paid-in capital                                                                                                                           1,179,475                  1,179,475            113,520

Stock repurchase reserve                                                                                                               26,213                     170,783             16,437

Cumulative comprehensive

(loss ) income:

    Retained earnings                                                                                                                     194,640                     187,444             18,041

    Net income for the year                                                                                                            191,149                       87,071               8,380

    Cumulative effect of deferred taxes                                                                                          (299,564)                 (299,564)            (28,832)

    Deficit from restatement of

    stockholders' equity                                                                                                             (1,196,452)                 (1,188,051)         (114,345)

    Effect of translation of foreign

    subsidiaries                                                                                                                                 47,946                         72,593               6,987

Cumulative comprehensive income (loss)                                                                                    (1,062,281)                (1,140,507)         (109,769)

Majority stockholders' equity                                                                                                        826,914                       888,302             85,496

Minority stockholders' equity                                                                                                        198,876                       200,724             19,319

Total stockholders' equity                                                                                                       1,025,790                   1,089,026           104,815

TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY                                                                                             Ps2,928,828              Ps3,062,653         $294,770

See accompanying notes to consolidated financial statements.

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

(Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                Years ended December 31,

                                                                                                       2000                 2001                          2002                         2002

                                                                                                                                                                                            Thousands of

                                                                                                                                                                                              US Dollars

Net sales                                                                                     Ps2,845,094      Ps2,971,573             Ps3,058,853         $294,404

Cost of sales                                                                                   (1,803,285)        (1,866,093)                (1,927,568)         (185,522)

Gross profit                                                                                      1,041,809          1,105,480                   1,131,285             108,882

Selling and administrative

    expenses                                                                                        (746,299)          (766,972)                    (841,221)           (80,964)

Operating income                                                                                295,510            338,508                       290,064             27,918

Comprehensive financing cost:

    Interest income                                                                                    7,980                6,115                           7,476                  720

    Interest expense                                                                             (162,646)          (138,785)                    (107,475)           (10,344)

    Foreign exchange (loss) gain, net                                                       (40,171)            49,393                      (108,381)           (10,431)

    Gain on net monetary position                                                           131,290             58,313                         50,853               4,893

                                                                                                           (63,547)           (24,964)                     (157,527)           (15,162)

Other expense, net                                                                               (28,614)            (3,681)                       (12,432)             (1,197)

Write-off of assets                                                                                           -           (45,079)                                  -                       -

Income before provision for income

    tax and employee profit sharing                                                         203,349             264,784                     120,105             11,559

Income and asset tax                                                                             (52,616)            (46,822)                     (11,073)            (1,066)

Employee profit sharing                                                                           (2,483)              (3,465)                       (3,556)               (342)

Net income                                                                                           148,250            214,497                      105,476             10,151

Minority net (loss) income                                                                          (764)              23,348                        18,405               1,771

NET INCOME OF MAJORITY

STOCKHOLDERS                                                                        Ps149,014        Ps191,149                   Ps87,071           $8,380

Weighted average number of

    Units outstanding ("Ceramic UB"

    and "Ceramic ULD" outstanding)

    (in thousands)                                                                                      54,625               57,928                       57,184             57,184

NET INCOME PER UNIT                                                                 Ps 2.73               Ps 3.30                      Ps 1.52             $ 0.15

See accompanying notes to consolidated financial statements.

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

(Thousands of Constant Mexican Pesos as of December 31, 2002)

Cumulative comprehensive( loss) income
	Capital Stock	Paid-in Capital	Stock Repurchase Reserve	Retained (Deficit) Earnings	Cumulative Effect of Deferred Taxes	Deficit from Restatement of Stockholder's Equity	Effect of Translation of Foreign Subsidiaries	Net Income	Comprehensive Income	Total Majority Interest	Minority Interest	Total stockholder' equity
Balance at December 31, 1999	Ps 679,380	Ps 1,057,435	Ps 26,213	Ps (175,581)	Ps -	Ps (990,240)	Ps 38,541	Ps 221,207		Ps 856,955	Ps 242,246	Ps 1,099,201
Stock issued	4,127	122,040	-	-	-	-	-	-	-	126,167	-	126,167
Transfer from net income	-	-	-	221,207	-	-	-	(221,207)	-	-	-	-
Cumulative effect of deferred taxes	-	-	-	-	(299,564)	-	-	-	-	(299,564)	(28,792)	(328,356)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	149,014	149,014	149,014	(764)	148,250
Result from holding nonmonetary assets	-	-	-	-	-	(147,286)	-	-	(147,286)	(147,286)	(7,566)	(154,852)
Result from translation of foreign subsidiaries	-	-	-	-	-	-	35,502	-	35,502	35,502	-	35,502
Comprehensive income	-	-	-	-	-	-	-	-	Ps 37,230	-	-	-
Balance at December 31, 2000	Ps 683,507	Ps 1,179,475	Ps 26,213	Ps 45,626	Ps (299,564)	Ps (1,137,526)	Ps 74,043	Ps 149,014		Ps 720,788	Ps 205,124	Ps 925,912
Transfer from net income	-	-	-	149,014	-	-	-	(149,014)	-	-	-	-
Minority stockholders' refund	-	-	-	-	-	-	-	-	-	-	(15,321)	(15,321)
Minority stockholders' dividends	-	-	-	-	-	-	-	-	-	-	(6,930)	(6,930)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	191,149	191,149	191,149	23,348	214,497
Result from holding nonmonetary assets	-	-	-	-	-	(58,926)	-	-	(58,926)	(58,926)	(7,345)	(66,271)
Result from translation of foreign subsidiaries	-	-	-	-	-	-	(26,097)	-	(26,097)	(26,097)	-	(26,097)
Comprehensive income	-	-	-	-	-	-	-	-	Ps 106,126	-	-	-
Balance at December 31, 2001	Ps 683,507	Ps 1,179,475	Ps 26,213	Ps 194,640	Ps (299,564)	Ps (1,196,452)	Ps 47,946	Ps 191,149		Ps 826,914	Ps 198,876	Ps 1,025,790
Transfer from net income	-	-	-	191,149	-	-	-	(191,149)	-	-	-	-
Increase of stock repurchase reserve	-	-	198,345	(198,345)	-	-	-	-	-	-	-	-
Repurchase of common stock	(4,956)	-	(53,775)	-	-	-	-	-	-	(58,731)	-	(58,731)
Minority stockholders' dividends	-	-	-	-	-	-	-	-	-	-	(14,998)	(14,998)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	87,071	87,071	87,071	18,405	105,476
Result from holding nonmonetary assets	-	-	-	-	-	8,401	-	-	8,401	8,401	(1,559)	6,842
Result from translation of foreign subsidiaries	-	-	-	-	-	-	24,647	-	24,647	24,647	-	24,647
Comprehensive income	-	-	-	-	-	-	-	-	Ps 120,119	-	-	-
Balance at December 31, 2002	Ps 678,551	Ps 1,179,475	Ps 170,783	Ps 187,444	Ps (299,564)	Ps (1,188,051)	Ps 72,593	Ps 87,071		Ps 888,302	Ps 200,724	Ps 1,089,026
Thousands of US Dollars	$ 65,308	$ 113,520	$ 16,437	$ 18,041	$ (28,832)	$ (114,345)	$ 6,987	$ 8,380		$ 85,496	$ 19,319	$ 104,815

See accompanying notes to consolidated financial statements.

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

(Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                Years ended December 31,

                                                                                                       2000                 2001                          2002                         2002

                                                                                                                                                                                            Thousands of

                                                                                                                                                                                              US Dollars

OPERATING ACTIVITIES:

Net income                                                                                 Ps149,014         Ps191,149                Ps87,071                 $8,380

    Adjustments to reconcile net

    income to net resources provided

    by operating activities:

        Depreciation                                                                            143,717             142,702                     149,839                 14,421

        Write-off of assets                                                                     -                         45,079                             -                            -

        Deferred income tax                                                                  36,935                29,742                       (8,448)                    (813)

        Minority net income (loss)                                                             (764)               23,348                       18,405                   1,771

                                                                                                        328,902             432,020                     246,867                 23,759

Variations in operating

assets and liabilities:

    Accounts receivable                                                                        44,422             (47,853)                     (32,047)                 (3,084)

    Inventories                                                                                     (88,394)             62,833                     (168,328)              (16,201)

    Other assets                                                                                     5,610               (8,081)                       (15,272)                (1,470)

    Accounts payable to suppliers                                                         (37,483)          (47,285)                      139,322                 13,409

    Other accounts payable                                                                    59,608           (68,406)                       (12,055)                (1,160)

TOTAL RESOURCES PROVIDED

BY OPERATING ACTIVITIES                                                Ps312,665      Ps323,228                  Ps158,487              $15,253

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position (Continued)

(Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                Years ended December 31,

                                                                                                       2000                 2001                          2002                         2002

                                                                                                                                                                                            Thousands of

                                                                                                                                                                                              US Dollars

FINANCING ACTIVITIES:

Proceeds from sale of capital

    stock                                                                                      Ps     126,167     Ps        -                  Ps            -               $             -

Repurchase of capital stock                                                                             -                 -                         (58,731)                 (5,653)

Minority stockholders' refund                                                                          -          (15,321)                            -                             -

Minority stockholders' dividends                                                                     -            (6,930)                       (6,002)                    (578)

Proceeds from long-term debt

    and bank loans                                                                                   32,468           75,097                   1,274,539                122,670

Repayment of long-term debt

    and bank loans                                                                                (206,000)      (104,463)                 (1,370,296)             (131,886)

Monetary gain from

financing activities                                                                                (111,651)        (23,818)                    (113,415)               (10,915)

Exchange (gains) losses generated

by financing activities                                                                               12,823         (56,391)                     150,780                 14,512

RESOURCES USED IN

FINANCING ACTIVITIES                                                             (146,193)      (131,826)                    (123,125)              (11,850)

INVESTING ACTIVITIES:

Increase of property, plant

and equipment, net                                                                                 (93,937)      (108,808)                     (170,191)             (16,380)

RESOURCES USED IN

INVESTING ACTIVITIES                                                                 (93,937)     (108,808)                     (170,191)            (16,380)

Net increase (decrease) in cash

    and cash equivalents                                                                         72,535          82,594                      (134,829)            (12,977)

Cash and cash equivalents at

    beginning of year                                                                               67,172       139,707                        222,301               21,396

CASH AND CASH EQUIVALENTS

AT END OF YEAR                                                                       Ps   139,707   Ps222,301                  Ps     87,472          $    8,419

See accompanying notes to consolidated financial statements.

Internacional de Cerámica, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of Constant Mexican Pesos as of December 31, 2002 and thousands of US Dollars, except for number of shares and units, minimum dividend per share,

market value per unit and exchange rates, which are stated in Pesos (Ps))

1.     DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        Description of the business

Internacional de Ceramica, S.A. de C.V. ("Interceramic"), its subsidiaries, Recubrimientos Interceramic, S.A. de C.V. ("Recubrimientos") and Interceramic, Inc., which is located in Garland, Texas, are all engaged in the manufacture and marketing of ceramic floor and wall tiles, the extraction of clay for the manufacture of ceramic tiles and marketing of bathroom furniture. The other subsidiaries, which are listed below, are engaged primarily in the marketing of ceramic tiles and in the manufacture and marketing of adhesives in the Mexico City and Guadalajara metropolitan areas and in the United States. Interceramic and its subsidiaries are hereinafter referred to collectively as the "Company."

        Significant accounting policies

The consolidated financial statements of the Company have been prepared in Mexican Pesos ("Ps") in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP").

The significant accounting policies and practices followed in the preparation of the consolidated financial statements are described below:

a         Basis of consolidation

The consolidated financial statements include the accounts of Interceramic and all of its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. The subsidiaries included in the consolidated financial statements are as follows, along with corresponding ownership:

                                                                                                                               ________________________________

                                                                                                            Ownership interest at

                                                                                                                December 31,

                                                                                                    2001                                  2002

Interceramic, Inc.                                                                     100.00                                   100.00

Recubrimientos Interceramic,

S.A. de C.V.                                                                              50.01                                    50.01

Adhesivos y Boquillas Interceramic, S.

de R.L. de C.V.                                                                         51.00                                    51.00

Distribucion Interceramic, S.A. de C.V.                                     100.00                                 100.00

Interacabados del Occidente, S.A. de C.V.                               100.00                                100.00

Procesadora de Materiales

Cerro Grande, S.A. de C.V.                                                      99.99                                        (*)

Interceramic Trading Co.                                                           100.00                                 100.00

Materiales en Proceso, S.A. de C.V.                                         100.00                                 100.00

Interacabados del Noroeste, S.A. de C.V.                                100.00                                        (*)

Interceramic de Occidente, S.A. de C.V.                                   100.00                                 100.00

Operadora Interceramic de Mexico, S.A. de C.V.                     100.00                                 100.00

(*) In April, 2002, Procesadora de Materiales Cerro Grande, S.A. de C.V. and Interacabados del Noroeste, S.A. de C.V. were merged into Interceramic.

  The caption "Minority interest" refers to the interest of the minority stockholders in less than wholly-owned subsidiaries of the Company.

  In conformity with Mexican Accounting Principles Bulletin B-15, "Transactions in Foreign Currency and Translation of Financial Statements of Foreign Operations," the Company translated the financial statements of its foreign subsidiaries as follows:

  -The financial information reported by the foreign subsidiaries was adjusted to conform with Mexican GAAP.

-The financial statements were restated at December 31, 2001 and 2002, based on the United States Consumer Price Index (the "CPI"). The monetary effects for the years ended December 31, 2000, 2001 and 2002 were determined based on the annual inflation factor derived from the CPI for the respective year.

- Balance sheets were translated into Mexican Pesos at the prevailing exchange rate at the end of the year and income statement accounts were translated at the weighted average exchange rate for the year. Translation adjustments are reflected in a separate component of stockholders' equity entitled "Effect of translation of foreign subsidiaries.

Previously reported consolidated financial statements for the years ended December 31, 2000 and 2001 are presented in constant currency at December 31, 2002, using a common restatement factor determined based on the weighted average net sales in currency included in the consolidated financial statements, taking into consideration the inflation rate of the foreign country and the exchange rates for those years. Such factors were 1.0176 and 1.0983 for 2000 and 2001, respectively.

b.       Estimates in financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

c.      Concentration of risk

The Company distributes its products through Company-owned and independent franchise locations in Mexico. The Company distributes its products in the United States and Canada mainly through its network of Company-owned Ceramic Tile International ("CTI") stores and a network of 79 independent distributors with a combined total of 180 locations. On a regular basis, the Company assesses the credit worthiness of its customers and typically obtains personal guarantees or liens to secure amounts due from its customers. No single customer represents more than 5% of the Company's consolidated sales.

d.       Recognition of the effects of inflation

The Company recognizes the effects of inflation on financial information as required by Mexican Accounting Principles Bulletin B-10, "Accounting Recognition of the Effects of Inflation on Financial Information." Consequently, the amounts shown in the accompanying financial statements and in these notes are expressed in thousands of constant Pesos as of December 31, 2002.

Certain concepts and procedures required by the application of Bulletin B-10 are explained below:

The Company follows the specific-cost method to restate its inventories.

Imported machinery was restated based on the rate of inflation in the country of origin and the prevailing exchange rate at the balance sheet date. Machinery and equipment of domestic origin was restated based on the Mexican National Consumer Price Index (the "NCPI").

At December 31, 2001 and 2002, capital stock, paid in capital, stock repurchase reserve, retained earnings, cumulative effect of deferred taxes, effect of translation of foreign subsidiaries, and net income were restated by using a common restatement factor, which was determined based on the weighted average net sales in each currency.

The gain or loss on net monetary position represents the effects of inflation, as measured by the NCPI, on the Company's monetary assets and liabilities. During inflationary periods, losses are incurred by holding monetary assets, whereas gains are realized by holding monetary liabilities. The net monetary effect is included in the consolidated statements of income as part of the "comprehensive financing cost.

The deficit from restatement of stockholders' equity consists principally of the initial cumulative monetary position result and the cumulative deficit from holding non-monetary assets. The (loss) gain from holding non-monetary assets represents the amount by which the (decrease) increase in the specific value of assets was (lower) higher than the rate of inflation.

e.      Cash equivalents

Cash equivalents are shown at cost plus accrued interest through the balance sheet date. The stated value approximates fair value.

All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents and are carried at cost which approximates their fair market value.

f.       Inventories and cost of sales

Inventories are recorded initially at acquisition or production cost and then restated to reflect replacement cost, which is not in excess of market value.

Cost of sales represents the estimated replacement cost at the time sales were realized, expressed in constant Pesos at the end of the year.

g.       Investment in shares of affiliated companies

Investments in companies in which the Company has an ownership interest of between 10% and 50% and over which the Company exercises significant influence, are accounted for using the equity method. Investments in companies in which the Company has an ownership interest of less than 10% are recorded at cost and restated for changes in the NCPI.

h.       Property, plant and equipment

Through December 31, 1996, the values of property, plant and equipment were determined by an independent appraiser registered with the National Banking and Securities Commission ("NBSC").

Effective January 1, 1997, Bulletin B-10 eliminated the use of appraisals to present property, plant and equipment in the financial statements.

At December 31, 2001 and 2002, this caption was restated as follows:

The appraised value of imported machinery as of December 31, 1996, as well as the cost of subsequent additions to such machinery, were restated based on the rate of inflation in the respective country of origin and then translated using the prevailing exchange rate at the balance sheet date (specific inflation factors).

The appraised value of land, buildings and other fixed assets of domestic origin at December 31, 1996, and the cost of subsequent additions to such assets were restated based on the NCPI.

At December 31, 2002, approximately 90% of machinery and equipment was restated based on specific factors and 10% was restated based on the NCPI.

Depreciation is computed on the restated values, using the straight-line method based on the estimated useful lives of the assets as determined periodically by management based on technical studies.

i.      Exchange differences

Transactions in foreign currency are recorded at the exchange rate at the time of the transactions. Exchange differences are determined from the date of the transactions to the time of settlement or valuation at the balance sheet date and are charged or credited to income.

j.       Labor obligations

Under Mexican labor law, employees are entitled to a compensation payment (a "seniority premium") upon death, dismissal or at retirement after 15 or more years of service. Seniority premium costs are recognized periodically during the years of service rendered by employees, based on actuarial computations made by an independent actuary, using the projected unit credit method and financial assumptions, net of inflation, as required by Mexican Accounting Principles Bulletin D-3 ("Labor Obligations"). Termination payments are charged to income in the year in which the decision to dismiss an employee is made.

k.      Income taxes and employee profit sharing

Effective January 1, 2000, the Company adopted the requirements of the Mexican Accounting Bulletin D-4, "Accounting for Income Tax, Asset Tax and Employee Profit Sharing." Bulletin D-4 requires the recognition of deferred taxes on all temporary differences in balance sheet accounts for financial and tax reporting purposes, using enacted income tax rates. Through December 31, 1999, deferred taxes were recognized only on temporary differences that were considered to be non-recurring and that had a known turnaround period.

As established in Bulletin D-4, the cumulative effect of deferred taxes, at the beginning of 2000, was applied to stockholders' equity, without restating the financial statements of prior years.

The initial effect of applying Bulletin D-4 represented a decrease to majority stockholders' equity as of January 1, 2000 of Ps 299,564.

The Company periodically evaluates the possibility of recovering deferred tax assets and if necessary, adjusts the related valuation reserve.

Employee profit sharing is a statutory obligation payable to employees that is determined in accordance with the provisions of both Mexican labor and income tax law.

In conformity with Bulletin D-4, deferred employee profit sharing is recognized only on temporary differences determined in the reconciliation of current year net income for financial and tax reporting purposes, provided there is no indication that the related liability or asset will not be realized in the future.

Current year employee profit sharing is charged to results of operations and represents a current liability due and payable in a period of less than one year.

Asset tax, which is a minimum income tax is payable based on the average value of most assets net of certain liabilities. Since income tax may be credited against asset tax, the latter is actually payable only to the extent that it exceeds current year income tax.

Current year income tax is charged to results of operations and represents the tax liability due and payable in less than one year.

l.       Long-lived assets

The Company periodically evaluates potential impairment loss relating to long-lived assets by assessing whether the unamortized carrying amount can be recovered over the remaining life of the assets through undiscounted future expected cash flows generated by the assets. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, a loss is recognized for the difference between the carrying value of the assets and the expected future undiscounted cash flows. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. During 2000, 2001 and 2002, due to ongoing profitable operations, no long-lived asset impairment was recognized.

Effective January 1, 2004 the Company will be required to adopt Bulletin C-15 for Mexican GAAP which modifies the method in which companies must measure potential impairment losses relating to long-lived assets. Under the provisions of the bulletin an impairment loss of long-lived assets will be required to be recognized when the carrying value of assets, measured at the cash generating unit level, exceeds the recoverable value. A cash generating unit (joint venture, subsidiary, production line, division or segment) is the minimum identifiable grouping of assets that generate cash flows that are independent of other groups of assets. The recoverable value is defined as the greater of the value in use (present value of the estimated future net cash flows using an appropriate discount rate) or an estimated net selling price between interested parties, which is reasonable and verifiable. Impairment losses may be reversed in future periods when the recoverable value exceeds the carrying value of the related assets and it can be clearly justified and demonstrated that the change is permanent and verifiable. The Company has evaluated the effect of this new rule for the year 2002, and it is not expected to result in any material change to the financial statements.

             m.      Revenue recognition

The Company recognizes revenue when goods are shipped and invoiced. Revenue from retail operations is recognized, generally, at the point of sale. Returns and allowances are estimated and accrued based on historical results.

n.      Net income per unit

Net income per unit is determined on the basis of the average weighted number of units issued and outstanding. The Company's units are each comprised of two shares that are traded together as one unit. A "UB" unit is comprised of two Series B Shares and a "ULD" unit is comprised of one Series L Share and one Series D Share.

o.       Comprehensive income

Mexican Accounting Bulletin B-4, "Comprehensive Income," became effective January 1, 2001. Bulletin B-4 establishes the rules with respect to reporting and presenting comprehensive income and the component elements of such income. Bulletin B-4 has no effect on net income or stockholders' equity. Comprehensive income consists of net income or loss for the year plus those items that are reflected directly in stockholders' equity and that do not constitute capital contributions, reductions or distributions such as deficit from restatement of stockholders' equity, effect of translation of foreign subsidiaries and deferred taxes allocated to equity.

p.       Convenience translation

Solely for the convenience of the reader, the consolidated financial statements as of and for the year ended December 31, 2002 have been translated into United States Dollars ("US $" or "Dollars") at the exchange rate of Ps 10.39 per US $1.00, the rate of exchange at December 31, 2002. The translation should not be construed as a representation that the Peso amounts have been or could be converted into Dollars at this or any other rate.

q.       Reclassifications

Certain amounts in the 2000 and 2001 consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.      RELATED PARTIES

In the normal course of business, the Company has transactions with related parties and affiliated companies. Affiliated companies are those in which the Company's principal stockholders have significant equity interests or control of management. The main transactions with these companies consist of ceramic tile sales for resale in Mexico and in the United States. Such transactions are negotiated on terms and prices comparable to similar transactions with other non-related customers.

During the years ended December 31, 2000, 2001 and 2002, the Company had the following transactions with related parties:

                                                                                                                                                            ________________________________________

                                                                                                                        2000                  2001                   2002

Sales of ceramic tile:

Affiliated companies

Grupo Comercial Interceramic,

    S.A. de C.V.                                                                                            Ps162,121         Ps153,372         Ps173,439

Materiales Arquitectonicos y Decorativos,

    S.A. de C.V.                                                                                                   78,093               79,907                 72,747

Joint venture

Dal-Tile International, Inc.                                                                                    69,801                71,671              96,925

                                                                                                                    Ps 310,015          Ps 304,950        Ps343,111

Inventory purchases:

Stockholders

Kohler Co.                                                                                                     Ps54,882           Ps85,033           Ps 82,113

Joint venture

Custom Building Products, Inc.                                                                           11,073                 10,465                 6,733

Ps65,955Ps95,498Ps88,846

Fees paid for administrative services

and other items:

Affiliated companies:

    Corporacion Administrativa

y Tecnica, S.A. de C.V.                                                                 Ps31,878                         Ps24,455         P s22,351

    Corporacion Aerea Cencor,

        S.A. de C.V.                                                                                          7,969                                 7,372                 9,433

Joint ventures

    Custom Building Products, Inc.                                                                     2,685                                     -                          -

                                                                                                                 Ps42,532                         Ps31,827          Ps31,784

Purchases from stockholders and joint ventures comprise bathroom fixtures and adhesives to be resold in Mexico.

Fees paid for administrative services relate to management consulting, use of computer systems, maintenance of equipment and air-taxi service provided by related companies.

Fees paid to joint ventures relate to ceramic sales and payment of fees for technical assistance.

An analysis of amounts due to and from related parties is as follows:

                                                                                                                                December 31,

                                                                                                                    2001                              2002

Trade receivables:

Grupo Comercial Interceramic,

    S.A. de C.V.                                                                                        Ps  21,781                    Ps  28,701

Materiales Arquitectonicos y Decorativos,

    S.A. de C.V.                                                                                             11,474                            9,537

Dal-Tile International, Inc.                                                                              12,413                          20,503

Others                                                                                                             1,089                               455

                                                                                                                Ps  46,757                      Ps  59,196

Accounts payable:

Custom Building Products, Inc                                                                  Ps       652                      Ps   9,913

Kohler Co.                                                                                                    10,800                             8,225

Others                                                                                                                385                                196

                                                                                           Ps  11,837                       Ps  18,334

3.     INVENTORIES

        Inventories consisted of the following:

                                                                                                                                    December 31,

                                                                                                            2001                                         2002

Finished goods                                                                             Ps  510,295                                Ps  617,257

Work in process                                                                                  35,429                                        26,665

Raw materials and supplies                                                                   80,923                                        73,861

Merchandise in transit                                                                            21,869                                       57,265

                                                                                                      Ps648,516                                Ps775,048

The reserve for obsolete and slow-moving inventories was Ps 66,790 and Ps 65,142 at December 31, 2001 and 2002, respectively, and has been deducted from finished goods and raw materials and supplies.

4. PROPERTY, PLANT AND EQUIPMENT

            Details of property, plant and equipment was as follows:

                                                                                                                   December 31,

                                                                                            2001                                                  2002

                                                                                                  Accumulated                                           Accumulated

                                                                     Investment              depreciation                     Investment       depreciation

Buildings                                                       Ps  714,768           Ps  208,833                      Ps  725,853    Ps  233,497

Machinery and equipment                                  1,641,018                 766,527                         1,862,198         934,677

Furniture and fixtures                                            173,938                  115,493                            203,283        134,629

Automotive equipment                                            55,112                    40,238                              55,396          43,682

                                                                        2,584,836            Ps1,131,091                        2,846,730   Ps 1,346,485

Land                                                                    139,544                                                          135,141

Projects in progress                                                43,107                                                            94,647

Net carrying value                                        Ps  2,767,487                                                 Ps  3,076,518

During the year ended December 31, 2001, the Company wrote off machinery and equipment due to physical deterioration. The retired machinery and equipment was replaced in 2002. The write off resulted in a charge of Ps 45,079 in the year ended December 31, 2001.

During 2000, 2001 and 2002, there was no capitalization of comprehensive financing costs relating to construction in progress.

Depreciation for the years ended December 31, 2000, 2001 and 2002 was Ps 143,717, Ps 142,702 and Ps 149,839, respectively.

Estimated useful lives at December 31, 2002 were as follows:

Buildings                                        19 years

Machinery and equipment               11 years

Furniture and fixtures                        3 years

Automotive equipment                      2 years

5. BANK LOANS AND NOTES PAYABLE

Notes payable to banks and outstanding long-term debt at December 31, 2001 and 2002 were as follows:

December 31, 2001

Maturities

Type of loan                       Total                           Current portion                     Long-term                      Interest rates

Unsecured                       Ps  46,507                         Ps  21,691                            Ps  24,816                       5.13% - 16.00%

Secured                              266,151                               49,150                                217,001                       5.13% - 8.55%

Total bank loans                312,658                                70,841                              241,817

Notes due to supplier            7,723                                  2,990                                4,733                              5.00%

Eurobonds                        947,181                              947,181                                       -                            10.25%

                               Ps  1,267,562                      Ps  1,021,012                         Ps  246,550

December 31, 2002

M a t u r i t i e s

Type of loan                            Total                      Current portion                           Long-term                        Interest rates

Unsecured                           Ps  22,128                    Ps  21,377                                  Ps  751                            5.13% - 7.64%

Secured                                    63,368                            1,028                                   62,340                            4.71%

Syndicated loan                    1,046,072                        162,922                                 883,150                            3.87%

Total bank loans                   1,131,568                        185,327                                 946,241

Notes due to supplier                  4,872                           3,077                                      1,795                              5.00%

                                        Ps1,136,440                    Ps188,404                              Ps948,036

 At December 31, 2001 and 2002, all bank loans were denominated in Dollars. All secured and syndicated bank loans were collateralized by property, plant and equipment, accounts receivable and inventory amounting to Ps 1,170,030 and Ps 1,786,982 at December 31, 2001 and 2002, respectively.

The Company has a Ps 259,750 (US $25,000) line of credit with Comerica Bank available through August 2003. At December 31, 2002 no amount was outstanding under this facility.

In August of 2001, the Company obtained long term supplier financing from Oracle to purchase software in the amount of Ps 8,165 (US $888). The agreement requires monthly payments of principal and interest through June 2004.

The Eurobonds were represented by guaranteed notes, with a nominal value of Ps 947,181 (US $90,000) and were issued at 99.728% of their face value. The maturity date was August 1, 2002. Interest was payable semi-annually beginning on February 1, 1998 at the annual rate of 9.75%. The Eurobonds were guaranteed by Interceramic, Inc.  On July 31, 2002, principal of and accrued interest on the Eurobonds was fully paid.

In June 2002, the Company entered into a syndicated loan agreement with several financial institutions and Scotiabank Inverlat, S.A., as administrative agent, for US $ 100,000 which was used in part to repay the US $90,000 Eurobond and with the remainder available for working capital purposes. The loan is divided into two tranches: "Term A Loans" for US $40,000 with a three-year maturity and interest at LIBOR plus 1.70% and "Term B Loans" for US $ 60,000 with a five-year maturity and interest at LIBOR plus 2.30%. The Company will begin paying principal on a quarterly basis beginning in July 2003. Interest is payable on a quarterly basis beginning in October of 2002. This loan is collateralized by land, buildings and equipment, accounts receivable, inventory and shares owned by the Company in a joint venture. The Company's subsidiaries Distribucion Interceramic, S.A. de C.V., Interacabados del Occidente, S.A.de C.V. and Interceramic, Inc. also provided certain guarantees.

In March 2002, the Company entered into a US $ 6,000 revolving line of credit agreement with Banamex. The term of the agreement is through March 2005. At December 31, 2002 the Company had Ps 62,340 outstanding under this agreement.

At December 31, 2002, future maturities of long-term debt were as follows:

                    Maturities                                       Amount

                       2004                                        Ps  184,005

                       2005                                              270,273

                       2006                                              233,906

                       2007                                              259,852

                                                                       Ps  948,036

The syndicated loan and outstanding bank loan agreements establish certain obligations and restrictive covenants with respect to certain transactions including the payment of cash dividends, mergers and combinations, the disposal of fixed assets, information reporting requirements and others. In addition, the Company is required to maintain certain financial ratios. At December 31, 2002, the Company was in compliance with all obligations and restrictions established by these agreements.

6. FOREIGN CURRENCY POSITION

The Company had the following US Dollar denominated assets and liabilities at December 31, 2001 and 2002:

                                                                                            (Thousands of US Dollars)

                                                                                                                December 31,

                                                                                          2001                                2002

Total assets                                                                     $  138,328                       $  139,783

Current liabilities                                                                 118,029                              48,755

Long-term liabilities                                                              24,428                               91,245

Total liabilities                                                                    $142,457                         $140,000

Net short position                                                                   $4,129                              $  217

Dollar denominated assets and liabilities were translated to Mexican Pesos using the Interbank Rates at December 31, 2001 and 2002 of Ps 9.19 and Ps 10.39 per US $1.00, respectively. The exchange rate at February 3, 2003 was Ps 10.91 per US $1.00.

Foreign currency denominated sales in 2000, 2001 and 2002 were Ps 1,226,044 (US $111,825), Ps 1,211,464 (US $117,420) and Ps 1,334,451 (US $130,871), respectively (calculated using the Interbank Rate at the end of each month), and represented 43.1%, 40.8% and 43.6% of total net sales, respectively.

Most of the Company's machinery and equipment is imported, primarily from Italy and Spain.

During the years ended December 31, 2000, 2001 and 2002, the Company imported inventory and machinery and equipment into Mexico totaling US $21,452, US $21,153 and US $29,690, respectively.

7.    LABOR OBLIGATIONS

The Company recognizes its liability for seniority premiums as services are rendered based on actuarial computations, using the projected unit-credit method. The following is a summary of consolidated financial data based on actuarial studies as of December 31, 2001 and 2002:

                                                                                                        2001                        2002

Accumulated benefit obligation                                                    Ps  4,823                  Ps  4,398

Projected benefit obligation                                                               5,578                        4,953

Unamortized transition liability                                                           1,798                        1,567

Actuarial gains                                                                                     436                           154

Net projected liability                                                                        3,344                        3,232

Net current liability                                                                            3,344                        4,398

Additional liability                                                                                    -                         1,166

Intangible asset-1,166

The components of net periodic cost during 2000, 2001 and 2002 were follows:

                                                                                            2000             2001                2002

Service cost                                                                       Ps  750          Ps  704            Ps  649

Interest cost                                                                            224                 238                 235

Amortization of transition liability                                             104                    88                   71

Amortization of actuarial losses                                               (41)                  (13)                   (9)

FAS 88 adjustment                                                                     -                      -                  297

Inflation effects                                                                        450                 337                  213

                                                                                                    Ps 1,487      Ps 1,354          Ps  1,456

Benefits paid                                                                                 -                   -                 1,269

The transition liability is being amortized over a period of 21 years.

During year 2002, the Company adjusted under the terms of FAS 88 its labor obligations liabilities due to employee terminations which were made as a result of restructuring plan established in 1999.

The significant assumptions considered in determining the net periodic cost during the years ended December 2000, 2001 and 2002 were:

                                                                                            2000               2001              2002

Discount rate                                                                        6.00%            5.50%            5.50%

Rate of pay increases                                                            2.50%            2.50%            2.50%

Effect of inflation                                                                 11.00%            5.00%            5.00%

The Company's subsidiary located in the United States has a defined contribution savings plan covering substantially all its employees. Total contributions for 2000, 2001 and 2002 were approximately Ps 1,956 (US $200), Ps 2,683 (US $292) and Ps 2,899 (US $279), respectively.

8.    STOCKHOLDERS' EQUITY

The Company's capital stock is variable with a fixed minimum of Ps 7,000.

The Company's capital stock consists of three series of shares (B, L and D).

Series B Shares are common registered shares with no par value and full voting rights. They may be freely subscribed, and until December 7, 2004, they can be traded only as "Common Units," each consisting of two Series B Shares (traded as "Ceramic UB").

Series L Shares are registered shares with limited voting rights and with no par value. They may be freely subscribed, and until December 7, 2004 can be traded only as "Limited Voting Units," each consisting of one Series L Share and one Series D Share trading together (traded as "Ceramic ULD").

Series D Shares are preferred registered shares with limited voting rights, without par value, and until December 7, 2004 can be traded only together with one Series L Share as Limited Voting Units (traded as "Ceramic ULD"). The Series D Shares are entitled to a minimum preferred dividend of Ps 0.025 per share. Whenever in a given period no minimum preferred dividend is declared or it is paid only partially, such dividend or the unpaid amount shall accumulate for future periods. The minimum accumulated preferred dividend at December 31, 2001 and 2002 is Ps 4,953 and Ps 5,489.

In December 2004, the Series L Shares will convert to Series B Shares, and thereafter, the Series L Shares will cease to exist as a class of Company's capital stock, and all voting and other rights previously applicable to holders of Series L Shares will no longer exist, other than to the extent rights may be available under the Bylaws to holders of Series B Shares. After December 2004 the Series D shares will retain their minimum preferred dividend and limited voting rights.

An analysis of the authorized and outstanding capital stock as of December 31, 2001 and 2002 is as follows:

                                                                                                                December 31,

                                                                                           2001                                                 2002

                                                                                    Number of                                        Number of

Series       Units                                                 Shares                   Units                Shares                   Units

B"Ceramic UB"                                               65,740,430           32,870,215        63,179,030          31,589,515

L"Ceramic ULD"                                             25,057,860           25,057,860        21,431,860          21,431,860

D                                                                    25,057,860                            -        21,431,860                           -

                                                                      115,856,150          57,928,075       106,042,750        53,021,375

Number of

authorized shares                                            124,571,150          62,285,575        114,757,750       57,378,875

By approval at the regular stockholders' meeting held on August 15, 2000, it was decided to increase the authorized Capital Stock through the issuance of 16,000,000 Series B Shares represented by 8,000,000 Common Units. After their offering, a total of 7,285,000 Series B Shares represented by 3,642,500 Common Units were subscribed for and fully paid.

In 1996, the Company established a Stock Option Plan (the "Plan"), pursuant to which certain employees and executives of the Company may be granted options from time to time during its term to purchase an amount of Limited Voting Units per eligible employee as set by a committee of the Board. An aggregate of 1,297,000 Limited Voting Units have been made available for purchase by employees under the Plan. Due to certain peculiarities of Mexican law, all of the shares allocable under the Plan were issued to and purchased by a trust established expressly for that purpose. The purchases by the Trust were funded by contributions made by the Company, and, upon the exercise of a stock option by an employee, the employee in effect purchases the applicable shares directly from the Trust. In addition to termination by expiration, under the Plan options may terminate for certain other reasons, including death, disability or cessation of employment with the Company.

At December 31, 2002, the Trust held 1,211,000 Limited Voting Units. Amounts contributed to the Trust by the Company are included in the component entitled "other accounts receivable." At December 31, 2002, the amount due from the Trust amounted to Ps 15,223 and includes proceeds received from employees who exercised their options during 2001 and 2002.

During 2000, the Board decided to cease granting options under the Plan, and terminated it for all purposes other than to govern options previously granted. However, in 2001 and 2002 the Board decided to reassign certain expired options under the Plan, and in July 2001 options to acquire an additional 570,000 Limited Voting Units (the "July 2001 Options") were granted to certain officers of the Company at an exercise price of Ps 17.0 per Unit. In November 2001, additional options to acquire 77,000 Limited Voting Units (the "November 2001 Options") were granted to certain officers of the Company at an exercise price of Ps 17.00 per Unit. In August 2002, additional options to acquire 177,000 Limited Voting Units were granted to certain officers of the Company at an exercise price of Ps 12.15 per Unit. Additionally, the Board decided to reduce the exercise price of the July 2001 Options and the November 2001 Option to Ps 12.15 per Unit. The July 2001 Options and the November 2001 Options represented reassignment of options to acquire Limited Voting Units that had either previously expired or lapsed.

A summary of the changes in the outstanding options granted under the Plan during the years ended December 31, 2000, 2001 and 2002 is presented below:

	2000	2001	2002
	Number of Units
Options outstanding at beginning of year:	1,297,000	1,297,000	1,244,000

Granted	-	-	-
Exercised	-	(53,000)	(33,000)
Expired	-	(647,000)	(177,000)
Reassigned	-	647,000	177,000
Options outstanding at end of year	1,297,000	1,244,000	1,211,000
Weighted average price of outstanding options at December 31,	Ps 11.72	Ps 14.43	Ps 11.68

Options exercisable at December 31,	937,000	597,000	387,000
Weighted average exercise price of exercisable options	Ps 12.65	Ps 11.62	Ps 10.69

During 2001 and 2002, options to purchase 53,000 and 33,000 Limited Voting Units were exercised, at an average price of Ps 11.42 and Ps 13.96 per Unit, respectively.

The weighted exercise price of options that expired in 2001 and 2002, were Ps 11.87 and Ps 13.33, respectively.

On August 15, 2000, at a regular stockholders' meeting, it was approved to cancel shares that were held in the Company's Treasury. The shares held in the Company's treasury consisted of 988,674 Series B Shares, 579,157 Series L Shares and 579,157 Series D Shares, representing 494,337 Common Units and 579,157 Limited Voting Units.

During 2002 the Company increased the reserve for repurchase of shares by Ps 198,345 and repurchased 1,280,700 Common Units and 3,626,000 Limited Voting Units for Ps 58,731.

In conformity with the Mexican Corporations Act, at least 5% of net income of each year must be appropriated to increase the legal reserve. This practice must be continued until the legal reserve reaches 20% of capital stock issued and outstanding. As of December 31, 2002 the Company had not appropriated any of its retained earnings to income the legal reserve.

9. INCOME TAXES, ASSET TAX AND EMPLOYEE PROFIT SHARING

Interceramic and each of its subsidiaries in Mexico are each subject to the payment of income and asset tax. These taxes are computed by Interceramic and each subsidiary separately and each one files its own tax return.

An analysis of income and asset tax expense for the years ended December 31, 2000, 2001 and 2002 is as follows:

                                                                          2000               2001               2002

Current year income tax

    and asset tax                                               Ps  15,681      Ps  17,080       Ps  19,521

Deferred income tax

    expense (benefit)                                               36,935            29,742            (8,448)

                                                                      Ps  52,616       Ps  46,822      Ps   11,073

An analysis of the deferred tax liabilities (assets) at December 31, 2001 and 2002 is as follows:

                                                                                                            December 31,

                                                                                                 2001                             2002

Deferred tax liabilities

Inventories                                                                        Ps   128,675                     Ps 117,618

Fixed assets                                                                             287,444                          292,654

Foreign subsidiaries deferred

    tax liabilities and effect

    of translation                                                                          24,514                            49,249

                                                                                              440,633                            459,521

Deferred tax assets

Allowance for doubtful accounts                                                1,867                                1,916

Provisions                                                                                19,078                             13,186

Tax loss carryforwards                                                           214,117                           182,907

Asset tax paid in prior years                                                     40,561                             43,545

                                                                                            (275,623)                       (241,554)

Less: valuation allowance                                                        148,944                         106,113

Net deferred income tax liabilities                                       Ps 313,954                     Ps 324,080

A valuation allowance has been recorded due to the uncertainly of realizing a portion of the Company's tax loss carryforwards, primarily from its operations in the United States.

The portion of deferred income taxes attributable to the excess of indexed costs over replacement cost and the effect of translation of foreign subsidiaries have an effect on deferred income taxes charged to of income for 2000, 2001 and 2002 as analyzed below:

                                                                                2000                           2001                           2002

Change in deferred income

    tax liabilities:                                                  Ps  (65,966)                 Ps  (35,158)                  Ps  10,126

Less:

    Prior year restatement                                          29,338                            6,414                         18,932

    Change in deferred income taxes

        recorded in deficit from restatement

        of stockholders' equity                                    61,347                            49,289                        (34,494)

    Change in deferred income taxes recorded in

        minority stockholders' equity                           12,216                              9,197                         (3,012)

Deferred income tax expense (benefit)

included in statements of income                              36,935                        Ps29,742                    Ps  (8,448)

The Company incurred tax losses in prior years, which, in conformity with the current Mexican income tax law, may be carried forward, restated for inflation following the procedures defined in the law, and applied against taxable earnings generated in the next ten years.

The Company also has recoverable asset tax paid in prior years in excess of income tax. In conformity with current tax legislation, asset tax actually paid in a given year may be recovered, restated for inflation following the procedure defined in the law, by means of a refund mechanism in any of the succeeding ten years in which income tax exceeds asset tax. In 2000, 2001 and 2002, Interceramic was not required to pay any asset tax because it exercised the option of taking immediate deduction of its investments in fixed assets. Certain subsidiaries paid asset tax of Ps 6,145, Ps 5,922 and Ps 5,043 in 2000, 2001 and 2002, respectively.

An analysis of the available tax loss carryforwards and recoverable asset tax for the Company's Mexican subsidiaries at December 31, 2002, restated for inflation, is as follows:

Year of tax loss or payment of asset tax	Year of expiration	Tax loss carryforwards (restated amount)	Recoverable asset tax (restated amount)

1995	2005	Ps 19,458	Ps -
1996	2006	-	5,266
1997	2007	5,892	13,424
1998	2008	56,549	3,608
1999	2009	15,953	5,297
2000	2010	214	5,179
2001	2011	193	5,728
2002	2012	15,602	5,043
		Ps 113,861	Ps 43,545

Interceramic, Inc., the Company's US subsidiary, has net operating loss carryforwards for federal income tax purposes, which if not utilized to offset future taxable income, will expire at various dates as summarized below:

Year of tax loss	Year of expiration	Tax loss carry forwards restated amount
1995	2010	Ps 58,634
1996	2011	105,776
1997	2017	129,730
1998	2018	23,359
1999	2019	16,144
2000	2020	61,772
2001	2021	28,681
		Ps 424,096

A reconciliation of the difference between income taxes computed at the statutory income tax rate and the Company's effective income tax rate is as follows:

                                                                                                    Years ended December 31,

                                                                    2000                                       2001                                   2002

Income tax expense at the statutory

rate on income before income

tax and employee profit sharing                 Ps  71,172                             Ps  92,675                          Ps  42,037

Inflationary effects                                         (55,803)                                (17,621)                                  (165)

Other                                                             37,247                                 (14,207)                               12,582

Change in valuation allowance                                  -                                 (14,025)                              (29,507)

Effect of change in income tax rates                          -                                            -                               (13,874)

Net income tax expense                           Ps  52,616                             Ps  46,822                           Ps  11,073

During 2002 the income tax law was changed to reduce the statutory income tax rate for 35% in 2002 to 32% in 2005 through an annual one percentage point reduction in the statutory rate beginning in 2003.

At December 31, 2001 and 2002, the Company had the following equity account balances for income tax purposes:

              Balance of Restated Contribute                     Balance of Net Tax                      Reinvested Net Fiscal

              Capital Account ("CUCA")                           Profit Account ("CUFIN")           Account ( "CUFINRE")
2001	Ps 1,992,453	Ps 54,363	Ps 31,947
2002	Ps 1,829,751	Ps 90,187	Ps 18,593

Beginning year 1999 and up to 2001, Income Tax law allowed the option of deferring payments of part of income taxes due during those years. Deferring of said tax and related income is controlled through the Reinvested Net Fiscal Account ( "CUFINRE"). Earnings distributed in excess of fiscal balances from CUFINRE and CUFIN, will be subject to enacted corporative income tax rate. Effective January 1, 2002, the above-mentioned option of deferring a portion of income tax, was eliminated.

10. INDUSTRY SEGMENT INFORMATION

Financial information by country is as follows:

                                                                                                                    2000

                                                            Mexico                United States                    Eliminations and

                                                                                                                                 other adjustments            Consolidated

Net sales:

    Unaffiliated customers                    Ps  1,688,863        Ps  1,156,231                    Ps                     -               Ps  2,845,094

    Inter-area transfers                                 627,403                            -                                (627,403)                                   -

                                                         Ps  2,316,266        Ps  1,156,231                     Ps       (627,403)              Ps  2,845,094

Interest expense, net

of monetary effect                              Ps     (33,379)       Ps       (9,430)                     Ps          11,453                Ps    (31,356)

Net income                                        Ps    119,406        Ps      29,286                       Ps               322                Ps   149,014

Depreciation                                      Ps    105,335         Ps     38,382                       Ps                   -                 Ps   143,717

Capital expenditures                          Ps      87,163         Ps       6,774                        Ps                   -                Ps    93,937

Total assets                                       Ps 3,439,366         Ps   758,754                        Ps    (1,114,782)              Ps 3,083,338

Long-lived assets:

    Property, plant and

    equipment                                    Ps  1,482,882         Ps  310,808                         Ps                    -               Ps 1,793,690

Other assets                                             742,800                   5,928                                    (703,988)                        44,740

                                                       Ps  2,225,682         Ps  316,736                         Ps        (703,988)              Ps 1,838,430

                                                                                                                     2001

                                                        Mexico                United States                   Eliminations and

                                                                                                                            other adjustments                Consolidated

Net sales:

    Unaffiliated customers                Ps  1,831,091         Ps  1,140,482                  Ps                      -                  Ps  2,971,573

    Inter-area transfers                             740,486                             -                               (740,486)                                     -

                                                    Ps  2,571,577          Ps  1,140,482                  Ps        (740,486)                  Ps  2,971,573

Interest expense, net

    of monetary effect                    Ps      (81,237)         Ps       (9,788)                  Ps           10,553                    Ps    (80,472)

Net income                                  Ps     186,071          Ps        6,748                    Ps           (1,670)                   Ps    191,149

Depreciation                                Ps     103,259          Ps      39,443                    Ps                    -                     Ps   142,702

Write off of assets                        Ps      45,079           Ps               -                     Ps                   -                     Ps      45,079

Capital expenditures                     Ps      95,937           Ps      12,871                    Ps                   -                      Ps    108,808

Total assets                                  Ps 3,400,887           Ps   705,156                     Ps    (1,177,215)                    Ps  2,928,828

Long-lived assets:

    Property, plant and

        equipment                            Ps  1,356,221           Ps  280,175                      Ps                    -                     Ps 1,636,396

Other assets                                        691,237                      4,695                               (643,111)                                52,821

                                                   Ps  2,047,458           Ps  284,870                      Ps     (643,111)                      Ps  1,689,217

                                                                                                                2002

                                                    Mexico                   United States                          Eliminations and

                                                                                                                                  other adjustments            Consolidated

Net sales:

    Unaffiliated customers            Ps  1,813,319        Ps  1,245,534                              Ps                -                Ps  3,058,853

    Inter-area transfers                        832,112                             -                                        (832,112)                                 -

                                                 Ps  2,645,431        Ps  1,245,534                              Ps      (832,112)            Ps  3,058,853

Interest expense, net

    of monetary effect                  Ps      (61,402)      Ps         4,780                              Ps                -                 Ps     (56,622)

Net income                                Ps       20,156       Ps       83,740                              Ps        (16,825)             Ps      87,071

Depreciation                              Ps     105,132       Ps       44,707                              Ps                -                 Ps    149,839

Capital expenditures                   Ps    142,755        Ps      27,436                               Ps                -                 Ps    170,191

Total assets                                Ps 3,722,263        Ps    805,730                               Ps    (1,465,340)            Ps  3,062,653

Long-lived assets:

    Property, plant and

        equipment                          Ps 1,445,392        Ps    284,641                                Ps                -                 Ps  1,730,033

Other assets                                      645,729                    4,616                                            (581,246)                      69,099

Ps2,091,121Ps289,257Ps(581,246)Ps1,799,132

Geographical sales by customer location is as follows:

                                        Mexico                                                United States

                                        Total                Wholly owned           Independent                               Total                   Total

                                Domestic sales         distributors              distributors        Others (*)     U.S. sales                sales

Net sales 2000         Ps  1,619,050           Ps  707,230              Ps  447,172        Ps  71,642    Ps  1,226,044     Ps  2,845,094

Net sales 2001         Ps  1,760,110           Ps  731,761              Ps  406,840         Ps 72,862     Ps  1,211,463    Ps  2,971,573

Net sales 2002         Ps  1,724,402           Ps  862,557              Ps  374,063         Ps 97,831     Ps  1,334,451    Ps  3,058,853

(*) A small part of these sales did not occur in the United States.

11.    COMMITMENTS AND CONTINGENCIES

The Company has entered into rental agreements for office space, manufacturing facilities and equipment used in its operations under non-cancelable operating leases. A summary of future minimum lease payments under these agreements at December 31, 2002 are as follows:

    2003                                                    Ps    80,754

    2004                                                            66,551

    2005                                                            63,047

    2006                                                            60,816

    2007                                                            56,295

    Thereafter                                                   311,068

Total future minimum rental payments        Ps   638,531

Rental expense incurred under operating leases for the years ended December 31, 2000, 2001 and 2002 was Ps 44,937, Ps 53,711 and Ps 51,463 (US $5,453), respectively.

Under certain lease agreements the respective monthly lease payments will increase annually in accordance with the NCPI.

The Company negotiated supply agreements to obtain a portion of its natural gas supply from Pemex at a fixed price. The supply agreements are for the period from January 1, 2001 through December 31, 2003. If the Company does not purchase the monthly amounts established in the supply agreements then it is responsible to pay Pemex the difference between the negotiated and actual volumes consumed times the fixed price. During 2001 the Company executed promissory notes in the amount of Ps 47,503 to guarantee its obligations under these agreements through their expiration date.

The Company is party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of independent lawyers, all such matters are without merit or are of such nature, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position or results of operations of the Company.

12. DIFFERENCES BETWEEN MEXICAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING

      PRINCIPLES

The Company's consolidated financial statements are prepared in conformity with Mexican GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States ("US GAAP").

The Mexican GAAP consolidated financial statements reflect certain effects of inflation provided under Bulletin B-10, as amended, whereas financial statements prepared under US GAAP are presented on a historical-cost basis. The following reconciliation to US GAAP does not include the reversal of the adjustments required under Bulletin B-10 as its application represents a comprehensive measure of the effects of price-level changes as a result of inflation in the Mexican economy and is considered a more meaningful presentation than historical-cost based financial reporting for both Mexican and US accounting purposes.

The other principal differences between Mexican GAAP and US GAAP applicable to the Company's consolidated financial statements are discussed below and include a presentation of the effect on the Company's consolidated stockholders' equity and consolidated net income, in thousands of constant Mexican Pesos with purchasing power at December 31, 2002. An explanation of the adjustments, where appropriate, is provided below.

Consolidated stockholders' equity and consolidated net income, adjusted for the effect of certain material differences between Mexican GAAP and US GAAP, are as follows:

                                                                                                                                December 31,

                                                                                                        2000                       2001                               2002

                                                                            Sub note

Majority Stockholders' equity under

Mexican GAAP                                                                         Ps  720,788             Ps  826,914                   Ps  888,301

US GAAP adjustments:

    Translation of foreign subsidiaries                             a)                     (9,057)                   (31,066)                                    -

    Capitalization of interest, net of

        accumulated depreciation                                    b)                    16,105                        13,347                          12,452

    Valuation of fixed assets based

        on NCPI                                                             c)                  262,414                      287,076                        270,118

    Depreciation of fixed assets

        based on NCPI                                                   c)                   (52,458)                    (77,515)                        (94,182)

    Deferred income taxes (1)                                       d)                 (111,631)                  (105,149)                        (64,136)

    Deferred employee profit sharing (1)                        d)                 (157,499)                   (135,161)                      (163,380)

    Variable capital shares                                             e)                 (474,477)                    (474,477)                     (469,521)

    Employee stock purchase trust                                 f)                   (16,566)                      (15,254)                       (13,971)

    Minority interest of reconciling items                        g)                    64,033                       49,485                            43,038

    Tax benefit of stock issuance cost                           h)                     9,155                          9,155                               9,155

Stockholders' equity under US GAAP                                   Ps  250,807                  Ps  347,355                    Ps  417,874

                                                                                                                                December 31,

                                                                                                        2000                       2001                               2002

                                                                            Sub note

Net income under Mexican GAAP                                           Ps  149,014            Ps  191,149                     Ps  87,071

        US GAAP adjustments:

    Translation of foreign subsidiaries                           a)                        (1,870)                   (7,180)                                   -

    Capitalized interest, net of depreciation                   b)                        (2,629)                   (2,758)                              (895)

    Depreciation of fixed assets based on NCPI           c)                      (21,019)                 (25,056)                         (16,667)

    Deferred income taxes (1)                                      d)                       29,599                   35,106                            26,563

    Deferred employee profit sharing (1)                      d)                      (25,512)                  22,338                           (28,219)

    Minority interest in reconciling items                       g)                        (8,810)                (14,548)                            (6,447)

    Net income under US GAAP                                                    Ps 118,773             Ps 199,051                     Ps  61,406

(1) Deferred income taxes and employee profit sharing are reflected net of the effect on net monetary position.

The computation of basis and diluted earnings per share is as follows:

Numerator:

    Net income under US GAAP                                                     Ps  118,773            Ps  199,051                    Ps  61,406

    Preferred stock dividends                                                                      (691)                      (662)                             (536)

    Numerator for basic earnings per share                                       Ps  118,082            Ps  198,389                    Ps  60,870

    Preferred stock dividends                                                                       691                        662                                536

    Numerator for basic earnings per share                                       Ps  118,773           Ps  199,051                     Ps  61,406

Denominator:

Basic weighted average "Ceramic UB" and

    " Ceramic ULD" units outstanding (in thousands)                                53,328                  56,684                            55,960

    Employee stock options                                                                          189                   1,144                                    32

Diluted weighted average "Ceramic UB" and

    "Ceramic ULD" outstanding (in thousands)                                        53,517                  57,828                             55,992

    Basic net income per unit                                                i)        Ps         2.21            Ps      3.50                       Ps      1.09

    Diluted income per unit                                                    i)       Ps         2.22            Ps      3.50                        Ps      1.10

Consolidated statements of changes in stockholders' equity

Consolidated statements of changes in stockholders' equity, adjusted for the effect of certain material differences between Mexican GAAP and US GAAP, are as follows:

	2000	2001	2002
Stockholder's equity beginning of year under US GAAP	Ps 60,757	Ps 250,807	Ps 347,355
Stock issued	124,582	-	-
Employee stock purchase trust	-	1,313	1,283
Repurchase of Company's own shares	-	-	(53,795)
Comprehensive income:
Net income	118,773	199,051	61,406
Result of holding non-monetary assets	(137,441)	(81,375)	20,364
Deferred income taxes resulting from the effect of holding non-monetary assets	21,784	41,536	(14,450)
Effect of translation of foreign subsidiaries	62,352	(63,976)	55,711

Stockholder's equity at end of year under US GAAP	Ps 250,807	Ps 347,356	Ps 417,874

a) Translation of Foreign Subsidiaries

As explained in Note 1a, in conformity with Bulletin B-15, "Transactions in Foreign Currency and Translation of Financial Statements of Foreign Operations," the Company restated the financial statements at December 31, 2000 and 2001, using a common restatement factor determined based on the weighted average selling rate for each currency, taking into consideration the inflation rate of the foreign (non-Mexican) country and the exchange rates for those years. For US GAAP purposes, those financial statements would have been restated based on the NCPI. Factors derived from the NCPI, published by the Banco de Mexico, were 1.1036 and 1.0570 for 2000 and 2001, respectively.

b) Capitalized Interest

The Company capitalizes the comprehensive financing cost related to specific borrowings on assets under construction in conformity with Mexican GAAP. Under US GAAP, interest must be considered an additional cost of constructed assets and capitalized and depreciated over the lives of the related assets. The amount of interest capitalized for US GAAP purposes totaled Ps 1,373, Ps 1,329 and Ps 3,416 for the years ended December 31, 2000, 2001 and 2002, respectively. The depreciation of amounts previously capitalized under US GAAP amounted to Ps 4,002, Ps 4,087 and Ps 4,311, for the years ended December 31, 2000, 2001 and 2002, respectively.

c) Valuation and depreciation of Fixed Assets Based on the NCPI

As explained in Notes 1d and 1h, in conformity with the Bulletin B-10, the Company restated the value of imported machinery using the alternative method (i.e., the rate of inflation in the country of origin and prevailing exchange rate at the balance sheet date) under Mexican GAAP. For US GAAP purposes, those assets would have been restated based on the NCPI.

At December 31, 2000, 2001 and 2002, net plant, property and equipment under US GAAP would be Ps 2,016,517, Ps 1,797,822 and Ps 1,824,151, respectively.

Rates used to adjust prior year balances under Mexican GAAP were 1.1176 and 1.0983, compared to the rates of inflation in Mexico that were used to determine the above balances under US GAAP of 1.1036 and 1.0570 in 2000 and 2001, respectively.

d) Income Taxes and Employee Profit Sharing

Under Mexican GAAP, through December 31, 1999 deferred income taxes were provided for identifiable non-recurring temporary differences (those expected to reverse over a known period of time) at rates in effect at the end of the period covered by the financial statements. Benefits from loss carryforwards were not recognized before the period in which the carryforwards are utilized. For purposes of the reconciliation to USGAAP, the Company has applied SFAS No. 109, which requires that deferred income taxes be determined using the liability method for all temporary differences between financial reporting amounts and the tax basis of assets and liabilities, and that deferred taxes on such differences be measured at the enacted income tax rates for the year in which such taxes are expected to be payable or refundable.

Mexican Accounting Bulletin D-4, "Deferred Income Tax," became effective on January 1, 2000. Under Bulletin D-4, all deferred income taxes, including those arising from recurring temporary differences between book and taxable income, and the tax effects of tax loss carryforwards, have been recognized in the financial statements for the years ended December 31, 2000, 2001 and 2002. Such deferred income taxes have been calculated under the assets and liability method that compares the book and tax values of the Company's assets and liabilities. From this comparison temporary differences are determined based on enacted tax rates.

The deferred employee profit sharing expense or benefit is calculated similarly. Under US GAAP, employee profit sharing expense would be considered as a component of operating expenses.

The portion of deferred taxes attributable to the excess of indexed costs over replacement cost and the effect of translation of foreign subsidiaries have been reflected as an adjustment to the deficit from restatement of stockholders' equity. As a result, under US GAAP, deferred income taxes (benefit) charged directly to the deficit from restatement of stockholders' equity were Ps 21,784, Ps 41,588, and Ps (14,450) for the year ended December 31, 2000, 2001 and 2002.

Income before income taxes and income taxes under US GAAP for the Company's domestic and foreign operations were as follows:

                                                                                                    Years ended December 31,

                                                                                    2000                       2001                           2002

Income before income taxes:

          Domestic                                                              Ps    132,349           Ps    179,754                Ps    45,159

          Foreign                                                                          20,658                       6,916                        25,976

                                                                                      Ps    153,007            Ps    186,670                Ps    71,135

Current provision for income

and asset taxes:

          Domestic                                                              Ps      13,725            Ps    16,017                   Ps   18,528

          Foreign                                                                             1,759                        422                               993

                                                                                      Ps       15,484            Ps    16,439                   Ps   19,521

Deferred income tax expense (benefit):

          Domestic                                                              Ps       18,750            Ps   (28,819)                  Ps  (6,792)

          Foreign                                                                                     -                              -                                  -

                                                                                      Ps       18,750            Ps    (28,819)                  Ps  (6,792)

Total tax expense (benefit)                                           Ps       34,234            Ps    (12,380)                  Ps   12,729

The material components of the net deferred income tax liabilities under US GAAP consisted of the following:

                                                                                                            December 31,

                                                                                    2000                       2001                        2002

Deferred income tax liabilities:

Inventories                                                            Ps  151,716              Ps  123,841              Ps  117,618

Property, plant and equipment                                     469,157                    382,714                    356,791

Foreign subsidiaries deferred

    tax liabilities and effect of translation                          17,468                       23,593                      49,249

Total deferred income tax liabilities                              638,341                     530,148                    523,658

Deferred income tax assets:

Tax loss carryforwards                                                289,436                    206,0731                    82,907

Asset tax paid                                                               20,993                      39,037                      43,545

Other                                                                           18,086                       20,158                      15,101

Total deferred income tax assets                               328,515                      265,268                    241,553

Valuation allowance                                                (146,421)                    (143,349)                 (106,113)

Total deferred income tax assets                             182,0941                       21,9191                      35,441

Net deferred income tax liabilities under

    US GAAP                                                       Ps  456,247              Ps  408,229                Ps  388,216

Less:

Net deferred income tax liabilities

    under Mexican GAAP                                         (344,719)                  (313,954)                   (324,080)

Effect of translation of foreign Subsidiaries (1)                  103                       10,874                                  -

Adjustment to net deferred tax liabilities               Ps  111,631               Ps  105,149                Ps    64,136

Current year change adjustment to net deferred income

tax liabilities to reconcile to US GAAP                Ps  (7,815)                 Ps  6,482                    Ps  (41,013)

Less change in deferred income taxes

    recorded in deficit from restatement

    of stockholders' equity                                         (21,784)                    (41,588)                          14,450

Adjustment to deferred income tax

    expense (benefit) under US GAAP                     (29,599)                 Ps  (35,106)                Ps    (26,563)

(1) Represents the difference associated with the net deferred tax liabilities under Mexican (see sub note a )

The material components of the net deferred employee profit sharing liability under US GAAP consist of the following:

                                                                                                                                    Year ended December 31

                                                                                                                         2000                 2001                      2002

Deferred employee profit

sharing liability:

Inventories                                                                                                      Ps  43,348        Ps  35,383          Ps  34,594

Property, plant and equipment                                                                             144,116            122,652              116,895

Total deferred employee profit

sharing liabilities                                                                                                  187,464             158,035               151,489

Deferred employee profit

sharing asset:

Other                                                                                                              Ps  1,287           Ps  4,281          Ps  (7,234)

Unrealized exchange loss                                                                                     28,678               18,593                (4,657)

Total deferred employee profit

    sharing assets                                                                                                (29,965)             (22,874)               11,891

Net deferred employee profit

sharing liabilities under

    US GAAP                                                                                                  Ps  157,499       Ps  135,161     Ps  163,380

e) Variable Capital Shares

Under Mexican GAAP, the variable capital shares have been classified as a component of stockholders' equity. Under US GAAP, the full amount of the variable capital shares has been deducted from stockholders' equity to reflect the optional redemption available to the holders of these shares.

f) Employee Stock Purchase Trust

Under Mexican GAAP, the amount contributed to the Trust is carried as an asset in anticipation of repayment upon the exercise of the stock options by employees. Under US GAAP, this amount is deducted from stockholders' equity to reflect the subscription receivable due to the Company upon exercise of the options.

For purposes of Mexican GAAP, no compensation expense has been recorded by the Company with respect to these share transactions or with respect to the dividends on stock held by the trust. Under US GAAP, compensation expense is recognized for the difference, if any, between the exercise price of the shares and their market value, on the respective dates the options were granted and shares held by the trust were allocated to employees. The exercise price of each option is equal to the market prices of the Company's stock on the date of grant.

In August 2002, the Company repriced options to acquire 647,000 units from Ps 17.00 to Ps 12.15 per unit. Under US GAAP, as a result of reducing the exercise price, the options are subject to variable accounting from the date of modification to the date the options are exercised, are forfeited or expire unexercised. Under variable accounting estimates of compensation expense are recorded based on the quoted market price of the stock at intervening dates and the vesting periods associated with the options. The estimated compensation expense may fluctuate because of changes in quoted market price of the stock. Therefore, the accounting for a variable plan requires the recomputation of estimated compensation expense until the measurement date. No additional compensation expense, however, would be recorded by the Company during the year ended December 31, 2002 since the market price of the units at December 31, 2002 was less than their repriced exercise price.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires presentation of pro forma information as if the Company had accounted for its employee stock options granted, under the fair value method of that statement. For purposes of pro forma disclosure, the estimated fair value of the options at the date of the grant is amortized to expense over the vesting period. Under the fair value method, the Company's US GAAP net income and net income per unit would have been as follows:

                                                                                                                                    Year ended December 31

                                                                                                                         2000                 2001                      2002

Net income                                                                                                      Ps  115,181    Ps  196,434         Ps  60,557

Net income per unit                                                                                          Ps       2.08     Ps        3.39         Ps      1.08

The fair values of the options granted were determined using a Black-Scholes option-pricing method with the following assumptions:

                                                                                                2000               2001           2002

Dividend yield                                                                                 -                  2.5%            2.5%

Volatility                                                                                         -                   47%             32%

Risk-free interest rate                                                                      -                7.44%          7.18%

Expected life in years                                                                       -                    3                    5

Fair value per unit                                                                       6.24                5.02              3.54

g) Minority Interest

Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section in the consolidated balance sheet. For US GAAP purposes, the minority interest is not included in stockholders' equity.

h) Tax Benefit of Stock Issuance Cost

In 1994, the Company charged costs relating to an issuance of equity directly to equity. The tax benefit of such costs would also be charged to equity under US GAAP.

i) Earnings Per Share

Earnings per share ("EPS") are computed according to Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic EPS is computed dividing net earnings by the weighted average number of common shares outstanding, excluding stock option plan shares. Diluted EPS is computed dividing net earnings by the sum of the weighted average number of common shares outstanding, including stock-option shares that are potentially dilutive. Under Mexican GAAP units subscribed and issued to the Trust are considered outstanding for purposes of calculating earnings per unit. For US GAAP purposes the basic weighted average number of units outstanding excludes the average number of units held by the trust while the diluted weighted average number of units outstanding includes the dilutive units held by the trust. Units held by the Trust have a dilutive effect only when the average market price of the units during the year exceed the exercise price of the options.

Disclosure About Fair Value of Financial Instruments

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," under US GAAP, information is provided about the fair value of certain financial instruments. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

The following methods and assumptions are used to estimate the fair value of financial instruments including:

  Cash and cash equivalents; the carrying amounts approximate fair value because of the short maturity of such instruments.

  Notes payable to bank and long-term debt. The fair value is estimated based on current rates offered for similar debt. At December 31, 2001 and 2002 the fair value of notes payable to banks and long-term debt was Ps 1,325,401 (US $119,512) and Ps 1,209,167 (US $116,378), respectively.

  Restrictions from Debt Obligations

  The Company has certain restrictions from debt obligations on its capital stock and retained earnings such as limitations on its ability to declare or pay dividends or make distribution on or with respect to its capital stock, limitations on purchase, redemption or other wise retire or acquire for value capital stock, maintenance of certain financial ratios and restrictions on encumbrances of assets and creation indebtedness. At December 31, 2001 and 2002, the retained earnings not available for distribution amounted to Ps 187,328 and Ps 187,444, respectively

  Advertising

  The Company expenses advertising costs as they are incurred. Total advertising expenses charged to operations were approximately Ps 54,671, Ps 53,508 and Ps 54,804 in 2000, 2001 and 2002, respectively.

  Research and Development Expenditures

  The Company had research and development expenditures of Ps 21,344 in 2002, while in 2001 and 2000 the expenditures for research and development were Ps 24,707 and Ps 26,742, respectively.

  Write-off of Assets and Other Expenses

  In accordance with Mexican GAAP, the following costs and expenses were recorded in the components entitled "other expenses" or "write-off of assets" after operating income:

                                                                                                                  Year ended December 31,

                                                                                                              2000           2001               2002

  Severance paid to employees                                                           Ps  30,953   Ps  7,103        Ps  9,826

  Write off of assets                                                                                        -          42,329                     -

                                                                                                            Ps30,953  Ps49,432          Ps9,826

  Under US GAAP, these costs and expenses would be included in operating income.

  Asset Impairment

  Long-lived assets to be held and used are recorded at cost. Management reviews long-lived assets and related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted, undiscounted net cash flows of the operation to which the assets relate to the carrying amount including associated long-lived assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by tangible long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. For 2000, 2001 and 2002, due to ongoing profitable operations, no long-lived asset impairment evaluation was considered necessary.

  Accounting for the Cost of Computer Software Developed or Obtained for Internal Use

  Effective January 1, 2000, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal-use. Because the Company was already capitalizing such costs, SOP 98-1 did not have any effect on results operations or financial position under US GAAP.

  Selected Financial Data under US GAAP

  Summarized consolidated financial information on a US GAAP basis as of and for the years ended December 31, 2000 and 2001 after restatement to present all amounts in thousands of constant Mexican Pesos of equivalent purchasing power based the NCPI ( see sub note c ) as of December 31, 2002:

                                                                                                                         2000                     2001                          2002         2

                                                                         At December 31,

Current assets	Ps 1,212,704	Ps 1,177,819	Ps 1,249,390
Non-current assets	2,050,552	1,857,862	1,995,580
Current liabilities	748,584	1,448,458	849,680
Non-current liabilities	2,125,347	1,098,943	1,819,751
Minority interest	138,518	141,925	157,686
Year ended December 31,
Sales	2,809,354	2,860,012	3,058,853
Cost of sales	1,835,234	1,873,281	1,954,956
Operating Income	237,197	248,554	262,675
Net income	118,773	199,051	61,406

  Cash Flow Information

  Under US GAAP, a statement of cash flows is prepared based on the provisions of FAS No. 95 " Statement of Cash Flows" in lieu of a statement of changes in financial position required by Mexican GAAP. FAS 95 establishes specific presentation requirements and requires additional disclosures, such as the amount of interest and income taxes paid and other non-cash items. This statement does not provide specific guidance for the preparation of cash flows for price level adjusted financial statements.

  Cash flows from operating, investing and financing activities have been adjusted for the effects of inflation or monetary items.

  Below are the Consolidated Statements of Cash Flow required by US GAAP:

                                                                                                                                      Year ended December 31

                                                                                                                           2000                 2001                      2002

  Net income                                                                                                      Ps  18,773       Ps  199,051        Ps  61,406

  Adjustments to reconcile net income

      to net cash provided by operating

      activities:

      Depreciation                                                                                                     141,912           137,341             149,839

      Depreciation per NCPI                                                                                       21,019             25,056              16,667

      Write off of assets                                                                                                        -              43,386                      -

      Deferred income tax                                                                                            15,571               8,066            (28,560)

      Deferred employee profit sharing                                                                         25,512            (22,338)            28,215

      Minority net income (loss)                                                                                       (755)             22,471            18,405

      Exchange (loss) gain                                                                                            12,663            (54,276)          150,780

      Allowance for doubtful accounts                                                                            3,368                3,237            (1,056)

      Inflation effect on financing activities                                                                  (129,642)           (56,122)         (50,853)

                                                                                                                                208,421            305,872          344,843

                                                                                                                                      Year ended December 31

                                                                                                                           2000                 2001                      2002

  Changes in:

      Accounts receivable                                                                                         22,134            (50,484)            (64,447)

      Inventories                                                                                                    (132,349)            70,505           (328,982)

      Other assets                                                                                                      (3,576)           (13,873)           (21,814)

      Accounts payable to suppliers                                                                          (22,359)          (43,167)           156,317

      Other accounts payable                                                                                     72,655           (80,953)           (27,523)

      Other                                                                                                                  2,629              2,757                   895

      Total adjustments                                                                                            (60,866)         (115,215)            (285,554)

  Net cash provided by operating activities                                                            147,555            190,657                59,289

  Investing activities

  Increase of property, plant and equipment                                                            (92,757)         (104,720)            (170,191)

  Net cash used in investing activities                                                                        (92,757)        (104,720)            (170,191)

  Financing activities

  Proceeds from sale of capital stock                                                                        124,581                    -                          -

  Repurchase of capital stock                                                                                              -                     -                (58,731)

  Minority stockholders' refund                                                                                           -            (14,745)                        -

  Minority stockholders' dividends                                                                                      -              (6,670)               (6,002)

  Proceeds from long-term debt and

      bank loans                                                                                                           42,686            65,515          1,274,539

  Repayment of long-term debt and

      bank loans                                                                                                        (115,450)         (98,300)        (1,370,296)

  Net cash (used) provided by financing

  activities                                                                                                                    51,817         (54,200)          (160,490)

  Effect of inflation accounting                                                                                    (36,018)         44,2601              44,914

  (Decrease) increase in cash and cash

      equivalents                                                                                                           70,597            75,997           (126,478)

  Cash and cash equivalents at beginning

      of year                                                                                                                 67,356            137,953          213,950

  Cash and cash equivalents at end of

  year                                                                                                                Ps   137,953      Ps   213,950      Ps   87,472

  Supplemental cash flow disclosures:

  Interest paid                                                                                                   Ps   155,555       Ps   118,633      Ps   123,846

  Income taxes paid                                                                                          Ps       3,251       Ps       9,186      Ps     34,854

  Report of Independent Auditors

  on

  Financial Statement Schedules

  The Board of Directors

  Internacional de Ceramica, S.A. de C.V. and Subsidiaries

      We have audited the consolidated financial statements of Internacional de Ceramica, S.A. de C.V. and Subsidiaries (collectively, the "Company") as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002. and have issued our report thereon dated February 9, 2001 included in the Company's Annual Report on Form 20-F for the year ended December 31, 2002 (the "Form 20-F'). Our audit also included the financial statement schedules listed in Item 19(b) of the Form 20-F. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit of the Company.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the Financial Statements taken as whole, present fairly in all material respects the information set forth therein.

                                                                                                                                                                                       Mancera, S.C.

                                                                                                                                                                                       Mancera, S.C.

                                                                                                                                                                   Member of Ernst & Young International

  Chihuahua, Chih., Mexico

  June 30, 2003

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Statements of Income

  (Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                   _____________________________________________

                                                                                                                      Years ended December 31

                                                                                                   2000                         2001                              2002

  Net sales                                                                             Ps 1,272,922            Ps 1,342,587                 Ps 1,357,897

  Cost of sales                                                                             (872,589)                 (905,695)                       (938,297)

  Gross profit                                                                                 400,333                   436,892                         419,600

  Selling and administrative

  expenses                                                                                     (195,362)               (214,035)                       (249,034)

  Operating income                                                                         204,971                 222,857                          170,566

  Comprehensive financing (cost) product:

      Interest income                                                                           12,758                 11,079                            10,704

      Interest expense                                                                      (128,430)             (111,415)                         (90,593)

      Exchange gain ( loss), net                                                          (38,403)                 48,616                        (147,125)

      Net monetary effect                                                                   96,544                   43,697                           31,581

                                                                                                       (57,531)                (8,023)                       (195,433)

      Write-off of assets                                                                             -                    (16,793)                             -

      Other expenses, net                                                                     (22,690)                 1,449                             (7,207)

                                                                                                         124,750              199,490                          (32,074)

      Equity in results of subsidiaries                                                       60,902                 34,413                         114,762

      Income before employees

      profit sharing                                                                                185,652               233,903                          82,688

      Income tax                                                                                   (36,638)             (39,266)                             7,836

      Employee profit sharing                                                                     -                     (3,488)                             (3,453)

  Net income                                                                                    Ps 149,014        Ps 191,149                       Ps 87,071

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Statements of Changes in Financial Position

  (Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                              _____________________________________________

                                                                                                                  Years ended December 31

                                                                                                      2000                     2001                     2002

  Total resources provided

  by operating activities                                                             Ps 115,341             Ps 289,018          Ps (106,302)

  Financing activities:

      Proceeds from sale of capital

      stock                                                                                     126,167                         -                         -

      Repurchase of capital stock                                                         -                               -                     (58,731)

      Increase in short and long-term debt                                            -                           8,929               1,111,730

      Payment of short and long-term debt                                     (87,225)                 (75,847)             (1,044,554)

      Inflation effect on financial

          activities                                                                         (91,683)                     (20,406)                (93,655)

      Exchange gain (loss) generated by

          debt payments                                                                  12,017                     (46,035)                124,449

  Resources used in

      financing activities                                                                 (40,724)                 (133,359)                 39,239

  Investing activities:

      Purchases of property, plant

      and equipment, net                                                                 (23,751)                     (75,677)             (76,225)

  Resources used in investing activities                                           (23,751)                     (75,677)             (76,225)

  Net increase (decrease) in cash and

      cash equivalents                                                                         50,866                     79,982             (143,288)

  Cash and cash equivalents at

  beginning of year                                                                             29,850                     80,716             160,698

  Cash and cash equivalents at

  end of year                                                                                  Ps 80,716             Ps 160,698         Ps 17,410

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Balance Sheets

  (Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                December 31

                                                                                                                        2001                     2002

  Assets

  Current assets:

  Cash and cash equivalents                                                                         Ps 160,698             Ps 17,410

  Accounts receivable:

      Trade                                                                                                         120,856               102,951

      Related parties                                                                                            204,341               547,653

      Other accounts receivable                                                                             21,321                 77,410

  Inventories                                                                                                      262,217               290,814

  Total current assets                                                                                         769,433            1,036,238

  Investment in subsidiaries                                                                                 545,334              523,270

  Property, plant and equipment, net                                                                   892,183              955,988

  Long term related parties                                                                                    59,591               65,036

  Other assets                                                                                                       26,675               49,649

  Total assets                                                                                                 Ps 2,293,216   Ps 2,630,181

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Balance Sheets

  (Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                                                      December 31

                                                                                                                        2001                             2002

  Liabilities and Stockholders equity

  Current liabilities:

  Notes payable to banks                                                                             Ps         -                   Ps        72,730

  Current portion of long-term debt                                                                     991,525                        187,018

  Other accounts payable                                                                                    152,678                        316,269

  Total current liabilities                                                                                     1,144,203                       576,017

  Long-term debt                                                                                                   55,198                       884,945

  Labor obligations                                                                                                  3,456                           3,492

  Deferred tax                                                                                                     263,445                       277,425

  Total liabilities                                                                                                 1,466,302                   1,741,879

  Stockholders' equity

  Capital stock                                                                                                     683,507                     678,551

  Paid in capital                                                                                                 1,179,475                  1,179,475

  Retained earnings                                                                                              412,002                     445,298

  Cumulative effect of deferred taxes                                                                   (299,564)                  (299,564)

  Deficit from restatement of stockholders' equity                                             (1,196,452)               (1,188,051)

  Effect of translation of foreign subsidiaries                                                             47,946                     72,593

  Total stockholders equity                                                                                    826,914                   888,302

  Total liabilities and stockholders

  equity                                                                                                         Ps 2,293,216            Ps 2,630,181

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Consolidated Statements of Operations

  (Thousands of constant Mexican Pesos as of December 31, 2002)

Cumulative comprehensive( loss) income
	Capital Stock	Paid-in Capital	Stock Repurchase Reserve	Retained (Deficit) Earnings	Cumulative Effect of Deferred Taxes	Deficit from Restatement of Stockholders' Equity	Effect of Translation of Foreign Subsidiaries	Net Income	Comprehensive Income	Total Majority Interest	Minority Interest	Total stockholder' equity
Balance at December 31, 1999	Ps 679,380	Ps 1,057,435	Ps 26,213	Ps (175,581)	Ps -	Ps (990,240)	Ps 38,541	Ps 221,207		Ps 856,955	Ps 242,246	Ps 1,099,201
Stock issued	4,127	122,040	-	-	-	-	-	-	-	126,167	-	126,167
Transfer from net income	-	-	-	221,207	-	-	-	(221,207)	-	-	-	-
Cumulative effect of deferred taxes	-	-	-	-	(299,564)	-	-	-	-	(299,564)	(28,792)	(328,356)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	149,014	149,014	149,014	(764)	148,250
Result from holding nonmonetary assets	-	-	-	-	-	(147,286)	-	-	(147,286)	(147,286)	(7,566)	(154,852)
Result from translation of foreign subsidiaries	-	-	-	-	-	-	35,502	-	35,502	35,502	-	35,502
Comprehensive income	-	-	-	-	-	-	-	-	Ps. 37,230	-	-	-
Balance at December 31, 2000	Ps 683,507	Ps 1,179,475	Ps 26,213	Ps 45,626	Ps (299,564)	Ps (1,137,526)	Ps. 74,043	Ps 149,014		Ps 720,788	Ps 205,124	Ps 925,912
Transfer from net income	-	-	-	149,014	-	-	-	(149,014)	-	-	-	-
Minority stockholders' refund	-	-	-	-	-	-	-	-	-	-	(15,321)	(15,321)
Minority stockholders' dividends	-	-	-	-	-	-	-	-	-	-	(6,930)	(6,930)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	191,149	191,149	191,149	23,348	214,497
Result from holding nonmonetary assets	-	-	-	-	-	(58,926)	-	-	(58,926)	(58,926)	(7,345)	(66,271)
Result from translation of foreign subsidiaries	-	-	-	-	-	-	(26,097)	-	(26,097)	(26,097)	-	(26,097)
Comprehensive income	-	-	-	-	-	-	-	-	Ps. 106,126	-	-	-
Balance at December 31, 2001	Ps. 683,507	Ps 1,179,475	Ps 26,213	Ps 194,640	Ps (299,564)	Ps (1,196,452)	Ps. 47,946	Ps 191,149		Ps 826,914	Ps 198,876	Ps 1,025,790
Transfer from net income	-	-	-	191,149	-	-	-	(191,149)	-	-	-	-
Increase of stock repurchase reserve	-	-	198,345	(198,345)	-	-	-	-	-	-	-	-
Repurchase of common stock	(4,956)	-	(53,775)	-	-	-	-	-	-	(58,731)	-	(58,731)
Minority stockholders' dividends	-	-	-	-	-	-	-	-	-	-	(14,998)	(14,998)
Comprehensive income:	-	-	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	87,071	87,071	87,071	18,405	105,476
Result from holding nonmonetary assets	-	-	-	-	-	8,401	-	-	8,401	8,401	(1,559)	6,842
Result from translation of foreign subsidiaries	-	-	-	-	-	-	24,647	-	24,647	24,647	-	24,647
Comprehensive income	-	-	-	-	-	-	-	-	Ps. 120,119	-	-	-
Balance at December 31, 2002	Ps 678,551	Ps 1,179,475	Ps 170,783	Ps 187,444	Ps (299,564)	Ps (1,188,051)	Ps. 72,593	Ps 87,071		Ps 888,302	Ps 200,724	Ps 1,089,026

  Schedule 1 - Condensed Financial Information of Registrant

  Internacional de Cerámica, S.A. de C.V.

  Notes to Financial Statements

  (Thousands Constant Mexican Pesos as of December 31, 2002)

  1. Basis of presentation

  The Company's investments in subsidiaries are valued using the equity method since the date of acquisition. These condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

  In April 2002, Procesadora de Materiales Cerro Grande, S.A. de C.V., and Interacabados del Noroeste, S.A. de C.V., were merged into Internacional and, consequently the financial statements as of December 31, 2000 and 2001 were reformulated for comparative purposes, as if these companies were merged from those dates.

  2.    Long term debt

  Long term debt consisted of the following at December 31, 2001 and 2002:

                                                                                                      December 31

                                                                                                           2001

      Type of loan                         Amount                                    Current portion of                      Long-term                     Interest rates

                                                                                                     long-term debt

  Unsecured                           Ps. 40,809                                         Ps. 20,623                           Ps. 20,186                         5.13%

  Secured                                     51,011                                              20,732                                 30,279                         5.13%

  Bank loans                                 91,820                                             41,355                                 50,465

  Notes due to suppliers                 7,722                                                 2,989                                 4,733                             5.00%

  Eurobond                                 947,181                                             947,181                                     -                              10.25%

                                          Ps. 1,046,723                                         Ps. 991,525                         Ps. 55,198

                                                                                                      December 31

                                                                                                           2002

          Type of loan                 Amount                                          Current portion of                     Long-term                     Interest rates

                                                                                                       long-term debt

  Unsecured                         Ps. 21,019                                             Ps. 21,019                       Ps.    -                                    4.50%

  Syndicated                         1,046,072                                                 162,922                         883,150                               3.87%

  Bank loans                         1,067,091                                                 183,941                         883,150

  Notes due to suppliers         4,872                                                         3,077                             1,795                                 5.00%

                                          Ps.1,071,963                                       Ps. 187,018                     Ps. 884,945

  At December 31, 2001 and 2002, all bank loans are denominated in United States dollars. All secured loans are collateralized by property, plant and equipment with a value of Ps 772,770 and Ps 1,084,423.

  The Eurobonds were represented by guaranteed notes, with a nominal value of Ps 947,181 (US $90,000) and were issued at 99.728% of their face value. The maturity date was August 1, 2002. Interest was payable semi-annually beginning on February 1, 1998 at the annual rate of 9.75%. The Eurobonds were guaranteed by Interceramic, Inc. On July 31, 2002, principal of and accrued interest on the Eurobonds were fully paid.

  At December 31, 2002, maturities on long-term liabilities were as follows:

                                                                  Year ending                         December 31,

                                                                December 31                              2002

                                                              ____________                      ___________

                                                                      2004                                 Ps 183,620

                                                                      2005                                      207,800

                                                                      2006                                      233,775

                                                                      2007                                      259,750

                                                                                                               Ps 884,945

  In June 2002, the Company entered into a syndicated loan agreement with several financial institutions and Scotiabank Inverlat, S.A., as administrative agent, for US $100,000 which was used to repay the US $90,000 Eurobond and remainder for working capital purposes. The loan is divided into two tranches: "Term A Loans" for US $40,000 with a three-year maturity and interest at LIBOR plus 1.70% and "Term B Loans" for US $60,000 with a five-year maturity and interest at LIBOR plus 2.30%. The Company will begin paying principal on a quarterly basis beginning in July 2003. Interest is paid on a quarterly basis beginning October 2002. This loan is collateralized by land, buildings and equipment, accounts receivable, inventory and shares owned by the Company in a joint venture. The Company's subsidiaries Distribucion Interceramic, S.A. de C.V., Interacabados del Occidente, S.A.de C.V., and Interceramic, Inc., also provided certain guarantees.

  In August 2001, the Company obtained long term supplier financing from Oracle to purchase software in the amount of Ps 8,165 (US $888). The agreement requires monthly payments of principal and interest through June 2004.

  The syndicated loan and outstanding bank loan agreements establish certain obligations and restrictive covenants with respect to certain transactions including, the payment of cash dividends, mergers and combinations, the disposal of fixed assets, information reporting requirements and others. In addition, the Company is required to maintain certain financial ratios. At December 31, 2002, the Company was in compliance with all obligations and restrictions established by these agreements.

  3. Stockholders' equity

  During 2002 the Company increased the reserve for repurchase of shares by Ps 198,345 and repurchased 1,280,700 Common Units and 3,626,000 Limited Voting Units for Ps 58,731.

  4. Income taxes and employee profit sharing

  Effective January 1, 2000, the Company adopted the requirements of the Mexican Accounting Bulletin D-4, "Accounting for Income Tax, Asset Tax and Employee Profit Sharing." Bulletin D-4 requires the recognition of deferred taxes on all temporary differences in balance sheet accounts for financial and tax reporting purposes, using enacted income tax rates. Through December 31, 1999, deferred taxes were recognized only on temporary differences that were considered to be non-recurring and that had a known turnaround period.

  As established in Bulletin D-4, the cumulative effect of deferred taxes, at the beginning of 2000, was applied to stockholders' equity, without restating the financial statements of prior years.

  The Company periodically evaluates the possibility of recovering deferred tax assets and if necessary, adjusts the related valuation reserve.

  In conformity with Bulletin D-4, deferred employee profit sharing is recognized only on temporary differences determined in the reconciliation of current year net income for financial and tax reporting purposes, provided there is no indication that the related liability or asset will not be realized in the future.

  Current year employee profit sharing is charged to results of operations and represents a current liability due and payable in a period of less than one year.

  Asset tax, which is a minimum income tax, is payable based on the average value of most assets net of certain liabilities. Since income tax may be credited against asset tax, the latter is actually payable only to the extent that it exceeds current year income tax.

  Current year income tax is charged to results of operations and represents the tax liability due and payable in less than one year.

  Employee profit sharing is a statutory obligation payable to employees which is determined in accordance with the provisions of both Mexican labor law and the Mexican income tax law.

	2001	2002

Current year income tax	Ps -	Ps -
Deferred income tax	39,266	(7,836)
	Ps 39,266	Ps (7,836)

  An analysis of the effects of temporary differences on deferred tax liabilities (assets) is as follows:

                                                                                      December, 31                     December, 31

                                                                                              2001                                 2002

  Deferred tax liabilities

  Inventories                                                                    Ps  75,200                           Ps   59,200

  Foreign subsidiaries deferred

      tax liabilities                                                                         -                                         9,839

  Fixed assets                                                                     214,732                                 227,606

                                                                                          289,932                                 296,645

  Deferred tax assets

  Reserve for doubtful accounts                                             1,265                                     1,157

  Liability provisions                                                             14,283                                     8,119

  Asset tax paid in prior years                                                     512                                           -

  Tax losses from prior years                                                 10,427                                  11,112

                                                                                           (26,487)                               (20,388)

  Less: valuation allowance for

  tax loss carryforwards                                                                   -                                   1,168

  Deferred income tax                                                     Ps 263,445                           Ps 277,425

  The portion of deferred taxes attributable to the excess of indexed costs over replacement cost and the effect of translation of foreign subsidiaries have an effect on deferred income tax charged to the statement of income is as follows:

                                                                                      2001                                     2002

  Deferred income tax                                               Ps      (4,679)                             Ps 13,980

      Less:

          Prior year restatement                                                5,231                                   23,591

          Deferred income taxes in Procesadora

              de Materiales Cerro Grande before merging               -                                       (2,570)

          Deferred income taxes recorded in deficit from

              restatement of stockholders' equity

              of stockholder's equity                                          38,714                                  (42,837)

  Total deferred income taxes included in

              statements of income                                    Ps     46,472                               Ps (7,836)

  5. Contingencies

  The Company negotiated supply agreements to obtain a portion of its natural gas supply from Pemex at a fixed price. The supply agreements are for the period from January 1, 2001 through December 31, 2003. If the Company does not purchase the monthly amounts established in the supply agreements then it is responsible to pay Pemex the difference between the negotiated and actual volumes consumed times the fixed price. During 2001 the Company executed promissory notes in the amount of Ps 33,903 to guarantee its obligations under these agreements through their expiration date.

  The Company is party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of independent lawyers, all such matters are without merit or are of such nature, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position or results of operations of the Company.

  6. Differences between Mexican and United States Generally Accepted Accounting Principles

  The Company's financial statements are prepared in conformity with Mexican GAAP, which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The principal differences between Mexican GAAP and US GAAP applicable to the Company's financial statements are discussed below:

  Historical Cost - Basis and Valuation of Fixed Assets on NCPI

  The Mexican GAAP financial statements reflect certain effects of inflation provided under Bulletin B-10, as amended, whereas financial statements prepared under US GAAP are presented on a historical - cost basis.

  Due to the dispositions of the fifth set of amendments to Bulletin B-10, the Company restated for Mexican GAAP its imported machinery by the alternative method . For US GAAP, those assets were restated based on NCPI.

  Capitalized Interest

  The Company capitalizes the comprehensive financing cost on assets under construction under Mexican GAAP. Under US GAAP, interest must be considered an additional cost of constructed assets to be capitalized in property, plant and equipment and depreciated over the lives of the related assets.

  Income Taxes

  Under Mexican GAAP, through December 31, 1999 deferred income taxes were provided for identifiable non-recurring temporary differences (those expected to reverse over a known period of time) at rates in effect at the end of the period covered by the financial statements. Benefits from loss carryforwards were not recognized before the period in which the carryforwards are utilized. For purposes of the reconciliation to US GAAP, the Company has applied SFAS No. 109, which requires that deferred income taxes be determined using the liability method for all temporary differences between financial reporting amounts and the tax basis of assets and liabilities, and that deferred taxes on such differences be measured at the enacted income tax rates for the year in which such taxes are expected to be payable or refundable.

  Mexican Accounting Bulletin D-4, "Deferred Income Tax," became effective on January 1, 2000. Under Bulletin D-4, all deferred income taxes, including those arising from recurring temporary differences between book and taxable income, and the tax effects of tax loss carryforwards, have been recognized in the financial statements for the years ended December 31, 2000, 2001 and 2002. Such deferred income taxes have been calculated under the assets and liability method that compares the book and tax values of the Company's assets and liabilities. From this comparison temporary differences are determined based on enacted tax rates.

  Variable Capital Shares

  Under Mexican GAAP, the variable capital shares have been classified as a component of stockholders' equity. Under US GAAP, the full amount of the variable capital shares has been deducted from stockholders' equity to reflect the optional redemption available to the holders of these shares.

  Employee Stock Purchase Trust

  Under Mexican GAAP, the amount contributed to the Trust is carried as an asset in anticipation of repayment upon the exercise of the stock options by employees. Under US GAAP, this amount is deducted from stockholders' equity to reflect the subscription receivable due to the Company upon exercise of the options.

  For purposes of Mexican GAAP, no compensation expense has been recorded by the Company with respect to these share transactions or with respect to the dividends on stock held by the Trust. Under US GAAP, compensation expense is recognized for the difference, if any, between the exercise price of the shares and their market value, on the respective dates the options were granted and shares held by the Trust were allocated to employees. The exercise price of each option is equal to the market prices of the Company's stock on the date of grant.

  In August 2002, the Company repriced options to acquire 647,000 units from Ps 17.00 to Ps 12.15 per unit. Under US GAAP, as a result of reducing the exercise price, the options are subject to variable accounting from the date of modification to the date the options are exercised, are forfeited or expire unexercised. Under variable accounting estimates of compensation expense are recorded based on the quoted market price of the stock at intervening dates and the vesting periods associated with the options. The estimated compensation expense may fluctuate because of changes in quoted market price of the stock. Therefore, the accounting for a variable plan requires the recomputation of estimated compensation expense until the measurement date. No additional compensation expense, however, would be recorded by the Company during the year ended December 31, 2002 since the market price of the units at December 31, 2002 was less than their repriced exercise price.

  Disclosure About Fair Value of Financial Instruments

  In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," under US GAAP, information is provided about the fair value of certain financial instruments. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

  The following methods and assumptions are used to estimate the fair value of financial instruments including:

  Cash and cash equivalents; the carrying amounts approximate fair value because of the short maturity of such instruments.

  Notes payable to bank and long-term debt. The fair value is estimated based on current rates offered for similar debt. At December 31, 2001 and 2002 the fair value of notes payable to banks and long-term debt was Ps 1,325,401 (US $119,512) and Ps 1,209,167 (US $116,378), respectively.

  Cash flow Information

  Under US GAAP, a statement of cash flows is prepared based on the provisions of FAS No. 95 " Statement of Cash Flows" in lieu of a statement of changes in financial position required by Mexican GAAP. FAS 95 establishes specific presentation requirements and requires additional disclosures, such as the amount of interest and income taxes paid and other non-cash items. This statement does not provide specific guidance for the preparation of cash flows for price level adjusted financial statements.

  Cash flows from operating, investing and financing activities have been adjusted for the effects of inflation or monetary items.

  Schedule II

  Internacional de Cerámica, S.A. de C.V.

  Valuation and Qualifying Accounts

  (Thousands of Constant Mexican Pesos as of December 31, 2002)

                                                                                                      Additions

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for doubtful accounts:

January 2000	33,659	10,718	(2,112)	7,417*	34,848
January 2001	34,848	5,103	(1,303)	12,631*	26,017
January 2002	26,017	8,537	245	8,917*	25,882

Obsolete inventory:

January 2000	69,329	7,117	(3,804)	16,961*	55,681
January 2001	55,681	19,102	(1,752)	6,241*	66,790
January 2002	66,790	12,295	(6,011)	7,932*	65,142

  *Accounts receivables and inventories written off.

  Consent of Independent Auditors

  Mancera                                                                                      Centro Ejecutive Punto Alto 3er Piso                                            Tel.     (614) 425 35 70

  Ernst & Young                                                                           Ave. Valle Escondido No. 5500                                                   Fax     (614) 425 35 80
                                                                                                        Fracc. Desarrollo El Saucito

                                                                                                      C.P. 31125 Chihuahua, Chih.

  We consent to the incorporation by reference of in (i) the Company's Registration Statement on Form S-8 (Registration No. 333-05162) and (ii) the Company's Registration Statement on Form S-9 (Registration No. 333-07030) pertaining to the Employee's Stock Option Plans of our report dated February 3, 2003 with respect to the consolidated financial statements of Internacional de Ceramica, S.A. de C.V. (the "Company") included in the Company's Annual Report on Form 20-F for the year ended December 31, 2002.

                                                                                                                                                                                   Mancera, S.C.

                                                                                                                                                                                   Mancera, S.C.

                                                                                                                                                                              A Member Practice

                                                                                                                                                                  Member of Ernst & Young International

  Chihuahua, Chih., Mexico

  June 30, 2003

  Integrante de Ernst & Young Global

  Internacional de Cerámica, S.A. de C.V.

  Index to Consolidated Financial Statements

                                                                                                                                        Page

  Financial Statements for the Six Months Ended September 30, 2002, 2003( Unaudited)

  Internacional de Cerámica, S.A. de C.V. and Subsidiaries

  Consolidated Balance Sheets

  (Thousands of Constant Mexican Pesos as of September 30, 2003)

  _____________________________________________

  September 30,

  (Unaudited)

           2002                            2003                           2003

                                                                              Thousands of

                                                                               US Dollars(1)

  ASSETS

  Current assets:

  Cash and cash equivalents                       Ps        167,306             Ps        179,433          $            16,268

  Accounts receivable:

    Trade                                                               304,630                         350,901                         31,813

    Related parties                                                   53,318                           59,234                            5,352

    Other accounts receivable                                   57,041                           49,471                           4,504

        Less allowance for doubtful

     accounts                                                      (27,496)                        (30,066)                         (2,726)

              387,493                        429,540                         38,943

  Inventories, net                                                     757,827                         898,822                        81,489

  Prepaid expenses                                                   58,112                           26,377                           2,391

  Total current assets                                           1,370,738                      1,534,172                     139,091

  Investment in affiliated companies                              9,501                             7,148                                648

  Property, plant and equipment                            3,134,164                      3,336,658                         302,508

  Accumulated depreciation                               (1,350,085)                   (1,549,053)                      (140,440)

           1,784,079                      1,787,605                         162,068

  Other assets                                                           76,541                         106,612                             9,666

  TOTAL ASSETS                                      Ps     3,240,859             Ps     3,435,537            $          311,473

  For general information regarding past fiscal periods of the Company, see the notes accompanying the Company's Consolidated Financial Statements as of December 31, 2002 included in Annex A to the Prospectus.

  (1) Convenience translation at the rate of Ps 11.03 to US $1.00, the Interbank Rate as of September 30, 2003.

  Internacional de Cerámica, S.A. de C.V. and Subsidiaries

  Consolidated Balance Sheets (Continued)

  (Thousands of Constant Mexican Pesos as of September 30, 2003)

  _____________________________________________

     September 30,

      (Unaudited)

           2002                            2003                           2003

                                                                             Thousands of

                                                                               US Dollars

  LIABILITIES

  Current liabilities:

  Notes payable to banks                     Ps            1,303                Ps      110,813                       $  10,046

  Current portion of long-term debt                   235,539                        237,056                           21,492

  Accounts payable to suppliers                        234,496                        256,171                           23,225

  Related parties                                                   7,930                               504                                  46

  Accrued expenses                                          195,436                         234,809                           21,288

  Income tax and employee

  profit sharing                                                   4,223                             7,198                                653

  Total current liabilities                                   678,927                         846,551                           76,750

  Long-term debt                                             1,078,197                      1,069,198                           96,935

  Other liabilities                                                     1,364                                     -                                    -

  Deferred income taxes                                      371,556                         374,652                           33,967

  TOTAL LIABILITIES                                     2,130,044                      2,290,401                        207,652

  STOCKHOLDERS' EQUITY

  Capital stock                                                     717,413                         741,772                           67,250

  Paid-in capital                                                1,238,286                      1,238,286                         112,265

  Stock repurchase reserve                                  233,940                         131,460                          11,919

  Cumulative comprehensive

  (loss )income:

  Retained earnings                                         196,790                         254,274                           23,053

  Net income (loss) for the period                       2,871                          (15,379)                          (1,394)

  Cumulative effect of deferred taxes              (314,501)                      (314,501)                        (28,513)

  Deficit from restatement of

  stockholders' equity                                   (1,225,484)                   (1,209,040)                      (109,614)

  Effect of translation of foreign

        subsidiaries                                                      50,336                           76,213                            6,910

     Cumulative comprehensive income (loss)      (1,289,988)              (1,208,433)                   (109,558)

  Majority stockholders' equity                             899,651                         903,084                           81,876

  Minority stockholders' equity                             211,164                         242,052                           21,945

  Total stockholders' equity                              1,110,815                      1,145,136                         103,821

  TOTAL LIABILITIES AND

  STOCKHOLDERS' EQUITY               Ps     3,240,859             Ps     3,435,537            $          311,473

  For Significant Accounting Policies see Note 1 to the Audited Consolidated Financial Statements

  Internacional de Cerámica, S.A. de C.V. and Subsidiaries

  Consolidated Statements of Income

  (Thousands of Constant Mexican Pesos as of September 30, 2003)

                                                                           __________________________________________

          Nine Months ended September 30,

                          (Unaudited)

                                    2002                         2003                         2003

                                                                                                Thousands of

                                                                                                  US Dollars

  Net sales                                                     Ps     2,382,205         Ps     2,518,250          $          228,309

  Cost of sales                                                      (1,486,734)                (1,630,621)                   (147,835)

  Gross profit                                                             895,471                     887,629                        80,474

  Selling and administrative

    expenses                                                              (655,937)                   (696,170)                     (63,116)

  Operating income                                                      239,534                     191,459                        17,358

  Comprehensive financing cost:

        Interest income                                                       4,993                         5,946                             539

        Interest expense                                                  (89,353)                     (58,404)                       (5,295)

        Foreign exchange (loss) gain, net                         (96,639)                     (66,649)                       (6,043)

        Gain on net monetary position                                36,583                       30,983                         2,809

                                                                                  (144,416)                     (88,124)                      (7,990)

  Other expense, net                                                     (10,244)                       (9,489)                         (860)

  Income before provision for income

     tax and employee profit sharing                                 84,874                       93,846                          8,508

  Income and asset tax                                                 (66,441)                     (78,715)                       (7,136)

  Employee profit sharing                                               (4,417)                       (7,453)                          (676)

  Participation in Associated Companies                              513                                 -                                 -

  Net income                                                                  14,529                         7,678                             696

  Minority net income                                                     11,658                       23,057                          2,090

  NET INCOME (LOSS) OF

  MAJORITY STOCKHOLDERS            Ps            2,871         Ps        (15,379)        $             (1,394)

  Weighted average number of  Units

  outstanding ("Ceramic UB" and "Ceramic

  ULD" outstanding  (in thousands)                               57,912                       49,343                       49,343

  NET INCOME (LOSS) PER UNIT            Ps           0.05            Ps         (0.31)            $           (0.03)

  For Significant Accounting Policies see Note 1 to the Audited Consolidated Financial Statements

  Internacional de Cerámica, S.A. de C.V. and Subsidiaries

  Consolidated Statements of Changes in Financial Position

  (Thousands of Constant Mexican Pesos as of September 30, 2003)

                                                                     __________________________________________

                                                                                 Nine Month ended September 30,

                (Unaudited)

                                 2002                         2003                         2003

                                                                                          Thousands of

                                                                                              US Dollars

  OPERATING ACTIVITIES:

  Net income                                                 Ps            2,871         Ps        (15,379)        $             (1,394)

  Adjustments to reconcile net

  income to net resources provided

  by operating activities:

        Depreciation                                                     116,193                     126,587                        11,477

        Deferred income tax                                           39,469                       40,777                          3,697

        Minority net income (loss)                                  11,658                       23,057                          2,090

       Participation in Associated Companies                    (513)                                -                                 -

       Other accounts                                                  (13,035)                       (4,680)                          (424)

                                                                                 156,643                     170,362                        15,446

  Variations in operating

    assets and liabilities:

        Accounts receivable                                            (25,573)                     (30,078)                       (2,727)

        Inventories                                                          (76,975)                     (85,129)                       (7,718)

        Other assets                                                        (62,923)                     (46,060)                       (4,176)

        Accounts payable to suppliers                               83,703                      (42,639)                       (3,866)

        Other accounts payable                                         12,901                       87,249                          7,910

  TOTAL RESOURCES PROVIDED

  BY OPERATING ACTIVITIES              Ps          87,776         Ps          53,705          $              4,869

  For Significant Accounting Policies see Note 1 to the Audited Consolidated Financial Statements

  Internacional de Cerámica, S.A. de C.V. and Subsidiaries

  Consolidated Statements of Changes in Financial Position (Continued)

  (Thousands of Constant Mexican Pesos as of September 30, 2003)

                                                                      ___________________________________________

      Nine Months ended September 30,

                  (Unaudited)

                           2002                         2003                         2003

                                                                                             Thousands of

                                                                                              US Dollars

  FINANCING ACTIVITIES:

     Repurchase of capital stock                                (1,990)                     (52,379)                       (4,749)

     Minority stockholders' dividends                               -                        (9,224)                          (836)

     Proceeds from long-term debt

        and bank loans                                             1,230,223                     458,068                        41,529

     Repayment of long-term debt

        and bank loans                                            (1,256,011)                   (323,653)                     (29,343)

     Other Financing activities                                   10,062                       22,415                          2,032

  RESOURCES USED IN

   FINANCING ACTIVITIES                                  (17,716)                      95,227                          8,633

  INVESTING ACTIVITIES:

  Increase of property, plant

        and equipment, net                                        (136,141)                     (61,333)                       (5,560)

  RESOURCES USED IN

   INVESTING ACTIVITIES                                 (136,141)                     (61,333)                       (5,560)

  Net increase (decrease) in cash

     and cash equivalents                                          (66,081)                      87,599                          7,942

  Cash and cash equivalents at

     beginning of year                                               233,387                       91,834                          8,326

  CASH AND CASH EQUIVALENTS

     AT END OF YEAR                                 Ps        167,306         Ps        179,433          $            16,268

  For Significant Accounting Policies see Note 1 to the Audited Consolidated Financial Statements

  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, any information or representations other than those contained in this Prospectus must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy the securities by any person in any circumstances in which an offer or solicitation is unlawful.

INTERNACIONAL DE CERÁMICA, S.A. DE C.V. Offering of 30,594,094 Units
TABLE OF CONTENTS Page
Summary Information 1
Risk Factors 8
Use of Proceeds 15
Dividend Policy 15
Recent Developments and Results 16
The Rights Offering 20
The Extended Offering 26 Taxation 26
Description of Capital Stock 29
Description of American Depositary Shares 38
Validity of Securities 46
Experts 47
Enforceability of Judgments 47
Publicly Available Information About Interceramic 47
Public Documents 48
Additional Information 48
2002 Form 20-F Annex A
Index to Financial Statements F-1

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Interceramic Board of the Directors has adopted resolutions pursuant to which the company will indemnify and hold harmless each board member and officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the company or served in such capacity at the request of the company for another entity. Interceramic will indemnify against actual and reasonable expenses, judgments, fines and amounts paid in settlement if the director or officer acted in good faith and with a reasonable belief that the actions were in or not opposed to the best interests of the company. In cases of criminal allegations, indemnification is available if the director or officer had no reasonable cause to believe that his conduct was unlawful.

  ITEM 9. EXHIBITS

4.1	English translation of Acta Constitutiva (Corporate Charter) of the Company.

4.2	English translation of Estatutos Sociales (Bylaws) of the Company

4.3	Specimen of Series B Shares, together with an English translation (incorporated by reference to Exhibit 2.3 to the company's Registration Statement on Form 20-F (Registration No. 0-25222)).

4.4	Specimen of Series D Shares, together with an English translation (incorporated by reference to Exhibit 4.1(a) to the Company's Registration Statement on Form F-1 (Registration No. 33-86418)).

4.5	Specimen of Series L Shares, together with an English translation (incorporated by reference to Exhibit 4.1(b) to the Company's Registration Statement on Form F-1 (Registration No. 33-86418)).

4.6

  Form of Deposit Agreement among the company, Citibank, N.A. and the holders and beneficial owners from time to time of the ADSs representing Common Units (incorporated by reference to Exhibit 4.2 to the Registration Statement of Citibank, N.A. on Form F-6 (Registration No. 33-86748)).

4.7

  Form of Deposit Agreement among the Company, Citibank, N.A. and the holders and beneficial owners from time to time of the ADSs representing Limited Voting Units (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-1 (Registration No. 33-86418)).

5.1	Opinion of Mendel Blumenfeld, LLP.

5.2	Opinion of Abogados Mesta y Asociados, S.C., Mexican counsel to the company.

8.1	Opinion of Mendel Blumenfeld, LLP as to certain United States federal tax matters

8.2	Opinion of Abogados Mesta y Asociados, S.C., Mexican counsel to the company regarding certain Mexican tax matters

23.1	Consent of Mendel Blumenfeld, LLP (included in Exhibits 5.1 and 8.1 above)

23.2	Consent of Abogados Mesta y Asociados, S.C. (included in Exhibits 5.2 and 8.2 above).

23.3	Consent of Mancera, S.C., A Member Practice of Ernst & Young Global, independent auditors.

24	Powers of Attorney (included in the signature page of this Registration Statement).

99.1

  Master Investment and Cooperation Agreement, dated October 12, 1990, among Armstrong Cork Finance Corporation, Armstrong World Industries, Inc., Internacional de Ceramica, S.A. de C.V., Recumbrimientos Interceramic, S.A. de C.V., and the members of the Almeida family set forth in Schedule 1.0 attached thereto (incorporated by reference to Exhibit 10.1 to the company's Registration Statement on Form F-1 (Registration No. 33-86418)).

99.2	Shareholder subscription materials.

  ITEM 10. UNDERTAKINGS

A.	The Company hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");
(b)

  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c)

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

B.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased during the Extended Offering, and the terms of any subsequent reoffering thereof.

D.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

E.

  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

F.

  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Internacional de Ceramica, S.A. de C.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chihuahua, Chih., Mexico, on January 9, 2004.

Internacional de Cerámica, S.A. de C.V.

/S/ VICTOR D. ALMEIDA GARCIA

By: Victor D. Almeida Garcia Title: Vice Chairman of the Board of Directors and Chief Executive Officer

  POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of  INTERNACIONAL DE CERAMICA, S.A. DE C.V., a limited liability company with variable capital organized under the laws of The United Mexican States, and the undersigned directors and officers of INTERNACIONAL DE CERAMICA, S.A. DE C.V. , hereby constitutes and appoints Victor D. Almeida Garcia, Jesús Olivas Corral and Mark E. Mendel, its or their true and lawful attorneys-in-fact and agents, for it or them and in its or their name, place and stead, in any and all with full power to act alone, to sign any or all amendments (including post-effective amendments) or supplements to this registration statement, and to file the same, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ OSCAR ALMEIDA CHABRE Oscar Almeida Chabre	Chairman of the Board of Directors, and Director	January 9, 2004

/S/ VÍCTOR D. ALMEIDA GARCÍA Víctor D. Almeida García	Vice Chairman of the Board and Chief Executive Officer	January 9, 2004

Alfredo Harp Calderoni	Director	January __, 2004

/S/ DAVID KOHLER David Kohler	Director	January 9, 2004

Federico Terrazas Torres	Director	January __, 2004

/S/ DIANA E. ALMEIDA Diana E. Almeida	Director	January 9, 2004

Patricia Almeida	Director	January __, 2004

/S/ JESÚS OLIVAS CORRAL Jesús Olivas Corral	Director	January 9, 2004

/S/ LUIS FERREIRO MAÍZ Luis Ferreiro Maíz	Director	January 9, 2004

/S/ HUMBERTO MAESE CORDERO Humberto Maese Cordero	Director	January 9, 2004

/S/ CARLOS ELIAS TERRAZAS Carlos Elias Terrazas	Director	January 9, 2004

Humberto Valles Hernandez	Director	January __, 2004

Sergio Mares Delgado	Director	January 9, 2004

/S/ AUGUSTO CHAMPION CHAPA Augusto Champion Chapa	Director	January 9, 2004

/S/ MARK M. BLAUGRUND Mark M. Blaugrund	Director	January 9, 2004

/S/ SYLVIA ALMEIDA Sylvia Almeida	Director	January 9, 2004

/S/ MARK E. MENDEL Mark E. Mendel	Authorized United States Representative	January 9, 2004

  EXHIBIT INDEX

                                                                           Exhibit No.         Description                                                         Sequential Page Number

                                                                          ITEM 9. EXHIBITS

4.1	English translation of Acta Constitutiva (Corporate Charter) 198 of the Company.

4.2	English translation of Estatutos Sociales (Bylaws) of the 201 Company.

4.3

  Specimen of Series B Shares, together with an                                 Not Applicable

  English translation (incorporated by reference to Exhibit

  2.3 to the company's Registration Statement on Form

  20-F (Registration No. 0-25222)).

4.4

  Specimen of Series D Shares, together with an English                      Not Applicable

  translation (incorporated by reference to Exhibit 4.1(a)

  to the Company's Registration Statement on Form F-1

  (Registration No. 33-86418)).

4.5

  Specimen of Series L Shares, together with an English                      Not Applicable

  translation (incorporated by reference to Exhibit 4.1(b)

  to the Company's Registration Statement on Form F-1

  (Registration No. 33-86418)).

4.6

  Form of Deposit Agreement among the company, Citibank, N.A.     Not Applicable

  and the holders and beneficial owners from time to time of the ADSs representing Common Units (incorporated by

  reference to Exhibit 4.2 to the Registration Statement

  of Citibank, N.A. on Form F-6 (Registration No. 33-86748)).

4.7

  Form of Deposit Agreement among the Company, Citibank,             Not Applicable

  N.A. and the holders and beneficial owners from time to time of the ADSs representing Limited Voting Units (incorporated

  by reference to Exhibit 4.2 to the Company's Registration

  Statement on Form F-1 (Registration No. 33-86418)).

4.8

  Agreement to furnish to the Commission upon request instruments                      219

  with respect to long-term debt where the total amount of securities authorized thereunder does not exceed ten percent of the

  total consolidated assets of the Company and subsidiaries.

5.1	Opinion of Mendel Blumenfeld, LLP. 221

5.2	Opinion of Abogados Mesta y Asociados, S.C., Mexican 224 counsel to the company.

8.1	Opinion of Mendel Blumenfeld, LLP as to certain United 227 States federal tax matters.

8.2	Opinion of Abogados Mesta y Asociados, S.C., Mexican 230 counsel to the company regarding certain Mexican tax matters.

23.1	Consent of Mendel Blumenfeld, LLP (included in Exhibits 5.1 Not Applicable and 8.1 above)

23.2	Consent of Abogados Mesta y Asociados, S.C. (included in Not Applicable Exhibits 5.2 and 8.2 above).

23.3	Consent of Mancera, S.C., A Member Practice of 232 Ernst & Young Global, independent auditors.

24	Powers of Attorney (included in the signature page of Not Applicable this Registration Statement).

99.1

  Master Investment and Cooperation Agreement, dated October       Not Applicable

  12, 1990, among Armstrong Cork Finance Corporation, Armstrong

  World Industries, Inc., Internacional de Ceramica, S.A. de C.V.,

  Recumbrimientos Interceramic, S.A. de C.V., and the members of the Almeida family set forth in Schedule 1.0 attached thereto

  (incorporated by reference to Exhibit 10.1 to the company's

  Registration Statement on Form F-1 (Registration No. 33-86418)).

99.2	Shareholder subscription materials. 234

  Exhibit 4.1

  English Translation of Acta Constitutiva (Corporate Charter)

  of the Company

  ARTICLES OF INCORPORATION

  FIRST.- The name of the Corporation will be "INTERNACIONAL DE CERAMICA", whose name shall be followed by the words "SOCIED ANONIMA DE CAPITAL VARIABLE", or their abbreviation thereof, "S.A. DE C.V."

  SECOND.- The Purpose of the Corporation shall be:

  1.- The manufacture, purchase and sale of all types of tiles and stone for all types of construction; tiles and generally, all types of products that are manufactured with clay or its derivatives; 2.- The manufacture, tooling and maintenance of parts for the industry; 3.- The acquisition through any legal means of the necessary assets for the establishment of plants, factories, storage facilities and warehouses; 4.- The acquisition of all necessary real estate and easements to ensure the supply of raw materials; 5.- The acquisition, either through purchase or lease, or the leasing of all types of assets, machinery, equipment and vehicles, whether owned by the Corporation or by third parties, for the purpose of manufacturing and transporting the products mentioned in this article; 6.- The acquisition through any legal means of real estate and homes, as well as the construction of these; 7.- To enter into mortgages, issue debts and obligations of all types and to obtain all types of available financing in order to fulfill the Corporation objectives. 8.- To enter into distribution, commission and commercial contracts; 9.- To promote, organize, finance and administer all classes of companies and commercial or civil companies with or without capital participation in those companies; 10.- The acquisition of interests, shares or coupons in other Corporations; 11.- To provide technical economic consulting to professionals, builders, construction companies and companies in general; 12.- To provide any services to its subsidiaries as well as to third parties, including without limitation technical, administrative or professional services; 13.- To provide its own, trained personnel to its subsidiaries who so request the personnel, for the completion of any assigned projects; 14.- To explore, prospect, develop, extract, prepare, elaborate, crush, grind, benefit, refine, melt, convert, industrialize, produce, use and prepare for the market all types of metals, materials and metallic and non-metallic materials and the conversion, treatment, manufacture, industrialization, production, use and preparation for the market of all types of chemical substances and products; 15.- To obtain and transfer any legal title to concessions, permits, authorizations, contracts and rights for the exploration, development and prospecting of mines, mineral easements, metals and non-metals, as well as the operation and development of benefit plants, melting plants, or any other type of site required to process materials; 16.- The exploration, prospecting and development through any legal title of mines, parcels and mineral easements, as well as the acquisition or transfer through any legal title of the rights pertaining to them; 17.- To provide and obtain any type of services such as consulting, supervisory services, administrative or technical services relating to the activities mentioned in the above clauses and in commercial activities involving minerals or chemical products or any other aforementioned activity; 18.- To employ the necessary personnel to obtain the previously mentioned objectives as well as to secure any necessary permits to obtain said objectives; 19.- To generally realize and enter into acts and contracts, lateral, bilateral, parallel, incidental, civil or commercial operations as allowed by law.

  THIRD.- The principal office of the Corporation shall be located in the city of Chihuahua, Chihuahua, where all of the regularly scheduled meetings will be held and the Board of Directors will meet, except in cases where meetings must be held elsewhere due to situations where it would be favorable to hold said meetings elsewhere or where, due to circumstances beyond the control of the Corporation, the meetings cannot be held there.

  FOURTH.- The period of duration of the Corporation will be seventy-five years from the date of these articles.

  FIFTH.- The Company is and will be a Mexican Corporation and, therefore: "Any foreigner, present or future, who acquires shares of any of the Classes of shares, solely by acquiring said shares, is to be considered a Mexican national with respect to such shares, and it is further understood that any such foreigner agrees not to invoke the protection of his or her government with the understanding that to do so is a violation of this agreement and his or her interest or participation in the Corporation will be forfeited in favor of the Mexican Nation."

  SIXTH.- The Paid-In Capital shall be variable. The minimum amount of fixed capital without the right of withdrawal is $7,000,000.00

  SEVEN MILLION PESOS 00/00 in national currency and shall be represented by 14,000,000 Fourteen Million nominal shares, no par value, completely subscribed to and paid for. The total amount of the variable capital shall not exceed ten times the minimum fixed capital, without the right of withdrawal, and shall be represented by shares whose characteristics shall be determined at the Shareholders Meeting through which their issuance is approved, said shares being nominal shares with no par value. The corporations or companies in which the Corporation is a majority shareholder or partner, shall not invest directly nor indirectly in the Corporation, nor in any other corporation or company in which the Corporation is know to be a shareholder or partner.

  Exhibit 4.2

  English Translation of Estatutos Sociales (Bylaws)

  of the Company

  BYLAWS OF INTERNACIONAL DE CERAMICA, S.A. DE C.V.

  PROMULGATED AFTER THE CHANGES AT THE APRIL 9, 2002 MEETING

  FIRST ARTICLE.- The paid variable capital of the Corporation may be increased or decreased by resolution of the Ordinary Stockholders Meeting, without the need to register the Minutes of the resolution at the Public Registry of Commerce in the domicile of the Corporation. In the event of an increase of paid capital stock through new contributions, the stockholders shall have preemptive rights to purchase the newly issued shares in proportion to the number of shares which are owned by each stockholder at the time they exercise their option to purchase.

  The stockholders must exercise their preemptive rights to purchase the newly issued shares under the terms and conditions established at the Ordinary Stockholders Meeting through which the amount of the increase of capital was established, with the understanding that the term in which to exercise this option will be no less than 15 days and no more than 30 days, commencing from the date of publication of the notice in the Official Newspaper of the State. After the expiration of the term in which the stockholders should exercise their preemptive rights under this Article, if any or all of the stockholders do not exercise their preemptive rights conferred herein, the new or remaining shares shall be offered by the Board of Directors to third parties, with the understanding that said third parties shall have the capacity to subscribe to and acquire the shares, provided the terms and conditions under which the shares shall be offered are not more favorable than the terms and conditions under which the shares were offered to the present stockholders.

  If within the next 30 days of the expiration of the term when the stockholders should have exercised their preemptive rights, any shares remain outstanding, these shares shall be deposited in the Treasury of the Corporation.

  Notwithstanding the foregoing, during an Extraordinary Stockholders Meeting at which non-subscribed shares are issued, it may be resolved that the preemptive rights set out in this Article and set out in Article 132 of the General Law of Mercantile Corporations may be expressly waived, provided the new shares to be issued shall be offered to the public, and provided said shares are deposited with a Depository Institution and the dispositions of Article 81 of the Stock Market Law are complied with fully.

  In accordance with Article 81 of the Stock Market Law, the express waiver of preemptive rights as to the issuance of shares which shall be offered to the public, shall be in full force and apply to those stockholders not present at the Extraordinary Stockholders Meeting, and the Corporation shall be free to place said shares with the public, without making the publication mentioned in the preceding paragraphs of this First Article and as set out in Article 132 of the General Law of Mercantile Corporations, being understood that if a minority of common shares representing at least 25 percent votes against the issuance of the non subscribed shares, said issuance shall not take place.

  The notice through which the Extraordinary Stockholders Meeting is called shall state that the Meeting is being called to issue non-subscribed shares to be placed with the public, it shall state that any preemptive rights shall be waived as to those shares, and it will detail the terms set out in the preceding paragraph of this First Article.

  Any stockholder who votes against the resolution during the Meeting has the right to demand from the Corporation the placement of his or her shares at the same price as the non-subscribed shares which shall be offered to the public.

  The Corporation shall have the obligation to first offer those shares of the dissenting stockholders.

  SECOND ARTICLE. - Increases or decreases in Paid-in Capital shall be recorded in a special Stock Registry Book kept for this purpose by the Corporation.

  The stockholders have the right to partially or totally withdraw their contributions; however, this right of withdrawal cannot be exercised if the withdrawal causes Paid-In Capital to fall below the minimum allowable amount.

  The partial or total redemption of a stockholder's contributions shall be dully notified to the Corporation and shall not be valid until the end of the fiscal year, if the notification is made before the last trimester of said year. If the notification is made after the last trimester of said year, the redemption shall not take place until the end of the following fiscal year.

  In the event the Corporation receives requests for redemption which if honored would cause the Paid-In Capital to fall below the minimum allowable amount, the Corporation is obliged to satisfy only those requests that shall not produce said consequence and in the order the requests for redemption are received.

  In the event the Corporation simultaneously receives various requests for redemption which would cause Paid-In Capital to fall below the minimum allowable amount, the Corporation shall only redeem those shares which shall not cause the Paid-In Capital to fall below the minimum allowable amount, therefore each stockholder tendering his or her shares for redemption will be reimbursed in proportion to the total number of shares being simultaneously tendered for redemption.

  The reimbursement of the stockholder's contributions shall be paid according to the following value, whichever is lower:

  a) 95 percent of the value of the shares as listed in the stock exchange, obtained from the average of the value as listed on the stock exchange during the thirty days prior to the date the redemption is to take effect, or b) the book value of the shares according to the financial statement for the fiscal year during which the redemption shall take place, and as previously approved at the Ordinary Stockholders Meeting.

  The stockholders may demand payment of their redemption the day after the Ordinary Stockholders Meeting, at which the financial statement for the year was approved, is held. The reimbursement shall be made against the delivery and cancellation of the shares.

  Except when all the stockholders vote in the corresponding Stockholders Meeting to cancel the registration of the shares of the Corporation in the Stock Section of the National Register of Stocks and Intermediaries, the stockholders who control the Corporation must make a public offer to repurchase their shares prior to their cancellation, at a price which is the higher of the average of the value as listed on the stock exchange during the thirty days prior to the date of the offering, or, the book value of the shares according to the latest quarterly report, as presented to the National Stock Commission and the Mexican Stock Market prior to the offering. Under any circumstances, prior approval from the National Stock Commission shall be required for the aforementioned cancellation and to modify the terms and dispositions relating to the cancellation of the shares of the Register mentioned in this paragraph. A quorum of 95 percent at the Meetings at which said modification is agreed upon is also required.

  Before any person or entity, or one or more persons acting in concert through one or more transactions attempts to acquire, directly or indirectly, 15 percent or more of the common shares of the Corporation, these people or entities must notify the Board of Directors of the Corporation of their intent to undertake such transaction or transactions.

  No shares shall be registered in the Register of Nominative Shares which is referred to in the Third Article of these Bylaws where the owner of said shares purchased the shares without complying with the requirements of this Article, therefore the owners of said shares will have no representation at the corresponding Meetings.

  THIRD ARTICLE.- The shares of stock shall be divided into three classes:

  a) Class "B" shall be comprised of common stock which will represent at least 51 percent of the total shares which make up Paid-In Capital and at all times shall represent 100 percent of the common stock. Class "B" shares shall be free of subscription.

  b) Class "D" shall be comprised of preferred limited vote shares, issued pursuant Article 113 of the General Law of Mercantile Corporations, and which in any case will not represent more than 25 percent of the total Paid-In Capital and shall be free of subscription. Class "D" shares will be represented by vinculated units each one representing one Class "D" share and one Class "L" share, up to and until the Class "L" share is not converted into a Class "B" share, as set out under paragraph c) of this Article.

  In the event the Corporation were to undergo a division or separation, as set out in the corresponding provisions for divisions, it should be determined that the stockholders who own Class "D" shares will receive shares of the separated Corporations, which would confer upon said stockholders similar rights as they possessed in the Corporation.

  c) Class "L" shall be comprised of limited vote shares convertible into Class "B" common shares on the tenth anniversary after the date on which the price at which the dual certificates will be offered to the public is determined, corresponding with the First Phase of the Public Offerings Program approved by the Extraordinary Stockholders Meeting on December 2, 1994, but at no time will the shares represent more than 24.5 percent of the total amount of shares that comprise the Paid-In Capital. The shares will be free of subscription and at all times will be represented by dual certificates each representing one Class "D" share and one Class "L" share, up to and until the Class "L" share is not converted into a Class "B" share.

  Class "B" shares, as well as Class "D" and Class "L" shares, may be purchased by Mexicans and by persons or entities and foreign economic units pursuant to the provisions of the Foreign Investment Law.

  Any foreigner, present or future, who acquires shares of any of the Classes of shares, solely by acquiring said shares, is formally bound with the Secretary of Foreign Relations to be considered a Mexican national with respect to such shares, whether acquired or held, and is likewise considered a Mexican national as to any assets, rights, interests or participation owned by the Corporation, and any rights and obligations derived from agreements executed between the Corporation and Mexican authorities. It is further understood that any such foreigner agrees not to invoke the protection of his government with the understanding that to do so is a violation of this agreement and his or her interest or participation in the Corporation will be forfeited in favor of the Mexican Nation.

  The Corporation may issue non subscribed shares pursuant to Article 81 of the Stock Market Law, said shares corresponding with the capital structure and the different Classes of shares referred to in these Bylaws.

  All shares shall confer upon their holders equal rights and obligations among each respective class.

  Each share of stock of each Class shall represent one vote in the General Stockholders Meeting wherein the right to vote has been accorded to said Class; each share shall be undivided and, therefore, when two or more persons are holders of one share, a representative shall be designated by mutual agreement between the holders of the share, and if an agreement cannot be reached, a designation of a representative shall be made by a judicial authority and the shares will comply with the requirements established in Articles 125 and 127 of the General law of Mercantile Corporations, and shall be signed the same as the provisional certificates, by two members of the Board of Directors and will contain the requisite provisions as set forth in the Law of Foreign Investments.

  FOURTH ARTICLE. - Ownership of the shares shall be transferable through endorsement of the title or the corresponding title or certificate, or by any other legal means.

  The acquisition of shares by foreign investors shall be made as provided for in the Law of Foreign Investments.

  The Corporation shall maintain a Stock Registry Book which shall be deposited with the Institute for the Deposit of Securities or by a National Credit Institution at the legal domicile of the Corporation. Said Book shall record the data required under Article 128 of the General Law of Mercantile Corporations. The Corporation shall only recognize as stockholders those who appear as such in said Stock Registry Book, and any transfers of shares shall be recorded in said Book at the request of the interested parties.

  The Nominative Stock Registry Book will remain closed for eight working days prior to the date any Stockholders Meeting is to be held, including the day of the meeting. During this period, nothing will be recorded in the Nominative Stock Registry Book.

  However, the Board of Directors may order the Stock Registry Book be closed, if the Board deems it necessary, provided that the resolution states as much and that it is published at least ten days prior to the closing of the Book, and furthermore the resolution shall be published at least 15 days prior to the date the Meeting is to be held, as set out in the Seventh Article of these Bylaws.

  The Corporation shall only recognize as stockholders those recorded as such in the Stock Registry Book, taking into account the provisions of Article 78 of the Stock Market Law.

  Stockholders may request, at their expense, to exchange their temporary certificates or definitive stock certificates for others of different denominations. In the case of loss, robbery or destruction of the temporary certificates or the titles to shares, these shall be replaced at the expense of the requesting stockholder, pursuant to the General Law of Instruments and Credit Operations.

  In accordance with the dispositions of Article 14 Bis 3, section I of the Stock Market Law, the Corporation may acquire the shares which represent its Paid-In Capital, through the stock market, at the current market price, and the applicable prohibitions of the first paragraph of Article 134 of the General Law of Mercantile Corporations shall not apply, as long as the acquisition is charged against the cash on hand account if said shares belong to the Corporation, or, on the other hand, against the Paid-In Capital if it is resolved that the shares are to be converted into treasury shares, in which case, a resolution by the Stockholders Meeting is not required.

  The Stockholders Meeting shall expressly determine, for each fiscal year, the maximum amount of resources that may be designated for the purchase of the Corporation's own shares, with the only limitation being that the sum of the designated resources may not exceed the total amount of the net profits of the Corporation, including any retained profits. For its part, the Board of Directors must designate the person or persons responsible for the acquisition and placement of its own shares.

  Any shares belonging to the Corporation cannot be representative of any Class at the Stockholders Meetings.

  Any shares which belong to the Corporation, or, any treasury shares to which this Article applies, regardless of the provisions of the General Law of Mercantile Corporations, may be placed with the investment public, and as to the latter, any increment in the corresponding Paid-In Capital will not require any type of Stockholders Meeting , nor is any agreement by the Board of Directors required regarding their placement.

  Under no circumstances may acquisition and placement transactions result in higher percentages than those authorized under the Third Article, paragraphs b) and c) of these Bylaws, in transactions involving shares which are not common shares, nor may the requirements that the shares be registered in the stock market be ignored. Furthermore, at no time may the Corporation acquire its own shares when as a result of said acquisition the fixed portion of the Paid-In Capital would be decreased.

  The acquisition and placement of shares pursuant to this paragraph, the reports of these transactions which are to be presented to the General Stockholders Meeting, the disclosure rules for financial information, as well as the terms and conditions under which these transactions are to be reported to the National Banking and Securities Commission, and to the corresponding stock market and public investors, all shall be subject to the general provisions issued by the National Banking and Securities Commission.

  As long as the shares are owned by the Corporation, any proprietary rights conferred to the Corporations shall not be exercised, and said shares shall be recorded reflecting the acquisition cost in a special asset account named "Own Shares," and said account shall state separately the losses and profits derived from the subsequent sale in the Stock Market.

  The temporary acquisition of the shares, the time period to place the shares anew with the public, or, in the alternative, proceeding to reduce the Paid-In Capital, as well as the terms and conditions under which these transactions are reported to the National Securities Commission, and the corresponding Stock Market and the public investors, shall be subject to the general provisions issued by the National Securities Commission and its publications and any others legal dispositions or their substitutions.

  STOCKHOLDERS MEETINGS

  FIFTH ARTICLE.- The General Stockholders Meeting, whether Ordinary or Extraordinary, which shall be called and held pursuant to the provisions set out in these Bylaws, is the supreme body of the Corporation; it shall represent the stockholders, including those absent, disabled, or in any other manner subject to interdiction or guardianship; it has the broadest powers to resolve all corporate business, including the power to add to or in any way modify the Articles of Incorporation.

  SIXTH ARTICLE.- The General Ordinary Stockholders Meeting shall be held at least once a year within the four months after the closing of each fiscal period, on the date set forth in the notice of the Meeting. Extraordinary Meetings may be held at any time.

  SEVENTH ARTICLE.- Notices of General Stockholders Meetings shall be given via publication in the Official Newspaper of the State and/or in one of the newspapers of greater circulation in the city of Chihuahua, said notice must be published at least 15 calendar days prior to the date of the meeting. The notice shall be signed by the person who called the meeting and shall contain the Agenda for the Meeting; in other words, the list of issues which will be addressed at the Meeting. If through the issuance of private notices all the stockholders are present and all the shares issued are represented, publication of the notice shall not be required.

  EIGHTH ARTICLE.- Notices of General Stockholders Meeting shall be issued by the Board of Directors or by the Auditors. The stockholders with voting rights, including those with limited or restricted rights, that represent at least ten percent of the Stated Capital, may request that a General Stockholders Meeting be held under the terms set out in Article 184 of the General Law of Mercantile Corporations.

  Any stockholder, even if he or she is the holder of only one share, may request a notice for a General Ordinary Stockholders Meeting pursuant to terms and provisions set out by Article 185 of the General Law of Mercantile Corporations in effect at the time. If the Board of Directors or the Auditors refuse to issue the notice for General Meeting requested by the stockholder or stockholders, or does not issue the notice within 15 days from the date of receipt of the request, the procedures set out under Article 184 and 185 of the General Law of Mercantile Corporations will be followed.

  The holders of Class "D" and Class "L"shares, with limited vote, can only be included pursuant to article 184 and 185 of the General Law of Mercantile Corporations in those instances in which the issues to be addressed at the Meeting deal with those issues in which their votes are not limited as set out in these Bylaws.

  From the moment the notice for the Stockholders Meetings is published, the stockholders should have immediate and free access to the relevant information and documents set out in the Agenda.

  NINTH ARTICLE.- At the General Stockholders Meeting, every Class "B" share, without distinction, shall confer one vote; and the voting shall be by ballot unless any of the holders requests a hand vote.

  Class "D" and "L" shares shall confer to their holders the right to vote, one vote per share, pursuant to the provisions of Article 113 of the General Law of Mercantile Corporations; that is, when notice is given to the stockholders to inform them as to any of the subjects referred to in Article 182 paragraph I, II, IV, V, VI and VII of the General Law of Mercantile Corporations, the stockholders shall have the rights and privileges conferred in said Article.

  Therefore, Class "D" and "L" shares confer to their holders the right to vote one vote per share, when the Extraordinary Stockholders Meeting shall be held to address any of the following issues:

  a) Extension of the duration of the Corporation;

  b) Premature dissolution of the Corporation;

  c) Modification of the purpose of the Corporation;

  d) Modification of the nationality of the Corporation;

  e) Transformation of the Corporation; and

  f) Merger of the Corporation.

  The holders of Class "D" and "L"shares, through a resolution which is to be adopted at a Special Meeting of each Class held for this specific purpose, shall have the right to appoint two directors and their respective alternates for each Class, through a favorable vote of the shares of stock representing al least 50 percent of the Class "D" and "L" present at the respective Special Meetings, said resolution must be communicated to the Ordinary Stockholders Meeting pursuant to the terms of the respective Special Meeting.

  Furthermore, the holders of the Class "D" and "L" shares shall have the right to vote in a Special Stockholders Meeting with respect to the cancellation of the registration of the Corporation's Class "D" or "L" shares or other securities issued with respect to such securities, before the Securities Section or Special of the National Registry of Securities and Intermediaries and in other national or foreign security institutions in which they are registered, except in the case of quotation systems or others markets not organized as stock markets.

  All the stockholders of the Corporation shall have the same proprietary and economic rights, except for those provided in the Thirty-First Article of these Bylaws.

  Without limitation to the aforementioned, the holders of Class "D" and "L" shares, or their representatives, may attend the General Stockholders Meetings at which issues will be addressed and which have not been addressed in the preceding paragraphs, even though they have no right to vote as to such issues.

  TENTH ARTICLE.- In addition to the issues listed in the Agenda for an Ordinary Stockholders Meeting, those subjects permitted by the Articles of Incorporation and Article 181 of the General Law of Mercantile Corporations currently in effect may also be addressed.

  The Annual Ordinary Stockholders Meeting shall address and resolve the presentation of the report referred to in Article 172 of the General Law of Mercantile Corporations for the preceding fiscal year of the Corporation in which the Corporation is the owner of the majority of the shares, when the value of the investment of each one shall exceeds 20 percent of the Stock Capital and the reserves of the Corporation, in accordance with the financial statement of same at the close of the correspondent fiscal year.

  The Class "B" shares of the Paid-In Capital shall be the only shares counted to determine a quorum and the votes of an Ordinary Stockholders Meeting.

  ELEVENTH ARTICLE. - The Extraordinary Stockholders Meeting shall address the issues set forth in Article 182 of the General Law of Mercantile Corporations and those issues that, under the law, are within its scope. For an Extraordinary Stockholders Meeting to be legally assembled, it must have been assembled in accordance with the provisions of the Seventh Article and at least 75 percent of the subscribed Paid-In Capital must be represented and the resolutions to be voted on shall be adopted by the affirmative vote of at least 50 percent of the Paid-In Capital.

  To determine a legal quorum and to compute the votes only the representative shares of Class "B" and of Class "D" and "L" with limited voting rights shall be considered, and only for those subjects in which these are permitted to exercise their voting rights.

  In order for those resolutions adopted by an Extraordinary Stockholders Meeting, held pursuant to a first or subsequent notices, and held to address issues which the holders of Class "D" and "L" stockholders are permitted to vote, to be validly adopted, it is required, in addition to those requirements established for the validity of the resolutions, that the resolutions shall be approved by the majority of the representative shares of Capital. Likewise, the approval of the Special Stockholders Meeting of Class "D" and Class "L" shares, as the case may be, shall be required, so as to validly adopt the resolutions of the Special Stockholders Meeting relative to the cancellation of the registry of Class "D" or "L" shares, as the case may be, or the representative securities, in the Section of Securities and Special of the National Registry of Securities and Intermediaries or in other national or foreign stock markets in which the shares are registered, except in the case of quotation systems or others markets not organized as stock markets.

  Special Meetings shall be called to address issues pertaining to only one Class of shares and said Meetings shall be subject to the provisions applicable to Extraordinary Meetings with respect to each Class except for those Meetings which are held to elect the Directors designated by Class "D" and "L" shares, which shall be subject to the applicable provisions of the General Ordinary Stockholders Meetings.

  The Special Stockholders Meeting of the Class "D" and "L" shares which are held to elect the members of the Board of Directors, shall be held at least once a year within four months after the closing date of each fiscal period.

  TWELFTH ARTICLE.- If a Meeting that has been called is not held on the day it was to be held due to a lack of a quorum, a second notice will be issued with express reference to this circumstance and at the Meeting the issues laid out in the Agenda shall be resolved, regardless of the number of shares; in reference to Ordinary Meetings, and as to Extraordinary Meetings, the decisions will always be adopted by an affirmative vote of the number of shares that represent at least 50 percent of the paid capital stock.

  THIRTEENTH ARTICLE.- Before attending a Meeting, and before the time set for the Meeting and generally before a Meeting is to commence, the stockholders shall deposit their shares with the Corporation Secretary or in any Credit institution, and the Secretary will issue to the depository a deposit receipt which will serve as an entry pass to the Meeting. The stockholders who are not able to deposit their shares on time, may present their original shares at the Meeting and will be allowed to attend the Meeting.

  The persons who attend the Meetings as representatives of the stockholders may verify their credentials through a proxy letter formulated by the Corporation, which shall have the following requirements:

  a) It must show in a clear manner the Corporation's denomination, as well as the Agenda for the day, without including as general issues the provisions to which Articles 181 one hundred eighty one and 182 one hundred eighty two of the General Law of Mercantile Corporations refer to, and,

  b) It must provide a space for the grantor of the proxy power to indicate his or her instructions.

  The Corporation will make available the proxy letters to the stock market intermediaries that serve as representatives to the stockholders of the Corporation, for the duration of the time period set out in Article 173 of the General Law of Mercantile Corporations, with the intent that they may provide these to their represented stockholders in a timely manner.

  The Secretary of the Board of Directors must observe the provisions of this paragraph and must report the same at the Meeting, which will be represented in the respective record, while none of the members of the Board of Directors nor the Auditors may perform these duties. The shares or share certificates will not be returned until after the Meeting has been conducted and after the entry pass is returned.

  FOURTEENTH ARTICLE. - The President of the Board of Directors shall preside over the Stockholders Meeting and, in the President's absence, the person designated by the stockholders present at the Meeting shall preside and the Secretary of the Board shall act as such at the Stockholders Meeting and in his absence, his alternate. The President shall designate two of the stockholders present to act as Tellers and if a legal quorum is constituted, the President shall declare the Meeting legally open and will proceed in accordance with the Agenda. The minutes shall be signed by the persons who act as President and Secretary and by the Statutory Auditor if he is present at the Meeting. An appendix shall assembled, which will include all the documents supporting the legality of the Meeting, and will include the following documents:

  a)- An issue of the newspaper in which the notice was published. b)- Attendance list and tally of the stockholders' vote. c)- The executed proxies, a summary signed by the Secretary and Tellers, regarding the proxies of those who acted in the Meeting as representatives of a stockholder, if their power was a general power. d)- A copy of the reports and deeds presented in the Meeting. If for any reason it is not possible to register the Minutes in the corresponding Book, the Minutes shall be elaborated outside of the corresponding Book and notarized before a Notary Public. The Minutes of the Extraordinary Meetings shall be notarized before a Notary Public and registered in the Public Property Registry, Commerce Section.

  FIFTEENTH ARTICLE.- A stockholder or group of stockholders holding at least ten percent of the shares with voting rights represented in a Meeting, may request that the voting be postponed with respect to any issue that they feel they do not have sufficient information on, in accordance with the terms and conditions set out in Article 199 of the General Law of Mercantile Corporations.

  Likewise, the stockholders holding 15 percent of the shares with voting rights at their respective Meetings, may directly initiate the action of civil responsibility against the administrators, as long as the requirements of Article 163 of the General Law of Mercantile Corporations are complied with. Said action may also be maintained against the Auditors and the members of the Auditors Board, also as long as all legal requirements are complied with.

  SIXTEENTH ARTICLE.- The resolutions of the Stockholders Meeting, adopted as provided in these Bylaws, are binding upon all stockholders as set out in the Fifth Article of these Bylaws, vesting in the Board of Directors the authority to enter into contracts, make decrees and gestures and to enter into the necessary contracts to execute any of the resulting accords from the Meeting.

  ADMINISTRATION OF THE CORPORATION.

  SEVENTEENTH ARTICLE . - The Corporation shall be administered, regulated and represented, with broad powers, except for those reserved for the General Stockholders Meetings and as set out in this document and in accordance with the provisions of the General Law of Mercantile Corporations, by a Board of Directors comprised of a minimum of thirteen members and by a maximum number of members which shall be established by the Stockholders Meeting, but not to exceed 20 proprietary Directors, of which 25 percent shall be independent. To determine the previously mentioned percentage, the Directors named by the Class "L" and "D" shareholders shall be counted, as long as the Directors comply with the requirements for Independent Directors as set out in the General Law of Mercantile Corporations. The Directors shall be the following: a President, a Vice-President, and one Secretary, all of which shall be elected at the Ordinary Shareholders Meeting; proprietary officers and their alternates as needed, in accordance with the provisions of the following article, in order to complete the agreed upon number for the Meeting, whether stockholders of the Corporation or not.

  EIGHTEENTH ARTICLE.- The direction and administration of the assets and dealings of the Corporation shall be assigned to a Board of Directors, which shall be comprised by a minimum of at least thirteen proprietary members and their respective alternates, including the Proprietary Directors and their respective alternates as designated in the Class "D" and "L" Special Meetings.

  The Alternate Directors for the Independent Directors must have this same characteristic.

  The designation of at least thirteen members of the Board of Directors and their respective alternates shall be made at the Ordinary Stockholders Meeting by a 50 percent vote of the stockholders of Class "B" common stock, and including in the designation, the Directors proposed by the Class "L" and Class "D" stockholders.

  To the number of Directors designated by the Class "B" stockholders, two additional directors and their respective alternates shall be added as designated by the Class "D" stockholders as well as two additional directors and their respective alternates shall be added as designated by the Class "L" stockholders.

  Any Class "B" stockholder or group of stockholders representing at least ten percent of the capital stock, shall have the right to designate one director and that director's alternate. The designation of Directors or Proprietary Directors made by the minority members can only be revoked if the designation of all the other Proprietary Directors are revoked as well.

  Each member and alternate of the Board of Directors shall guarantee the performance of their duties in accordance with the Stockholders Meeting. The guarantee shall remain until the persons appointed to replace them assume office and until the Stockholders Meeting approve the reports of the fiscal years in which they performed their duties.

  The compensation of the members of the Board of Directors and the Statutory Auditors, shall not have the characteristic of participation in the profits of the Corporation and shall not be conditioned on the availability of participating in the profits of the Corporation, reserving to the Meeting to determine the form and time of payment. The compensation shall be charged to profits and losses of the fiscal year where they performed their duties.

  NINETEENTH ARTICLE. - The Board of Directors shall meet whenever necessary and at least once every three months; the board will function validly under a quorum of the majority of its members and its resolutions shall be adopted by the majority vote of those members present at the respective Meeting; in the case of a tie, if a tie vote take place, the President shall cast the deciding vote. For every Meeting minutes of the proceeding shall be prepared, which shall be signed by the President and the Secretary of the Board of Directors or by their alternates, and any others in attendance may sign as well or by those whom the President determines should sign the record.

  The President of the Board, at least 25 percent of the Board of Directors or any of the Statutory Auditors of the Corporation, may call a Board Meeting.

  TWENTIETH ARTICLE. - During the President's accidental, temporary or permanent absences, the Vice-President will preside, and in the Vice-President's absence, the Statutory Auditors shall serve in their designated order. The alternate Directors, if any, will substitute for the Proprietaries with distinction if their presence is needed to form a quorum for the Board. If the designation of any Director is revoked pursuant to the second paragraph of Article 155 of the General Law of Mercantile Corporations, the Corporate Statutory Auditors shall designate provisional Directors; and this same procedure shall followed when the absence of any Director is caused by death, disability or any other cause.

  TWENTY-FIRST ARTICLE.- Each one of the Board Members shall guarantee the performance of their duties through a bond, depositing shares or cash, in the amount of Ps 1.00, with the treasury of the Corporation.

  TWENTY-SECOND ARTICLE. - The Board of Directors is the genuine representative body of the Corporation, and as such possesses the following powers: a)- For administrative purposes, any powers which are necessary to conduct all the operations, acts and contracts allowed by law, including obtaining bank and commercial loans, to grant credits and bonds in favor of third parties and to apply for any kind of credit documents under the terms of Article 9 of the General Law of Credit Titles and Operations. b).- For purposes of exercising control and dominion over the real and personal property assets of the Corporation, including its real and personal rights, the Corporation will also have broad powers, including the power to enter into mortgages, enter into trusts and to undertake any legal acts over said property as the title holders. c).- For purposes of representing the Corporation before all type of Judicial authorities an all types of businesses, the Board is given all inherent general powers needed to resolve disputes and collections and is also given all special powers even if they require a special clause under the law, including the power to initiate law suits and inquiries, to initiate immunity or amnesty suits and to defend itself against the same; become bound by arbitrators, absolve positions and re-question the same; enter into accords and transactions and any other power that falls under this concept of representation for resolving disputes and collections. This paragraph, as well as the preceding paragraphs, are governed by Article 2554 of the Civil Code for the Federal District, found in mercantile materials, and identical to Article 2453 of the Civil Code for the State of Chihuahua, whose text states as follows: "In the general provision for disputes and collections, it is enough that it be clearly stated that all general powers are granted and that all special powers which require a special clause in accordance with the law are also granted, and as a result it is understood that all such powers are granted without limitation. In the general provisions for the administration of assets, it shall be sufficient to express that such powers are granted, so that the empowered may exercise all types of administrative powers. In the general mandate to exercise acts of control and dominion, is shall be sufficient to express with the mandate that the empowered shall have all the powers of the owner as to the assets, including making all type of gestures with the goal of defending said assets. When it is desired that the above three powers be limited, the limitations will be set out or the powers will be special powers. The notaries will insert this Article in the records of the powers which are granted." d)- Generally, the power to execute the agreements reached at the General Stockholders Meetings and to undertake such acts and transactions as are deemed necessary to further the Corporation's interests, with the exception of those powers expressly reserved by law and by these Bylaws to the General Meetings. e)- The power to name general and special agents, to name the General Director, Directors, Managers and Sub-Managers, granting them the necessary powers which are deemed appropriate for the most efficient performance of their tasks; therefore, all or parts of the powers herein granted may be substituted, while at all times preserving its powers and preserving its ability to revoke any powers granted by the Corporation; f).- The power to designate delegates within its members to act on its behalf, or to act through its President. g)- The power to determine the manner in which certain votes, corresponding to the shares owned by the Corporation, should be cast at the Regular and Special Stockholders Meetings at which the Corporation is the majority holder of the shares.

  In addition to the aforementioned, the Board of Directors shall have the following non-assignable powers:

  I.- The power to resolve any issues relating to the temporary acquisition of the Corporation's shares through a charge to the "Reserve for the repurchase of own stock."

  II.- The power to resolve any issues relating to the subsequent replacement within the investor public of said shares of the Corporation.

  III.- The power to approve the transactions that arise in the due course of business and that are entered into between the Corporation and partners, between the Corporation and the persons who are part of the administration of the Corporation or with whom such persons maintain ties, or, maintain ties through a second degree of consanguinity or affinity, or spouses or mates; the purchase or sale of more than ten percent or more of the capital; the granting of guaranties for an amount greater than thirty five percent of the capital, as well as different transactions from the ones listed above which represent more than one percent of the capital of the Corporation.

  The members of the Board of Directors shall be responsible for the resolutions which are adopted in furtherance of the issues which are addressed in the preceding paragraph, except as established in Article 159 of the General Law of Mercantile Corporations.

  The above paragraphs are subject to the provisions of the Stock Market Law, Circulars issued by the National Securities Commission and any other legal dispositions or their modifications.

  TWENTY-THIRD ARTICLE. - Notwithstanding the previous Article, the Board of Directors shall require the prior authorization of the Ordinary Stockholders Meeting in order to approve the acquisition or transfer of shares or to exercise the right of withdrawal under the following circumstances:

  a) When the acquisition value of the shares of any other corporation, by means of one or more successive acquisitions, exceeds 20 percent of the net worth capital, according to the last financial statement of the controlling corporation. When the objectives of the controlling corporations are, aside from investment in shares or certificates of participation in other Corporations, to undertake industrial, commercial and services activities, the approval of the Stockholders Meeting shall not be required when shares are acquired of other corporations with similar activities relating to the manufacture, purchase and sale of any kind of tiles for construction; tiles and in general all kind of products manufactured with clay or its derivatives.

  b) When the value of selling price of shares of another corporation, by virtue of one or more successive offerings, exceeds 20 percent of the net worth capital, according to the last financial statement of the controlling corporation. When the objectives of the controlling corporations are, aside from investment in shares or certificates of participation in other Corporations, to undertake industrial, commercial and services activities, the prior approval of the Stockholders Meeting shall be required when the offering of the shares shall imply, by virtue of one or more successive offerings, the loss the control of the corporation who issued the shares, which activities are similar to the manufacture, purchase and sale of any kind of tiles for construction; tiles and in general all kind of products manufactured with clay or its derivatives.

  c) When the right of withdrawal in a corporation of variable capital represents, by virtue of one or more successive acts, the reimbursement of shares whose value exceeds 20 percent of the net worth capital, according to the last financial statement of the controlling Corporation.

  On the other hand, when a transaction involves a controlling corporation whose objectives are, aside from investment in shares or certificates of participation in other Corporations, to undertake industrial, commercial and services activities, the prior approval of the Stockholders Meeting shall be required when the offering of the shares shall imply, by virtue of one or more successive offerings, the loss the control of the corporation who issued the shares, which activities are similar to the manufacture, purchase and sale of any kind of tiles for construction; tiles and in general all kind of products manufactured with clay or its derivatives.

  The President of the Board of Directors, assisted by the Secretary, shall preside over the Stockholders Meeting and the Board of Directors Meetings and shall sign, in conjunction with the Secretary, the Minutes and any other certification or written records of the Corporation.

  TWENTY-FOURTH ARTICLE. - The Secretary of the Board of Directors shall be the Secretary of the Corporation; the Secretary will be in charge of keeping the minutes of the Board meetings as well as the minutes of the Stockholders Meeting and further will maintain all documents relating to the articles of incorporation and its modifications and additions; the Secretary shall also record the Minutes from the Meetings of the Board and of the Ordinary and Extraordinary Stockholders Meetings as well as keep an attendance list, and shall arrange everything relating to holding the General Meetings.

  MANAGEMENT OF THE CORPORATION

  TWENTY-FIFTH ARTICLE.- The direct management of the Corporation shall be entrusted to a General Director, one or more Directors, a General Manager and one or more Assistant Managers, who shall hold office for an indefinite term, and shall be appointed, and granted the necessary powers by the Board of Directors or by the President, which designation can be revoked by the Board of Directors when it is considered necessary.

  TWENTY-SIXTH ARTICLE. - The Directors and Managers shall guarantee the performance of their duties with a bond or shares of stock or cash for an amount of Ps 1.00, the above mentioned amount shall be deposited in the Corporation cashier. The deposit shall be released when their terms have expired the performance of their duties has been approved.

  BALANCE SHEET, PROFITS AND LOSSES

  TWENTY-SEVENTH ARTICLE.- The fiscal year of the Corporation shall last 12 months, in accordance with the dates establish by the Ordinary Stockholders Meeting.

  TWENTY-EIGHTH ARTICLE.- Upon the termination of each fiscal period, the general balance and financial statements of the Corporate business shall be prepared and submitted for review by the Directors and for approval by the Ordinary Stockholders Meeting.

  TWENTY-NINTH ARTICLE.- Upon the termination of each fiscal period, the accounts shall be closed and an inventory shall be prepared as to the corresponding assets, and the general balance and financial statements referred to in the previous Article shall be prepared, and the stockholders shall have the right to examine them ten days prior to the Ordinary Stockholders Meeting, which at said Meeting the corresponding documents shall be approved and to hall reside with the Secretary of the Board of Directors and within reach of as many stockholders as would like to use this power.

  THIRTIETH ARTICLE.- The annual net profits, once the respective amortization amounts, depreciation amounts, and charges and penalties have been deducted, shall be distributed as follows:

  a) Five percent shall be set aside to create the legal reserve, up to an amount equivalent to 20 percent of the capital stock.

  b) An amount determined by the Board of Directors shall be set aside from the net profits shall be set aside for the "Reserve for Repurchase of own stock."

  c) The balance shall remain at the disposal of the Stockholders Meeting. When the Stockholders Meeting declares a dividend in accordance with the provisions for payment of dividends set out in the Thirty-First Article of these Bylaws and these are not collected by the stockholders within a period of five years after the publication of the respective notice, the dividends will revert to the Corporation.

  THIRTY-FIRST ARTICLE. - If through a resolution of the Stockholders Meeting, the Corporation decrees dividends, these shall be subject to the following rules:

  The holders of Class "D" shares shall have the right to payment of dividends as set out in Articles 16 paragraph I, 112 and 117 of the General Law of Mercantile Corporations, under the same terms as the rest of the stockholders of the Corporation, once the minimum dividends are deducted as provided for under the terms of Article 113 of the General Law of Mercantile Corporations, in accordance with the following mechanism:

  a) Dividends shall not be assigned to the common stocks before a dividend is declared to Class "D" shares (Minimum Preferred Dividend) of Ps 0.025 per share, equivalent to five percent of the theoretical value of the Class "D" shares ( up to the amount of Ps 0.50). When in a fiscal year the Minimum Preferred Dividend is not declared or an amount inferior to the above mentioned amount is declared, the dividend or the amount not paid shall accrue and shall be paid as set out above in the following fiscal years.

  b) Once decreed, the payment referred in paragraph a) above, the General Ordinary Stockholders Meeting may decree the payment of additional dividends, in which case the holders of ordinary shares may receive the same amount received by the stockholders of the preferential shares, with the purpose that once the payment is made, all stockholders shall have received the same amount of dividends.

  c) Once the payment of dividends referred to in paragraph a) above is declared, the General Ordinary Stockholders Meeting may decree the payment of additional dividends, in which case the holders of common stocks may receive the same amount that the holders of preferred shares received, having the effect that once the payment has been made, all the shareholders shall have received the same amount of dividends.

  THIRTY-SECOND ARTICLE.- In accordance with Article 87 of the General Law of Mercantile Corporations, in the case of losses, at no time can the stockholders be required to cover or contribute toward said losses.

  SURVEILLANCE OF THE CORPORATION

  THIRTY-THIRD ARTICLE.- The surveillance of the Corporation shall be entrusted to one or more Statutory Auditors and their alternates as determined by the Ordinary Stockholders Meeting.

  The Statutory Auditors and their respective alternates may, or may not be, stockholders, but shall be subject to the exceptions set forth under Article 165 of the General Law of Mercantile Corporations; they shall be designated and removed freely by the stockholders at the Ordinary Stockholders Meetings, they may be reelected; they shall hold their posts for a year, but shall validly remain in their posts until their successors are appointed and take charge of their posts; each Statutory Auditor shall guarantee the fulfillment of his or her duties in the same manner as set forth for the Board of Directors and shall receive the compensation established by the Ordinary Stockholders Meeting.

  The holders of shares, with or without voting rights, representing at least ten percent of the capital stock, may designate a Statutory Auditor. The designation of such a Statutory Auditor may only be revoked if all the other designations of the remaining Statutory Auditors are also revoked.

  The Statutory Auditor or Auditors shall have the powers and responsibilities specified in the General Law of Mercantile Corporations. The temporary or permanent absence of a Statutory Auditor shall be covered by the alternate Statutory Auditor, and in the absence of any of the above-mentioned officials the Board of Directors, within three days from the date of these vacancies, shall call an Ordinary Stockholders Meeting to address the issue of electing new Statutory Auditors and their respective alternates.

  The Statutory Auditors shall be called to all the Meetings of those intermediary consulting bodies to which the Board of Directors may have delegated some power, as well as being called to the Meetings of the Board of Directors.

  THIRTY-FOURTH ARTICLE .- The Board of Directors shall form an Audit Committee that will be comprised of the number of Directors that the Board deem necessary, of which the President and the majority of the members should be independent and will have at their disposal the presence of the Statutory Auditors, who will attend the Meetings with the right to participate but without any right to vote.

  The Audit Committee referred to in the preceding paragraph, shall have, among others, the following functions:

  a) It will prepare an annual report as to its activities and present said report to the Board of Directors.

  b) It will issue an opinion as to transactions with insiders as set out in subparagraph d) of paragraph IV of Article 14-Bis-3 of the Stock Market Law.

  c) It will propose the use of independent specialist in those cases in which it judges it necessary, with the objective that they express their opinions as to transactions with insiders as set out in subparagraph d) of paragraph IV of Article 14-Bis-3 of the Stock Market Law.

  The Report of the Audit Committee shall be presented to the General Shareholders Meeting.

  THIRTY-FIFTH ARTICLE.- The Statutory Auditors, whether or not they are shareholders, in order to perform their duties, must present the same guaranties demanded by these Bylaws of the members of the Board of Directors, guaranties which will remain in effect until the performance of the Statutory Auditors shall be approved expressly or impliedly by the General Stockholders Meeting. The Statutory Auditors shall perform their duties under the terms set forth by the General Law of Mercantile Corporations and shall continue performing said duties even when their term has expired, as long as no new designations have been or the persons designated to take their place have not done so.

  DISSOLUTION AND LIQUIDATION OF THE CORPORATION

  THIRTY-SIXTH ARTICLE.- The Corporation shall be prematurely dissolved under the circumstances detailed in Article 229 of the General Law of Mercantile Corporations, or, if agreed to by the Stockholders Meeting, by the vote of at least 75 percent of the capital stock of the Corporation. If the Meeting is held pursuant to a second call, the dissolution may be approved by a majority of the votes which represent at least 51 percent of the capital stock of the Corporation.

  THIRTY-SEVENTH ARTICLE.- Once the dissolution of the Corporation has been decreed, the General Stockholders Meeting, shall, by a majority of votes, appoint one to three liquidators, and if this is not done, these liquidators will be named by a civil judge in the Corporation's state, after this action is requested, via the appropriate legal form, by any of the stockholders.

  THIRTY-EIGHTH ARTICLE.- The liquidators shall liquidate the Corporation, in accordance with the instructions of the Stockholders Meeting, or, if there are no such instructions, according to the following basis: I.- To conclude the operations, if it is possible, in the most convenient manner. II.- To elaborate the financial statements, to collect any credits and accounts payable and payment of debts. III.- To sell the assets, if necessary, to pay the liabilities and to distribute the balance among the stockholders, proportionally according to each stockholder's number of shares, unless the stockholders, through a resolution at the Meeting, resolve that the balance be divided in a different manner. IV.- To distribute the net liquid assets among the stockholders, proportionally according to the number of shares owned by each stockholder.

  THIRTY-NINTH ARTICLE . - The liquidator or liquidators shall act according to the guidelines determined by the Stockholders Meeting, or if no such guidelines are set, in accordance with the following provisions and subject to the provisions of the General Law of Mercantile Corporations, the liquidator or liquidators shall:

  a) Conclude the operations of the Corporation in a most convenient manner.

  b) Pay all the liabilities by disposing of as many of the assets of the Corporation as need be in order to discharge all debts and liabilities.

  c) Prepare a Final Liquidation Statement; and

  d) Once the Final Liquidation Statement is approved, the net liquid assets shall be distributed as follows:

  i) The Class "D" stockholders shall be paid the cumulative Minimum Preferred Dividend, equivalent to five percent over and above the theoretical value of their corresponding shares and which were not covered, as was indicated, prior to the distribution of the distributable residue.

  ii) Once the dividend mentioned in paragraph i) above is paid, the holders of shares of Class "D" shares shall be reimbursed for each share an amount equivalent to its theoretical value of Ps 0.50 per share.

  iii) Once the payments mentioned in paragraphs i) and ii) above have been made, one payment per share will be made to the holders of Class "B" and Class "L" shares, in an amount equivalent to the payments received by the holders of Class "D" shares, as set out in the previous two paragraphs.

  iv) The residue shall be distributed among the stockholder proportionally to the number and value of shares held by each stockholder. In the event of a discrepancy between the liquidators, the Statutory Auditor, shall call a Stockholders Meeting to resolve any discrepancy between the liquidators.

  FORTIETH ARTICLE.- The Ordinary and Extraordinary Stockholders Meetings shall be held under the same terms as those of the normal life of the Corporation. The notices for the General Stockholders Meeting, during the liquidation period, shall be issued by the liquidators or by the Statutory Auditors, under the same terms as during normal life of the Corporation through which the Board or the Statutory Auditors could issue said notices.

  FORTY-FIRST ARTICLE.- Anything not addressed in these Bylaws will be determined pursuant to the provisions of the General Law of Mercantile Corporations currently in effect.

  Exhibit 4.8

  Agreement to Furnish Debt Instruments

  EXHIBIT 4.8

  The Company hereby agrees to furnish to the Commission upon request a copy of any instrument with respect to long-term debt of the Company and its consolidated subsidiaries and for any of its unconsolidated subsidiaries for which financial statements are required to be filed with this Registration Statement on Form F-3 where the total of securities authorized under such instrument does not exceed ten percent of the total assets of the registrant and its subsidiaries on a consolidated basis.

  Dated: January 12, 2004

  INTERNATIONAL DE CERAMICA, S.A. DE C.V.

  By: /S/ VICTOR D. ALMEIDA GARCIA

  Victor D. Almeida Garcia,

  Chief Executive Officer

  Exhibit 5.1

  Opinion of United States Counsel

  EXHIBIT 5.1

  [OPINION OF MENDEL BLUMENFELD, LLP]

  January 12, 2004

  Internacional de Cerámica, S.A. de C.V.

  Ave. Carlos Pacheco 7200

  Chihuahua, Chih.

  México

  Re: Offering of American Depositary Shares in the United States

  Ladies and Gentlemen:

  We are acting as counsel to Internacional de Cerámica, S.A. de C.V. (the "Company"), a limited liability company with variable capital organized under the laws of the United Mexican States in connection with the proposed public offering in the United States by the Company of American Depositary Shares (the "ADSs") to holders of the Company's Common Units and Limited Voting Units (the "Units"). Each ADS represents five of the Company's Common Units or Limited Voting Units. Common Units are each comprised of two shares of the Company's Series B Common Stock and each Limited Voting Unit is comprised of one share of Series D Dividend Preference Stock and one share of Series L Limited Voting Stock. The Common Unit and Limited Voting Unit ADSs will be evidenced by related American Depositary Receipts (the "ADRs") issuable pursuant to a deposit agreement relating to the ADSs among the Company, Citibank, N.A., as depositary, and holders from time to time of the ADRs.

  We are giving this opinion in connection with the Registration Statement on Form F-3 (as it may hereafter be amended, the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") on or about January 12, 2004, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to them in the Registration Statement.

  We have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon statements or certificates of public officials or representatives of the Company and others. Any change in applicable laws or facts and circumstances relating to the Registration Statement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

  We have further assumed that (i) the Capital Increase will be approved by the shareholders of the Company at the General Meeting in an amount sufficient to permit the issuance of the securities contemplated by the Registration Statement, (ii) at the time the New Units and New ADSs are offered or issued as contemplated by the Registration Statement, the Registration Statement will be effective and will comply with all applicable laws, (iii) the terms of all securities offered or issued as contemplated by the Registration Statement will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Company will authorize the offering and issuance of the securities and will take any other appropriate additional corporate action in furtherance thereof, and (vi) certificates, if required, representing the securities will be duly executed and delivered and, to the extent required, duly authenticated and countersigned.

  Assuming that the Deposit Agreement is duly authorized by the Depositary and that the Depositary has full power, authority and legal right to enter into the Deposit Agreement and to perform its obligations thereunder, and assuming that (A) the Series B Shares comprising the Common Units which are represented by the ADSs have been or will be duly authorized and validly issued and are fully paid and nonassessable, (B) the Series D Shares and Series L Shares comprising the Limited Voting Units which are represented by the ADSs have been or will be duly authorized and validly issued and are fully paid and nonassessable, and (C) such Common Units and Limited Voting Units have been or will be duly deposited with the Custodian on behalf of the Depositary under and in accordance with all applicable laws and regulations, and subject to the other limitations, qualifications and assumptions set forth herein, it is our opinion that upon due issuance by the Depositary of ADRs evidencing ADSs against the deposit of the Common Units and the ADSs against the deposit of the Limited Voting Units in respect thereof issuable in the Rights Offering in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled, subject to the provisions of Mexican law, the Bylaws, the Deposit Agreement and the terms of the Series B Shares, the Series D Shares and the Series L Shares, to the rights specified therein.

  The opinions expressed herein are limited to the federal law of the United States.

  We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Validity of Securities" in the Prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the 1933 Act.

  The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

  Yours very truly,

  /S/ MENDEL BLUMENFELD, LLP

  Exhibit 5.2

  Opinion of Mexican Counsel

  EXHIBIT 5.2

  [OPINION OF ABOGADOS MESTA Y ASOCIADOS, S.C., MEXICAN COUNSEL TO THE COMPANY]

  January 12, 2004

  Internacional de Cerámica, S.A. de C.V.

  Ave. Carlos Pacheco 7200

  Chihuahua, Chih.

  México

  Re: Internacional de Ceramica, S.A. de C.V.

  We are acting as Mexican counsel to Internacional de Cerámica, S.A. de C.V. (the "Company"), a limited liability company with variable capital (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Mexico") in connection with the offering (the "Rights Offering") of an aggregate of 32,800,000 New Common Units and Limited Voting Units (collectively, the "New Units") to holders of record of the Company's currently outstanding Common Units and Limited Voting Units (collectively the "Units"), including holders of Units represented by American Depositary Shares, as of 4:00 p.m., New York time on February 2, 2004 (the "Record Date") pursuant to statutory preemptive rights granted holders of the Company's securities under the laws of Mexico. In the Rights Offering, holders of Units, including holders of Units represented by American Depositary Shares, will be entitled to purchase 0.6295076 New Units for every Unit held as of the Record Date. New Units remaining unsubscribed following the expiration of the Rights Offering may be issued and sold by the Company directly to one or more holders of Units, including holders of Units represented by American Depositary Shares (the "Extended Offering"). We are also acting as Mexican counsel to the Company in connection with the Extended Offering.

  We are giving this opinion in connection with the registration statement on Form F-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on or about January 12, 2004 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended and the rules and regulations thereunder (the "1933 Act").

  Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to them in the Registration Statement.

  We have examined the original, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examination, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We have also assumed that a capital increase will be approved by the shareholders of the Company sufficient to permit the issuance of the securities contemplated by the Registration Statement. As to various questions of fact relevant to such opinion, we have relied upon statement or certificates of public officials or representatives of the Company and others.

  We express no opinion as to the laws of any jurisdiction other than Mexico.

  Based upon the foregoing, we are of the opinion that:

  1. The Company has been duly organized and is validly existing as a limited liability company with variable capital under the laws of the United Mexican States.

  2. The New Units, including the New Units underlying the New ADSs, when issued and sold in accordance with the terms of the described in the Registration Statement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Validity of Securities" in the Prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in category of such person whose consent is required under Section 7 of the 1933 Act.

  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

  Yours Very Truly,

  /S/ LUIS FERNANDO MESTA

  Exhibit 8.1

  Tax Opinion of United States Counsel

  EXHIBIT 8.1

  [OPINION OF MENDEL BLUMENFELD, LLP

  AS TO CERTAIN UNITED STATES FEDERAL TAX MATTERS]

  January 12, 2004

  Internacional de Cerámica, S.A. de C.V.

  Ave. Carlos Pacheco 7200

  Chihuahua, Chih.

  México

  Re: Offering of American Depositary Shares in the United States

  Ladies and Gentlemen:

  We are acting as counsel to Internacional de Cerámica, S.A. de C.V. (the "Company"), a limited liability company with variable capital organized under the laws of the United Mexican States in connection with the proposed public offering in the United States by the Company of American Depositary Shares (the "ADSs") to holders of the Company's Common Units and Limited Voting Units (the "Units"). Each Common Unit ADS and Limited Voting Unit ADS represents five of the Company's Common Units or Limited Voting Units, respectively. Common Units are each comprised of two shares of the Company's Series B Common Stock and each Limited Voting Unit is comprised of one share of Series D Dividend Preference Stock and one share of Series L Limited Voting Stock. The Common Unit and Limited Voting Unit ADSs will be evidenced by related American Depositary Receipts (the "ADRs") issuable pursuant to a deposit agreement relating to the ADSs among the Company, Citibank, N.A., as depositary, and holders from time to time of the ADRs.

  We are giving this opinion with respect to certain United States federal income tax matters in connection with the Registration Statement on Form F-3 (as it may hereafter be amended, the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") on or about January 12, 2004, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to them in the Registration Statement.

  We have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon statements or certificates of public officials or representatives of the Company and others. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. In addition, our opinion relies upon the opinion of Abogados Mesta y Asociados, S.C. addressed to the Company, dated on or about the date hereof, addressing certain aspects of Mexican law. Any change in applicable laws or facts and circumstances relating to the Registration Statement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

  Based upon and subject to the foregoing, we hereby confirm that the portions of the section contained within the Prospectus captioned "Taxation-United States Taxes" reflect our opinion regarding the United States federal income tax consequences of the grant, exercise and lapse of the ADS Rights and the ownership and sale of Units and ADSs by a US Holder, subject to the qualifications and limitations set forth therein. No opinion is expressed on any matters other than those specifically referred to herein.

  The opinions expressed herein are limited to the federal law of the United States.

  We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the 1933 Act.

  The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

  Yours very truly,

  /S/ MENDEL BLUMENFELD, LLP

  Exhibit 8.2

  Tax Opinion of Mexican Counsel

  EXHIBIT 8.2

  [OPINION OF ABOGADOS MESTA Y ASOCIADOS, S.C., MEXICAN COUNSEL TO THE COMPANY REGARDING CERTAIN MEXICAN TAX MATTERS]

  January 12, 2004

  Internacional de Cerámica, S.A. de C.V.

  Ave. Carlos Pacheco 7200

  Chihuahua, Chih.

  México

  Re: Internacional de Ceramica, S.A. de C.V.

  We are acting as Mexican Counsel to Internacional de Ceramica, S.A. de C.V. (the "Company"), and we have reviewed the discussion of the Mexican tax consequences set forth in the prospectus of the Company forming a part of the Company's Registration Statement on Form F-3 filed with the Securities and Exchange Commission on or about January 12, 2004 (the "Registration Statement"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to them in the Registration Statement.

  We have examined the original, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examination, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies and submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon statements or certificates of public officials or representatives of the Company and others.

  We express no opinion as to the laws of any other jurisdiction other than Mexico.

  The discussion set forth in the prospectus forming a part of the Registration Statement under the caption "Taxation - Mexican Taxes" constitutes our opinion of the material Mexican tax consequences of the ownership and disposition of New Units and New ADSs, in each case, by a person that is not resident of Mexico.

  Our opinion is based and conditioned upon the initial and continuing accuracy of the facts set forth in the prospectus forming a part of the Registration Statement. Our opinion is also based upon existing provisions of Mexican law and interpretations thereof, which are subject to change with prospective or retroactive effect, and such opinion could be adversely affected or rendered obsolete by any such change.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such person whose consent is required under Section 7 of the 1933 Act.

  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

  Yours Very Truly,

  /S/ LUIS FERNANDO MESTA

  Exhibit 23.3

  Consent of Auditors

  EXHIBIT 23.3

  [CONSENT OF MANCERA, S.C., A MEMBER PRACTICE OF ERNST & YOUNG GLOBAL, INDEPENDENT AUDITORS]

  We consent to the reference to our firm under the captions "Summary Consolidated Financial Information," "Selected Financial Data" and "Experts" in the Registration Statement (Form F-3) and related Prospectus of Internacional de Cerámica, S.A. de C.V. for the registration of 32,800,300 of its Common Units and Limited Voting Units and to the incorporation by reference therein of our report dated February 3, 2003 with respect to the consolidated financial statements and schedules of Internacional de Cerámica, S.A. de C.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

  Mancera, S.C.

  A Member Practice of

  Ernst & Young Global

  /S/ AMERICO DE LA PAZ DE LA GARZA

  Américo de la Paz de la Garza

  Chihuahua, Chih., Mexico

  January 12, 2004

  Exhibit 99.2

  Shareholder Subscription Materials

  Internacional de Cerámica, S.A. de C.V.

  January ___, 2004

  To Securities Dealers, Commercial Banks, Trust Companies

  and Other Nominees which are registered owners of either

  the Common Units, the Limited Voting Units or the American

  Depositary Shares of Internacional de Cerámica, S.A. de C.V.:

  Enclosed on behalf of Internacional de Cerámica, S.A. de C.V. (the "Company"), a limited liability company with variable capital organized under the laws of the United Mexican States, is a prospectus dated January __, 2004 (the "Prospectus") which describes the offer (the "Offering") of the Company to sell to its existing securities holders certain additional securities, depending on the type of security owned by the holder at the close of business on February 2, 2004 (the "Record Date"). Although the Offering is being made to holders of the Company's (i) Common Units, each comprised of two shares of the Company's Series B Common Stock, without par value (the "Common Units"), and (ii) Limited Voting Units, each comprised of one share of the Company's Series D Dividend Preference Stock, without par value, and one share of the Company's Series L Limited Voting Stock, without par value (the "Limited Voting Units" and, collectively with the Common Units, the "Units"), the Company is making the Offering available also to holders of American Depositary Shares (A) representing five Common Units (the "Common Unit ADSs") or (ii) representing five Limited Voting Units (the "Limited Voting Unit ADSs" and, collectively with the Common Unit ADS, the "ADSs").

  Each beneficial owner of a Common Unit registered in your name will be entitled to purchase 0.6295076 new Common Units for every Common Unit held by the beneficial owner on the Record Date. For a beneficial owner of Common Unit ADSs registered in your name, the right will be to purchase 0.6295076 new Common Unit ADSs for every Common Unit ADS held by the beneficial owner on the Record Date.

  Each beneficial owner of a Limited Voting Unit registered in your name will be entitled to purchase 0.6295076 new Limited Voting Units for every Limited Voting Unit held by the beneficial owner on the Record Date. For a beneficial owner of Limited Voting Unit ADSs registered in your name, the right will be to purchase 0.6295076 new Limited Voting Unit ADSs for every Limited Voting Unit ADS held by the beneficial owner on the Record Date.

  Because no fractional Units or ADSs will be issued, a beneficial owner of Common Units registered in your name will need to own at least two Common Units to purchase one Common Unit in the Offering, and to own at least two Common Units to purchase one Limited Voting Unit in the Offering. A beneficial owner of Common Unit ADSs registered in your name will need to own at least two Common Unit ADSs to acquire one Common Unit ADS and one Limited Voting Unit ADS, respectively, in the Offering. For a beneficial owner of Limited Voting Units registered in your name to acquire one Limited Voting Unit in the Offering, the person will need to hold at least two Limited Voting Units, and for a beneficial owner of Limited Voting Unit ADSs registered in your name to acquire one Limited Voting Unit ADS in the Offering, the person will need to hold at least two Limited Voting Unit ADSs.

  The subscription price for both Common Units and Limited Voting Units in the Offering is expected to be US $1.2844 per Unit (subject to approval and final determination by the board of directors of the Company at its meeting expected to be held on January 29, 2004). The subscription price for both Common Unit ADSs and Limited Voting Unit ADSs in the Offering will equal US $6.422 (or five times the Subscription Price for Units to reflect that each ADS represents five Units). Payment of the subscription price for ADSs purchased in the Offering shall be made to Citibank, N.A., depositary for the ADSs, in United States dollars ("Dollars"). Purchasers of Units in the Offering will be required to make payment in Pesos and purchasers of ADSs in the Offering will be required to make payment in Dollars.

  The right to subscribe for Units or ADSs in the Offering is not transferable and will not be represented by separate instrument.

  The Company is asking you to contact your clients for whom you hold either Common Units, Limited Voting Units, Common Unit ADSs or Limited Voting Unit ADSs (collectively, the "Company Securities") registered in your name or in the name of your nominee to obtain instructions with respect to the exercise of rights in the Offering. The Depositary will reimburse you at the customary rate for forwarding materials to your clients.

  Enclosed are copies of the following documents:

  1. The Prospectus;

  2. A form of letter you can send to your clients who are beneficial owners of Units registered in your name or in the name of your nominee;

  3. A form of letter you can send to your clients who are beneficial owners of ADSs registered in your name or in the name of your nominee;

  4. A letter from the Company to the holders of Company Securities describing the Offering;

  5. A return envelope addressed to the Depositary with respect to purchases of ADSs.

  Your prompt attention is requested. The Offering will expire on February 18, 2004, unless otherwise extended (the "Expiration Date"). Rights must be exercised and payment must be made in full for all rights exercised prior to (i) with respect to Units, 3:00 p.m. Mexico City time, and (ii) with respect to ADSs, 4:00 p.m., New York, New York time, on the Expiration Date.

  Questions regarding the Offering and requests for additional copies of the enclosed materials should be directed to the Depositary at 1 (800) 422-2066.

  Nothing herein or in the enclosed documents will constitute you or any person as an agent of the Company, the Depositary or any other person making or deemed to be making offers of Company Securities in the Offering, or authorize you or any other person to make any statements on behalf of any of them with respect to the Offering, except for statements expressly made in the Prospectus or the Subscription Certificates. The Offering has been registered under the Securities Act of 1933, as amended.

  Very truly yours,

  INTERNACIONAL DE CERAMICA, S.A. de C.V.

  January __, 2004

  Dear Shareholder:

  On behalf of the Board of Directors (the "Board") of Internacional de Cerámica, S.A. de C.V. (the "Company"), a limited liability company with variable capital organized under the laws of the United Mexican States, we are pleased to enclose a prospectus which describes the offer (the "Offering") of the Company to sell to its existing securities holders certain additional securities, depending on the type of security owned by the holder at the close of business on February 2, 2004 (the "Record Date"). Although the Offering is being made to holders of the Company's (i) Common Units, each comprised of two shares of the Company's Series B Common Stock, without par value (the "Common Units"), and (ii) Limited Voting Units, each comprised of one share of the Company's Series D Dividend Preference Stock, without par value, and one share of the Company's Series L Limited Voting Stock, without par value (the "Limited Voting Units" and, collectively with the Common Units, the "Units"), the Company is making the Offering available also to holders of American Depositary Shares (i) representing five Common Units (the "Common Unit ADSs") or (ii) representing five Limited Voting Units (the "Limited Voting Unit ADSs" and, collectively with the Common Unit ADSs, the "ADSs").

  SUMMARY TERMS OF THE RIGHTS OFFERING

  • Each holder of a Common Unit will receive the right to purchase 0.6295076 new Common Units for every Common Unit held by the holder on the Record Date. For a holder of Common Unit ADSs, the right will be to purchase a New ADS consisting of 0.6295076 new Common Unit ADSs for every Common Unit ADS held by the holder on the Record Date.

  • Each holder of a Limited Voting Unit will receive the right to purchase 0.6295076 new Limited Voting Units for every Limited Voting Unit held by the holder on the Record Date. For a holder of Limited Voting Unit ADSs, the right will be to purchase 0.6295076 new Limited Voting Unit ADSs for every Limited Voting Unit ADS held by the holder on the Record Date.

  • Because no fractional Units or ADSs will be issued, a holder of Units will need to own at least two Common Units or Limited Voting Units to purchase one Common Unit or Limited Voting Unit, respectively, in the offering. A holder of ADSs will need to own at least two Common Unit ADSs or Limited Voting Unit ADSs to acquire one Common Unit ADS and one Limited Voting Unit ADS, respectively, in the offering.

  • The subscription price for each New Unit is $1.2844 (subject to approval and final determination by the board of directors of the Company at its meeting scheduled to be held on January 29, 2004). The subscription price for both Common Unit ADSs and Limited Voting Unit ADSs in the Offering is $6.25 (or five times the Subscription Price for Units to reflect that each ADS represents five Units). Payment of the subscription price for ADSs purchased in the Offering shall be made to Citibank, N.A., depositary for the ADSs, in United States dollars ("Dollars"). Purchasers of Units in the Offering will be required to make payment in Pesos and purchasers of ADSs in the Offering will be required to make payment in Dollars.

  • The rights are not transferable and will not be represented by separate instrument. Only holders of record on the Record Date will be eligible to participate.

  • The Offering will expire on February 18, 2004, unless otherwise extended (the "Expiration Date"). Rights must be exercised and payment must be made in full for all rights exercised prior to (i) with respect to Units, 3:00 p.m. Mexico City time, and (ii) with respect to ADSs, 4:00 p.m., New York, New York time, on the Expiration Date. Units not subscribed for in the Offering may be offered by the Company to such holders as it may in its discretion determination in an extended offering which will commence following the Expiration Date and terminate at 4:00 p.m., New York, New York time on February 20, 2004, or, if later, two days following the Expiration Date.

  The enclosed prospectus describes the rights of holders of Units and ADSs, and the applicable procedures to exercise your rights in the offering. If you hold Units directly through registration with the Company, you should complete and return the enclosed green subscription card to the Company, together with payment for the subscribed Units by a check in Pesos, drawn on a Mexican bank. If you hold ADSs directly through registration with the Depositary, you should complete and return the enclosed blue subscription card to the Depositary, together with payment for the subscribed ADSs by a money order or a check in Dollars, drawn on a bank located in the United States. Additionally, payments made in Pesos are subject to certain assumptions and adjustments in order to ensure sufficiency of payments to reflect the exchange rate in effect on February 14, 2004. If you hold Units or ADSs through a broker or other intermediary, you must contact the broker or intermediary in order to exercise your rights in the Offering.

  Units purchased in the Offering will not trade on the New York Stock Exchange, Inc. (the "NYSE") or any other United States securities exchange or market, although both the Common Units and Limited Voting Units acquired in the Offering will be tradable on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange"). Common Unit ADSs acquired in the Offering will not be tradable on the NYSE or any other United States securities exchange or market or on the Mexican Stock Exchange; however, Limited Voting Unit ADSs acquired in the Offering will be admitted for trading on the NYSE.

  We thank our shareholders for their support of and interest in the Company, and any questions regarding the Offering should be directed to the Depositary at 1 (800) 422-2066.

  Very truly yours,

  Oscar Almeida Chabre                     Víctor Almeida García

  Chairman of the Board                   Chief Executive Officer

  ADS Rights Offering

  by

  Internacional de Ceramica, S.A. de C.V.

  January __, 2004

  To Our Clients who are beneficial owners of

  American Depositary Shares (ADSs")

  representing Common Units and/or Limited Voting Units,

  as applicable, of Internacional de Ceramica, S.A. de C.V. ("Shares"):

  Internacional de Ceramica, S.A. de C.V. (the "Company") has announced that it is offering to holders of its Shares rights to subscribe for newly issued Common Units and Limited Voting Units (the "Units"). The Company has arranged with Citibank, N.A., as depositary (the "Depositary") under the deposit agreements applicable to the Common Unit ADSs and the Limited Voting Unit ADSs, to make available to Holders of ADSs rights (the "ADS Rights") to subscribe for newly issued ADSs (the "ADS Rights Offering").

  In connection with the ADS Rights Offering, we enclose the following materials for your review:

  1. The Company's Prospectus, dated January __, 2004;

  2. The Depositary's Notice of ADS Rights Offering; and,

  3. An ADS Rights Subscription Instructions Form authorizing us to exercise your ADS Rights on your behalf.

  If you wish to exercise any or all of your ADS Rights, you should:

  Complete, sign and return to us the ADS Rights Subscription Instructions Form; and,

  Remit full payment of the ADS Subscription Price to us for the aggregate number of newly-issued ADSs for which you wish to subscribe prior to the ADS Rights Expiration Date.

  Upon receipt of your ADS Rights Subscription Instructions Form and payment of the applicable ADS Subscription Price, we will:

  Enter your Subscription Instructions through DTC's system for subscription of rights of this type; and

  Remit full payment to the Depositary of the ADS Subscription Price.

  ADS Rights Record Date: 4:00 P.M. (New York City time) on February 2, 2004.

  Deadline for Payments to Depositary: 2:15 P.M. (New York City time) on February 16, 2004.

  ADS Rights Expiration Date: 4:00 P.M. (New York City time) on February 18, 2004.

  DEPOSITARY'S NOTICE

  OF

  ADS RIGHTS OFFERING

  BY

  INTERNACIONAL DE CERAMICA, S.A. DE C.V.

ADSs:	Common Unit and Limited Voting Unit American Depositary Shares, as applicable, evidenced by American Depositary Receipts ("ADRs")
ADS CUSIP Nos.:	458847209 and 458847506
Deposited Shares:	Common Units ("Common Units") and/or Limited Voting Units (the "Limited Voting Units"), as applicable, of Internacional de Ceramica, S.A. de C.V., a limited liability company with variable capital organized and existing under the laws of the United Mexican States (the "Company").
ADS Ratio:	5 Common Units or 5 Limited Voting Units, as applicable, to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Shares:	Banco Nacional de Mexico, S.A.
Deposit Agreements:	Deposit Agreements with respect to the Common Units and with respect to the Limited Voting Units among the Company, the Depositary, and all Holders from time to time of ADRs issued thereunder.
ADS Rights Record Date:	4:00 P.M. (New York City time) on February 2, 2004.
ADS Rights Offering Commencement Date:	9:30 A.M. (New York City time) on February 3, 2004
ADS Rights Expiration Date:	4:00 P.M. (New York City time) on February 18, 2004.
ADS Rights:	For each ADS held on the ADS Record Date, Holders will be entitled to purchase 0.6295076 ADS Rights. One ADS Right plus the ADS Subscription Price will be required to subscribe for each New ADS. No fractional New ADSs will be issued. No fractional ADS Rights will be distributed.
Transferability of ADS Rights:	ADS Rights are not transferable. ADS Rights not exercised prior to the ADS Rights Expiration Date will lapse.
ADS Subscription Price:	The subscription price is US $6.422 per new ADS. Payment for New ADSs will be accepted only in dollars.

  In order to exercise your ADS Rights and subscribe for New ADSs, you must deliver to the Depositary the completed and signed ADS Rights Subscription Instructions Form along with full payment of the applicable ADS Subscription Price prior to the ADS Rights Expiration Date.

  The Company has announced that it is offering to holders of record of its Common Units and its Limited Voting Units rights to subscribe ("Rights") for New Common Units. The Company has arranged with the Depositary to make the Rights available under the terms of the Deposit Agreements to Holders of ADSs in the form of ADS Rights. A copy of the Prospectus prepared by the Company, dated January __, 2004 (the "Prospectus"), which includes a description of the terms of the offering of ADS Rights (the "ADS Rights Offering"), has been enclosed for your consideration at the request of the Company.

  Holders of record of ADSs as of the ADS Rights Record Date (as reflected in the books and records of the Depositary ) (the "Holders") will be entitled, subject to the terms and conditions set forth herein and in the Prospectus, to exercise all or part of their ADS Rights. However, ADS Rights subscriptions will be accepted only for whole numbers of New ADSs. No fractional New ADSs will be issued. ADS Rights are not transferable and may not be exercised by, sold or assigned to, any third parties.

  In order to exercise ADS Rights and subscribe for New ADSs, Holders of ADS Rights must deliver the following to the Depositary (at the indicated address) prior to the ADS Rights Expiration Date: (I) completed and signed subscription instructions on the ADS Rights Subscription Form enclosed; and (II) payment in full of the ADS Subscription Price (as described below) for each New ADS subscribed in U.S. dollars, by unendorsed certified check drawn on a U.S. bank made payable to the order of Citibank, N.A. - ADR Depositary.

  Payment for New ADSs must be made in U.S. dollars. The Depositary will not accept payment for New ADSs in any foreign currency. The ADS Subscription Price applicable to a Holder exercising ADS Rights is $6.422 per New ADS. Valid Subscriptions received by the Depositary after 2:15 p.m. (New York City time) on any day will be deemed received on the next business day in New York. Payment for New ADSs must be received by the Depositary by 2:15 P.M. (New York City time) on February 16, 2004.

  If the funds delivered by a subscribing Holder to the Depositary exceed the applicable ADS Subscription Price, the Depositary shall promptly after the ADS Rights Expiration Date return such excess funds in U.S. dollars (without interest) to the Holder entitled to such excess funds. In the event the funds delivered to the Depositary are less than the applicable ADS Subscription Price, Holders will be required to pay promptly the U.S. dollar equivalent of any shortfall, including interest and expenses, to the Depositary. If a Holder fails to pay any such shortfall, the Depositary shall be entitled to sell the New ADSs held for the account of such Holder and to use the proceeds of such sale to cover the shortfall (including interest and expenses).

  COMPLETED AND SIGNED ADS RIGHTS SUBSCRIPTION FORMS AND PAYMENT IN FULL OF THE ADS SUBSCRIPTION PRICE MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE ADS RIGHTS EXPIRATION DATE. FAILURE TO MAKE TIMELY DELIVERY OF COMPLETED AND SIGNED ADS RIGHTS SUBSCRIPTION FORMS AND PAYMENT IN FULL OF THE ADS SUBSCRIPTION PRICE WILL RESULT IN THE LAPSE OF ADS RIGHTS. HOLDERS OF LAPSED ADS RIGHTS WILL HAVE NO RIGHTS IN RESPECT OF THE CORRESPONDING RIGHTS.

  The Prospectus has been prepared by the Company and is being forwarded to Holders of ADSs as of the ADS Rights Record Date by the Depositary at the request of the Company. Holders of ADSs who are not the ultimate beneficial owners of the ADSs held are requested to forward the Prospectus to such beneficial owners of the ADSs. ADS Rights can be exercised only by the Holders of the ADSs as of the ADS Rights Record Date upon the terms described herein and in the Prospectus.

  Citibank, N.A. is forwarding this information (and the related Prospectus and ADS Rights Subscription Form) solely in its capacity as Depositary under the terms of the Deposit Agreement (and not in any other capacity). Citibank, N.A. has not reviewed the Prospectus (nor performed any due diligence in respect of the content thereof) and, as a result, disclaims any responsibility with respect to the accuracy or adequacy of any information so forwarded. Neither Citibank, N.A. nor any of it affiliates express any opinion with respect to the securities which are the subject of the ADS Rights Offering. Nothing contained herein or in any materials enclosed herewith is intended as, nor should it be construed as, a recommendation or endorsement by Citibank, N.A. or any of its affiliates to invest in any country or security or as a reference, recommendation or endorsement by Citibank, N.A. or any of its affiliates of any security, person or entity.

  The rights and obligations of Holders and beneficial owners of ADSs (including, without limitation, New ADSs) are set forth in the applicable Deposit Agreement. A copy of each Deposit Agreement is on file with the Securities and Exchange Commission and can be obtained from the Depositary.

  If you have any questions about the way in which to exercise your ADS Rights, please contact Citibank, N.A. Shareholder Services at 1 (877) 248-4237 (1-877-CITI-ADR).

  This ADS Rights Subscription Instructions Form must be signed and completed and returned to your securities intermediary (i.e., your broker or your custodian) along with payment in full of the ADS Subscription Price in time to enable the securities intermediary to act on your behalf before the ADS Rights Expiration Date.

  ADS RIGHTS SUBSCRIPTION INSTRUCTIONS FORM

  INTERNACIONAL DE CERAMICA, S.A. DE C.V. (the "Company")

  ADS CUSIP Nos.: 458847209 and 458847506

  ADS Rights Record Date: 4:00 P.M. (New York City time) on February 2, 2004.

  Deadline for Payments to Depositary: 2:15 P.M. (New York City time) on February 16, 2004.

  ADS Rights Expiration Date: 4:00 P.M. (New York City time) on February 18, 2004.

  ADS Rights Offering Specifics: Please refer to the Company's Prospectus enclosed herewith.

  Depositary: Citibank, N.A.

  Deposited Securities: (a) Common Units, each comprised of two shares of Series B Common Stock of the Company and/or (b) Limited Voting Units, each comprised of one share of Series L Limited Voting Stock and one share of Series D Dividend Preference Stock, as applicable of the Company.

  Custodian: Banco Nacional de Mexico, S.A.

  ADS Subscription Price: U.S. $6.422 per new ADS.

  The undersigned beneficial owner, as of the ADS Rights Record Date, of the ADS Rights to subscribe for new ADSs identified on the reverse side hereof acknowledges receipt of a copy of the Depositary's Notice of ADS Rights Offering, the Company's Prospectus, dated January __, 2004, and hereby irrevocably instructs the exercise of the ADS Rights indicated on the reverse side hereof.

  Beneficial owners of ADS Rights are entitled to give instructions as to the exercise of all or part of the ADS Rights at such beneficial owner's discretion. However, subscriptions will be accepted only for whole numbers of new ADSs. NO FRACTIONAL NEW ADSs WILL BE ISSUED. Subscriptions submitted for fractional new ADSs will be rounded down to the nearest lower whole number of ADSs. New ADSs resulting from the rounding of fractional New ADSs may be sold by the Company thereto upon the terms set forth in the Company's Prospectus enclosed herein. Valid subscriptions received by the Depositary after 2:15 P.M. (New York City time) on any day will be deemed received on the next business day in New York.

  Please indicate on the reverse side of this form the number of ADS Rights of to be exercised on your behalf.

ADS RIGHTS SUBSCRIPTION INSTRUCTIONS FORM
ADS RIGHTS: [LABEL]
  Subscription by beneficial owners of ADSs held through our account at DTC: As a beneficial owner of the ADS Rights identified above, I hereby irrevocably subscribe to the following number of new ADSs:

  Total new ADSs subscribed: _________________ (please fill in)

  multiplied by x

  ADS Subscription Price per new ADS: $_____ per new ADS

  Total ADS Subscription Price: $________________ (please fill in)

  Please deliver payment in the amount of the Total ADS Subscription Price, along with this Subscription Instructions Form, properly completed and signed, to your securities intermediary.

  Certification: The undersigned hereby certifies that the information provided on this ADS Rights Subscription Instructions Form is true and correct, that the undersigned has the right and Authority to subscribe for the new ADSs, and that, if executing on behalf of a beneficial owner, the undersigned has forwarded all relevant materials to such beneficial owner. The undersigned understands and agrees that in the event the ADS Subscription Price remitted is less than the ADS Subscription Price applicable to the exercise of the ADS Rights, the undersigned will be required promptly to pay the amount of such shortfall (including any applicable interest and expenses).

  1. Print Name of subscribing beneficial owner:______________________________________

  2. Signature:_________________________________________________________________

  3. Capacity:__________________________________________________________________

  (Individual/Authorized Representative/Officer)

  4. Daytime Telephone No.:______________________________________________________

  5. Date of Execution:__________________________________________________________

  Internacional de Cerámica, S.A. de C.V.

  SUBSCRIPTION CARD FOR AMERICAN DEPOSITARY SHARES

  The person executing this card (the "Subscribing Holder") represents and warrants that it is a registered holder of the American Depositary Shares representing Common Units ("CU ADSs") and/or Limited Voting Units ("LVU ADSs") of Internacional de Cerámica, S.A. de C.V. (the "Company") as described on Form 1 on the reverse of this card. As a holder of CU ADSs, the Subscribing Holder is subscribing for the number of CU ADSs as described on Form 2 on the reverse of this card. As a holder of LVU ADSs, the Subscribing Holder is subscribing for the number of LVU ADSs as described on Form 3 on the reverse of this card.

  Holders of CU ADSs are entitled to purchase 0.6295076 new CU ADSs for every CU ADS held by them. Holders of LVU ADSs are entitled to purchase 0.6295076 new LVU ADSs for every LVU ADS held by them. Fractional ADSs will not be issued, and subscriptions should be rounded down to the next whole ADS.

  To subscribe for ADSs, this card must be accompanied by payment in United States Dollars, by certified check drawn on a United States bank and payable to Citibank, N.A., as depositary (the "Depositary"), for the ADSs subscribed. Payment shall be made in Dollars by paying US $6.422 per ADS to the Depositary (the "Subscription Price").

  The right to subscribe for ADSs pursuant to this card is non-transferable, and the exercise of rights will only be recognized by the Company and the Depositary if made by the registered owner of the ADSs described in Form 1.

  The right to subscribe for ADSs pursuant to this card will expire at 4:00 p.m., New York, New York time, on February 18, 2004 (the "Expiration Date"). Payment must be received by the Depositary by 2:15 p.m., New York, New York time on February 16, 2004 enable the Depositary to remit payment to Interceramic's depositary in Mexico ("Payment Deadline"). If this card, fully completed and executed by the Subscribing Holder, and payment in full of the Subscription Price for each ADS subscribed are not received by the Depositary by the Payment Deadline, the right to subscribe represented by this card will expire.

  This Card and the Right to Purchase ADSs Pursuant Hereto are Not Transferable or Negotiable.

  CITIBANK, N.A.

  By:

  Authorized Officer

  RETURN TO:

  If by Mail:                                                If by Overnight Courier:                         If by Hand Delivery:

  Citibank, N.A., Corporate Actions         Citibank, N.A. Corporate Actions          Citibank, N.A., Securities Transfer

  P.O. Box 43034                                        40 Campanelli Drive 9;                           and Reporting Services, Inc.

  Providence, Rhode Island 02940-3034   Raintree, Massachusetts 02184 100      Williams Street

                                                                                                                                       Galeria, New York 10038

                                                                                                                                      Attention: Corporate Actions

  Subscribing Holders are advised to review the Prospectus and instructions relating to this Offering,

  copies of which may be obtained from the Depositary
  Form 1--Ownership on Record Date: I certify that I am the registered owner of the following CU ADSs and/or LVU ADSs as of February 2, 2004:

  1. Number of CU ADSs

  2. Number of LVU ADSs

  Print Name:

  Signature:

  Capacity:

  (Individual/Authorized Representative/Officer)

Form 3--Subscription by LVU ADS Holders: As a Subscribing Holder of LVU ADSs, I hereby irrevocably subscribe to the following number of LVU ADSs:

  1. Number of LVU ADSs Subscribed

  (not to exceed 0.6295076 times the Limited

  Voting Units owned as of the Record Date,

  rounded down to the next whole number)

  2. Total Subscription Price payable (total

  LVU ADSs subscribed times

  $ per Subscription Price) $

  Form 2--Subscription by CU ADS Holders: As a Subscribing Holder of CU ADSs, I hereby irrevocably subscribe to the following number of CU ADSs:

  1. Number of CU ADSs Subscribed (not to

  exceed 0.6295076 times the CU ADSs owned

  as of the Record Date, rounded down to the

  next whole number)

  2 Total Subscription Price payable (total

  ADSs subscribed times $ per Subscription Price) $

Form 4--Certification: I certify that the information provided on this subscription card provided by the undersigned is true and correct, that the undersigned has the right and authority to subscribe for the CU ADSs and/or LVU ADSs hereby subscribed to, and that, if executing on behalf of a Subscribing Holder which is a corporation, partnership, trust, association or other entity, that I have the power and authority to execute this subscription card on behalf of the Subscribing Holder:

  1. Print Name of Subscribing Holder:

  2. Signature:

  3. Capacity:

  (Individual/Authorized Representative/Officer)

  4. Date of Execution: